Form 10-K, Exhibit 13
period 2000-12-31
WEST POINTE BANCORP INC
filed 2001-03-30
CIK 1040589

                                                                    Exhibit 13.1


                       [2000 ANNUAL REPORT COVER PAGE]

                        [WEST POINTE BANCORP, INC. LOGO]

TABLE OF CONTENTS
--------------------------------------------------------------------------------

                                                                          Page
                                                                          ----
Common Stock and Related Matters                                            1
Message To Our Shareholders                                                 3
Selected Consolidated Financial Information                                 4
Management's Discussion and Analysis                                        5
Independent Auditors' Report                                               26
Consolidated Financial Statements                                          27
Notes To Consolidated Financial Statements                                 32
Shareholder Information                                                 Inside
  Back Cover

COMMON STOCK AND RELATED MATTERS
--------------------------------------------------------------------------------

     There is no established public trading market for West Pointe Bancorp, Inc.'s ("West Pointe") common stock. Accordingly, there is no comprehensive record of trades or the prices of any such trades. The following table reflects sales prices for West Pointe's common stock to the extent such information is available to management of West Pointe, and the dividends declared with respect thereto during the past three years.

                                                                               Cash
                                                              High    Low    Dividends
--------------------------------------------------------------------------------------
2000
First Quarter                                                 $54    $54       $.17
Second Quarter                                                 54     54        .17
Third Quarter                                                  54     54        .17
Fourth Quarter                                                 55     55        .17
1999
First Quarter                                                 $44    $44       $.16
Second Quarter                                                 54     47        .16
Third Quarter                                                  54     54        .17
Fourth Quarter                                                 54     54        .17
1998
First Quarter                                                 $39    $39       $.15
Second Quarter                                                 40     40        .15
Third Quarter                                                  41     41        .15
Fourth Quarter                                                 44     44        .15

     The stockholders of West Pointe's common stock are entitled to dividends when, as and if declared by the Board of Directors, subject to the restrictions imposed by law. The Federal Reserve Board ("FRB") generally prohibits a bank holding company from declaring or paying a cash dividend that would impose undue pressure on the capital of subsidiary banks or would be funded only through borrowing or other arrangements that might adversely affect a bank holding company's financial position. The FRB's policy is that a bank holding company should not initiate or continue cash dividends on its common stock unless its net income is sufficient to fully fund each dividend and its prospective rate of earnings retention appears consistent with its capital needs, asset quality and overall financial condition. A bank holding company is expected to act as a source of financial strength for each of its subsidiary banks and to commit resources to support its banks in circumstances when it might not do so absence such policy. There are no contractual restrictions that currently limit West Pointe's ability to pay dividends or that West Pointe reasonably believes are likely to limit materially the future payment of dividends on West Pointe's common stock.

     As of March 12, 2001, West Pointe had 559 stockholders of record for its common stock.

                               EXECUTIVE OFFICERS

                                    [PHOTO]

SEATED, LEFT TO RIGHT:
      Harry E. Cruncleton, Chairman of the Board, Terry W. Schaefer, President and Chief Executive Officer

STANDING:
      Bruce A. Bone, Executive Vice President and Chief Financial Officer

MESSAGE TO OUR SHAREHOLDERS
--------------------------------------------------------------------------------

TO OUR SHAREHOLDERS,

     The annual meeting in April will mark the fourth anniversary of West Pointe Bancorp, Inc., and the commencement of the eleventh year of West Pointe Bank And Trust Company, the Company's sole subsidiary. In the bank's first decade, it has developed into a premier community bank in southern Illinois. Our commitment of financial and human resources were essential in developing our five-branch franchise. Building upon this foundation, we continue our efforts to concentrate on enhancing Shareholder value through improved performance levels. Our success is attributed to our greatest resource, our employees. We have an experienced and professional group of senior managers who are assisted by a dedicated and energetic support staff. With the consolidations of large national and regional banks within our market area, our commitment as a relationship oriented organization, our technology, and our ability to provide personalized banking services to our customers have proven significant in our growth.

     During the year 2000, a considerable amount of time and energy was devoted to the completion of our East Belleville branch and the expansion of our presence in the Dupo area. We are pleased with the performance of these new locations and have high expectations for them and the entire company during 2001 and beyond.

     In January 2001, through an arrangement with Raymond James Financial Services, Inc., member NASD and SIPC, we expanded our services to include additional investment opportunities. Products available through this arrangement include Stocks, Bonds, Mutual Funds, Annuities, and other Non-Deposit Investment Products and Services.

     We take great pride in sponsoring a $1,900,000 college scholarship fund. West Pointe Bank's Community Scholarship Program was created as part of the American Banker's Association "Banks of Promise" effort. This nation-wide scholarship program, which is being administered by Bank Compensation Strategies, is an integral part of Secretary of State Colin Powell's "America's Promise -- The Alliance for Youth" project. The commitment of Bank Compensation Strategies, along with that of the American Bankers Association, the Illinois Bankers Association and West Pointe Bank And Trust Company has made this scholarship program possible. The first distribution of scholarship funds will be awarded in the summer of 2001 and is available to graduating seniors at three Belleville schools: Althoff Catholic High School, Belleville Township High School East and Belleville Township High School West. This investment represents our pledge to provide scholarships to area high school students for the next thirty years. The scholarship program is being funded through bank owned life insurance.

     We anticipate our long awaited dividend reinvestment program to become a reality with the third-quarter dividend, payable in September 2001, at which time we expect to complete the applicable legal requirements. As you had previously been advised, the Company became a publicly reported company, with the Securities and Exchange Commission, in June 2000. Because the Company is not publicly traded, we are required, along with other considerations, to be publicly reported for one year before we can register a dividend reinvestment program.

     Regrettably, the Year 2000 included the first retirees from West Pointe Bank And Trust Company. Robert Harris, Vice President and Alice L. Gannon, Vice President and Cashier, bid us "Farewell" as of December 31, 2000. At a retirement party held in December, the Illinois Bankers Association presented a pin to Alice, honoring her for 50 years of service to the banking industry. We miss them both and wish them the very best in their retirement years.

     On behalf of the Board of Directors of West Pointe Bancorp, Inc. and the management and employees of West Pointe Bank And Trust Company, we extend our sincere appreciation to you, our shareholders, for your loyal support over the years. We look forward, with anticipation, to an exciting and profitable 2001.

     With kindest personal regards,


     /s/ Harry E.         /s/ Terry W. Schaefer
       Cruncleton             President and
   Chairman of the           Chief Executive
        Board                    Officer

SELECTED CONSOLIDATED FINANCIAL INFORMATION
--------------------------------------------------------------------------------

     The following Selected Consolidated Financial Information for West Pointe Bancorp, Inc. should be read in conjunction with the Consolidated Financial Statements and the accompanying Notes to Consolidated Financial Statements and with Management's Discussion and Analysis of Financial Condition and Results of Operations, provided herein.

                                                             AS OF AND FOR THE YEAR ENDED DECEMBER 31,
                                            ----------------------------------------------------------------------------
                                                2000            1999            1998            1997            1996
------------------------------------------------------------------------------------------------------------------------
SUMMARY OF OPERATIONS
Interest and fee income                     $ 23,545,625    $ 19,219,917    $ 15,641,934    $ 11,618,831    $  8,489,285
Interest expense                              14,815,435      10,876,712       8,796,864       6,025,607       4,562,969
Net interest income                            8,730,190       8,343,205       6,845,070       5,593,224       3,926,316
Provision for loan losses                      1,321,000       1,017,870         646,623         509,277         208,539
Net interest income after provision for
  loan losses                                  7,409,190       7,325,335       6,198,447       5,083,947       3,717,777
Noninterest income                             2,304,978       1,986,795       1,724,986       1,283,861       1,134,147
Noninterest expense                            8,285,521       6,868,355       5,741,302       4,723,099       3,583,815
Net income                                     1,530,447       2,089,675       1,692,481       1,142,209         910,957
PER SHARE DATA
Earnings:
  Basic                                     $       3.12    $       4.50    $       3.83    $       3.14    $       2.60
  Diluted                                           3.10            4.47            3.82            3.14            2.60
Dividends declared                                   .68             .66             .60             .56             .56
Book value                                  $      41.76    $      34.66    $      35.48    $      31.46    $      27.27
Average shares outstanding:
  Basic                                          489,940         464,611         442,412         363,619         350,000
  Diluted                                        493,641         467,610         442,681         363,619         350,000
SELECTED ACTUAL YEAR END BALANCES
Total assets                                $341,055,543    $311,754,405    $250,582,295    $184,674,966    $134,151,437
Loans                                        189,424,671     174,192,437     140,582,015     118,456,941      86,002,954
Allowance for loan losses                      1,769,693       1,687,021       1,342,000         976,000         728,000
Investment securities                        118,868,615     108,625,911      83,526,358      45,100,551      33,538,312
Deposits                                     301,779,121     279,142,315     223,287,096     167,886,817     122,596,653
Borrowings                                    16,495,816      13,775,700       9,959,702       1,715,869         727,194
Stockholders' equity                          20,460,278      16,980,222      15,707,510      13,826,704       9,543,474
SELECTED AVERAGE BALANCES
Assets                                      $327,686,423    $278,358,989    $214,117,251    $152,850,749    $119,109,261
Deposits                                     290,657,993     247,584,963     191,165,856     139,952,709     107,729,710
Stockholders' equity                          18,022,919      16,504,164      14,673,436      10,259,939       9,132,982
FINANCIAL RATIOS
Return on average assets                             .47%            .75%            .79%            .75%            .76%
Return on average equity                            8.49           12.66           11.53           11.13            9.97
Average equity to average assets                    5.50            5.93            6.85            6.71            7.67
Dividend payout ratio                              21.79           14.67           15.67           17.83           21.54

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS
--------------------------------------------------------------------------------

INTRODUCTION

     The primary business of West Pointe Bancorp, Inc. and its sole subsidiary ("West Pointe" or the "Company") consists of providing a diversified range of financial services in the communities in which it operates including consumer and commercial lending, retail banking and other ancillary financial services traditionally offered by full-service financial institutions. Additional services offered include mortgage origination and servicing, investment management and trust services, the issuance of debit cards, full-service brokerage and the sale of annuities.

     The following discussion describes West Pointe's results of operations, financial condition, asset quality, and capital resources and asset/liability management during the three-year period ended December 31, 2000. This discussion should be read in conjunction with the Consolidated Financial Statements of West Pointe and the accompanying Notes to Consolidated Financial Statements, which are included elsewhere in this report.

FORWARD-LOOKING STATEMENTS

     Management's discussion and analysis of financial condition and results of operations contains certain forward-looking statements with respect to the financial condition, results of operations and business of West Pointe. These forward-looking statements are based on assumptions and describe future plans, strategies, projections and expectations of West Pointe and are generally identified by use of the terms "believe", "expect", "intend", "anticipate", "estimate", "project", or similar words. West Pointe's ability to predict results or the actual effect of future plans or strategies is uncertain. Factors which could have a material adverse effect on West Pointe's operations include, but are not limited to, changes in interest rates, general economic conditions, legislative/regulatory changes, monetary and fiscal policies of the U.S. Government, including policies of the U.S. Treasury and the Federal Reserve Board, the quality or composition of the loan or investment portfolios, demand for loan products, deposit flows, competition, demand for financial services in West Pointe's market areas and accounting principles and guidelines. All of these uncertainties, as well as others, are present in a banking operation and stockholders are cautioned that management's view of the future on which it prices its products, evaluates collateral, sets loan reserves and estimates costs of operation and regulation may prove to be other than as anticipated.

FINANCIAL OVERVIEW

     Net income for the year ended December 31, 2000, was $1,530,447 compared with $2,089,675 in the year ended December 31, 1999, and $1,692,481 for the year ended December 31, 1998, representing a 26.8% decrease in net income for 2000 as compared to 1999 and a 23.5% increase for 1999 compared to 1998. Return on average assets was .47% for the year ended December 31, 2000, .75% for the year ended December 31, 1999 and .79% for the year ended December 31, 1998. Return on average equity was 8.49% for the year ended December 31, 2000, 12.66% for the year ended December 31, 1999 and 11.53% for the year ended December 31, 1998. Basic net income per share for the year ended December 31, 2000 decreased to $3.12 per share from $4.50 for the year ended December 31, 1999 and $3.83 for the year ended December 31, 1998. Diluted net income per share for the year ended December 31, 2000 decreased to $3.10 per share from $4.47 for the year ended December 31, 1999 and $3.82 for the year ended December 31, 1998.

     The decrease in net income for the year ended December 31, 2000 compared to the year ended December 31, 1999 was primarily attributable to an increased provision for loan losses, coupled with additional expenses associated with the opening of two new banking locations, one in November 1999 and the other in June 2000. These items were partially offset by increases in noninterest income and reduced income tax expenses. A 21.9% increase in net interest income and a 15.2% increase in noninterest income, partially offset by a 19.6% increase in noninterest expense contributed to West Pointe's earnings for the year ended December 31, 1999 compared to the year ended December 31, 1998. These increases were due to overall growth in West Pointe's operations. The increased provision for loan losses recorded during the year ended December 31, 2000 resulted from management's assessment of the loan portfolio and in particular to cover $864,000 of charge-offs associated with loans to two commercial borrowers. The loans to these commercial borrowers were made during the normal course of business.

     Total assets at December 31, 2000 increased to $341,055,543 compared with $311,754,405 at December 31, 1999 primarily from internal growth in the volume of loans and investment securities. These increases were funded by an increase in deposits, particularly time deposits, as well as an increase in securities sold under agreements to repurchase.

RESULTS OF OPERATIONS

  NET INTEREST INCOME

     Net interest income is comprised of interest income and loan-related fees less interest expense. Net interest income is affected by a number of factors including the level, pricing, mix and maturity of earning assets and interest bearing liabilities; interest rate fluctuations; and asset quality. Net interest income is presented on a "tax-equivalent" basis, which adjusts tax-exempt income to an amount that would yield the same after-tax income had the income been subject to taxation at the federal statutory rate, currently 34% for West Pointe.

     Net interest income for the year ended December 31, 2000, was $9,202,174 compared to $8,872,059 for the year ended December 31, 1999, an increase of 3.72%. Net interest income for the year ended December 31, 1998, was $7,127,861.

     During the year ended December 31, 2000, the average balance of interest earning assets increased $43,817,105 compared with the year ended December 31, 1999, resulting in an increase in tax-equivalent interest income of $3,476,174. These increases were principally attributable to increases in the volume of loans and investment securities. Changes in yields on interest earning assets increased tax-equivalent interest income by $792,664. The yield on the loan portfolio increased 37 basis points for the year ended December 31, 2000 compared to the year ended December 31, 1999 due to increases in the prime lending rate. While certain loans in the commercial and real estate loan portfolios reprice upward or downward as the prime rate changes, the timing of this repricing does not always occur simultaneously with the prime rate change. Loans that reprice with changes in the prime rate generally reprice to the same extent. The yield on taxable securities increased 27 basis points while the yield on tax-exempt securities decreased 14 basis points during the year ended December 31, 2000, compared to the year ended December 31, 1999. The yield on tax-exempt securities decreased as certain holdings matured. Proceeds from these securities, along with other purchases, were generally invested in taxable securities at higher rates associated with the interest rate environment that existed at the time.

     The increase in the average balance of interest earning assets of $61,868,948 during the year ended December 31, 1999 compared with the year ended December 31, 1998, resulted in an increase in tax-equivalent interest income of $4,502,277. These increases were principally attributable to increases in the volume of loans and investment securities. Changes in yields on interest earning assets during the year ended December 31, 1999, compared to the year ended December 31, 1998 decreased tax-equivalent interest income by $678,231. The yield on the loan portfolio decreased 47 basis points during the year ended December 31, 1999, compared to the year ended December 31, 1998 even though the prime lending rate increased during the last two quarters of 1999. The yield on taxable securities remained relatively stable while the yield on tax-exempt securities decreased 16 basis points during the year ended December 31, 1999, compared to the year ended December 31, 1998. The reduced yield on tax-exempt securities occurred as certain holdings either matured or were called for redemption.

     The average balance of interest bearing liabilities increased $45,872,524 from the year ended December 31, 1999 to the year ended December 31, 2000. This increase included an increase of $41,632,619 in average interest bearing deposits. The majority of this increase was attributable to increases in the average balance of interest bearing demand and time deposits. The increase in the average balance of interest bearing demand deposits was primarily attributable to one new account relationship which is discussed further under "Deposits." The increase in the average balance of time deposits resulted primarily from promotional activities relating to West Pointe's new banking locations. The increase in the average balance of interest bearing liabilities from the year ended December 31, 1999 to the year ended December 31, 2000 also includes an increase of $4,117,216 in average short-term borrowings. The increase in average short-term borrowings is discussed under "Borrowings." The increase in the average balance of interest bearing liabilities for the year ended December 31, 2000, compared to the year ended December 31, 1999, resulted in an increase in interest expense of $2,159,806. The average rate paid on total interest bearing liabilities increased 65 basis points for the year ended December 31, 2000, compared to the year ended December 31, 1999. This increase resulted in an increase in interest expense of $1,778,917.

     The average balance of interest bearing liabilities increased $56,576,128 during the year ended December 31, 1999 compared with the year ended December 31, 1998, and included an increase of $50,786,545 in average interest bearing deposits. Time deposits accounted for the majority of this increase. The remainder of the increase in average interest bearing liabilities was attributable to increases in short-term and long-term borrowings. The increases in short-term and long-term borrowings are discussed under "Borrowings" and represent additional funding sources for the increased levels of loans and investment securities. The average rate paid on total interest bearing liabilities decreased 31 basis points in 1999, primarily due to the lower rate environment that existed during the first nine months of 1999. Interest expense increased $2,598,274 in 1999, as a result of the increased volume of interest bearing liabilities. The lower rate environment in 1999 resulted in a decrease in interest expense on interest bearing liabilities of $518,426. Increases in rates paid on long-term borrowings and interest bearing demand deposits were offset by decreased rates paid on savings and market rate deposits, time deposits and short-term borrowings.

     During 2000, West Pointe's net interest margin was 3.01% compared with 3.38% and 3.56% in 1999 and 1998, respectively. Interest rate trends had a significant impact on West Pointe's yields and costs during the period from 1998 through 2000. The decrease in the net interest margin for the year ended December 31, 2000 compared to the year ended December 31, 1999 occurred as the increase in average rates paid on interest bearing liabilities exceeded the increase in yields on interest earning assets. The decrease in the net interest margin for the year ended December 31, 1999 compared to the year ended December 31, 1998 occurred as the decrease in yields on interest earnings assets exceeded the decrease in average rates paid on interest bearing liabilities. Continued competitive pricing for both loans and deposits directly affected the reductions in net interest margin.

     The following table sets forth West Pointe's average balance sheets for the last three years, the interest income and expense associated with such categories of interest earning assets and interest bearing liabilities, and the average yields and rates on such categories.

         DISTRIBUTION OF AVERAGE ASSETS, LIABILITIES AND STOCKHOLDERS'
                      EQUITY AND INTEREST RATE INFORMATION

                                                              2000                                   1999
                                              ---------------------------------------------------------------------------
                                                                           AVERAGE                                Average
                                                AVERAGE                    YIELD/      AVERAGE                    YIELD/
                                                BALANCE       INTEREST      COST       BALANCE       INTEREST      COST
-------------------------------------------------------------------------------------------------------------------------
ASSETS
Interest earning assets:
 Interest bearing due from banks              $    452,203   $    26,552    5.87%    $  1,739,598   $    85,270    4.90%
 Loans(1)                                      183,667,278    16,381,016    8.92      157,019,458    13,430,674    8.55
 Taxable securities(3)                          82,281,707     5,313,452    6.46       62,297,528     3,856,155    6.19
 Non-taxable securities(2)(3)                   35,160,554     2,027,414    5.77       35,970,393     2,124,057    5.91
 Federal funds sold                              4,495,902       269,175    5.99        5,213,562       252,615    4.85
-------------------------------------------------------------------------------------------------------------------------
    Total interest earning assets              306,057,644    24,017,609    7.85      262,240,539    19,748,771    7.53
=========================================================================================================================
Noninterest earning assets:
 Cash and due from banks                         8,998,978                              7,983,101
 Bank premises and equipment                    11,191,390                              7,117,697
 Other assets                                    3,247,522                              2,504,162
 Allowance for loan losses                      (1,809,111)                            (1,486,510)
-------------------------------------------------------------------------------------------------------------------------
    Total Assets                              $327,686,423                           $278,358,989
=========================================================================================================================
LIABILITIES AND
 STOCKHOLDERS' EQUITY
Interest bearing liabilities:
 Interest bearing demand deposits             $ 39,940,625   $ 1,499,024    3.75%    $ 24,247,574   $   576,521    2.38%
 Savings and money market deposits              57,862,813     2,398,492    4.15       55,278,355     1,967,897    3.56
 Time deposits                                 166,043,650     9,950,261    5.99      142,688,540     7,744,850    5.43
 Short-term borrowings                          11,603,983       664,412    5.73        7,486,767       332,823    4.45
 Federal Home Loan Bank advances                 5,218,579       303,246    5.81        5,095,890       254,621    5.00
-------------------------------------------------------------------------------------------------------------------------
    Total interest bearing liabilities         280,669,650    14,815,435    5.28      234,797,126    10,876,712    4.63
-------------------------------------------------------------------------------------------------------------------------
Noninterest bearing liabilities:
 Demand deposits                                26,810,905                             25,370,494
 Other liabilities                               2,182,949                              1,687,205
-------------------------------------------------------------------------------------------------------------------------
    Total Liabilities                          309,663,504                            261,854,825
 Stockholders' equity                           18,022,919                             16,504,164
-------------------------------------------------------------------------------------------------------------------------
    Total Liabilities and
      Stockholders' Equity                    $327,686,423                           $278,358,989
=========================================================================================================================
Net interest income                                          $ 9,202,174                            $ 8,872,059
=========================================================================================================================
Interest rate spread                                                        2.57%                                  2.90%
=========================================================================================================================
Net interest margin                                                         3.01%                                  3.38%
=========================================================================================================================

                                                              1998
                                              ------------------------------------
                                                                           Average
                                                AVERAGE                    YIELD/
                                                BALANCE       INTEREST      COST
----------------------------------------------------------------------------------
ASSETS
Interest earning assets:
 Interest bearing due from banks              $    884,212   $    45,005    5.09%
 Loans(1)                                      127,900,423    11,538,546    9.02
 Taxable securities(3)                          45,885,969     2,823,683    6.15
 Non-taxable securities(2)(3)                   18,876,410     1,146,237    6.07
 Federal funds sold                              6,824,577       371,254    5.44
----------------------------------------------------------------------------------
    Total interest earning assets              200,371,591    15,924,725    7.95
==================================================================================
Noninterest earning assets:
 Cash and due from banks                         6,096,868
 Bank premises and equipment                     5,934,833
 Other assets                                    2,878,790
 Allowance for loan losses                      (1,164,831)
----------------------------------------------------------------------------------
    Total Assets                              $214,117,251
==================================================================================
LIABILITIES AND
 STOCKHOLDERS' EQUITY
Interest bearing liabilities:
 Interest bearing demand deposits             $ 14,399,755   $   268,396    1.86%
 Savings and money market deposits              47,741,939     1,779,666    3.73
 Time deposits                                 109,286,230     6,420,434    5.87
 Short-term borrowings                           4,108,142       195,564    4.76
 Federal Home Loan Bank advances                 2,684,932       132,804    4.95
----------------------------------------------------------------------------------
    Total interest bearing liabilities         178,220,998     8,796,864    4.94
----------------------------------------------------------------------------------
Noninterest bearing liabilities:
 Demand deposits                                19,737,932
 Other liabilities                               1,484,885
----------------------------------------------------------------------------------
    Total Liabilities                          199,443,815
 Stockholders' equity                           14,673,436
----------------------------------------------------------------------------------
    Total Liabilities and
      Stockholders' Equity                    $214,117,251
==================================================================================
Net interest income                                          $ 7,127,861
==================================================================================
Interest rate spread                                                        3.01%
==================================================================================
Net interest margin                                                         3.56%
==================================================================================

(1) For purposes of these computations, nonaccrual loans are included in the daily average loan amounts outstanding; interest on nonaccrual loans is recorded when received.

(2) Information presented on a tax-equivalent basis assuming a tax rate of 34%. The tax-equivalent adjustment amounted to $471,984, $528,854 and $282,791 for 2000, 1999 and 1998, respectively.

(3) Yields are calculated on historical cost and exclude the impact of the unrealized gain (loss) on available for sale securities.

     The following table sets forth the volume and rate variances that affected net interest income.

                                                  2000 COMPARED WITH 1999                 1999 Compared With 1998
                                               INCREASE (DECREASE) DUE TO(1)           Increase (Decrease) Due to(1)
                                            ----------------------------------------------------------------------------
                                              VOLUME        RATE         NET         VOLUME        RATE          NET
------------------------------------------------------------------------------------------------------------------------
Interest earned on:
  Interest bearing due from banks           $  (72,965)  $   14,247   $  (58,718)  $   42,009   $    (1,744)  $   40,265
  Loans                                      2,351,174      599,168    2,950,342    2,518,583      (626,455)   1,892,128
  Taxable securities                         1,282,845      174,452    1,457,297    1,014,022        18,450    1,032,472
  Non-taxable securities (2)                   (47,088)     (49,555)     (96,643)   1,008,909       (31,089)     977,820
  Federal funds sold                           (37,792)      54,352       16,560      (81,246)      (37,393)    (118,639)
------------------------------------------------------------------------------------------------------------------------
      Total interest earning assets          3,476,174      792,664    4,268,838    4,502,277      (678,231)   3,824,046
------------------------------------------------------------------------------------------------------------------------
Interest paid on:
  Interest bearing demand deposits             488,407      434,096      922,503      218,724        89,401      308,125
  Savings and money market deposits             94,745      335,850      430,595      271,970       (83,739)     188,231
  Time deposits                              1,352,468      852,943    2,205,411    1,836,364      (511,948)   1,324,416
  Short-term borrowings                        217,894      113,695      331,589      150,753       (13,494)     137,259
  Federal Home Loan Bank advances                6,292       42,333       48,625      120,463         1,354      121,817
------------------------------------------------------------------------------------------------------------------------
      Total interest bearing liabilities     2,159,806    1,778,917    3,938,723    2,598,274      (518,426)   2,079,848
------------------------------------------------------------------------------------------------------------------------
Net interest income                         $1,316,368   $ (986,253)  $  330,115   $1,904,003   $  (159,805)  $1,744,198
========================================================================================================================

(1) The change in interest due to both rate and volume has been allocated to rate and volume changes in proportion to the relationship of the absolute dollar amounts of the change in each.

(2) Presented on a tax-equivalent basis assuming a tax rate of 34%. The tax-equivalent adjustment relating to the change in interest income was a decrease of $56,870 for 2000 compared with 1999 and an increase of $246,063 for 1999 compared with 1998.

  PROVISION FOR LOAN LOSSES

     The provision for loan losses represents management's judgment of the cost associated with credit risk inherent in the loan portfolio. Factors which influenced management's determination of the provision for loan losses include, among other things, size and quality of the loan portfolio measured against prevailing economic conditions, regulatory guidelines, and historical loan loss experience. The provision for loan losses charged to expense in the year ended December 31, 2000 increased to $1,321,000 compared with $1,017,870 and $646,623 in the years ended December 31, 1999 and 1998, respectively. The increase in the provision in the year ended December 31, 2000 was primarily attributable to the additional provision described under "FINANCIAL OVERVIEW" and from overall growth in the loan portfolio. The increase in the provision in the year ended December 31, 1999 compared to the year ended December 31, 1998 was primarily attributable to overall growth in the loan portfolio. Activity in the allowance for loan losses and nonperforming loan data are discussed under "ASSET QUALITY."

  NONINTEREST INCOME

     Excluding net securities gains, noninterest income for the year ended December 31, 2000 was $2,272,527 compared with $1,960,417 and $1,544,471 in the years ended December 31, 1999 and 1998, respectively. Total noninterest income as a percentage of average assets was .70%, .71% and .81% for the years ended December 31, 2000, 1999 and 1998, respectively.

     The following table sets forth information pertaining to the major components of noninterest income.

                                                             Year Ended December 31,
                                                      --------------------------------------
                                                         2000          1999          1998
--------------------------------------------------------------------------------------------
Service charges on deposits                           $  997,942    $  821,725    $  626,351
Mortgage banking                                         207,346       411,953       411,301
Trust fees                                               395,279       309,718       203,338
Credit card income                                       274,543       223,645       161,076
Gain on sale of securities, net                           32,451        26,378       180,515
Other                                                    397,417       193,376       142,405
--------------------------------------------------------------------------------------------
Total noninterest income                              $2,304,978    $1,986,795    $1,724,986
============================================================================================

     The largest component of noninterest income, service charges on deposits, consists of fees on both interest bearing and noninterest bearing accounts and charges for insufficient funds and overdrafts. Additional service charges associated with the growth in the volume of deposits contributed to the increases in service charges on deposits for the year ended December 31, 2000 compared to the year ended December 31, 1999 and the year ended December 31, 1999 compared to the year ended December 31, 1998.

     Mortgage banking income decreased to $207,346 for the year ended December 31, 2000 from $411,953 for the year ended December 31, 1999 and remained stable for the year ended December 31, 1999 compared to the year ended December 31, 1998. The reduced level of mortgage banking income experienced during 2000 was reflective of an increasing rate environment. An increasing rate environment tends to slow mortgage loan origination activities.

     The increase in income from trust fees during 2000 was primarily attributable to one-time fees charged in connection with the administration of certain estates coupled with fees charged in connection with a new short-term fiduciary relationship. The increase in income from trust fees for the year ended December 31, 1999 compared to the year ended December 31, 1998 was also attributable to one-time fees charged in connection with the administration of certain estates coupled with an increase in the market value of trust assets on which certain fees are based and on new business development. During the fourth quarter of 2000, additional trust administrative personnel were employed by West Pointe. Additional income from trust fees in 2001 is anticipated as a result of these staffing additions.

     Credit card income primarily consists of fees charged to merchants for processing credit card transactions and interchange fees received on transactions of West Pointe's cardholders. The increases in credit card income for the year ended December 31, 2000 compared to the year ended December 31, 1999 and for the year ended December 31, 1999 compared to the year ended December 31, 1998, were partially attributable to additional merchant related revenues as well as revenues associated with West Pointe's "debit" card product.

     Net securities gains generated during the year ended December 31, 2000 totaled $32,451 compared to $26,378 and $180,515 in the years ended December 31, 1999 and 1998, respectively. Net securities gains for the years ended December 31, 2000 and 1998 resulted from management's decision to reconfigure certain segments of the available-for-sale portion of the investment portfolio. Net securities gains for the year ended December 31, 1999 resulted from opportunities in the market place to take such gains without impairing future earnings.

     Other noninterest income includes such items as interchange fees on automated teller machine (ATM) transactions, increases in the cash surrender values of bank owned life insurance policies, safe deposit rental fees, check printing fees and other miscellaneous fees. The increase for the year ended December 31, 2000 compared to the year ended December 31, 1999 was primarily attributable to growth in fee income associated with ATM's coupled with income generated from the increase in cash surrender values of bank owned life insurance policies. The increase in other noninterest income for the year ended December 31, 1999 compared to the year ended December 31, 1998 primarily resulted from growth in fee income associated with ATM's.

  NONINTEREST EXPENSE

     Noninterest expense increased $1,417,166, or 20.6%, to $8,285,521 for the year ended December 31, 2000 compared with $6,868,355 and $5,741,302 for the years ended December 31, 1999 and 1998, respectively. The increases for the year ended December 31, 2000 compared to the year ended December 31, 1999 and for the year December 31, 1999 compared to the year ended December 31, 1998 were primarily attributable to increases in employee compensation and other benefits, coupled with increases in other noninterest expenses, which include such items as legal and professional fees, FDIC insurance premiums, mortgage banking expenses, postage costs, and certain credit card program expenses. Noninterest expense as a percentage of average assets was 2.53%, 2.47% and 2.68% for the years ended December 31, 2000, 1999 and 1998, respectively.

     The following table sets forth information pertaining to the major components of noninterest expense.

                                                             Year Ended December 31,
                                                      --------------------------------------
                                                         2000          1999          1998
--------------------------------------------------------------------------------------------
Employee compensation and other benefits              $4,101,680    $3,510,251    $2,966,405
Occupancy, net                                           565,704       410,158       384,018
Furniture and equipment                                  485,164       365,957       301,569
Data processing                                          367,236       323,011       291,621
Advertising                                              308,516       280,948       253,325
Other                                                  2,457,221     1,978,030     1,544,364
--------------------------------------------------------------------------------------------
       Total noninterest expense                      $8,285,521    $6,868,355    $5,741,302
============================================================================================

     Employee compensation and other benefits is the largest component of noninterest expense representing approximately 50% of total noninterest expense for the year ended December 31, 2000. The increase in employee compensation and other benefits for the year ended December 31, 2000 compared to the year ended December 31, 1999 primarily reflected the cost of normal merit increases and staff additions associated with the addition of a Dupo, Illinois banking location and a second Belleville, Illinois banking location. These two locations opened in November 1999 and June 2000, respectively. The increase in employee compensation and other benefits for the year ended December 31, 1999 compared to the year ended December 31, 1998 was primarily related to normal merit increases and overall growth in bank operations.

     Net occupancy expense increased to $565,704 for the year ended December 31, 2000 from $410,158 for the year ended December 31, 1999. The increase in net occupancy expense for the year ended December 31, 2000 was primarily associated with expenses connected with the opening of two new banking locations. Net occupancy expenses increased modestly for the year ended December 31, 1999 compared to the year ended December 31, 1998 and were primarily due to an overall increase in maintenance and other occupancy costs.

     Furniture and equipment expense increased to $485,164 for the year ended December 31, 2000 from $365,957 for the year ended December 31, 1999. The increase for the year ended December 31, 2000 was primarily attributable to furniture and equipment expenses associated with the new banking locations. The increase for the year ended December 31, 1999 compared to the year ended December 31, 1998 was primarily due to expansion of West Pointe's operations and technology upgrades, including upgrades related to the Year 2000.

     Data processing expenses increased to $367,236 for the year ended December 31, 2000 from $323,011 for the year ended December 31, 1999 and $291,621 for the year ended December 31,

1998. West Pointe currently employs the services of an outside provider for its data processing needs. The increases resulted from normal growth in operations.

     Advertising expenses increased to $308,516 for the year ended December 31, 2000 from $280,948 for the year ended December 31, 1999 and $253,325 for the year ended December 31, 1998. The increases resulted from expanded advertising activities in areas served by West Pointe's banking centers and new campaigns related to new branch openings.

     Other noninterest expense includes such items as legal and professional fees, FDIC insurance premiums, mortgage banking expenses, postage costs and certain credit card program expenses. Other noninterest expense increased to $2,457,221 for the year ended December 31, 2000 compared to $1,978,030 and $1,544,364 for the years ended December 31, 1999 and December 31, 1998, respectively. The increases, for the periods compared, related to numerous categories of other noninterest expense.

     West Pointe recorded an income tax benefit of $101,800 for the year ended December 31, 2000 compared to income tax expenses of $354,100 and $489,650 for the years ended December 31, 1999 and 1998, respectively. The provision for income taxes consists of both federal and state income taxes. The income tax benefit recorded during the year ended December 31, 2000 occurred as the level of tax-exempt income, for both federal and state income tax purposes, exceeded taxable income. As a result, the effective income tax rate for the year ended December 31, 2000 was a benefit of 7.1%. The effective tax rate was 14.5% and 22.4% for the years ended December 31, 1999 and 1998, respectively.

FINANCIAL CONDITION

  GENERAL

     Total assets at December 31, 2000 increased $29,301,138 to $341,055,543 compared with $311,754,405 at December 31, 1999. This increase primarily resulted from the increase in the volume of loans and investment securities.

  LOANS

     Total average loans represented 60.0%, 59.9% and 63.8% of average interest earning assets during the years ended December 31, 2000, 1999 and 1998, respectively. Loans increased 8.7% to $189,424,671 at year-end 2000 from $174,192,437 at year-end 1999. The growth in 2000 was primarily attributable to more aggressive sales effort in a highly competitive market environment.

     The following table presents the composition of the loan portfolio by type of borrower and major loan category and the percentage of each to the total loan portfolio for the periods presented.

                                                                  December 31,
                        -------------------------------------------------------------------------------------------------
                                 2000                     1999                     1998                     1997
                        -------------------------------------------------------------------------------------------------
                           AMOUNT      PERCENT      AMOUNT      PERCENT      AMOUNT      PERCENT      AMOUNT      PERCENT
-------------------------------------------------------------------------------------------------------------------------
COMMERCIAL BORROWERS
Commercial financial
 and agricultural       $ 45,889,923     24.2%   $ 44,469,418     25.5%   $ 42,866,422     30.5%   $ 33,108,224     28.0%
Commercial
 real estate              70,523,998     37.2      61,284,167     35.2      44,266,850     31.5      35,214,464     29.7
Real estate
 construction              9,953,117      5.3      11,074,257      6.4       9,308,269      6.6       7,935,751      6.7
-------------------------------------------------------------------------------------------------------------------------
Total commercial         126,367,038     66.7     116,827,842     67.1      96,441,541     68.6      76,258 439     64.4
-------------------------------------------------------------------------------------------------------------------------
CONSUMER BORROWERS
1-4 family residential
 real estate              51,591,072     27.2      47,136,881     27.0      34,783,754     24.7      33,232,449     28.1
Other consumer loans      11,466,561      6.1      10,227,714      5.9       9,356,720      6.7       8,966,053      7.5
-------------------------------------------------------------------------------------------------------------------------
Total consumer            63,057,633     33.3      57,364,595     32.9      44,140,474     31.4      42,198,502     35.6
-------------------------------------------------------------------------------------------------------------------------
     Total loans        $189,424,671    100.0%   $174,192,437    100.0%   $140,582,015    100.0%   $118,456,941    100.0%
=========================================================================================================================

                            December 31,
                        ---------------------
                               1996(1)
                        ---------------------
                          AMOUNT      PERCENT
---------------------------------------------
COMMERCIAL BORROWERS
Commercial financial
 and agricultural       $23,741,000     27.6%
Commercial
 real estate             23,299,000     27.1
Real estate
 construction             5,192,000      6.0
---------------------------------------------
Total commercial         52,232,000     60.7
---------------------------------------------
CONSUMER BORROWERS
1-4 family residential
 real estate             25,934,000     30.2
Other consumer loans      7,837,000      9.1
---------------------------------------------
Total consumer           33,771,000     39.3
---------------------------------------------
     Total loans        $86,003,000    100.0%
=============================================

(1) Amounts rounded to nearest thousand.

     West Pointe's commercial, financial and agricultural loan portfolio is diversified and includes loans secured by non-real estate collateral to manufacturers, retailers, distributors, service providers and investors. Emphasis is generally placed upon middle-market and community businesses with financial stability and known local management. Underlying collateral for commercial, financial and agricultural loans includes, but is not limited to, inventory, equipment, vehicles and accounts receivable. In the case of corporations, the Bank may obtain personal guarantees from principal shareholders and/or officers.

     The commercial real estate loan portfolio consists largely of mortgage loans secured by commercial properties located in the communities served by West Pointe's banking centers. A significant portion of the commercial real estate loan portfolio is comprised of traditional commercial loans with real estate taken as additional collateral. These loans are generally made to fund the acquisition of buildings and real estate for commercial, industrial, office and retail use. The maximum loan-to-value ratio applicable to improved commercial properties is 85%. Prior approval of the Bank's Loan and Discount Committee is required for new loans with loan-to-value ratios exceeding this limit.

     The real estate construction loan portfolio consists of loans made to finance land development preparatory to erecting new structures or the on-site construction of 1-4 family residences, commercial properties, retail centers, medical and business offices, warehouse facilities and multi-family residential developments. The maximum loan-to-value ratio applicable to loans made for the purpose of land development activities is 75%. The maximum loan-to-value ratios applicable to commercial/multi-family and 1-4 family residential construction loans are 80% and 85%, respectively.

     The 1-4 family residential real estate portfolio is predominantly comprised of loans extended for owner-occupied residential properties. These loans typically are secured by first mortgages on the properties financed and generally have a maximum loan-to-value ratio of 85%. The amortization periods for these loans generally do not exceed twenty years with interest being calculated on a fixed or floating rate basis. The 1-4 family residential real estate category also includes home equity lines of credit and closed-end second mortgage loans. Closed-end second mortgage loans generally bear a fixed rate of interest over a three to five year term with a five to fifteen year amortization, while home equity lines of credit generally have an interest rate indexed to the prime rate. Home equity loans generally have a maximum loan-to-value ratio of 85%. Generally, any portion of 1-4 family residential real estate loans exceeding 80% of the loan-to-value ratio require private mortgage insurance.

     The consumer loan portfolio consists of both secured and unsecured loans to individuals for household, family, and other personal expenditures such as automobile financing, home improvements and recreational and educational purposes. Consumer loans are typically structured with fixed rates of interest and full amortization of principal and interest within three to five years. The maximum loan-to-value ratio applicable to consumer loans is generally 80%. This category also includes revolving credit products such as checking overdraft protection and MasterCard and VISA credit cards. Consumer loans are either unsecured or are secured with various forms of collateral, other than real estate.

     The weighted average yield on the loan portfolio in 2000 was 8.92% compared to 8.55% and 9.02% in 1999 and 1998, respectively. Overall yields on the loan portfolio trended upward during 2000, following the general level of interest rates. West Pointe's loan portfolio yields tend to follow trends in the prime lending rate, which began the 2000 year at 8.50% and increased to 9.00% and 9.50% in March 2000 and May 2000, respectively. The prime lending rate remained at the 9.50% level throughout the remainder of 2000. The lower level of interest rates evident during the first half of 1999 contributed to the reduction in the weighted average yield on the loan portfolio in 1999 compared to 1998. While loan yields tend to follow trends in the prime lending rate, they may not follow simultaneously with such trends. At December 31, 2000, 38.5% of West Pointe's total loan portfolio had floating or adjustable interest rates.

     The following table sets forth the amount of loans outstanding as of December 31, 2000, which, based on remaining maturity, are due in the periods indicated. In addition, the amounts due after one year are classified according to sensitivity to changes in interest rates.

                                                      December 31, 2000 Maturing
                                        -------------------------------------------------------
                                                        After One
                                           In One        Through        After
                                        Year or Less   Five Years    Five Years       Total
-----------------------------------------------------------------------------------------------
Commercial, financial and agricultural  $25,204,180    $19,124,381   $ 1,561,362   $ 45,889,923
Commercial real estate                   17,797,979     49,072,196     3,653,823     70,523,998
Real estate construction                  8,084,327      1,868,790            --      9,953,117
1-4 family residential real estate        5,365,406      9,521,034    36,704,632     51,591,072
Other consumer loans                      3,120,095      7,545,494       800,972     11,466,561
-----------------------------------------------------------------------------------------------
Total loans                             $59,571,987    $87,131,895   $42,720,789   $189,424,671
===============================================================================================

                                                                 Interest Sensitivity
                                                           ---------------------------------
                                                                               Floating or
                                                               Fixed           Adjustable
                                                           Interest Rates    Interest Rates
--------------------------------------------------------------------------------------------
Due after one year                                          $84,454,242        $45,398,442
============================================================================================

     The Bank's asset quality management program, particularly with regard to loans, is designed to analyze potential risk elements and to support the growth of a profitable and high quality loan portfolio. The Bank employs the use of a loan rating system to monitor the loan portfolio and to determine the adequacy of the allowance for loan losses. The Bank's lending philosophy is to invest in loans in the communities served by its banking centers so it can effectively monitor and control credit risk. The majority of the loan portfolio is comprised of retail loans and loans to small-to-midsized businesses. A periodic review of selected credits (based on loan size) is conducted to identify loans with heightened risks or inherent losses. Factors which could contribute to increased risk in the loan portfolio include, but are not limited to, changes in interest rates, general economic conditions and reduced collateral values. The loan portfolio does not include any loans to foreign countries.

     As of December 31, 2000, the statutory legal lending limit amount for the Bank to loan to one customer was $4,778,968.

  SECURITIES

     Investment securities increased $10,242,704, or 9.4% at year-end 2000, compared to year-end 1999. The increase in investment securities primarily resulted from purchases, net of sales and maturities, in the available for sale category. The investment securities portfolio provides a balance to interest rate and credit risk in other categories of the balance sheet while providing a vehicle for the investment of available funds not needed to satisfy loan demand. The investment portfolio also supplies securities as required collateral for certain deposits and for securities sold under agreements to repurchase. Additional information regarding West Pointe's securities sold under agreements to repurchase is presented and discussed under "Borrowings."

     West Pointe classifies investment securities as available-for-sale or held-to-maturity. Available-for-sale securities are held with the option of their disposal in the foreseeable future to meet investment objectives or for other operational needs. Held-to-maturity securities generally provide a relatively stable source of income. All of West Pointe's held-to-maturity securities are Federal Home Loan Mortgage Corporation and Federal National Mortgage Association mortgage-backed securities.

     Available-for-sale investment securities are recorded at fair value. Net unrealized losses on available for sale investment securities totaled $384,689 at December 31, 2000, while net unrealized losses on available-for-sale investment securities were $4,061,045 at December 31, 1999. Included in stockholders' equity at December 31, 2000 and 1999 were accumulated other comprehensive losses associated with unrealized gains and losses on available-for-sale investment securities of $238,507 and $2,517,848, respectively.

     Available-for-sale securities increased $11,935,402, or 11.5%, to $116,047,494 at December 31, 2000 from $104,112,092 at December 31, 1999.
Approximately 98% of investment securities included in West Pointe's investment securities portfolio are classified as available for sale. All investment security purchases in 2000, 1999 and 1998 were classified as available for sale. Held-to-maturity securities decreased $1,692,698 or 37.5%, at December 31, 2000 from December 31, 1999. This reduction resulted from payments received on the mortgage-backed securities that comprise this category of the investment portfolio.

     The following table sets forth the composition of the held-to-maturity and the available-for-sale securities portfolios, respectively, for the last three years.

                                                                 December 31,
                                                   -----------------------------------------
                                                       2000           1999          1998
--------------------------------------------------------------------------------------------
HELD-TO-MATURITY SECURITIES
Mortgage-backed securities                         $  2,821,121   $  4,513,819   $ 5,767,250
============================================================================================
AVAILABLE-FOR-SALE SECURITIES
U.S. Treasuries                                    $         --   $         --   $ 2,625,406
Obligations of U.S. government corporations and
  agencies                                           74,277,880     61,089,388    34,285,875
Mortgage-backed securities                           11,369,708      7,346,741     7,326,218
Obligations of states and political subdivisions     29,283,331     34,591,644    32,527,409
Equity securities                                     1,116,575      1,084,319       994,200
--------------------------------------------------------------------------------------------
       Total available-for-sale                    $116,047,494   $104,112,092   $77,759,108
============================================================================================

     The following table sets forth the maturities and weighted average yields of each category of held-to-maturity and available-for-sale securities at December 31, 2000 based upon contractual maturities of such securities.

                                                          AFTER ONE YEAR       AFTER FIVE YEARS
                                      IN ONE YEAR             THROUGH               THROUGH
                                        OR LESS             FIVE YEARS             TEN YEARS          AFTER TEN YEARS
                                   ------------------------------------------------------------------------------------
                                     AMOUNT     YIELD     AMOUNT      YIELD     AMOUNT      YIELD     AMOUNT      YIELD
-----------------------------------------------------------------------------------------------------------------------
HELD-TO-MATURITY SECURITIES
Mortgage-backed securities         $       --     --%   $        --     --%   $ 1,742,599   6.10%   $ 1,078,522   5.97%
-----------------------------------------------------------------------------------------------------------------------
AVAILABLE-FOR-SALE SECURITIES
Obligations of U.S. Government
  corporations and agencies         4,012,300   6.41     41,725,494   6.64     28,540,086   6.56             --     --
Mortgage-backed securities                 --     --             --     --        628,877   6.94     10,740,831   6.60
Obligations of states and
  political subdivisions(1)           871,196   7.37      1,307,971   6.80     27,104,164   5.41             --     --
Equity securities(2)                       --     --             --     --             --     --      1,116,575   7.55
-----------------------------------------------------------------------------------------------------------------------
Total available-for-sale            4,883,496   6.58     43,033,465   6.64     56,273,127   6.01     11,857,406   6.69
-----------------------------------------------------------------------------------------------------------------------
Total securities                   $4,883,496   6.58%   $43,033,465   6.64%   $58,015,726   6.01%   $12,935,928   6.63%
=======================================================================================================================

(1) Yields presented on a tax-equivalent basis assuming a tax rate of 34%.

(2) Equity securities have no stated maturity and are, therefore, included in the after 10 year category.

     The weighted average yield on the taxable securities portfolio increased to 6.46% for 2000, compared to 6.19% and 6.15% for 1999 and 1998, respectively. Average taxable securities totaled $82,281,707 in 2000 compared to $62,297,528 and $45,885,969 in 1999 and 1998, respectively.

     Average non-taxable securities totaled $35,160,554 in 2000, compared to $35,970,393 and $18,876,410 in 1999 and 1998, respectively. The weighted average tax-equivalent yield on non-taxable securities was 5.77%, 5.91% and 6.07% during 2000, 1999 and 1998, respectively.

     The remainder of West Pointe's interest earning assets consists of federal funds sold and interest bearing due from bank balances. These two categories comprised less than 4% of West Pointe's total interest earning assets during 2000, 1999 and 1998, respectively. Federal funds sold consist of sales of excess funds and generally have a maturity of one day.

  DEPOSITS

     West Pointe's deposit base is its primary source of liquidity and consists of deposits originating within the communities served by its banking locations. Deposits are West Pointe's primary and most reliable funding source for interest earning assets.

     Total deposits increased 8.1%, or $22,636,806, to $301,779,121 at December 31, 2000, from $279,142,315 at December 31, 1999. The majority of this increase was associated with the opening of the Dupo and Belleville, Illinois branches. With the exception of time deposits of $100,000 or more, which declined modestly, all categories of deposits, increased from year-end 1999 to year-end 2000. West Pointe continues to feature its 12-month, 18-month and 24-month certificates of deposit. The remainder of the increase in deposits was due to ongoing sales efforts and competitive pricing.

     The following table sets forth the composition of the deposit portfolio for the periods presented.

                                                                December 31,
                                               -----------------------------------------------
                                                        2000                     1999
                                               -----------------------------------------------
                                                  AMOUNT      PERCENT      AMOUNT      PERCENT
----------------------------------------------------------------------------------------------
  Noninterest bearing demand deposits          $ 31,169,626     10.3%   $ 27,350,618      9.8%
  Interest bearing demand deposits               42,429,255     14.1      41,872,811     15.0
  Savings and money market deposits              59,919,759     19.9      55,650,057     19.9
  Time deposits $100,000 or more                 45,353,042     15.0      45,906,985     16.5
  Time deposits less than $100,000              122,907,439     40.7     108,361,844     38.8
----------------------------------------------------------------------------------------------
       Total deposits                          $301,779,121    100.0%   $279,142,315    100.0%
==============================================================================================

     Average total deposits increased $43,073,030 during 2000 and $56,419,107 during 1999. A substantial portion of this increase was associated with one new interest bearing demand deposit relationship with a public entity. This public entity established the relationship, in the third quarter of 1999, primarily because of West Pointe's technological advancements and competitive pricing. West Pointe has focused on expanding its overall banking relationships with public entities. The remainder of the increases for both years were primarily attributable to the effects of additional deposits generated from the new locations coupled with normal growth in operations as West Pointe continues to expand its market territory.

     The following table sets forth the major categories of average deposits and the weighted average interest rates paid on such categories for the last three years.

                                                      December 31,
                             ---------------------------------------------------------------
                                    2000                  1999                  1998
                             ---------------------------------------------------------------
                             ---------------------------------------------------------------
                                AMOUNT      RATE      AMOUNT      RATE      AMOUNT      RATE
--------------------------------------------------------------------------------------------
  Noninterest bearing
     demand deposits         $ 26,810,905     --%  $ 25,370,494     --%  $ 19,737,932     --%
  Interest bearing demand
     deposits                  39,940,625   3.75     24,247,574   2.38     14,399,755   1.86
  Savings and money market
     deposits                  57,862,813   4.15     55,278,355   3.56     47,741,939   3.73
  Time deposits               166,043,650   5.99    142,688,540   5.43    109,286,230   5.87
--------------------------------------------------------------------------------------------
       Total deposits        $290,657,993   4.76%  $247,584,963   4.16%  $191,165,856   4.43%
============================================================================================

     The following table sets forth the amount and maturities of time deposits of $100,000 or more for the years ended December 31, 2000 and December 31, 1999.

                                                                  December 31
                                                           -------------------------
                                                              2000          1999
                                                           -----------   -----------
3 months or less.........................................  $16,655,344   $18,288,009
Over 3 through 6 months..................................    8,971,572    11,606,030
Over 6 through 12 months.................................   14,373,298    12,183,793
Over 12 months...........................................    5,352,828     3,829,153
                                                           -------------------------
Total....................................................  $45,353,042   $45,906,985
                                                           =========================

  BORROWINGS

     Total borrowings amounted to $16,495,816 at year-end 2000, an increase of $2,720,116 from $13,775,700 at year-end 1999.

     Average Federal Home Loan Bank advances remained stable for 2000 compared to 1999. During the fourth quarter of 1998, the Bank obtained a $5,000,000 Federal Home Loan Bank advance, which was callable after one year and quarterly thereafter. This advance was scheduled to mature on June 19, 2008, and reflected an interest rate of 4.89%. The issue was called for redemption on December 20, 1999, and was replaced with another $5,000,000 advance. The new advance, which reflects an interest rate of 5.63%, has a final maturity date of December 13, 2004. As of December 13, 2000, the advance is callable on a quarterly basis.

     Average short-term borrowings, primarily consisting of securities sold under agreements to repurchase (repurchase agreements), increased $4,117,216 and $3,378,625 during 2000 and 1999, respectively. These borrowings serve as an alternative source of funds to deposit funding sources. The majority of the increase in average short-term borrowings was in the form of cash management repurchase agreement accounts. Such accounts involve the daily transfer of excess funds from noninterest bearing deposit accounts into interest bearing cash management repurchase agreement accounts. West Pointe continues to market its cash management product to commercial and individual deposit customers. Although viewed as a borrowing, the cash management repurchase agreement accounts are considered a stable source of funds. Repurchase agreements, other than cash management repurchase agreements, generally represent an alternative to short-term certificates of deposit offered to West Pointe's customers. The weighted average rate of interest paid for short-term borrowings was 5.73%, 4.45% and 4.76% in 2000, 1999 and 1998, respectively. The increase in the weighted average interest rate in 2000 was reflective of the higher rate environment.

     In addition to securities sold under agreements to repurchase, West Pointe had, at December 31, 2000, another form of short-term borrowing in the amount of $1,687,500. Late in the fourth quarter of 1999, West Pointe entered into a line of credit with an unaffiliated bank, which provided for borrowings by West Pointe of up to $2,500,000. Initially, West Pointe borrowed $1,837,500 under that line of credit. The original line of credit, which matured on December 7, 2000, has since been renewed and reflects a maturity date of January 7, 2002. The current line of credit bears interest at a rate of 50 basis points under the prime lending rate of another unaffiliated bank. In order to increase its capital base, $1,500,000 of the original borrowing was contributed to the Bank as additional paid in capital. The remaining proceeds from the borrowing were used to buy back 6,250 shares of West Pointe's common stock from an individual stockholder. The buy back of these shares is reflected as treasury stock in West Pointe's consolidated financial statements.

     The following table sets forth a summary of information pertaining to short-term borrowings for the periods presented.

                                                                                December 31,
                                                  -------------------------------------------------------------------------
                                                          2000                       1999                      1998
                                                  -------------------------------------------------------------------------
                                                    AMOUNT         RATE        AMOUNT        RATE        AMOUNT        RATE
---------------------------------------------------------------------------------------------------------------------------
At December 31:
Repurchase agreements                             $ 9,808,316      5.41%     $6,938,200      4.58%     $4,959,702      4.63%
Other                                               1,687,500      9.00       1,837,500      8.00              --        --
---------------------------------------------------------------------------------------------------------------------------
      Total                                       $11,495,816      5.94%     $8,775,700      5.30%     $4,959,702      4.63%
===========================================================================================================================
For the year ended December 31:
Average daily balance:
Federal funds purchased                           $   264,481      6.94%     $    5,479      6.06%     $       --        --%
Repurchase agreements                               9,576,456      5.12       7,221,406      4.43       3,770,165      4.78
Other                                               1,763,046      8.85         259,882      4.71         337,977      4.49
---------------------------------------------------------------------------------------------------------------------------
      Total                                       $11,603,983      5.73%     $7,486,767      4.45%     $4,108,142      4.76%
===========================================================================================================================
Maximum month-end balance:
Federal funds purchased                           $ 4,900,000                $       --                $       --
Repurchase agreements                              10,827,178                 8,439,673                 5,616,642
Other                                               1,837,500                 1,837,500                   559,188

ASSET QUALITY

     West Pointe's asset quality management program, particularly with regard to loans, is designed to analyze potential risk elements and to support the growth of a profitable and high quality loan portfolio. The existing loan portfolio is monitored via West Pointe's loan rating system. The loan rating system is used to determine the adequacy of the allowance for loan losses. West Pointe's loan analysis process proactively identifies, monitors and works with borrowers for whom there are indications of future repayment difficulties.

     West Pointe's lending philosophy is to invest in loans in the communities served by its banking centers so that it can effectively monitor and control credit risk. The majority of the loan portfolio is comprised of retail loans and loans to small-to-midsize businesses. The loan portfolio does not include any loans to foreign countries.

     The following table sets forth a summary of nonperforming assets and related ratios for the periods presented.

                                                                                   December 31,
                                                          --------------------------------------------------------------
                                                            2000         1999          1998         1997       1996(1)
------------------------------------------------------------------------------------------------------------------------
Nonaccrual loans                                          $159,756    $1,552,319    $  879,954    $268,284    $  342,000
Accruing loans past due 90 days or more                    685,344       790,690       390,789     110,641       431,000
Troubled debt restructurings                                    --            --            --     512,476       411,000
------------------------------------------------------------------------------------------------------------------------
Total nonperforming loans                                  845,100     2,343,009     1,270,743     891,401     1,184,000
Foreclosed property                                        128,850       348,792       151,922          --       414,000
------------------------------------------------------------------------------------------------------------------------
Total nonperforming assets                                $973,950    $2,691,801    $1,422,665    $891,401    $1,598,000
========================================================================================================================
Nonperforming loans to total loans                            .45%         1.35%          .90%        .75%         1.38%
Nonperforming assets to total loans and
  foreclosed property                                         .51%         1.54%         1.01%        .75%         1.85%
Nonperforming assets to total assets                          .29%          .86%          .57%        .48%         1.19%

(1) Amounts rounded to nearest thousand.

     Nonperforming loans decreased 63.9% and nonperforming assets decreased 63.8% in 2000 compared to 1999. These decreases were partially due to charge-offs totaling $864,000 associated with two commercial borrowers coupled with additional workout efforts. Management is in varying stages of workout or liquidation of the remaining nonperforming loans. The level of foreclosed property decreased $219,942 from year-end 1999 to year-end 2000. Foreclosed property at December 31, 2000 consisted of five parcels of real estate associated with three borrowers. All of the properties included in foreclosed property at December 31, 1999 were sold during 2000 and resulted in a loss of $23,426. Management does not anticipate any significant losses upon disposition of the remaining foreclosed properties.

     It is the policy of West Pointe to discontinue the accrual of interest on loans when principal or interest is due and has remained unpaid for 90 days or more, unless the loan is well secured and in the process of collection and management has documented reasons why the accrual of interest should continue. West Pointe would have recorded interest income of $32,531 for 2000 if the loans accounted for as nonaccrual at year-end 1999 had been current in accordance with their original terms and had been outstanding throughout the period or since origination if held for part of the period. There was no interest included in interest income for 2000 relating to these loans.

     Certain loans may require frequent management attention and are reviewed on a monthly or more frequent basis. Although payments on these loans may be current or less than 90 days past due, the borrowers presently have or have had a history of financial difficulties and management has a concern as to the borrowers' ability to comply with the present loan repayment terms. Management believes such loans present more than the normal risk of collectibility. As such, these loans may result in classification at some future point in time as nonperforming. At December 31, 2000, such loans amounted to approximately $3,723,000.

     The following table sets forth information pertaining to West Pointe's provision for loan losses charged to operations, the activity in and an analysis of the allowance for loan losses for the last five years.

                                                             December 31,
                                      ----------------------------------------------------------
                                         2000         1999         1998        1997       1996
------------------------------------------------------------------------------------------------
Balance at beginning of year          $1,687,021   $1,342,000   $  976,000   $728,000   $606,000
Loans charged off:
  Commercial, financial and
     agricultural                      1,056,539      484,565      187,236    127,700     71,758
  Real Estate:
     Commercial                           16,966       74,541          768     71,370         --
     Residential                         112,204      101,815           --      9,145         --
------------------------------------------------------------------------------------------------
       Total real estate                 129,170      176,356          768     80,515         --
------------------------------------------------------------------------------------------------
  Consumer                                90,501       49,672      107,282     64,410     20,981
------------------------------------------------------------------------------------------------
       Total charge-offs               1,276,210      710,593      295,286    272,625     92,739
------------------------------------------------------------------------------------------------
Recoveries of loans previously
  charged off:
  Commercial, financial and
     agricultural                         30,000        9,119        9,724         --      6,200
  Real estate:
     Residential                           2,154           --           --      7,385         --
     Consumer                              5,728       28,625        4,939      3,963         --
------------------------------------------------------------------------------------------------
       Total recoveries                   37,882       37,744       14,663     11,348      6,200
------------------------------------------------------------------------------------------------
Net charge-offs                        1,238,328      672,849      280,623    261,277     86,539
------------------------------------------------------------------------------------------------
Provision for loan losses              1,321,000    1,017,870      646,623    509,277    208,539
------------------------------------------------------------------------------------------------
Balance at end of year                $1,769,693   $1,687,021   $1,342,000   $976,000   $728,000
================================================================================================
Net loan charge-offs as a percent of
  average total loans                       .67%         .43%         .22%       .25%       .11%

     During 2000, West Pointe recorded net charge-offs of $1,238,328 compared to net charge-offs of $672,849 in 1999. This increase was primarily a result of charge-offs taken on commercial loans to two borrowers. Net charge-offs in the commercial, financial and agricultural category totaled $1,026,539 compared to net charge-offs of $475,446 in 1999. Net charge-offs in the real estate category totaled $127,016 in 2000 compared to net charge-offs of $176,356 in 1999. Net charge-offs in the consumer category totaled $84,773 in 2000 compared to net charge-offs of $21,047 in 1999. The consumer loan net charge-offs related to several borrowers. Net loan charge-offs as a percent of average total loans increased to .67% in 2000 compared to .43% in 1999.

     West Pointe's allowance for loan losses at December 31, 2000, increased 4.9% to $1,769,693 from $1,687,021 at December 31, 1999. The increase was due to the increased level of the provision for loan losses resulting from actual losses and growth in the loan portfolio. At year-end 2000, West Pointe's allowance for loan losses represented 209% of nonperforming loans compared to 72% at year-end 1999. Management believes that the allowance for loan losses at December 31, 2000 was adequate to absorb potential losses inherent in the loan portfolio. However, past loan loss experience as it relates to current portfolio mix, evaluation of potential losses in the portfolio, subsequent changes in economic conditions and other factors may require changes in the level of the allowance for loan losses.

     The following table sets forth the allocation of the allowance for loan losses by loan category and the percent of loans in each category to total loans for the last five years.

                                                                    December 31,
                            --------------------------------------------------------------------------------------------
                                   2000(1)                 1999(1)                 1998(1)                1997(1)
                            ---------------------   ---------------------   ---------------------   --------------------
                                         PERCENT                 Percent                 Percent                Percent
                                         OF LOANS                of Loans                of Loans               of Loans
                                         IN EACH                 in each                 in each                in each
                                         CATEGORY                Category                Category               Category
                                         TO TOTAL                to Total                to Total               to Total
                            ALLOWANCE     LOANS     Allowance     Loans     Allowance     Loans     Allowance    Loans
                            ----------   --------   ----------   --------   ----------   --------   ---------   --------
Commercial, financial and
 agricultural.............  $ 900,000     24.2%     $ 395,000     25.5%     $ 527,000     30.5%     $324,000     28.0%
Real estate:
 Commercial...............    268,000      37.2       490,000      35.2       296,000      31.5      197,000      29.7
 Residential..............    174,000      27.2       471,000      27.0       233,000      24.7      186,000      28.1
 Construction.............     27,000       5.3        49,000       6.4        37,000       6.6       27,000       6.7
                            ----------    -----     ----------    -----     ----------    -----     --------     -----
     Total real estate....    469,000      69.7     1,010,000      68.6       566,000      62.8      410,000      64.5
                            ----------    -----     ----------    -----     ----------    -----     --------     -----
Consumer..................    122,000       6.1       232,000       5.9       204,000       6.7      195,000       7.5
Not allocated.............    279,000       N/A        50,000       N/A        45,000       N/A       47,000       N/A
                            ----------    -----     ----------    -----     ----------    -----     --------     -----
     Total................  $1,770,000   100.0%     $1,687,000   100.0%     $1,342,000   100.0%     $976,000    100.0%
                            ==========    =====     ==========    =====     ==========    =====     ========     =====

                                December 31,
                            --------------------
                                  1996(1)
                            --------------------
                                        Percent
                                        of Loans
                                        in each
                                        Category
                                        to Total
                            Allowance    Loans
                            ---------   --------
Commercial, financial and
 agricultural.............  $237,000     27.6%
Real estate:
 Commercial...............   124,000      27.1
 Residential..............   137,000      30.2
 Construction.............    31,000       6.0
                            --------     -----
     Total real estate....   292,000      63.3
                            --------     -----
Consumer..................   159,000       9.1
Not allocated.............    40,000       N/A
                            --------     -----
     Total................  $728,000    100.0%
                            ========     =====

N/A --  Not applicable

(1) Amounts rounded to nearest thousand.

CAPITAL RESOURCES AND ASSET/LIABILITY MANAGEMENT

  CAPITAL

     Financial institutions are required to maintain ratios of capital to assets in accordance with guidelines promulgated by the federal banking regulators. The guidelines are commonly known as "Risk-Based Guidelines" as they define the capital level requirements of a financial institution based upon the level of credit risk associated with holding various categories of assets. The Risk-Based Guidelines require minimum ratios of Tier 1 and Total capital to risk-weighted assets of 4% and 8%, respectively. At December 31, 2000, West Pointe's Tier 1 and Total capital ratios were 9.32% and 10.11%, respectively. In addition to the Risk-Based Guidelines, the federal banking agencies have established a minimum leverage ratio guideline for financial institutions (the "Leverage Ratio Guideline"). The Leverage Ratio Guideline provides for a minimum ratio of

Tier 1 capital to average assets of 4%. West Pointe's leverage ratio at December 31, 2000, was 6.02%. According to the regulatory guidelines, West Pointe is considered to be "well capitalized." See "Notes to Consolidated Financial Statements -- Regulatory Matters" for additional information concerning West Pointe's regulatory capital measures.

     In June 2000, West Pointe completed construction of a new branch office located in Belleville, Illinois, which consists of approximately 15,600 square feet. The construction costs associated with this new branch totaled approximately $2,512,171. The branch office was opened for business on June 16, 2000. West Pointe does not expect to incur any significant additional capital expenditures in the near future regarding additional banking locations.

  ASSET/LIABILITY MANAGEMENT

     West Pointe's asset/liability strategy is to minimize the sensitivity of its net interest margin as a consequence of changes in interest rates. West Pointe's asset/liability management committee reviews asset and liability repricing in the context of current and possible future interest rate scenarios affecting the economy in its market territory. The asset/liability committee is comprised of executive officers of the Bank from all major functional areas of West Pointe.

     As assets and liabilities tend to become more rate sensitive, whether due to customer demands or West Pointe's initiatives, it becomes more important that rates earned are matched with rates paid and that repricing dates are matched so the next earning interval will have both components at current rates. Assets and liabilities that mature or are repriced in one year or less are considered in the financial services industry to be "rate sensitive." This means that as rates in the marketplace change, the rates on these assets or liabilities will be impacted soon after. Assuming a reasonably balanced rate sensitivity position, increasing rates will result in more interest income and more interest expense. Conversely, declining rates will result in less interest income and less interest expense.

     The following table reflects an analysis of interest earning assets and liabilities, all of which are held other than for trading purposes, at December 31, 2000, allocated over various time frames in which the instruments are subject to repricing. Based on the Company's historical trends, interest bearing demand deposits, money market deposits and savings deposits have been proven to be a very stable source of funds, even through interest rate fluctuations. Accordingly, Company management believes these deposits are not 100% rate sensitive within the three months or less time frame. As a result, interest bearing demand and savings deposits have been allocated between the four repricing categories as follows: three months or less -- 20%, after three through twelve months -- 20%, after one through five years -- 40%, and after five years -- 20%. Money market deposits have been allocated between the categories as follows: after three through twelve months -- 50% and after one through five years -- 50%.

                                                           AFTER          AFTER
                                           THREE       THREE MONTHS      ONE YEAR
                                           MONTHS         THROUGH        THROUGH         AFTER
                                          OR LESS      TWELVE MONTHS    FIVE YEARS     FIVE YEARS       TOTAL
                                        ------------   -------------   ------------   ------------   ------------
Interest earning assets:
  Federal funds sold..................  $  2,600,000   $         --    $         --   $         --   $  2,600,000
  Interest bearing due from banks.....       137,560             --              --             --        137,560
  Time certificates of deposit........            --             --              --         99,806         99,806
  Investment securities(1)............     6,013,181      5,628,128      44,633,428     62,593,878    118,868,615
  Loans(2)............................    51,042,688     21,260,200     111,838,007      5,283,776    189,424,671
                                        ------------   -------------   ------------   ------------   ------------
        Total interest earning
          assets......................    59,793,429     26,888,328     156,471,435     67,977,460    311,130,652
                                        ------------   -------------   ------------   ------------   ------------
Cumulative interest earning assets....    59,793,429     86,681,757     243,153,192    311,130,652    311,130,652
                                        ------------   -------------   ------------   ------------   ------------
Interest bearing liabilities:
  Interest bearing demand deposits....     8,485,851      8,485,851      16,971,702      8,485,851     42,429,255
  Money market deposits...............            --     16,593,590      16,593,589             --     33,187,179
  Savings deposits....................     5,346,516      5,346,516      10,693,032      5,346,516     26,732,580
  Time deposits $100,000 or more......    17,552,279     22,568,909       5,231,854             --     45,353,042
  Time deposits less than $100,000....    29,190,220     72,684,480      21,032,739             --    122,907,439
  Repurchase agreements...............     8,363,133      1,445,183              --             --      9,808,316
  Other borrowings....................     1,687,500             --              --             --      1,687,500
  Federal Home Loan Bank
    advances(3).......................     5,000,000             --              --             --      5,000,000
                                        ------------   -------------   ------------   ------------   ------------
        Total interest bearing
          liabilities.................    75,625,499    127,124,529      70,522,916     13,832,367    287,105,311
                                        ------------   -------------   ------------   ------------   ------------
Cumulative interest bearing
  liabilities.........................    75,625,499    202,750,028     273,272,944    287,105,311    287,105,311
                                        ------------   -------------   ------------   ------------   ------------
Gap analysis:
  Interest sensitivity gap............  $(15,832,070)  $(100,236,201)  $ 85,948,519   $ 54,145,093   $ 24,025,341
                                        ============   =============   ============   ============   ============
  Cumulative interest sensitivity
    gap...............................  $(15,832,070)  $(116,068,271)  $(30,119,752)  $ 24,025,341   $ 24,025,341
                                        ============   =============   ============   ============   ============
Cumulative gap ratio of interest
  earning assets to interest bearing
  liabilities.........................            79%            43%             89%           108%           108%
                                        ============   =============   ============   ============   ============

(1) Equity securities have no stated maturity and are, therefore, included in the "after five years" column. Fixed rate mortgage-backed securities are reported based upon their projected average lives. Floating rate mortgage-backed securities are reported based upon their next repricing date.

(2) Nonaccrual loans are reported in the "after one year through five years" column.

(3) The FHLB advance is callable on a quarterly basis and matures in 2004.

     The Company measures and manages its interest rate risk sensitivity on a regular basis to stabilize earnings in changing interest rate environments. The Company evaluates its interest rate risk sensitivity position to determine that the level of risk is commensurate with the rate of return. The methods used to provide insight into the level of risk exposure indicate that the Company is currently within interest rate risk guidelines set by management and that such risk is at a manageable level. While the Company does have some exposure to changing interest rates, management believes that the Company is positioned to protect earnings throughout changing interest rate environments.

     The Company's net interest income is affected by changes in the absolute level of interest rates. The Company's interest rate risk position is liability-sensitive; i.e., liabilities are likely to reprice faster than assets, resulting in a decrease in net interest income in a rising rate environment. Conversely, net interest income should increase in a falling rate environment.

     Because the interest rate sensitivity analysis does not encompass other factors which affect interest rate risk, the Company employs the use of a simulation model to measure exposure to changes in interest rates. Modeling techniques encompass contractual maturity, prepayment assumptions covering interest rate increases and decreases and index-driven repricing characteristics. The model projects changes in net interest income over a one-year period should interest rates rise, fall or remain constant. These effects are analyzed assuming interest rate increases or decreases of 100, 150, 200 and 300 basis points. The model also incorporates key assumptions involving West Pointe's ability to control and direct deposit rates, particularly on non-maturity categories. As of December 31, 2000, the simulation model indicates that, over a twelve month horizon, net interest income would decline in a constant or rising rate environment. In a falling rate environment, net interest income, at the 100, 150 and 200 basis point levels, would also decline, but to a lesser extent. In addition, the simulation model indicates that net interest income would increase modestly if rates were to fall 300 basis points.

     For additional information regarding the interest rates applicable to certain of the Company's interest sensitive assets and liabilities, see the discussion of "Results of Operation -- Net Interest Income" including the table entitled "Distribution of Average Assets, Liabilities and Stockholders' Equity and Interest Information" at page 6, the discussion of "Financial Condition -- Securities" including the table regarding the maturities and weighted average yields of certain securities at page 15, the discussion of "Financial
Condition -- Deposits" including the table regarding average deposits and the weighted average interest rates paid on such deposits at page 17, the discussion of "Financial Condition -- Borrowings" including the table summarizing certain information pertaining to short-term borrowings at page 18. For additional information categorizing certain of the Company's loans as either fixed or variable, see the discussion of "Financial Condition -- Loans" including the table regarding "Interest Sensitivity" at page 12. For additional information regarding the fair value of certain of the Company's interest sensitive instruments, see "Fair Value of Financial Instruments" at Note 16 to the Consolidated Financial Statements at page 44.

IMPACT OF ACCOUNTING PRONOUNCEMENTS

  ACCOUNTING FOR CERTAIN DERIVATIVE INSTRUMENTS AND CERTAIN HEDGING ACTIVITIES

     Statement of Financial Accounting Standards ("SFAS") No. 138, "Accounting for Certain Derivative Instruments and Certain Hedging Activities," was issued in June 2000 and amends the accounting and reporting standards of SFAS No. 133, "Accounting for Derivative Instruments and Hedging Activities," for certain derivative instruments and hedging activities. These amendments include the application of the normal purchases and sales exception in SFAS No. 133, and redefinition of hedged risk. SFAS No. 138 also amends SFAS No. 133 for decisions made by the Financial Accounting Standards Board relating to the Derivatives Implementation Group process. SFAS No. 138 will be adopted concurrently with SFAS No. 133 on April 1, 2001. The adoption of these statements by the Company is not expected to materially affect the results of operations or financial condition of the Company.

  ACCOUNTING FOR CERTAIN TRANSACTIONS INVOLVING STOCK COMPENSATION:
  AN INTERPRETATION OF APB OPINION NO. 25

     In April 2000, the FASB issued FASB Interpretation No. (FIN) 44, "Accounting for Certain Transactions involving Stock Compensation: an Interpretation of APB Opinion No. 25." This seeks to interpret the application of APB 25, especially in relation to modifications to the terms of stock awards and the scope of APB 25. When FIN 44 affects awards and modifications made after December 15, 1998, but before July 1, 2000, the effect of applying FIN 44 should only be recognized on a prospective basis. No additional compensation cost measured on the initial application of FIN 44 that is attributable to periods prior to July 1, 2000, should be recognized and, therefore, no adjustments should be made to financial statements for periods prior to July 1, 2000.

Adoption of FIN 44 is not expected to have a material impact on the financial statements of the Company.

QUARTERLY FINANCIAL INFORMATION (UNAUDITED)

                                                     First         Second        Third         Fourth
                                                    Quarter       Quarter       Quarter       Quarter
-------------------------------------------------------------------------------------------------------
2000
Interest income                                    $5,539,554    $5,707,795    $6,092,324    $6,205,952
Interest expense                                    3,314,333     3,469,832     3,954,884     4,076,386
Net interest income                                 2,225,221     2,237,963     2,137,440     2,129,566
Provision for loan losses                             255,000       240,000       733,000        93,000
Noninterest income                                    488,961       529,070       592,726       694,221
Noninterest expense                                 1,968,738     2,003,627     2,116,856     2,196,300
Income tax expense                                     26,700        39,500      (210,400)       42,400
-------------------------------------------------------------------------------------------------------
Net income                                         $  463,744    $  483,906    $   90,710    $  492,087
=======================================================================================================
Per common share
  Net income:
    Basic                                                $.95          $.99          $.19         $1.00
    Diluted                                               .94           .98           .18          1.00
  Dividends                                               .17           .17           .17           .17

1999
Interest income                                    $4,390,323    $4,596,773    $4,916,425    $5,316,396
Interest expense                                    2,570,455     2,548,645     2,689,205     3,068,407
Net interest income                                 1,819,868     2,048,128     2,227,220     2,247,989
Provision for loan losses                             131,694       214,797       226,641       444,738
Noninterest income                                    461,226       518,422       489,263       517,884
Noninterest expense                                 1,617,054     1,666,858     1,763,180     1,821,263
Income tax expense                                     76,700       116,500       142,200        18,700
-------------------------------------------------------------------------------------------------------
Net income                                         $  455,646    $  568,395    $  584,462    $  481,172
=======================================================================================================
Per common share
  Net income:
    Basic                                               $1.03         $1.28         $1.22          $.98
    Diluted                                              1.02          1.27          1.21           .97
  Dividends                                               .16           .16           .17           .17

                                 [RBG&CO LOGO]

INDEPENDENT AUDITORS' REPORT
--------------------------------------------------------------------------------

Board of Directors
West Pointe Bancorp, Inc.
Belleville, Illinois

     We have audited the accompanying consolidated balance sheets of West Pointe Bancorp, Inc. and subsidiary ("the Company") as of December 31, 2000 and 1999, and the related consolidated statements of income, comprehensive income, stockholders' equity and cash flows for the three years ended December 31, 2000. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

     We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of West Pointe Bancorp, Inc. and subsidiary as of December 31, 2000 and 1999, and the results of its operations and its cash flows for each of the years in the three year period ended December 31, 2000, in conformity with generally accepted accounting principles.

                                      RUBIN BROWN GORNSTEIN SIG
St. Louis, Missouri
January 17, 2001

WEST POINTE BANCORP, INC. AND SUBSIDIARY
--------------------------------------------------------------------------------

                          CONSOLIDATED BALANCE SHEETS

                                     ASSETS

                                                                        December 31,
                                                                ----------------------------
                                                                    2000            1999
--------------------------------------------------------------------------------------------
Cash and due from banks                                         $ 10,760,405    $ 12,065,796
Federal funds sold                                                 2,600,000       3,600,000
Interest bearing due from banks                                      137,560         408,261
Time certificates of deposit                                          99,806         267,170
Investment securities:
  Available-for-sale, at fair value (cost of $116,432,183
     and $108,173,137 at December 31, 2000 and 1999,
     respectively)                                               116,047,494     104,112,092
  Held-to-maturity, at amortized cost (fair value of
     $2,801,697 and $4,450,592 at December 31, 2000 and
     1999, respectively)                                           2,821,121       4,513,819
Loans                                                            189,424,671     174,192,437
Allowance for loan losses                                         (1,769,693)     (1,687,021)
--------------------------------------------------------------------------------------------
       Net loans                                                 187,654,978     172,505,416
Accrued interest receivable                                        2,937,874       2,102,319
Real estate acquired by foreclosure                                  128,850         348,792
Bank premises and equipment                                       12,175,886       8,862,171
Income taxes receivable                                              371,562         124,753
Deferred tax asset, net                                              721,377       2,038,178
Other assets                                                       4,598,630         805,638
--------------------------------------------------------------------------------------------
       Total Assets                                             $341,055,543    $311,754,405
============================================================================================
                            LIABILITIES AND STOCKHOLDERS' EQUITY
Liabilities
  Deposits:
     Noninterest bearing                                        $ 31,169,626    $ 27,350,618
     Interest bearing                                            270,609,495     251,791,697
--------------------------------------------------------------------------------------------
       Total deposits                                            301,779,121     279,142,315
     Securities sold under agreements to repurchase                9,808,316       6,938,200
     Other borrowings                                              1,687,500       1,837,500
     Federal Home Loan Bank advances                               5,000,000       5,000,000
     Accrued interest payable                                      1,462,917       1,137,399
     Other liabilities                                               857,411         718,769
--------------------------------------------------------------------------------------------
       Total Liabilities                                         320,595,265     294,774,183
--------------------------------------------------------------------------------------------
COMMITMENTS AND CONTINGENCIES
Stockholders' Equity
  Preferred stock, $1 par value -- 50,000 shares authorized;
     none issued or outstanding at December 31, 2000 or 1999              --              --
  Common stock, $1 par value -- 1,000,000 shares authorized;
     496,230 and 496,169 shares issued at December 31, 2000
     and 1999, respectively                                          496,230         496,169
  Surplus                                                         12,752,840      12,749,474
  Retained earnings                                                7,787,215       6,589,927
  Treasury stock, 6,250 shares at cost                              (337,500)       (337,500)
  Accumulated other comprehensive loss                              (238,507)     (2,517,848)
--------------------------------------------------------------------------------------------
       Total Stockholders' Equity                                 20,460,278      16,980,222
--------------------------------------------------------------------------------------------
       Total Liabilities And Stockholders' Equity               $341,055,543    $311,754,405
============================================================================================

See the accompanying notes to consolidated financial statements.

WEST POINTE BANCORP, INC. AND SUBSIDIARY
--------------------------------------------------------------------------------

                       CONSOLIDATED STATEMENTS OF INCOME

                                                            For The Years Ended December 31,
                                                        -----------------------------------------
                                                           2000           1999           1998
-------------------------------------------------------------------------------------------------
Interest And Fee Income
  Interest and fees on loans                            $16,381,016    $13,430,674    $11,538,546
  Interest on U.S. Treasuries and agencies                5,261,872      3,856,155      2,823,683
  Interest on state and municipal obligations             1,607,010      1,595,203        863,446
  Interest on federal funds sold                            269,175        252,615        371,254
  Interest on deposits with banks                            26,552         85,270         45,005
-------------------------------------------------------------------------------------------------
       Total Interest And Fee Income                     23,545,625     19,219,917     15,641,934
-------------------------------------------------------------------------------------------------
Interest Expense
  NOW, money market and savings deposits                  3,897,516      2,544,418      2,048,062
  Certificates of deposit                                 9,950,261      7,744,850      6,420,434
  Securities sold under agreements to repurchase            489,942        320,261        180,395
  Other borrowings                                          174,470         12,562         15,169
  Federal Home Loan Bank advances                           303,246        254,621        132,804
-------------------------------------------------------------------------------------------------
       Total Interest Expense                            14,815,435     10,876,712      8,796,864
-------------------------------------------------------------------------------------------------
Net Interest Income                                       8,730,190      8,343,205      6,845,070
Provision For Loan Losses                                 1,321,000      1,017,870        646,623
-------------------------------------------------------------------------------------------------
       Net Interest Income After Provision For Loan
          Losses                                          7,409,190      7,325,335      6,198,447
-------------------------------------------------------------------------------------------------
Noninterest Income
  Service charges on deposits                               997,942        821,725        626,351
  Mortgage banking                                          207,346        411,953        411,301
  Trust fees                                                395,279        309,718        203,338
  Credit card income                                        274,543        223,645        161,076
  Gain on sale of securities, net                            32,451         26,378        180,515
  Other                                                     397,417        193,376        142,405
-------------------------------------------------------------------------------------------------
       Total Noninterest Income                           2,304,978      1,986,795      1,724,986
-------------------------------------------------------------------------------------------------
Noninterest Expenses
  Employee compensation and other benefits                4,101,680      3,510,251      2,966,405
  Occupancy, net                                            565,704        410,158        384,018
  Furniture and equipment                                   485,164        365,957        301,569
  Data processing                                           367,236        323,011        291,621
  Advertising                                               308,516        280,948        253,325
  Other                                                   2,457,221      1,978,030      1,544,364
-------------------------------------------------------------------------------------------------
       Total Noninterest Expenses                         8,285,521      6,868,355      5,741,302
-------------------------------------------------------------------------------------------------
Income Before Income Taxes                                1,428,647      2,443,775      2,182,131
Income Tax Expense (Benefit)                               (101,800)       354,100        489,650
-------------------------------------------------------------------------------------------------
Net Income                                              $ 1,530,447    $ 2,089,675    $ 1,692,481
=================================================================================================
Earnings Per Share -- Basic                             $      3.12    $      4.50    $      3.83
=================================================================================================
Earnings Per Share -- Diluted                           $      3.10    $      4.47    $      3.82
=================================================================================================

See the accompanying notes to consolidated financial statements.

WEST POINTE BANCORP, INC. AND SUBSIDIARY
--------------------------------------------------------------------------------

                CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME

                                                             For The Years Ended December 31,
                                                         ----------------------------------------
                                                            2000          1999           1998
-------------------------------------------------------------------------------------------------
Net Income                                               $1,530,447    $ 2,089,675    $ 1,692,481
-------------------------------------------------------------------------------------------------
Other Comprehensive Income (Loss), Net Of Tax:
  Unrealized holding gains (losses) on securities
     available for sale (net of income tax credits of
     $1,409,346 and $1,827,325 for 2000 and 1999,
     respectively, and income taxes of $275,002 for
     1998)                                                2,299,461     (2,981,425)       448,687
  Less adjustment for realized gains included in net
     income (net of income taxes of $12,331, $10,024
     and $68,596 for 2000, 1999 and 1998,
     respectively)                                          (20,120)       (16,354)      (111,919)
-------------------------------------------------------------------------------------------------
       Other Comprehensive Income (Loss)                  2,279,341     (2,997,779)       336,768
-------------------------------------------------------------------------------------------------
Comprehensive Income (Loss)                              $3,809,788    $  (908,104)   $ 2,029,249
=================================================================================================

See the accompanying notes to consolidated financial statements.

WEST POINTE BANCORP, INC. AND SUBSIDIARY
--------------------------------------------------------------------------------

                CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY
              FOR THE YEARS ENDED DECEMBER 31, 2000, 1999 AND 1998

                                                                                                                  Accumulated
                         Preferred Stock       Common Stock                                   Treasury Stock         Other
                         ----------------   ------------------                  Retained    ------------------   Comprehensive
                         Shares    Amount   Shares     Amount      Surplus      Earnings    Shares    Amount     Income (Loss)
------------------------------------------------------------------------------------------------------------------------------
Balance --
 January 1, 1998              --   $  --    439,560   $439,560   $ 9,860,739   $3,383,242      --    $      --    $   143,163
 Issuance Of Common
   Stock                      --      --      3,208      3,208       113,943           --      --           --             --
 Dividends Paid               --      --         --         --            --     (265,594)     --           --             --
 Net Income                   --      --         --         --            --    1,692,481      --           --             --
 Other Comprehensive
   Income                     --      --         --         --            --           --      --           --        336,768
------------------------------------------------------------------------------------------------------------------------------
Balance -- December 31,
 1998                         --      --    442,768    442,768     9,974,682    4,810,129      --           --        479,931
 Issuance Of Common
   Stock                      --      --     53,401     53,401     2,774,792           --      --           --             --
 Dividends Paid               --      --         --         --            --     (309,877)     --           --             --
 Purchase Of Treasury
   Stock                      --      --         --         --            --           --   6,250     (337,500)            --
 Net Income                   --      --         --         --            --    2,089,675      --           --             --
 Other Comprehensive
   Loss                       --      --         --         --            --           --      --           --     (2,997,779)
------------------------------------------------------------------------------------------------------------------------------
Balance -- December 31,
 1999                         --      --    496,169    496,169    12,749,474    6,589,927   6,250     (337,500)    (2,517,848)
 Issuance Of Common
   Stock                      --      --         61         61         3,366           --      --           --             --
 Dividends Paid               --      --         --         --            --     (333,159)     --           --             --
 Net Income                   --      --         --         --            --    1,530,447      --           --             --
 Other Comprehensive
   Income                     --      --         --         --            --           --      --           --      2,279,341
------------------------------------------------------------------------------------------------------------------------------
Balance -- December 31,
 2000                         --   $  --    496,230   $496,230   $12,752,840   $7,787,215   6,250    $(337,500)   $  (238,507)
==============================================================================================================================


                             Total
                         Stockholders'
                            Equity
--------------------------------------
Balance --
 January 1, 1998          $13,826,704
 Issuance Of Common
   Stock                      117,151
 Dividends Paid              (265,594)
 Net Income                 1,692,481
 Other Comprehensive
   Income                     336,768
--------------------------------------
Balance -- December 31,
 1998                      15,707,510
 Issuance Of Common
   Stock                    2,828,193
 Dividends Paid              (309,877)
 Purchase Of Treasury
   Stock                     (337,500)
 Net Income                 2,089,675
 Other Comprehensive
   Loss                    (2,997,779)
--------------------------------------
Balance -- December 31,
 1999                      16,980,222
 Issuance Of Common
   Stock                        3,427
 Dividends Paid              (333,159)
 Net Income                 1,530,447
 Other Comprehensive
   Income                   2,279,341
--------------------------------------
Balance -- December 31,
 2000                     $20,460,278
======================================

See the accompanying notes to consolidated financial statements.

WEST POINTE BANCORP, INC. AND SUBSIDIARY
--------------------------------------------------------------------------------

                     CONSOLIDATED STATEMENTS OF CASH FLOWS

                                                                    For The Years Ended December 31,
                                                              --------------------------------------------
                                                                  2000            1999            1998
----------------------------------------------------------------------------------------------------------
Cash Flows From Operating Activities
  Net income                                                  $  1,530,447    $  2,089,675    $  1,692,481
  Adjustments to reconcile net income to net cash provided
    by operating activities:
    Depreciation and amortization:
      Bank premises and equipment                                  526,823         346,182         301,183
      Discounts and premiums                                      (214,096)       (251,776)         11,392
      Gain on sale of investment securities, net                   (32,451)        (26,378)       (180,515)
      Provision for loan losses                                  1,321,000       1,017,870         646,623
    Change in assets and liabilities:
      Increase in accrued interest receivable                     (835,555)       (405,792)       (501,274)
      Increase in accrued interest payable                         325,518         130,293         300,081
      Increase (decrease) in income taxes, net                    (327,023)       (248,931)         37,650
      Net change in other assets and other liabilities               7,599          71,605         205,813
----------------------------------------------------------------------------------------------------------
Net Cash Provided By Operating Activities                        2,302,262       2,722,748       2,513,434
----------------------------------------------------------------------------------------------------------
Cash Flows From Investing Activities
  (Increase) decrease in time certificates of deposit              167,389          90,781         (49,897)
  Principal repayments on investment securities                  3,043,135       2,342,463       1,440,914
  Sales of investment securities available for sale             26,765,836       7,442,659      10,906,445
  Maturities of investment securities available for sale        24,469,000      13,627,000      27,679,545
  Purchases of investment securities available for sale        (60,597,797)    (53,068,649)    (77,740,414)
  Net increase in loans                                        (16,623,691)    (34,683,694)    (22,557,619)
  Increase in cash surrender value of life insurance
    policies                                                    (3,661,949)       (104,924)        (91,238)
  Sales of real estate acquired by foreclosure                     373,500         203,553              --
  Purchases of bank premises and equipment                      (3,840,967)     (2,889,175)     (1,171,092)
----------------------------------------------------------------------------------------------------------
Net Cash Used In Investing Activities                          (29,905,544)    (67,039,986)    (61,583,356)
----------------------------------------------------------------------------------------------------------
Cash Flows From Financing Activities
  Net increase in noninterest bearing deposits                   3,819,008       1,590,078       3,097,621
  Net increase in interest bearing deposits                     18,817,798      54,265,141      52,302,658
  Net increase in securities sold under agreements to
    repurchase                                                   2,870,116       1,978,498       3,243,833
  Increase (decrease) in other borrowings                         (150,000)      1,837,500              --
  Proceeds from FHLB advances                                    5,000,000       5,000,000       5,000,000
  Repayments of FHLB advances                                   (5,000,000)     (5,000,000)             --
  Proceeds from issuance of common stock                             3,427       2,828,193         117,151
  Purchase of treasury stock                                            --        (337,500)             --
  Dividends paid                                                  (333,159)       (309,877)       (265,594)
----------------------------------------------------------------------------------------------------------
Net Cash Provided By Financing Activities                       25,027,190      61,852,033      63,495,669
----------------------------------------------------------------------------------------------------------
Net Increase (Decrease) In Cash And Cash Equivalents            (2,576,092)     (2,465,205)      4,425,747
Cash And Cash Equivalents -- Beginning Of Year                  16,074,057      18,539,262      14,113,515
----------------------------------------------------------------------------------------------------------
Cash And Cash Equivalents -- End Of Year                      $ 13,497,965    $ 16,074,057    $ 18,539,262
==========================================================================================================
Supplemental Disclosure Of Cash Flow Information
  Interest paid                                               $ 14,489,917    $ 10,746,419    $  8,496,784
  Income taxes paid                                                311,000         601,183         452,000
  Noncash investing and financing activities:
    Noncash transfer of loans to real estate acquired by
      foreclosure                                                  128,850         408,883         148,369
----------------------------------------------------------------------------------------------------------

See the accompanying notes to consolidated financial statements.

WEST POINTE BANCORP, INC. AND SUBSIDIARY
--------------------------------------------------------------------------------

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

  GENERAL

     The accompanying consolidated financial statements of West Pointe Bancorp, Inc. ("the Parent Company"), and its wholly-owned subsidiary, West Pointe Bank And Trust Company ("the Bank"), have been prepared in accordance with generally accepted accounting principles and conform to practices prevalent among financial institutions.

     The Bank is an Illinois banking organization which operates from five community banking locations in Illinois. The Bank provides a full range of banking services to individual and corporate customers in the St. Louis, Missouri metropolitan area. The Bank is subject to intense competition from other financial institutions. The Bank also is subject to the regulations of certain federal and state agencies and undergoes periodic examination by those regulatory authorities.

     Statement of Financial Accounting Standards (SFAS) No. 131, "Disclosures About Segments of an Enterprise and Related Information," requires business segments to be reported based on the way management organizes segments within an organization for making operating decisions and assessing performance. Management has not included disclosures regarding specific segments since management makes operating decisions and assesses performance based on West Pointe Bancorp, Inc. and subsidiary ("the Company") as a whole.

  CONSOLIDATION

     The consolidated financial statements include the accounts of the Parent Company and its wholly-owned subsidiary. All intercompany balances have been eliminated in consolidation.

  ACCOUNTING RECLASSIFICATIONS

     Certain 1999 and 1998 amounts have been reclassified where appropriate to conform to the consolidated financial statement presentation used in 2000.

  ACCOUNTING ESTIMATES

     The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reported period. Actual results could differ from those estimates.

  CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME

     SFAS No. 130, "Reporting Comprehensive Income," establishes standards for reporting and display of comprehensive income and its components (revenues, expenses, gains and losses) in a full set of general purpose financial statements. SFAS No. 130 requires that all items that are required to be recognized under accounting standards as components of comprehensive income be reported in a financial statement that is displayed with the same prominence as other financial statements, and requires an enterprise to (a) classify items of other comprehensive income by their nature in a financial statement and (b) display the accumulated balance of other comprehensive income separately from retained earnings and additional paid-in capital in the equity section of a balance sheet. The Company adopted the provisions of SFAS No. 130 as of

December 31, 1998 and reports comprehensive income on a separate statement. Application of SFAS No. 130 did not impact amounts previously reported for net income or affect the comparability of previously issued financial statements.

  CASH AND CASH EQUIVALENTS

     For purposes of the consolidated statements of cash flows, noninterest earning and interest earning demand amounts due from banks and federal funds sold are considered to be cash equivalents.

  FAIR VALUE OF FINANCIAL INSTRUMENTS

     SFAS No. 107, "Disclosures About Fair Value of Financial Instruments," requires that the estimated fair value of the Company's financial instruments be disclosed. Fair value estimates of financial instruments are made at a specific point in time, based on relevant market information and information about the financial instruments. These estimates do not reflect any premium or discount that could result from offering for sale at one time the entire holdings or a significant portion of a particular financial instrument. Because no market exists for a significant portion of the Company's financial instruments, some fair value estimates are subjective in nature and involve uncertainties and matters of significant judgment. Changes in assumptions could significantly affect these estimates. Fair value estimates are presented for existing on-balance-sheet and off-balance-sheet financial instruments without attempting to estimate the value of anticipated future business and the value of assets and liabilities that are not considered financial instruments. In addition, the tax ramifications related to the realization of the unrealized gains and losses can have a significant effect on fair value estimates and have not been considered in any of the estimates.

  INVESTMENT SECURITIES

     The Company classifies its investment securities as either available for sale or held to maturity.

     Held-to-maturity securities are those debt securities in which the Company has the ability and intent to hold until maturity. All other debt securities not included in held- to-maturity and all equity securities are classified as available for sale.

     Available-for-sale securities are recorded at fair value. Held-to-maturity securities are recorded at amortized cost, adjusted for the amortization of premiums or discounts. Unrealized gains and losses, net of the related tax effect, on available-for-sale securities are excluded from earnings and reported as other comprehensive income.

     A decline in the market value of any security below cost that is deemed to be "other than temporary" results in a charge to earnings and the establishment of a new cost basis for the security.

     Premiums and discounts are amortized over the lives of the respective securities as an adjustment to yield using a method which approximates level yield. Dividend and interest income are recognized when earned. Realized gains and losses are included in earnings and are derived using the specific-identification method for determining the cost of securities sold.

  MORTGAGE LOANS HELD FOR SALE

     The Company originates certain loans which are to be sold in the secondary mortgage market. Mortgage loans held for sale are carried at the lower of aggregate cost or market value.

  LOANS HELD FOR INVESTMENT

     Loans held for investment are carried at cost, as management has determined the Company has the ability to hold them to maturity and because it is management's intention to hold loans receivable for the foreseeable future. Interest is credited to income as earned; however, interest receivable is accrued only if deemed collectible. Loans are placed on nonaccrual status when management believes that the borrower's financial condition, after consideration of economic conditions and collection efforts, is such that collection of principal and/or interest is doubtful. Payments received on nonaccrual loans are recorded as principal reductions. A loan remains on nonaccrual status until the loan is current as to payment of both principal and interest and management determines that the financial condition of the borrower has improved to the extent that both principal and interest are deemed collectible.

     A loan is considered impaired when it is probable the Company will be unable to collect all amounts due, both principal and interest, according to the contractual terms of the loan agreement. When measuring impairment, the expected future cash flows of an impaired loan are discounted at the loan's effective interest rate. Alternatively, impairment can be measured by reference to an observable market price, if one exists, or the fair value of the collateral for a collateral-dependent loan. Regardless of the historical measurement method used, the Company measures impairment based on the fair value of the collateral when it determines foreclosure is probable. Additionally, impairment of loans for which terms have been modified in a troubled-debt restructuring is measured by discounting the total expected future cash flows at the loan's effective rate of interest as stated in the original loan agreement.

     The Company applies the recognition criteria for impaired loans to restructured loans and all non-accrual multi-family residential loans, commercial real estate loans and commercial loans. Smaller balance, homogeneous loans, including one-to-four family residential loans and consumer loans, are collectively evaluated for impairment. Interest income on impaired loans is recognized on a cash basis.

  ALLOWANCE FOR LOAN LOSSES

     The balance in the allowance is at a level considered adequate to provide for potential loan losses based on management's evaluation of the anticipated impact on the loan portfolio of current economic conditions, changes in the character and size of the portfolio, past and expected future loss experience of similar banks and other pertinent factors. Credits deemed uncollectible are charged to the allowance. Provisions for credit losses and recoveries on loans previously charged off are added to the allowance. Regulatory agencies, as a regular and integral part of their examination process, periodically review the Company's allowance for loan losses. Such agencies may require the Company to recognize additions to the allowance based on their judgment of information available to them at the time of their examination.

  REAL ESTATE ACQUIRED BY FORECLOSURE

     Real estate acquired by foreclosure is initially recorded on an individual property basis at estimated fair value, less cost to sell, on the date of foreclosure, thus establishing a new cost basis. Subsequent to foreclosure, real estate is periodically evaluated by management and a valuation allowance is established if the estimated fair value, less costs to sell, of the property declines. Subsequent increases in fair value are recorded through a reversal of the valuation allowance, but not below zero. Costs incurred in maintaining the properties are charged to expense.

     Profit on sales of foreclosed real estate is recognized when title has passed, minimum down payment requirements have been met, the terms of any notes received by the Company are such to satisfy continuing payment requirements and the Company is relieved of any requirement for continued involvement in the real estate. Otherwise, recognition of profit is deferred until such criteria are met.

  BANK PREMISES AND EQUIPMENT

     Bank premises and equipment are stated at cost, less accumulated depreciation and amortization computed using straight-line and accelerated methods. The assets are depreciated over the following periods:

                            Buildings and leasehold improvements                          39 years
                            Furniture and equipment                                     5-10 years

  SECURITIES SOLD UNDER AGREEMENTS TO REPURCHASE

     The Company enters into sales of securities under agreements to repurchase (repurchase agreements) at a specified date. Such repurchase agreements are considered financing arrangements, and, accordingly, the obligation to repurchase securities sold is reflected as a liability in the consolidated balance sheets. Repurchase agreements are collateralized by investment securities.

  INCOME TAXES

     The Company and its subsidiary file a consolidated federal income tax return. Income taxes are accounted for under the asset and liability method. Deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date.

  STOCK OPTION PLAN

     The Company accounts for its stock option plan in accordance with the provisions of Accounting Principles Board (APB) Opinion No. 25, "Accounting for Stock Issued to Employees," and related interpretations. As such, compensation expense is recorded on the date of grant only if the current market price of the underlying stock exceeds the exercise price. The Company has also adopted SFAS No. 123, "Accounting for Stock-Based Compensation", which permits entities to recognize as expense over the vesting period the fair value of all stock-based awards on the date of grant. Alternatively, SFAS No. 123 allows entities to apply the provisions of APB Opinion No. 25 and provide pro forma net income and earnings per share for employee stock option grants as if the fair-value-based method defined in SFAS No. 123 had been applied. The Company has elected to apply the provisions of APB Opinion No. 25 and provide the pro forma disclosure provisions of SFAS No. 123.

  EARNINGS PER SHARE

     Basic earnings per share (EPS) is computed by dividing income available to common stockholders by the weighted average number of common shares outstanding for the period. The computation of diluted EPS is similar except diluted EPS reflects the potential dilution that could occur if securities or other contracts to issue common stock were exercised or converted into common stock or resulted in the issuance of common stock that then shared in the earnings of the entity.

2. EARNINGS PER SHARE

     The computation of EPS is summarized as follows:

                                                              2000          1999          1998
-------------------------------------------------------------------------------------------------
Basic EPS:
  Net income                                               $1,530,447    $2,089,675    $1,692,481
=================================================================================================
  Average common shares outstanding                           489,940       464,611       442,412
=================================================================================================
  Basic EPS                                                $     3.12    $     4.50    $     3.83
=================================================================================================
Diluted EPS:
  Net income                                               $1,530,447    $2,089,675    $1,692,481
=================================================================================================
  Average common shares outstanding                           489,940       464,611       442,412
  Dilutive potential due to stock options                       3,701         2,999           269
-------------------------------------------------------------------------------------------------
  Average number of common shares and dilutive
     potential common shares outstanding                      493,641       467,610       442,681
=================================================================================================
  Diluted EPS                                              $     3.10    $     4.47    $     3.82
=================================================================================================

3. INVESTMENT SECURITIES

  AVAILABLE FOR SALE

     The amortized cost and fair value of available-for-sale investments in debt and equity securities are summarized as follows:

                                                       December 31, 2000
                                   ---------------------------------------------------------
                                                     Gross          Gross
                                    Amortized      Unrealized     Unrealized        Fair
                                       Cost          Gains          Losses         Value
--------------------------------------------------------------------------------------------
Obligations of U.S. government
  corporations and agencies        $ 74,481,192   $    372,934   $   (576,246)  $ 74,277,880
Mortgage-backed securities           11,414,994         65,558       (110,844)    11,369,708
Obligations of states and
  political subdivisions             29,417,797         89,432       (223,898)    29,283,331
--------------------------------------------------------------------------------------------
     Total Debt Securities          115,313,983        527,924       (910,988)   114,930,919
Equity securities                     1,118,200             --         (1,625)     1,116,575
--------------------------------------------------------------------------------------------
                                   $116,432,183   $    527,924   $   (912,613)  $116,047,494
============================================================================================

                                                       December 31, 1999
                                   ---------------------------------------------------------
                                                     Gross          Gross
                                    Amortized      Unrealized     Unrealized        Fair
                                       Cost          Gains          Losses         Value
--------------------------------------------------------------------------------------------
Obligations of U.S. government
  corporations and agencies        $ 63,312,008   $         --   $ (2,222,620)  $ 61,089,388
Mortgage-backed securities            7,712,919             --       (366,178)     7,346,741
Obligations of states and
  political subdivisions             36,071,610         21,297     (1,501,263)    34,591,644
--------------------------------------------------------------------------------------------
     Total Debt Securities          107,096,537         21,297     (4,090,061)   103,027,773
Equity securities                     1,076,600          7,719             --      1,084,319
--------------------------------------------------------------------------------------------
                                   $108,173,137   $     29,016   $ (4,090,061)  $104,112,092
============================================================================================

     Available-for-sale securities carried at approximately $54,933,000 and $50,077,000 at December 31, 2000 and 1999, respectively, were pledged to secure public deposits and for other purposes required or permitted by law.

     The amortized cost and fair value of available-for-sale debt securities by contractual maturity, are shown below. Actual maturities may differ from contractual maturities because borrowers may have the right to call or prepay obligations with or without call or prepayment penalties. The equity securities have no maturity dates and therefore, have been excluded below.

                                                                     December 31, 2000
                                                                ----------------------------
                                                                 Amortized          Fair
                                                                    Cost           Value
--------------------------------------------------------------------------------------------
Due in one year or less                                         $  4,876,842    $  4,883,496
Due after one year through five years                             42,847,345      43,033,463
Due after five years through ten years                            56,174,802      55,644,252
Mortgage-backed securities                                        11,414,994      11,369,708
--------------------------------------------------------------------------------------------
                                                                $115,313,983    $114,930,919
============================================================================================

     Proceeds from sales of available-for-sale debt securities were $26,765,836, $7,442,659 and $10,906,445 in 2000, 1999 and 1998, respectively.

     Gross realized gains and gross realized losses on sales of available-for-sale debt securities are summarized as follows:

                                                                  2000        1999        1998
------------------------------------------------------------------------------------------------
Gross realized gains                                            $ 46,435    $ 43,253    $180,515
Gross realized losses                                            (13,984)    (16,875)         --
------------------------------------------------------------------------------------------------
                                                                $ 32,451    $ 26,378    $180,515
================================================================================================

  HELD TO MATURITY

          The amortized cost and fair value of held-to-maturity investments in debt securities are summarized as follows:

                                                       December 31, 2000
                                      ----------------------------------------------------
                                                      Gross         Gross
                                      Amortized     Unrealized    Unrealized       Fair
                                         Cost         Gains         Losses        Value
------------------------------------------------------------------------------------------
Mortgage-backed securities            $2,821,121    $      --     $ (19,424)    $2,801,697
==========================================================================================

                                                       December 31, 1999
                                      ----------------------------------------------------
                                                      Gross         Gross
                                      Amortized     Unrealized    Unrealized       Fair
                                         Cost         Gains         Losses        Value
------------------------------------------------------------------------------------------
Mortgage-backed securities            $4,513,819    $      --     $ (63,227)    $4,450,592
==========================================================================================

     Held-to-maturity securities carried at approximately $1,328,000 and $4,037,000 at December 31, 2000 and 1999, respectively, were pledged to secure public deposits and for other purposes required or permitted by law.

4. LOANS

     Loans consist of:

                                                                    2000            1999
--------------------------------------------------------------------------------------------
Commercial loans                                                $ 45,889,923    $ 44,469,418
Commercial real estate loans                                      70,523,998      61,284,167
Real estate construction loans                                     9,953,117      11,074,257
Residential real estate loans                                     51,457,872      46,597,185
Consumer loans                                                    11,466,561      10,227,714
Mortgage loans held for sale                                         133,200         539,696
--------------------------------------------------------------------------------------------
  Total Loans                                                    189,424,671     174,192,437
Less: Allowance for loan losses                                    1,769,693       1,687,021
--------------------------------------------------------------------------------------------
                                                                $187,654,978    $172,505,416
============================================================================================

     A summary of activity in the allowance for loan losses follows:

                                                           2000           1999           1998
-------------------------------------------------------------------------------------------------
Balance -- beginning of year                            $ 1,687,021    $ 1,342,000    $   976,000
Provision charged to operations                           1,321,000      1,017,870        646,623
Charge-offs                                              (1,276,210)      (710,593)      (295,286)
Recoveries                                                   37,882         37,744         14,663
-------------------------------------------------------------------------------------------------
Balance -- end of year                                  $ 1,769,693    $ 1,687,021    $ 1,342,000
=================================================================================================

     The following table lists information related to nonperforming loans:

                                                                  2000         1999
--------------------------------------------------------------------------------------
Loans on nonaccrual status                                      $159,756    $1,552,319
Accruing loans past due 90 days or more                          685,344       790,690
--------------------------------------------------------------------------------------
                                                                $845,100    $2,343,009
======================================================================================
Interest that would have been recognized on nonaccrual loans
  in accordance with their original terms                       $ 32,531    $  145,410
Actual interest recorded for nonaccrual loans                         --        32,098
======================================================================================

     A portion of the allowance for loan losses is allocated to loans deemed impaired. All impaired loans are included in nonperforming loans. Information on these loans and their related allowance for loan losses is as follows:

                                                    2000                     1999                     1998
                                           ----------------------   ----------------------   ----------------------
                                            RECORDED    VALUATION    RECORDED    VALUATION    RECORDED    VALUATION
                                           INVESTMENT   ALLOWANCE   INVESTMENT   ALLOWANCE   INVESTMENT   ALLOWANCE
-------------------------------------------------------------------------------------------------------------------
Impaired loans:
  Valuation allowance required              $148,247    $148,000    $  858,600    $218,600    $147,731      $56,904
  No valuation allowance required                 --          --       468,737          --     752,279          --
-------------------------------------------------------------------------------------------------------------------
      Total impaired loans                  $148,247    $148,000    $1,327,337    $218,600    $900,010      $56,904
===================================================================================================================
Average balance of impaired loans during
  the year                                  $575,499                $1,113,124                $635,752
Interest income recognized on impaired
  loans during the year                        2,011                    34,677                  49,491
===================================================================================================================

5. BANK PREMISES AND EQUIPMENT

     Bank premises and equipment consist of:

                                                                   2000           1999
------------------------------------------------------------------------------------------
Land                                                            $ 1,546,427    $ 1,545,496
Buildings                                                         8,642,194      4,956,736
Leasehold improvements                                              683,198        683,198
Furniture and equipment                                           3,212,169      2,213,790
Automobiles                                                          90,980         67,877
Construction in progress                                              4,878        877,331
------------------------------------------------------------------------------------------
                                                                 14,179,846     10,344,428
Less: Accumulated depreciation and amortization                   2,003,960      1,482,257
------------------------------------------------------------------------------------------
                                                                $12,175,886    $ 8,862,171
==========================================================================================

     Depreciation and amortization expense for the years ended December 31, 2000, 1999 and 1998 amounted to $526,823, $346,182 and $301,183, respectively.

     The Company is obligated under a long-term lease agreement for the Bank's branch location in Columbia, Illinois through November 2007 with four five-year options. The lease provides that the Company may use and occupy the premises only for the purpose of maintaining and operating a branch bank. The lease calls for monthly rental payments of $3,960.

     Minimum lease payments at December 31, 2000 are due as follows:

Year                                      Amount
-------------------------------------------------
2001                                     $ 47,520
2002                                       47,520
2003                                       47,520
2004                                       47,520
2005                                       47,520
Thereafter                                 91,080
-------------------------------------------------
                                         $328,680
=================================================

     Rent expense for the years ended December 31, 2000, 1999 and 1998 amounted to $92,651, $82,136 and $67,582, respectively.

6. DEPOSITS

     Deposits consist of:

                                                                    2000            1999
--------------------------------------------------------------------------------------------
Noninterest bearing deposits:
  Demand deposit accounts                                       $ 31,169,626    $ 27,350,618
--------------------------------------------------------------------------------------------
Interest bearing deposits:
  Demand deposit accounts (NOW)                                   42,429,255      41,872,811
  Money market accounts                                           33,187,179      27,491,827
  Savings                                                         26,732,580      28,158,230
  Certificates of deposit, $100,000 and over                      45,353,042      45,906,985
  Other certificates of deposit                                  122,907,439     108,361,844
--------------------------------------------------------------------------------------------
       Total interest bearing deposits                           270,609,495     251,791,697
--------------------------------------------------------------------------------------------
       Total Deposits                                           $301,779,121    $279,142,315
============================================================================================

     The scheduled maturities of certificates of deposit, $100,000 and over and other certificates of deposit, were as follows:

Year                                        Amount
-----------------------------------------------------
2001                                     $141,895,048
2002                                       23,982,927
2003                                        1,126,048
2004                                          755,790
2005                                          500,668
-----------------------------------------------------
                                         $168,260,481
=====================================================

7. SECURITIES SOLD UNDER AGREEMENTS TO REPURCHASE

     Securities sold under agreements to repurchase (repurchase agreements) are treated as financing arrangements and other obligations to repurchase securities sold are reflected as a liability. The repurchase agreements generally mature within one year. The investment securities underlying the repurchase agreements were held by a designated safekeeping agent.

     The average balance and maximum amount outstanding at any month-end of repurchase agreements for the years ended December 31, 2000, 1999 and 1998 is summarized as follows:

                                                             2000           1999          1998
-------------------------------------------------------------------------------------------------
Average balance outstanding                               $ 9,576,456    $7,221,406    $3,770,165
-------------------------------------------------------------------------------------------------
Maximum month-end balance outstanding                     $10,827,178    $8,439,673    $5,616,642
=================================================================================================

8. OTHER BORROWINGS

     On December 7, 1999, the Company entered into a revolving line of credit with an unaffiliated bank which provides for financing of up to $2,500,000 at a variable rate of interest. The line of credit was payable on demand. The Company extended the term of the line of credit such that if no demand for payment is made, any outstanding principal balance is due on January 7, 2002. The line of credit is secured by 350,000 shares of Bank common stock. At December 31, 2000, advances on the line of credit totaled $1,687,500 and the interest rate was 9%.

9. FEDERAL HOME LOAN BANK ADVANCES

     Advances from the Federal Home Loan Bank of Chicago (FHLB) totaled $5,000,000 at both December 31, 2000 and 1999. In December 1999, the Company entered into an advance agreement with the FHLB for $5,000,000. This FHLB advance has an interest rate of 5.63% and matures on December 13, 2004. Beginning on December 13, 2000, the FHLB has the right to call the advance in whole or in part on a quarterly basis until it matures. Advances from the FHLB are secured by a blanket lien on qualifying first mortgage loans.

10. INCOME TAXES

     The composition of income tax expense (benefit) is as follows:

                                                                 2000         1999        1998
------------------------------------------------------------------------------------------------
Current
  Federal                                                      $ 189,414    $465,273    $615,319
  State                                                         (211,000)    (12,500)      7,500
------------------------------------------------------------------------------------------------
                                                                 (21,586)    452,773     622,819
Deferred
  Federal                                                        (80,214)    (98,673)   (133,169)
------------------------------------------------------------------------------------------------
                                                               $(101,800)   $354,100    $489,650
================================================================================================

     The components of deferred tax assets and deferred tax liabilities are summarized as follows:

                                                                  2000          1999
---------------------------------------------------------------------------------------
Deferred tax assets:
  Allowance for loan losses                                     $ 438,530    $  501,524
  Alternative minimum tax credits                                 241,243        54,291
  Deferred compensation                                           212,557       165,320
  Available-for-sale securities market valuation                  146,182     1,543,197
---------------------------------------------------------------------------------------
       Total deferred tax assets                                1,038,512     2,264,332
---------------------------------------------------------------------------------------
Deferred tax liabilities:
  Depreciation on bank premises and equipment                    (263,935)     (182,577)
  Accumulated market discount                                     (44,097)      (29,013)
  Other                                                            (9,103)      (14,564)
---------------------------------------------------------------------------------------
       Total deferred tax liabilities                            (317,135)     (226,154)
---------------------------------------------------------------------------------------
                                                                $ 721,377    $2,038,178
=======================================================================================

     The realization of the Company's net deferred tax assets is based on the expectation of future taxable income and the utilization of tax planning strategies. Based on these factors, management believes it is more likely than not that the Company will realize the net deferred tax asset of $721,377 at December 31, 2000. A valuation allowance is provided on deferred tax assets when it is more likely than not that some portion of the assets will not be realized.

     The following is a reconciliation of income tax expense to the amount computed at the federal statutory rate of 34%:

                                        2000                 1999                 1998
                                 ------------------   ------------------   ------------------
                                  AMOUNT        %      AMOUNT        %      AMOUNT        %
---------------------------------------------------------------------------------------------
Expected tax expense             $ 485,740     34.0   $ 830,884     34.0   $ 741,925     34.0
Items affecting federal income
  tax rate:
  State income taxes              (139,260)    (9.7)     (8,250)    (0.3)      4,950      0.2
  Tax-exempt interest             (444,321)   (31.1)   (469,262)   (19.2)   (254,258)   (11.7)
  Other                             (3,959)    (0.3)        728       --      (2,967)    (0.1)
---------------------------------------------------------------------------------------------
                                 $(101,800)    (7.1)  $ 354,100     14.5   $ 489,650     22.4
=============================================================================================

11. EMPLOYEE BENEFIT PLANS

     During 1992, the Company established a qualified, noncontributory, trusteed Retirement Savings Plan covering eligible full-time employees. The plan provides for contributions by the Company in such amounts as the Board of Directors may annually determine. The Company is under no obligation to make contributions to the plan. The employees may make voluntary contributions subject to certain limitations.

     The Board of Directors approved the accrual of a contribution to the Retirement Savings Plan in the amount of $60,000, $55,267 and $49,192 in 2000, 1999 and 1998, respectively.

     In 1992, the Company established a deferred compensation plan for the Company's Board of Directors. The plan is being funded through life insurance policies purchased and owned by the Company. The expense related to the deferred compensation plan totaled $118,455, $95,489 and $87,586 in 2000, 1999 and 1998,
respectively. The deferred compensation accrual is included in other liabilities in the consolidated balance sheets and amounted to $553,508 and $435,053 at December 31, 2000 and 1999, respectively.

     In 2000, the Company established a deferred compensation plan for the Company's president. The plan is being funded through life insurance policies purchased and owned by the Bank. The expense related to the deferred compensation plan totaled $5,852 in 2000.

12. STOCK OPTION PLAN

     During 1998, the Company adopted the 1998 Stock Option Plan (the Plan). The Plan provides that the Company may grant options for up to 50,000 shares of common stock to directors and employees in key management positions to encourage such directors and key employees to remain with the Company. Interest in the Plan for each participant vests in five equal installments from the date options are granted. The maximum term of the options is 10 years. On January 12, 2000, 14,000 additional shares were granted at an exercise price of $54. Activity within the Plan is summarized as follows:


                                     2000                1999                  1998
                              -------------------------------------------------------------
                                        WEIGHTED            Weighted               Weighted
                              NUMBER    AVERAGE    Number   Average     Number     Average
                                OF      EXERCISE     Of     Exercise      Of       Exercise
                              SHARES     PRICE     Shares    Price      Shares      Price
-------------------------------------------------------------------------------------------
Outstanding at January 1      25,000     $42.00    13,500    $40.00         --      $   --
Granted                       14,000      54.00    13,500     44.00     13,500       40.00
Exercised                         --         --       --         --         --          --
Forfeited                         --         --    (2,000)    42.00         --          --
-------------------------------------------------------------------------------------------
Outstanding at December 31    39,000     $46.31    25,000    $42.00     13,500      $40.00
===========================================================================================




     At December 31, 2000 and December 31, 1999, 7,500 and 2,500 stock options were exercisable, respectively. No stock options were exercisable at December 31, 1998.

     The Company applies APB opinion No. 25 in accounting for stock options and, accordingly, no compensation cost has been recognized in the consolidated financial statements. Had the Company determined compensation cost for stock options granted in 2000, 1999 and 1998 based on the fair value at the grant date under SFAS No. 123, the Company's net income in 2000, 1999 and 1998 would have been reduced to the pro forma amounts indicated below:

                                                              2000          1999          1998
-------------------------------------------------------------------------------------------------
Net income:
  As reported                                              $1,530,447    $2,089,675    $1,692,481
  Pro forma                                                 1,456,018     2,049,254     1,676,552
Earnings per share -- basic:
  As reported                                              $     3.12    $     4.50    $     3.83
  Pro forma                                                      2.97          4.41          3.79
Earnings per share -- diluted:
  As reported                                              $     3.10    $     4.47    $     3.82
  Pro forma                                                      2.95          4.38          3.79

     The per share fair values of stock options granted in 2000, 1999 and 1998 were estimated on the date of grant at $20.06, $12.93 and $13.36, respectively, using the Black-Scholes option-pricing model. The following assumptions were used to determine the per share fair value of the stock options granted in 2000, 1999 and 1998: dividend yield of 1.3% for each year; risk-free interest rate of 6.6%, 4.6% and 5.6%, respectively; and an estimated life of 7 years for each grant. The Company did not consider the expected volatility of its common stock over the estimated life of the options granted in 2000, 1999 or 1998 since its common stock is not traded publicly.

13. FINANCIAL INSTRUMENTS WITH OFF-BALANCE SHEET RISK

     The Company is a party to financial instruments with off-balance-sheet risk in the normal course of business to meet the financing needs of its customers. These financial instruments include commitments to extend credit and financial guarantees. These instruments involve, to varying degrees, elements of credit and interest-rate risk in excess of the amount recognized in the consolidated balance sheets. Interest rate risk on commitments to extend credit results from the possibility that interest rates may have moved unfavorably, from the position of the Company, since the time the commitment was made. The contract or notional amounts of these instruments reflect the extent of the Company's involvement in particular classes of financial instruments.

     The Company's exposure to credit loss in the event of nonperformance by the other party to the financial instrument for commitments to extend credit and financial guarantees written is represented by the contractual amount of these instruments. The Company uses the same credit policies in making commitments and conditional obligations as it does for on-balance-sheet instruments. Commitments to extend credit are agreements to lend to a customer as long as there is no violation of any condition established in the contract. Commitments generally have fixed expiration dates or other termination clauses and may require payment of a fee. Since certain of the commitments are expected to expire without being drawn upon, the total commitment amounts do not necessarily represent future cash requirements. The Company evaluates each customer's creditworthiness on a case-by-case basis. The amount of collateral obtained, if deemed necessary by the Company upon extension of credit, is based on management's credit evaluation of the counterparty. Collateral held varies but may include commercial real estate, accounts receivable, inventory, equipment and residential real estate.

     Standby letters of credit and financial guarantees written are conditional commitments issued by the Company to guarantee the performance of a customer to a third party. These guarantees are primarily issued to support contractual obligations of Bank customers. The credit risk involved in issuing letters of credit is essentially the same as that involved in extending loan facilities to customers.

     At December 31, 2000 and 1999, the Company had outstanding commitments to extend credit of approximately $28,909,000 and $31,446,000, respectively. In addition, the Company had commitments on standby letters of credit of approximately $4,225,000 and $3,756,000 at December 31, 2000 and 1999,
respectively.

14. CONCENTRATIONS OF CREDIT

     Substantially all of the Bank's loans, commitments, and standby letters of credit have been granted to customers in the Bank's market area. The concentrations of credit by type of loan are set forth in Note 4. The distribution of commitments to extend credit approximates the distribution of the loans outstanding. Standby letters of credit were granted primarily to commercial borrowers.

15. RELATED PARTY TRANSACTIONS

     Certain executive officers and directors were indebted to the Company for loans in the aggregate amount of approximately $5,765,000 and $4,929,000 at December 31, 2000 and 1999, respectively. Following is a summary of activity for 2000 of loans made by the Company to executive officers and directors or to entities in which such individuals had beneficial interest. Such loans were made in the normal course of business on substantially the same terms, including interest and collateral requirements, as those prevailing at the same time for comparable transactions with unrelated parties and did not involve more than the normal risk of collectibility or present unfavorable features.

Balance at January 1, 2000                                      $ 4,928,896
New loans                                                         2,797,373
Payments received                                                (1,991,647)
Impact of changes in director and executive officer status,
  net                                                                30,000
---------------------------------------------------------------------------
Balance at December 31, 2000                                    $ 5,764,622
===========================================================================

16. FAIR VALUE OF FINANCIAL INSTRUMENTS

     The estimated fair values of the Company's financial instruments were as follows:

                                       DECEMBER 31, 2000             December 31, 1999
                                  ---------------------------   ---------------------------
                                    CARRYING         FAIR         Carrying         Fair
                                     AMOUNT         VALUE          Amount         Value
-------------------------------------------------------------------------------------------
Financial assets:
  Cash and due from banks         $ 10,760,405   $ 10,760,405   $ 12,065,796   $ 12,065,796
  Federal funds sold                 2,600,000      2,600,000      3,600,000      3,600,000
  Interest bearing due from
     banks                             137,560        137,560        408,261        408,261
  Time certificates of deposit          99,806         99,806        267,170        267,170
  Available-for-sale securities    116,047,494    116,047,494    104,112,092    104,112,092
  Held-to-maturity securities        2,821,121      2,801,697      4,513,819      4,450,592
  Loans                            187,654,978    187,370,687    172,505,416    173,718,074
Financial liabilities:
  Deposits                         301,779,121    302,135,739    279,142,315    279,250,976
  Securities sold under
     agreements to repurchase        9,808,316      9,808,316      6,938,200      6,938,200
  Other borrowings                   1,687,500      1,687,500      1,837,500      1,837,500
  FHLB advances                      5,000,000      5,036,385      5,000,000      4,946,103

     The following methods and assumptions were used to estimate fair value of each class of financial instrument listed above:

  CASH AND CASH EQUIVALENTS

     Cash and cash equivalents consist of cash and due from banks, interest bearing due from banks, and federal funds sold. The carrying value is considered a reasonable estimate of fair value of these financial instruments due to their short-term nature.

  TIME CERTIFICATES OF DEPOSIT

     The carrying value is considered a reasonable estimate of fair value of the financial instrument.

  INVESTMENT SECURITIES

     Fair values are based on quoted market prices or dealer quotes.

  LOANS

     Fair values are estimated for portfolios of loans with similar financial characteristics. Loans are segregated by type, such as residential real estate, commercial real estate, and consumer loans. Each loan category is further segmented into fixed and adjustable rate interest terms and by performing and nonperforming categories. The fair value of loans is calculated by discounting scheduled cash flows through the estimated maturity using estimated market discount rates that reflect the credit and interest rate risk inherent in the loan. The estimate of maturity is based on the Company's historical experience, with repayments for each loan classification modified, as required, by an estimate of the effect of current economic and lending conditions.

  DEPOSITS

     The fair value of deposits with no stated maturity, such as noninterest bearing checking accounts, NOW accounts, money market deposit accounts, and savings accounts, is equal to the amount payable on demand at the reporting date. The fair value of certificates of deposit, all of which have stated maturities, is based on the discounted value of contractual cash flows. The discount rate is estimated using the rates currently offered for deposits of similar remaining maturities.

  SECURITIES SOLD UNDER AGREEMENTS TO REPURCHASE AND OTHER BORROWINGS

     The carrying value is considered a reasonable estimate of fair value of these financial instruments due to original maturities generally not exceeding one year.

  FHLB ADVANCES

     The fair value of FHLB advances is based on the discounted value of contractual cash flows. The discount rate is estimated using rates currently available to the Company for similar terms to maturity.

17. REGULATORY MATTERS

     The Company and the Bank are subject to various regulatory capital requirements administered by the federal banking agencies. Failure to meet minimum capital requirements can initiate certain mandatory -- and possibly additional discretionary -- actions by regulators that, if undertaken, could have a direct material effect on the financial statements. Under capital adequacy guidelines and the regulatory framework for prompt corrective action, the Company and the Bank must meet specific capital guidelines that involve quantitative measures of the Company's and the Bank's assets, liabilities, and certain off-balance-sheet items as calculated under regulatory accounting practices. The Company's and the Bank's capital amounts and classification are also subject to qualitative judgments by the regulators about components, risk weightings, and other factors.

     Quantitative measures established by regulation to ensure capital adequacy require the Company and the Bank to maintain minimum amounts and ratios (set forth in the following table) of Total and Tier I capital (as defined in the regulations) to risk-weighted assets (as defined), and of Tier I capital to average assets (as defined). Management believes, as of December 31, 2000, that the Company and the Bank meet all capital adequacy requirements to which they are subject.

     As of December 31, 2000, the most recent financial report filed with the FDIC categorized the Bank as well capitalized under the regulatory framework for prompt corrective action. To be categorized as well capitalized, the Bank must maintain minimum Total risk-based, Tier I risk-based, and Tier I leverage ratios as set forth in the following table. There are no conditions or events since that most recent filing that management believes have changed the institution's category.

     The capital amounts and ratios for the Company and the Bank are presented in the table below.

                                                                                 To Be Well Capitalized
                                                                                      Under Prompt
                                                         For Capital Adequacy       Corrective Action
                                       Actual                  Purposes                Provisions
                                --------------------    ----------------------   -----------------------
                                  Amount       Ratio       Amount       Ratio       Amount        Ratio
--------------------------------------------------------------------------------------------------------
As of December 31, 2000
  Total capital (to risk-
    weighted assets):
    Company                     $22,467,471    10.11%   >$ 17,772,383    >8.00%             NA        NA
    Bank                         23,893,830    10.76     > 17,770,159    >8.00   >$ 22,212,698    >10.00%
  Tier 1 capital (to risk-
    weighted assets):
    Company                      20,697,778     9.32     >  8,886,191    >4.00              NA        NA
    Bank                         22,124,137     9.96     >  8,885,079    >4.00    > 13,327,619    > 6.00
  Tier 1 capital (to average
    assets):
    Company                      20,697,778     6.02     > 13,742,950    >4.00              NA        NA
    Bank                         22,124,137     6.44     > 13,742,002    >4.00    > 17,177,502    > 5.00
As of December 31, 1999
  Total capital (to risk-
    weighted assets):
    Company                      21,188,564    10.56     > 16,050,356    >8.00              NA        NA
    Bank                         22,770,529    11.35     > 16,047,297    >8.00    > 20,059,122   > 10.00
  Tier 1 capital (to risk-
    weighted assets):
    Company                      19,498,070     9.72     >  8,025,178    >4.00              NA        NA
    Bank                         21,080,035    10.51     >  8,023,649    >4.00    > 12,035,473    > 6.00
  Tier 1 capital (to average
    assets):
    Company                      19,498,070     6.29     > 12,402,593    >4.00              NA        NA
    Bank                         21,080,035     6.80     > 12,402,593    >4.00    > 15,503,241    > 5.00

18. CONTINGENT LIABILITIES

     The Company is involved in various litigations arising in the ordinary course of business. In the opinion of management, at the present time, disposition of the suits and claims will not have a material effect on the financial position of the Company.

19. PARENT COMPANY FINANCIAL INFORMATION

     The following are condensed balance sheets as of December 31, 2000 and 1999 and condensed statements of income and cash flows for the years ended December 31, 2000, 1999 and 1998 for West Pointe Bancorp, Inc. (parent company only):

                            CONDENSED BALANCE SHEETS

                                                                   2000           1999
------------------------------------------------------------------------------------------
Assets
  Cash and due from banks                                       $   233,387    $   218,111
  Investment in subsidiary                                       21,886,638     18,562,187
  Other assets                                                       27,800         38,229
------------------------------------------------------------------------------------------
       Total Assets                                             $22,147,825    $18,818,527
==========================================================================================
Liabilities And Stockholders' Equity
  Other borrowings                                              $ 1,687,500    $ 1,837,500
  Other liabilities                                                      47            805
  Stockholders' equity                                           20,460,278     16,980,222
------------------------------------------------------------------------------------------
       Total Liabilities And Stockholders' Equity               $22,147,825    $18,818,527
==========================================================================================

                         CONDENSED STATEMENTS OF INCOME

                                                              2000          1999          1998
-------------------------------------------------------------------------------------------------
Distributed income from subsidiary                         $  693,028    $  309,877    $  265,593
Interest expense                                             (156,111)         (805)           --
Other expense                                                (183,380)      (84,743)      (62,155)
-------------------------------------------------------------------------------------------------
  Income before income tax benefit and equity in
     undistributed income of subsidiary                       353,537       224,329       203,438
Income tax benefit                                            131,800        33,200        25,600
-------------------------------------------------------------------------------------------------
  Income before equity in undistributed income of
     subsidiary                                               485,337       257,529       229,038
Equity in undistributed income of subsidiary                1,045,110     1,832,146     1,463,443
-------------------------------------------------------------------------------------------------
Net income                                                 $1,530,447    $2,089,675    $1,692,481
=================================================================================================

                       CONDENSED STATEMENTS OF CASH FLOWS

                                                           2000           1999           1998
-------------------------------------------------------------------------------------------------
Cash Flows From Operating Activities
  Net income                                            $ 1,530,447    $ 2,089,675    $ 1,692,481
  Equity in undistributed income of subsidiary           (1,045,110)    (1,832,146)    (1,463,443)
  Other, net                                                  9,671         23,942         16,504
-------------------------------------------------------------------------------------------------
Net Cash Provided By Operating Activities                   495,008        281,471        245,542
-------------------------------------------------------------------------------------------------
Cash Flows From Investing Activities
  Capital contributions to subsidiary                            --     (4,320,000)            --
-------------------------------------------------------------------------------------------------
Cash Flows From Financing Activities
  Proceeds from issuance of common stock                      3,427      2,828,193        117,151
  Purchase of treasury stock                                     --       (337,500)            --
  Dividends paid                                           (333,159)      (309,877)      (265,594)
  Increase (decrease) in other borrowings                  (150,000)     1,837,500             --
-------------------------------------------------------------------------------------------------
Net Cash Provided By (Used In) Financing Activities        (479,732)     4,018,316       (148,443)
-------------------------------------------------------------------------------------------------
Net Increase (Decrease) In Cash And Cash Equivalents         15,276        (20,213)        97,099
Cash And Cash Equivalents -- Beginning Of Year              218,111        238,324        141,225
-------------------------------------------------------------------------------------------------
Cash And Cash Equivalents -- End Of Year                $   233,387    $   218,111    $   238,324
=================================================================================================

                                    [PHOTO]

                                   DIRECTORS

SEATED, LEFT TO RIGHT:
Harry E. Cruncleton, Edward J. Szewczyk, M.D., William C. Allison

STANDING, LEFT TO RIGHT:
Jack B. Haydon, David G. Embry, Wayne W. Weeke, Terry W. Schaefer, Charles
G. Kurrus, III

WILLIAM C. ALLISON
Retired Managing Partner,
  Allison, Knapp and Siekmann

HARRY E. CRUNCLETON
Chairman of the Board

DAVID G. EMBRY
President, C-Mac, Inc.

JACK B. HAYDON
President, Reese Construction
  Company

CHARLES G. KURRUS, III
President, Kurrus Funeral Home

TERRY W. SCHAEFER
President and
  Chief Executive Officer

EDWARD J. SZEWCZYK, M.D.
Medical Doctor, private practice,
  Ophthalmology

WAYNE W. WEEKE
Retired President,
  Weeke Wholesale Company

                                    [PHOTO]

                       WEST POINTE BANK AND TRUST COMPANY

                                TRUST COMMITTEE

SEATED, LEFT TO RIGHT:
      Jack B. Haydon, Harry E. Cruncleton,
         Edward J. Szewczyk, M.D., William C. Allison
STANDING, LEFT TO RIGHT:
      Garrett C. Reuter, Robert G. Cady, Wayne W. Weeke,
         David G. Embry, Terry W. Schaefer, Charles G. Kurrus, III
NOT PICTURED:
      Quinten E. Spivey

                                    [PHOTO]

                       WEST POINTE BANK AND TRUST COMPANY

                                    OFFICERS

SEATED, LEFT TO RIGHT:
Toddy Cruncleton, Lois A. Elder, Bonnie M. Hettenhausen, Tracey J. Hartmann, Kimberly A. Stephens, Molly M. Watkins, Vicki R. Foster, Anne B. Oltmann, Kathleen A. Christopher

2ND ROW, STANDING LEFT TO RIGHT:
Quinten E. Spivey, Cynthia L. Heggemeier, Ramona L. Gebauer, Ann M. Rettinghouse, Debra S. Guenther, Sharon L. Cleveland, Melvin M. Embrich, Glennon A. Albers

3RD ROW, STANDING LEFT TO RIGHT:
Harry E. Cruncleton, Robert G. Cady, Dale A. Hoepfinger, Bruce A. Bone, William M. Metzger, Kory A. Kunze, Albert A. Miller, M. Todd Bernhardt, James W. Kuehn, and Terry W. Schaefer

HARRY E. CRUNCLETON
Chairman of the Board

TERRY W. SCHAEFER
President and
  Chief Executive Officer

BRUCE A. BONE
Executive Vice President and
  Chief Financial Officer

JAMES W. KUEHN
Senior Vice President

ROBERT G. CADY
Senior Vice President and
  Trust Officer

QUINTEN E. SPIVEY
Senior Vice President and
  Trust Officer

ALBERT A. MILLER
Senior Vice President

J. E. CRUNCLETON
Corporate Secretary and
  Marketing Director

BONNIE M. HETTENHAUSEN
Vice President

SHARON L. CLEVELAND
Vice President

M. TODD BERNHARDT
Vice President and
  Financial Advisor

GLENNON A. ALBERS
Vice President and
  Branch Manager

DALE A. HOEPFINGER
Vice President and
  Branch Manager

MELVIN M. EMBRICH
Vice President

CYNTHIA L. HEGGEMEIER
Senior Credit Analyst

LOIS A. ELDER
Assistant Vice President and
  Senior Program Director

WILLIAM M. METZGER
Assistant Vice President
  and Branch Manager

VICKI R. FOSTER
Assistant Vice President
  and Branch Manager

TRACEY J. HARTMANN
Assistant Vice President
  and Trust Officer

ANNE B. OLTMANN
Assistant Vice President

KORY A. KUNZE
Loan Officer

RAMONA L. GEBAUER
Compliance and Audit Officer

KATHLEEN A. CHRISTOPHER
Administrative Assistant

ANN M. RETTINGHOUSE
Assistant Cashier

MOLLY M. WATKINS
Assistant Cashier

KIMBERLY A. STEPHENS
Assistant Cashier

DEBRA S. GUENTHER
Loan Administration Officer

                                    [PHOTO]
                       WEST POINTE BANK AND TRUST COMPANY

                        ADVANTAGE POINTE ADVISORY BOARD

FIRST ROW -- SEATED LEFT TO RIGHT:
      Fredda Holt, Carl "Bud" Dietrich, Margaret Beaird
SECOND ROW, STANDING LEFT TO RIGHT:
      Phillip Auner, MD., Russell Pierce, Betty Cohn,
      Paul Holdener, M.D., June Johnson, Betty Sotiropoulous, and Ray Adams

NOT PICTURED:
      Sandra Parks and Lee Geller

STOCKHOLDER INFORMATION
--------------------------------------------------------------------------------

CORPORATE HEADQUARTERS

5701 West Main Street
Belleville, IL 62226
(618) 234-5700

ANNUAL MEETING

Wednesday, April 11, 2001
10:00 A.M.
St. Clair Country Club
South 78th Street
Belleville, IL 62223

INDEPENDENT AUDITORS

Rubin, Brown, Gornstein & Co. LLP
230 South Bemiston Avenue
St. Louis, MO 63105

TRANSFER AGENT

Illinois Stock Transfer Company
209 West Jackson Boulevard,
Suite 903
Chicago, IL 60606-6905

GENERAL INQUIRIES AND REPORTS

A copy of the Company's 2000 Annual
Report to the Securities and Exchange
Commission, Form 10-K, may be
obtained without charge by written
request of shareholders to:
Harry Cruncleton, Chairman
West Pointe Bancorp, Inc.
5701 West Main Street
Belleville, IL 62226

FDIC DISCLAIMER

This Annual Report has not been
reviewed, or confirmed for accuracy
or relevance, by the FDIC.

                     [2000 ANNUAL REPORT BACK COVER PAGE]