Form 10-K405, Exhibit 13
period 2001-12-31
WEST POINTE BANCORP INC
filed 2002-03-27
CIK 1040589

                                                                    EXHIBIT 13.1


                       [2001 ANNUAL REPORT COVER PAGE]

          [PICTURE]                                             [PICTURE]

WEST POINTE - BELLEVILLE - EAST                           WEST POINTE - SWANSEA



                                   [PICTURE]

                           WEST POINTE - BELLEVILLE



         [PICTURE]                                             [PICTURE]

  WEST POINTE - COLUMBIA                                   WEST POINTE - DUPO



                 West Pointe's Finest!

                                and...Southern Illinois' Best!

                        [WEST POINTE BANCORP, INC. LOGO]

TABLE OF CONTENTS
--------------------------------------------------------------------------------

                                                                                          Page
                                                                                          ----
Common Stock and Related Matters                                                            1
Message To Our Shareholders                                                                 3
Selected Consolidated Financial Information                                                 4
Management's Discussion and Analysis                                                        5
Independent Auditors' Report                                                               28
Consolidated Financial Statements                                                          29
Notes To Consolidated Financial Statements                                                 34
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

                                                                                    Cash
                                                               High      Low      Dividends
-------------------------------------------------------------------------------------------
2001
First Quarter                                                 $27.50    $27.50      $.09
Second Quarter                                                 27.50     27.50       .09
Third Quarter                                                  30.25     27.50       .09
Fourth Quarter                                                 31.00     30.25       .09
2000
First Quarter                                                 $27.00    $27.00      $.09
Second Quarter                                                 27.00     27.00       .09
Third Quarter                                                  27.00     27.00       .09
Fourth Quarter                                                 27.50     27.50       .09
1999
First Quarter                                                 $22.00    $22.00      $.08
Second Quarter                                                 27.00     23.50       .08
Third Quarter                                                  27.00     27.00       .09
Fourth Quarter                                                 27.00     27.00       .09

     During the second quarter of 2001, West Pointe's Board of Directors authorized a two-for-one stock split effected in the form of a 100% stock dividend. The stock dividend was distributed on July 2, 2001 to shareholders of record as of June 14, 2001. Common stock prices and cash dividends paid, as set forth in the above table, have been adjusted to reflect that transaction on a retroactive basis.

     The stockholders of West Pointe's common stock are entitled to dividends when, as and if declared by the Board of Directors, subject to the restrictions imposed by law. The Federal Reserve Board ("FRB") generally prohibits a bank holding company from declaring or paying a cash dividend that would impose undue pressure on the capital of subsidiary banks or would be funded only through borrowing or other arrangements that might adversely affect a bank holding company's financial position. The FRB's policy is that a bank holding company should not initiate or continue cash dividends on its common stock unless its net income is sufficient to fully fund each dividend and its prospective rate of earnings retention appears consistent with its capital needs, asset quality and overall financial condition. A bank holding company is expected to act as a source of financial strength for each of its subsidiary banks and to commit resources to support its banks in circumstances when it might not do so in the absence of such policy. There are no contractual restrictions that currently limit West Pointe's ability to pay dividends or that West Pointe reasonably believes are likely to limit materially the future payment of dividends on West Pointe's common stock.

     As of March 7, 2002, West Pointe had 612 registered stockholders of record for its common stock.

                               EXECUTIVE OFFICERS

                                    [PHOTO]

SEATED, LEFT TO RIGHT:
     Harry E. Cruncleton, Chairman of the Board, Terry W. Schaefer, President and Chief Executive Officer

STANDING:
      Bruce A. Bone, Executive Vice President and Chief Financial Officer

MESSAGE TO OUR SHAREHOLDERS
--------------------------------------------------------------------------------

TO OUR SHAREHOLDERS,

     We are pleased to present the financial results for 2001. Our efforts to enhance shareholder value in financial terms as well as widening the spectrum of products and services were achieved during the year. Following your review of the Report, we believe you will agree that 2001 was our most successful year to date, not only in terms of financial achievements, but also in promoting the Company's image as a premier community banking organization within southern Illinois and the St. Louis metropolitan area.

     During 2001, we focused our attention on improving performance levels to enhance shareholder value. We were successful in achieving our goals for the year and will continue to develop and implement measures to further enhance net income. Efforts by our experienced and professional senior management team, assisted by a loyal and dedicated support staff were instrumental in our accomplishments for 2001. Improvement in future performance levels will require a concerted effort by our entire staff. While we have often said that our Company's highest priorities must be achieving financial results and improving shareholder value, we are keenly aware that our people determine the ultimate results of our organization. This commitment translates to building an organization that supports all its stakeholders: shareholders, employees, customers, business associates and communities served.

     At the 2001 Annual Meeting of Shareholders, approval was obtained to increase the number of authorized shares of common stock from one million to ten million shares. On July 2, 2001, a two-for-one stock split, effected in the form of a 100% stock dividend, was distributed to shareholders of record as of June 14, 2001. Accordingly, all common stock prices and cash dividends paid, as reflected in this report, have been adjusted to reflect that transaction on a retroactive basis. In addition, during the third quarter of 2001, we adopted a Dividend Reinvestment Plan, which provides holders of our common stock with a convenient method of purchasing additional shares of common stock without fees of any kind by reinvesting Company dividends. Participants in the plan also have the option to purchase additional shares of our common stock with cash, subject to certain limitations. We are pleased with the present level of shareholder interest in the plan.

     Our largest challenge throughout 2001 was that of managing our net interest margin, the difference between the rates earned on earning assets and the rates paid on interest bearing liabilities, in particular, interest bearing deposits. With eleven rate reductions by the Federal Reserve Bank during 2001, this challenge became enormous. Considering that rates in 2001 reached extremely low levels, we have made every effort to competitively price rates offered to our customers, in an equitable manner, while managing and increasing the net interest margin.

     During 2001, through an agreement with Raymond James Financial Services, Inc., member NASD and SIPC, our brokerage and insurance function exceeded expectations as the products available through this arrangement were readily accepted by our customers. The brokerage and insurance function became part of our expanded Investment Services Department, formerly known as our Trust Department. In order to meet growth needs, the Investment Services Department was moved to the second level of our East Belleville banking location. This move provided for the addition of experienced trust personnel, allowing us to enhance services offered.

     The review of 2001 requires recognition of the horrific terrorist act on our Nation on September 11, 2001. It is with heartfelt grief and remembrance that we acknowledge the heroic efforts made and the many sacrifices which have resulted. Our great Nation will prevail, as United We Stand.

     On behalf of the Board of Directors of West Pointe Bancorp, Inc. and the management and employees of West Pointe Bank And Trust Company, we extend our sincere appreciation to you, our shareholders, for your loyal and continued support. We hope you are pleased with the results of 2001 as we look forward to continued growth and an exciting, profitable 2002.

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

                                                             AS OF AND FOR THE YEAR ENDED DECEMBER 31,
                                            ----------------------------------------------------------------------------
                                                2001            2000            1999            1998            1997
------------------------------------------------------------------------------------------------------------------------
SUMMARY OF OPERATIONS
Interest and fee income                     $ 24,030,281    $ 23,545,625    $ 19,219,917    $ 15,641,934    $ 11,618,831
Interest expense                              13,643,178      14,815,435      10,876,712       8,796,864       6,025,607
Net interest income                           10,387,103       8,730,190       8,343,205       6,845,070       5,593,224
Provision for loan losses                        630,000       1,321,000       1,017,870         646,623         509,277
Net interest income after provision for
  loan losses                                  9,757,103       7,409,190       7,325,335       6,198,447       5,083,947
Noninterest income                             3,681,537       2,382,176       2,057,513       1,786,052       1,324,741
Noninterest expense                            9,822,244       8,362,719       6,939,073       5,802,368       4,763,979
Net income                                     2,709,296       1,530,447       2,089,675       1,692,481       1,142,209
PER SHARE DATA
Earnings:
  Basic                                     $       2.76    $       1.56    $       2.25    $       1.91    $       1.57
  Diluted                                           2.73            1.55            2.23            1.91            1.57
Dividends declared                                   .36             .34             .33             .30             .28
Book value                                  $      23.78    $      20.75    $      17.22    $      17.74    $      15.73
Weighted average shares outstanding:
  Basic                                          980,513         979,880         929,223         884,824         727,238
  Diluted                                        992,183         987,282         935,221         885,362         727,238
SELECTED ACTUAL YEAR END BALANCES
Total assets                                $366,713,993    $341,055,543    $311,754,405    $250,582,295    $184,674,966
Loans                                        200,403,739     189,424,671     174,192,437     140,582,015     118,456,941
Allowance for loan losses                      2,224,352       1,769,693       1,687,021       1,342,000         976,000
Investment securities                        128,728,724     118,868,615     108,625,911      83,526,358      45,100,551
Deposits                                     322,100,723     301,779,121     279,142,315     223,287,096     167,886,817
Borrowings                                    18,724,629      16,495,816      13,775,700       9,959,702       1,715,869
Stockholders' equity                          23,387,722      20,460,278      16,980,222      15,707,510      13,826,704
SELECTED AVERAGE BALANCES
Assets                                      $355,436,082    $327,686,423    $278,358,989    $214,117,251    $152,850,749
Deposits                                     312,201,804     290,657,993     247,584,963     191,165,856     139,952,709
Stockholders' equity                          22,460,275      18,022,919      16,504,164      14,673,436      10,259,939
FINANCIAL RATIOS
Return on average assets                             .76%            .47%            .75%            .79%            .75%
Return on average equity                           12.06            8.49           12.66           11.53           11.13
Average equity to average assets                    6.32            5.50            5.93            6.85            6.71
Dividend payout ratio                              13.04           21.79           14.67           15.71           17.83

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

     The following provides a narrative discussion and analysis of the major trends affecting West Pointe's results of operations, financial condition, asset quality, and capital resources and asset/ liability management during the three-year period ended December 31, 2001. This discussion should be read in conjunction with the Consolidated Financial Statements of West Pointe and the accompanying Notes to Consolidated Financial Statements, which are included elsewhere in this report.

FORWARD-LOOKING STATEMENTS

     Management's discussion and analysis of financial condition and results of operations contains certain forward-looking statements with respect to the financial condition, results of operations and business of West Pointe. These forward-looking statements are not based on historical information, but rather are based on assumptions and describe future plans, strategies, projections and expectations of West Pointe and are generally identified by use of the terms "believe", "expect", "intend", "anticipate", "estimate", "project", or similar words. West Pointe's ability to predict results or the actual effect of future plans or strategies is uncertain. Factors which could have a material adverse effect on West Pointe's operations include, but are not limited to, changes in interest rates, general economic conditions, legislative/regulatory changes, monetary and fiscal policies of the U.S. Government, including policies of the U.S. Treasury and the Federal Reserve Board, the quality or composition of the loan or investment portfolios, demand for loan products, deposit flows, competition, demand for financial services in West Pointe's market areas and accounting principles and guidelines. All of these uncertainties, as well as others, are present in a banking operation and stockholders are cautioned that management's view of the future on which it prices its products, evaluates collateral, sets loan reserves and estimates costs of operation and regulation may prove to be other than as anticipated. West Pointe assumes no obligation to update any forward-looking statements that are made from time to time.

FINANCIAL OVERVIEW

     Net income for the year ended December 31, 2001, was $2,709,296 compared with $1,530,447 for the year ended December 31, 2000, and $2,089,675 for the year ended December 31, 1999, representing a 77.0% increase in net income for 2001 as compared to 2000 and a 26.8% decrease for 2000 compared to 1999. Return on average assets was .76% for the year ended December 31, 2001, .47% for the year ended December 31, 2000 and .75% for the year ended December 31, 1999. Return on average equity was 12.06% for the year ended December 31, 2001, 8.49% for the year ended December 31, 2000 and 12.66% for the year ended December 31, 1999. Basic net income per share for the year ended December 31, 2001 increased to $2.76 per share from $1.56 for the year ended December 31, 2000 and $2.25 for the year ended December 31, 1999. Diluted net income per share for the year ended December 31, 2001 increased to $2.73 per share from $1.55 for the year ended December 31, 2000 and $2.23 for the year ended December 31, 1999.

     The increase in net income for the year ended December 31, 2001 compared to the year ended December 31, 2000 was primarily the result of increases in net interest income and noninterest income, coupled with a significant reduction in the provision for loan losses. These items were partially offset by increases in noninterest expenses and income tax expense. During 2001, management of West Pointe resolved to increase the Company's net interest margin and increase sources of noninterest income. Among others, West Pointe achieved both of these objectives. The decrease in net income for the year ended December 31, 2000 compared to the year ended December 31, 1999 was primarily attributable to an increased provision for loan losses, coupled with additional expenses associated with the opening of two new banking locations, one in November 1999 and the other in June 2000. These items were partially offset by increases in noninterest income and reduced income tax expense. The increased provision for loan losses recorded during the year ended December 31, 2000 resulted from management's assessment of the loan portfolio and in particular to cover $864,000 of charge-offs associated with loans to two commercial borrowers. The loans to these commercial borrowers were made during the normal course of business.

     Total assets at December 31, 2001 increased to $366,713,993 compared with $341,055,543 at December 31, 2000 primarily from internal growth in the volume of interest bearing due from bank balances, loans and investment securities. These increases were funded by an increase in deposits, as well as an increase in securities sold under agreements to repurchase.

RESULTS OF OPERATIONS

  NET INTEREST INCOME

     Net interest income is comprised of interest income and loan-related fees less interest expense. Net interest income is affected by a number of factors including the level, pricing, mix and maturity of earning assets and interest bearing liabilities; interest rate fluctuations; and asset quality. Net interest income as presented below is on a "tax-equivalent" basis, which adjusts tax-exempt income to an amount that would yield the same after-tax income had the income been subject to taxation at the federal statutory rate, currently 34% for West Pointe.

     Net interest income for the year ended December 31, 2001, was $10,812,931 compared to $9,202,174 for the year ended December 31, 2000, an increase of 17.5%. Net interest income for the year ended December 31, 1999, was $8,872,059. In 1999, interest rates remained relatively level until the middle of the year, when rates began to increase. In 2000, the Federal Reserve continued increasing the federal funds rate from 5.50% at the end of 1999 to 6.50% at the end of 2000. In 2001, the Federal Reserve began reducing the federal funds rate and continued those reductions throughout the year, ending the year with a federal funds rate of 1.75%. The rapidly declining rate environment in 2001 and the fact that West Pointe was liability sensitive (within a one year period of time, the interest rates paid for liabilities were repricing faster than interest rates earned on earning assets) contributed to the increase in net interest income for the year ended December 31, 2001 compared to the year ended December 31, 2000. This allowed for a widening of the interest rate spread and an increase in net interest margin for the year ended December 31, 2001 compared to the year ended December 31, 2000.

     During the year ended December 31, 2001, the average balance of interest earning assets increased $22,548,389 compared with the year ended December 31, 2000, resulting in an increase in tax-equivalent interest income of $1,516,806. These increases were principally attributable to increases in the volume of loans and interest bearing due from bank balances. Changes in yields on interest earning assets decreased tax-equivalent interest income by $1,078,306. The yield on the loan portfolio decreased 48 basis points for the year ended December 31, 2001 compared to the year ended December 31, 2000 due to decreases in the prime lending rate. While certain loans in the commercial and real estate loan portfolios reprice upward or downward as the prime rate changes, the timing of this repricing does not always occur simultaneously with the prime rate change. Loans that reprice with changes in the prime rate generally reprice to the same extent. The yield on taxable securities decreased 21 basis points while the yield on tax-exempt securities increased 22 basis points during the year ended December 31, 2001, compared to the year ended December 31, 2000. The yield on taxable securities decreased as certain holdings were called for redemption or were sold. Although the overall interest rate environment declined throughout 2001, West Pointe management analyzed potential interest rate risk in the investment portfolio that could occur in a rising rate environment. This potential interest rate risk could result in a net unrealized loss in the portfolio that exceeds West Pointe's acceptable level. In an effort to limit this potential interest rate risk exposure, management elected to sell certain taxable securities. Proceeds from these securities were generally invested in taxable securities at lower rates associated with the interest rate environment that existed at the time. The yield on tax-exempt securities increased as certain lower yielding holdings matured.

     The increase in the average balance of interest earning assets of $43,817,105 during the year ended December 31, 2000 compared with the year ended December 31, 1999, resulted in an increase in tax-equivalent interest income of $3,476,174. These increases were principally attributable to increases in the volume of loans and investment securities. Changes in yields on interest earning assets during the year ended December 31, 2000 compared to the year ended December 31, 1999 increased tax-equivalent interest income by $792,664. The yield on the loan portfolio increased 37 basis points during the year ended December 31, 2000, compared to the year ended December 31, 1999 due to increases in the prime lending rate. The yield on taxable securities increased 27 basis points while the yield on tax-exempt securities decreased 14 basis points during the year ended December 31, 2000, compared to the year ended December 31, 1999. The reduced yield on tax-exempt securities occurred as certain holdings matured. Proceeds from these securities, along with other purchases, were generally invested in taxable securities yielding higher rates associated with the interest rate environment that existed at the time.

     The average balance of interest bearing liabilities increased $18,984,042 from the year ended December 31, 2000 to the year ended December 31, 2001. This increase included an increase of $17,700,308 in average interest bearing deposits. The majority of this increase was attributable to increases in the average balance of savings and money market deposits, as well as time deposits. The increase in the average balance of savings and money market deposits was due, in part, to the daily transfer of certain account balances from interest bearing demand deposits to savings deposits, which is discussed further under "Deposits." The increase in the average balance of time deposits resulted primarily from normal growth. The increase in the average balance of interest bearing liabilities from the year ended December 31, 2000 to the year ended December 31, 2001 also includes an increase of $1,502,313 in average short-term borrowings. The increase in average short-term borrowings is discussed under "Borrowings." The increase in the average balance of interest bearing liabilities for the year ended December 31, 2001, compared to the year ended December 31, 2000, resulted in an increase in interest expense of $769,698. The average rate paid on total interest bearing liabilities decreased 73 basis points for the year ended December 31, 2001, compared to the year ended December 31, 2000. This decrease resulted in a decrease in interest expense of $1,941,955.

     The average balance of interest bearing liabilities increased $45,872,524 from the year ended December 31, 1999 to the year ended December 31, 2000. This increase included an increase of $41,632,619 in average interest bearing deposits. The majority of this increase was attributable to increases in the average balance of interest bearing demand and time deposits. The increase in the average balance of interest bearing demand deposits was primarily attributable to one new account relationship, which is discussed further under "Deposits." The increase in the average balance of time deposits resulted primarily from promotional activities relating to West Pointe's new banking locations. The increase in the average balance of interest bearing liabilities from the year ended December 31, 1999 to the year ended December 31, 2000 also includes an increase of $4,117,216 in average short-term borrowings. The increase in average short-term borrowings is discussed under "Borrowings." The increase in the average balance of interest bearing liabilities for the year ended December 31, 2000, compared to the year ended December 31, 1999, resulted in an increase in interest expense of $2,159,806. The average rate paid on total interest bearing liabilities increased 65 basis points for the year ended December 31, 2000, compared to the year ended December 31, 1999. This increase resulted in an increase in interest expense of $1,778,917.

     During 2001, West Pointe's net interest margin was 3.29% compared with 3.01% and 3.38% in 2000 and 1999, respectively. Interest rate trends had a significant impact on West Pointe's yields and costs during the period from 1999 through 2001. The increase in the net interest margin for the year ended December 31, 2001 compared to the year ended December 31, 2000 occurred as the decrease in average rates paid on interest bearing liabilities exceeded the decrease in yields on interest earning assets. The decrease in the net interest margin for the year ended December 31, 2000 compared to the year ended December 31, 1999 occurred as the increase in average rates paid on interest bearing liabilities exceeded the increase in yields on interest earnings assets. In addition to the interest rate environment, competitive pricing for both loans and deposits continues to directly affect the net interest margin.

     The following table sets forth West Pointe's average balance sheets for the last three years, the interest income and expense associated with such categories of interest earning assets and interest bearing liabilities, and the average yields and rates on such categories.

         DISTRIBUTION OF AVERAGE ASSETS, LIABILITIES AND STOCKHOLDERS'
                      EQUITY AND INTEREST RATE INFORMATION

                                                              2001                                   2000
                                              ---------------------------------------------------------------------------
                                                                           AVERAGE                                Average
                                                AVERAGE                    YIELD/      AVERAGE                    YIELD/
                                                BALANCE       INTEREST      COST       BALANCE       INTEREST      COST
-------------------------------------------------------------------------------------------------------------------------
ASSETS
Interest earning assets:
Interest bearing due from banks               $ 11,753,330   $   422,254    3.59%    $    452,203   $    26,552    5.87%
 Loans(1)                                      197,897,220    16,692,988    8.44      183,667,278    16,381,016    8.92
 Taxable securities(3)                          88,587,493     5,538,674    6.25       82,281,707     5,313,452    6.46
 Non-taxable securities(2)(3)                   29,186,073     1,747,098    5.99       35,160,554     2,027,414    5.77
 Federal funds sold                              1,181,917        55,095    4.66        4,495,902       269,175    5.99
-------------------------------------------------------------------------------------------------------------------------
    Total interest earning assets              328,606,033    24,456,109    7.44      306,057,644    24,017,609    7.85
=========================================================================================================================
Noninterest earning assets:
 Cash and due from banks                         8,437,289                              8,998,978
 Bank premises and equipment                    11,989,177                             11,191,390
 Other assets                                    8,418,841                              3,247,522
 Allowance for loan losses                      (2,015,258)                            (1,809,111)
-------------------------------------------------------------------------------------------------------------------------
    Total Assets                              $355,436,082                           $327,686,423
=========================================================================================================================
LIABILITIES AND
 STOCKHOLDERS' EQUITY
Interest bearing liabilities:
 Interest bearing demand deposits             $ 33,540,792   $   818,209    2.44%    $ 39,940,625   $ 1,499,024    3.75%
 Savings and money market deposits              78,825,862     2,313,011    2.93       57,862,813     2,398,492    4.15
 Time deposits                                 169,180,742     9,680,977    5.72      166,043,650     9,950,261    5.99
 Short-term borrowings                          13,106,296       545,559    4.16       11,603,983       664,412    5.73
 Federal Home Loan Bank advances                 5,000,000       285,422    5.71        5,218,579       303,246    5.81
-------------------------------------------------------------------------------------------------------------------------
    Total interest bearing liabilities         299,653,692    13,643,178    4.55      280,669,650    14,815,435    5.28
-------------------------------------------------------------------------------------------------------------------------
Noninterest bearing liabilities:
 Demand deposits                                30,654,408                             26,810,905
 Other liabilities                               2,667,707                              2,182,949
-------------------------------------------------------------------------------------------------------------------------
    Total Liabilities                          332,975,807                            309,663,504
 Stockholders' equity                           22,460,275                             18,022,919
-------------------------------------------------------------------------------------------------------------------------
    Total Liabilities and Stockholders'
      Equity                                  $355,436,082                           $327,686,423
=========================================================================================================================
Net interest income                                          $10,812,931                            $ 9,202,174
=========================================================================================================================
Interest rate spread                                                        2.89%                                  2.57%
=========================================================================================================================
Net interest margin                                                         3.29%                                  3.01%
=========================================================================================================================

                                                              1999
                                              ------------------------------------
                                                                           Average
                                                AVERAGE                    YIELD/
                                                BALANCE       INTEREST      COST
--------------------------------------------
ASSETS
Interest earning assets:
Interest bearing due from banks               $  1,739,598   $    85,270    4.90%
 Loans(1)                                      157,019,458    13,430,674    8.55
 Taxable securities(3)                          62,297,528     3,856,155    6.19
 Non-taxable securities(2)(3)                   35,970,393     2,124,057    5.91
 Federal funds sold                              5,213,562       252,615    4.85
--------------------------------------------
    Total interest earning assets              262,240,539    19,748,771    7.53
============================================
Noninterest earning assets:
 Cash and due from banks                         7,983,101
 Bank premises and equipment                     7,117,697
 Other assets                                    2,504,162
 Allowance for loan losses                      (1,486,510)
--------------------------------------------
    Total Assets                              $278,358,989
============================================
LIABILITIES AND
 STOCKHOLDERS' EQUITY
Interest bearing liabilities:
 Interest bearing demand deposits             $ 24,247,574   $   576,521    2.38%
 Savings and money market deposits              55,278,355     1,967,897    3.56
 Time deposits                                 142,688,540     7,744,850    5.43
 Short-term borrowings                           7,486,767       332,823    4.45
 Federal Home Loan Bank advances                 5,095,890       254,621    5.00
--------------------------------------------
    Total interest bearing liabilities         234,797,126    10,876,712    4.63
--------------------------------------------
Noninterest bearing liabilities:
 Demand deposits                                25,370,494
 Other liabilities                               1,687,205
--------------------------------------------
    Total Liabilities                          261,854,825
 Stockholders' equity                           16,504,164
--------------------------------------------
    Total Liabilities and Stockholders'
      Equity                                  $278,358,989
============================================
Net interest income                                          $ 8,872,059
============================================
Interest rate spread                                                        2.90%
============================================
Net interest margin                                                         3.38%
============================================

(1) For purposes of these computations, nonaccrual loans are included in the daily average loan amounts outstanding; interest on nonaccrual loans is recorded when received.

(2) Information presented on a tax-equivalent basis assuming a tax rate of 34%. The tax-equivalent adjustment amounted to $425,828, $471,984 and $528,854 for 2001, 2000 and 1999, respectively.

(3) Yields are calculated on historical cost and exclude the impact of the unrealized gain (loss) on available for sale securities.

     The following table sets forth the volume and rate variances that affected net interest income.

                                                  2001 COMPARED WITH 2000                 2000 Compared With 1999
                                               INCREASE (DECREASE) DUE TO(1)           Increase (Decrease) Due to(1)
                                           -----------------------------------------------------------------------------
                                             VOLUME        RATE           NET         VOLUME        RATE         NET
------------------------------------------------------------------------------------------------------------------------
Interest earned on:
  Interest bearing due from banks          $  411,159   $   (15,457)  $   395,702   $  (72,965)  $   14,247   $  (58,718)
  Loans                                     1,224,627      (912,655)      311,972    2,351,174      599,168    2,950,342
  Taxable securities                          400,816      (175,594)      225,222    1,282,845      174,452    1,457,297
  Non-taxable securities(2)                  (355,340)       75,024      (280,316)     (47,088)     (49,555)     (96,643)
  Federal funds sold                         (164,456)      (49,624)     (214,080)     (37,792)      54,352       16,560
------------------------------------------------------------------------------------------------------------------------
      Total interest earning assets         1,516,806    (1,078,306)      438,500    3,476,174      792,664    4,268,838
------------------------------------------------------------------------------------------------------------------------
Interest paid on:
  Interest bearing demand deposits           (214,450)     (466,365)     (680,815)     488,407      434,096      922,503
  Savings and money market deposits           732,729      (818,210)      (85,481)      94,745      335,850      430,595
  Time deposits                               185,249      (454,533)     (269,284)   1,352,468      852,943    2,205,411
  Short-term borrowings                        78,802      (197,655)     (118,853)     217,894      113,695      331,589
  Federal Home Loan Bank advances             (12,632)       (5,192)      (17,824)       6,292       42,333       48,625
------------------------------------------------------------------------------------------------------------------------
      Total interest bearing liabilities      769,698    (1,941,955)   (1,172,257)   2,159,806    1,778,917    3,938,723
------------------------------------------------------------------------------------------------------------------------
Net interest income                        $  747,108   $   863,649   $ 1,610,757   $1,316,368   $ (986,253)  $  330,115
========================================================================================================================

(1) The change in interest due to both rate and volume has been allocated to rate and volume changes in proportion to the relationship of the absolute dollar amounts of the change in each.

(2) Presented on a tax-equivalent basis assuming a tax rate of 34%. The tax-equivalent adjustment relating to the change in interest income was a decrease of $46,156 for 2001 compared with 2000 and a decrease of $56,870 for 2000 compared with 1999.

  PROVISION FOR LOAN LOSSES

     The provision for loan losses represents management's judgment of the cost associated with credit risk inherent in the loan portfolio. Factors which influenced management's determination of the provision for loan losses include, among other things, size and quality of the loan portfolio measured against prevailing economic conditions, regulatory guidelines, and historical loan loss experience. The provision for loan losses charged to expense in the year ended December 31, 2001 decreased to $630,000 compared with $1,321,000 and $1,017,870 in the years ended December 31, 2000 and 1999, respectively. The decrease in the provision for loan losses in the year ended December 31, 2001 compared to the year ended December 31, 2000 was primarily attributable to overall improvement in the quality of the loan portfolio. Overall growth in the loan portfolio also impacted the level of the provision for loan losses recorded during the year ended December 31, 2001. The increase in the provision for loan losses recorded in the year ended December 31, 2000 compared to the year ended December 31, 1999 resulted from management's assessment of the loan portfolio and in particular to cover $864,000 of charge-offs associated with loans to two commercial borrowers and from overall growth in the loan portfolio. Activity in the allowance for loan losses and nonperforming loan data are discussed under "ASSET QUALITY."

  NONINTEREST INCOME

     Excluding net securities gains, noninterest income for the year ended December 31, 2001 was $3,291,068 compared with $2,349,725 and $2,031,135 in the years ended December 31, 2000 and

1999, respectively. Total noninterest income as a percentage of average assets was 1.04%, .73% and .74% for the years ended December 31, 2001, 2000 and 1999, respectively.

     The following table sets forth information pertaining to the major components of noninterest income.

                                                             Year Ended December 31,
                                                      --------------------------------------
                                                         2001          2000          1999
--------------------------------------------------------------------------------------------
Service charges on deposits                           $1,289,456    $  997,942    $  821,725
Mortgage banking                                         307,912       207,346       411,953
Trust fees                                               552,241       395,279       309,718
Credit card income                                       330,605       274,543       223,645
Increase in cash surrender value of life insurance       304,882       149,923        70,718
Gain on sale of investment securities, net               390,469        32,451        26,378
Other                                                    505,972       324,692       193,376
--------------------------------------------------------------------------------------------
Total noninterest income                              $3,681,537    $2,382,176    $2,057,513
============================================================================================

     The largest component of noninterest income, service charges on deposits, consists of fees on both interest bearing and noninterest bearing accounts and charges for insufficient funds and overdrafts. Service charges on deposits totaled $1,289,456 for the year ended December 31, 2001 compared to $997,942 and $821,725 for the years ended December 31, 2000 and December 31, 1999, respectively. Early in 2001, West Pointe management, with assistance from a third party vendor, completed an analysis of the Company's deposit account service charge schedule. As a result of that analysis, various deposit account service charges were increased during the second quarter of the year. The results of these increases contributed to the increase in service charges on deposit accounts for the year ended December 31, 2001 compared to the year ended December 31, 2000. In addition, service charges associated with the growth in the volume of deposits contributed to the increases in service charges on deposits for the year ended December 31, 2001 compared to the year ended December 31, 2000 and the year ended December 31, 2000 compared to the year ended December 31, 1999.

     Mortgage banking income totaled $307,912 for the year ended December 31, 2001 compared to $207,346 and $411,953 for the years ended December 31, 2000 and December 31, 1999, respectively. The higher levels of mortgage banking income for the years ended December 31, 2001 and December 31, 1999 were indicative of the lower interest rate environment that existed at the time. The lower level of mortgage banking income for the year ended December 31, 2000 was reflective of the higher interest rate environment that existed during the year. A decreasing rate environment, as experienced in 2001 and 1999, tends to speed up mortgage loan origination activities.

     Income from trust fees totaled $552,241 for the year ended December 31, 2001 compared to $395,279 and $309,718 for the years ended December 31, 2000 and December 31, 1999, respectively. During the fourth quarter of 2000, additional trust administrative personnel were employed by West Pointe. The increase in income from trust fees for the year ended December 31, 2001 was partially due to additional revenues generated as a result of these staffing additions, coupled with one-time fees charged in connection with the administration of certain estates and new business development. Late in 2001, West Pointe employed an additional staff member with substantial farm management expertise. Additional revenues, in the form of farm management fees are anticipated in 2002 as a result of this staffing addition. The increase in income from trust fees for the year ended December 31, 2000 compared to December 31, 1999 was primarily attributable to one-time fees charged in connection with the administration of certain estates coupled with fees charged in connection with one particular short-term fiduciary relationship.

     Credit card income totaled $330,605 for the year ended December 31, 2001 compared to $274,543 and $223,645 for the years ended December 31, 2000 and December 31, 1999, respectively. Credit card income primarily consists of fees charged to merchants for processing credit card transactions and interchange fees received on transactions of West Pointe's cardholders. The increases in credit card income for the year ended December 31, 2001 compared to the year ended December 31, 2000 and for the year ended December 31, 2000 compared to the year ended December 31, 1999, were partially attributable to additional merchant related revenues as well as revenues associated with West Pointe's "debit" card product.

     During the year ended December 31, 2001, West Pointe recorded an increase in cash surrender value of life insurance of $304,882 compared to $149,923 and $70,718 for the years ended December 31, 2000 and December 31, 1999, respectively. These cash surrender value increases relate to various bank owned life insurance (BOLI) policies. Certain of the insurance policies serve as funding mechanisms for West Pointe's director fee deferral program, West Pointe's salary continuation plan which was established in 2000 for the Company's President and Chief Executive Officer and for West Pointe's Community Scholarship Program which was also established in 2000. The remainder of the policies were purchased to provide an additional employee benefit to certain Company officers. These BOLI policies provide certain benefits to the Company including, but not limited to, the deferral of income taxes on the increase in their cash surrender values.

     Net securities gains totaled $390,469 for the year ended December 31, 2001 compared to $32,451 and $26,378 for the years ended December 31, 2000 and December 31, 1999, respectively. Net securities gains for the year ended December 31, 2001 primarily resulted from management's decision to reconfigure certain segments of the investment portfolio so as to limit potential interest rate risk as described under "Net Interest Income." Net securities gains for the year ended December 31, 2000 resulted from management's decision to reconfigure certain segments of the investment portfolio in order to provide certain income tax related benefits. Net securities gains for the year ended December 31, 1999 resulted from opportunities in the market place to take such gains.

     Other noninterest income includes such items as brokerage and insurance revenues, interchange fees on automated teller machine (ATM) transactions, safe deposit rental fees, check printing fees and other miscellaneous fees. Collectively, the components of other noninterest income generated revenues of $505,972 for the year ended December 31, 2001 compared to $324,692 and $193,376 for the years ended December 31, 2000 and December 31, 1999, respectively. The increase in other noninterest income for the year ended December 31, 2001 compared to the year ended December 31, 2000 was primarily attributable to revenues generated from West Pointe's brokerage and insurance function. In January 2001, through an arrangement with Raymond James Financial Services, Inc., member NASD and SIPC, West Pointe expanded its services to include additional investment opportunities. Products available through this arrangement include stocks, bonds, mutual funds, annuities and other non-deposit investment products and services. The Company employed two additional staff members to administer the brokerage and insurance function. The increase for the year ended December 31, 2000 compared to the year ended December 31, 1999 was primarily attributable to growth in fee income associated with ATM's.

  NONINTEREST EXPENSE

     Noninterest expense increased $1,459,525, or 17.5%, to $9,822,244 for the year ended December 31, 2001 compared with $8,362,719 and $6,939,073 for the years ended December 31, 2000 and 1999, respectively. The increases for the year ended December 31, 2001 compared to the year ended December 31, 2000 and for the year ended December 31, 2000 compared to the year ended December 31, 1999 were primarily attributable to increases in employee compensation and other benefits, coupled with increases in net occupancy expenses, other noninterest expenses, which include such items as legal and professional fees, FDIC insurance premiums, mortgage banking expenses, postage costs, and certain credit card program expenses. Noninterest expense as a percentage of average assets was 2.76%, 2.55% and 2.49% for the years ended December 31, 2001, 2000 and 1999, respectively.

     The following table sets forth information pertaining to the major components of noninterest expense.

                                                              Year Ended December 31,
                                                        ------------------------------------
                                                           2001         2000         1999
--------------------------------------------------------------------------------------------
Employee compensation and other benefits                $5,030,777   $4,101,680   $3,510,251
Occupancy, net                                             741,577      565,704      410,158
Furniture and equipment                                    555,886      485,164      365,957
Data processing                                            402,102      367,236      323,011
Advertising                                                325,355      308,516      280,948
Other                                                    2,766,547    2,534,419    2,048,748
--------------------------------------------------------------------------------------------
       Total noninterest expense                        $9,822,244   $8,362,719   $6,939,073
============================================================================================

     Employee compensation and other benefits is the largest component of noninterest expense representing approximately 51% of total noninterest expense for the year ended December 31, 2001. Expenses associated with employee compensation and other benefits totaled $5,030,777 for the year ended December 31, 2001 compared to $4,101,680 and $3,510,251 for the years ended December 31, 2000 and December 31, 1999, respectively. The increases in employee compensation and other benefits for the year ended December 31, 2001 compared to the year ended December 31, 2000 and for the year ended December 31, 2000 compared to the year ended December 31, 1999 primarily reflected the cost of normal merit increases and staff additions associated with the addition of a Dupo, Illinois banking location and a second Belleville, Illinois banking location. These two locations opened in November 1999 and June 2000, respectively. Expenses associated with staffing additions, attributable to overall growth in bank operations, also contributed to the increases for the periods compared.

     Net occupancy expenses totaled $741,577 for the year ended December 31, 2001 compared to $565,704 and $410,158 for the years ended December 31, 2000 and December 31, 1999, respectively. The increases in net occupancy expenses for the years compared were primarily associated with expenses connected with the aforementioned new banking locations. The increases also resulted from higher maintenance costs associated with all locations.

     Furniture and equipment expenses totaled $555,886 for the year ended December 31, 2001 compared to $485,164 and $365,957 for the years ended December 31, 2000 and December 31, 1999, respectively. The increases in furniture and equipment expenses for the years compared were primarily attributable to furniture and equipment expenses associated with the aforementioned new banking locations. Expenses associated with ongoing technology upgrades also contributed to the increases.

     Data processing expenses totaled $402,102 for the year ended December 31, 2001 compared to $367,236 and $323,011 for the years ended December 31, 2000 and December 31, 1999, respectively. West Pointe currently employs the services of an outside provider for its data processing needs. The increases for the periods compared resulted from normal growth in operations.

     Advertising expenses totaled $325,355 for the year ended December 31, 2001 compared to $308,516 and $280,948 for the years ended December 31, 2000 and December 31, 1999, respectively. The increases resulted from expanded advertising activities in areas served by West Pointe's banking centers.

     Other noninterest expense includes such items as legal and professional fees, FDIC insurance premiums, mortgage banking expenses, postage costs and certain credit card program expenses. Other noninterest expense totaled $2,766,547 for the year ended December 31, 2001 compared to

$2,534,419 and $2,048,748 for the years ended December 31, 2000 and December 31, 1999, respectively. The increases, for the periods compared, related to numerous categories of other noninterest expense, none of which were individually significant.

     West Pointe recorded income tax expense of $907,100 for the year ended December 31, 2001 compared to an income tax benefit of $101,800 and income tax expense of $354,100 for the years ended December 31, 2000 and 1999, respectively. The provision for income taxes consists of both federal and state income taxes. The increase in income tax expense for the year ended December 31, 2001 was primarily attributable to the increased level of income before income taxes. The income tax benefit recorded during the year ended December 31, 2000 occurred as the level of tax-exempt income, for both federal and state income tax purposes, exceeded taxable income. In addition, the increased level of the provision for loan losses, recorded during 2000, reduced income before income taxes, which in turn, increased the level of the income tax benefit. As a result, the effective income tax rate for the year ended December 31, 2000 was a benefit of 7.1%. The effective income tax rate was 25.1% and 14.5% for the years ended December 31, 2001 and 1999, respectively.

FINANCIAL CONDITION

  GENERAL

     Total assets at December 31, 2001 increased $25,658,450 to $366,713,993 compared with $341,055,543 at December 31, 2000. This increase primarily resulted from the increase in the volume of loans, investment securities and interest bearing due from bank balances.

  LOANS

     Loans are the largest classification within earning assets of West Pointe and represented 60.2%, 60.0% and 59.9% of average interest earning assets during the years ended December 31, 2001, 2000 and 1999, respectively. Loans increased 5.8% to $200,403,739 at year-end 2001 from $189,424,671 at year-end 2000.
Average loans were $197,897,220 in 2001 and increased $14,229,942, or 7.7% from $183,667,278 in 2000. The growth in 2001 was primarily attributable to continuing aggressive sales efforts in a highly competitive market environment.

     The following table presents the composition of the loan portfolio by type of borrower and major loan category and the percentage of each to the total loan portfolio for the periods presented.

                                                                      December 31,
                            -------------------------------------------------------------------------------------------------
                                     2001                     2000                     1999                     1998
                            -------------------------------------------------------------------------------------------------
                               AMOUNT      PERCENT      AMOUNT      PERCENT      AMOUNT      PERCENT      AMOUNT      PERCENT
-----------------------------------------------------------------------------------------------------------------------------
COMMERCIAL BORROWERS
Commercial financial and
 agricultural               $ 48,560,141     24.2%   $ 45,889,923     24.2%   $ 44,469,418     25.5%   $ 42,866,422     30.5%
Commercial
 real estate                  75,352,452     37.6      70,523,998     37.2      61,284,167     35.2      44,266,850     31.5
Real estate construction       9,816,970      4.9       9,953,117      5.3      11,074,257      6.4       9,308,269      6.6
-----------------------------------------------------------------------------------------------------------------------------
Total commercial             133,729,563     66.7     126,367,038     66.7     116,827,842     67.1      96,441,541     68.6
-----------------------------------------------------------------------------------------------------------------------------
CONSUMER BORROWERS
1-4 family residential
 real estate                  54,974,345     27.5      51,591,072     27.2      47,136,881     27.0      34,783,754     24.7
Other consumer loans          11,699,831      5.8      11,466,561      6.1      10,227,714      5.9       9,356,720      6.7
-----------------------------------------------------------------------------------------------------------------------------
Total consumer                66,674,176     33.3      63,057,633     33.3      57,364,595     32.9      44,140,474     31.4
-----------------------------------------------------------------------------------------------------------------------------
     Total loans            $200,403,739    100.0%   $189,424,671    100.0%   $174,192,437    100.0%   $140,582,015    100.0%
=============================================================================================================================

                                 December 31,
                            ----------------------
                                     1997
                            ----------------------
                               AMOUNT      PERCENT
--------------------------
COMMERCIAL BORROWERS
Commercial financial and
 agricultural               $ 33,108,224     28.0%
Commercial
 real estate                  35,214,464     29.7
Real estate construction       7,935,751      6.7
--------------------------
Total commercial              76,258,439     64.4
--------------------------
CONSUMER BORROWERS
1-4 family residential
 real estate                  33,232,449     28.1
Other consumer loans           8,966,053      7.5
--------------------------
Total consumer                42,198,502     35.6
--------------------------
     Total loans            $118,456,941    100.0%
==========================

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

     The 1-4 family residential real estate portfolio is predominantly comprised of loans extended for owner-occupied residential properties. These loans typically are secured by first mortgages on the properties financed and generally have a maximum loan-to-value ratio of 85%. The amortization periods for these loans generally do not exceed twenty years with interest being calculated on a fixed or floating rate basis. The 1-4 family residential real estate category also includes home equity lines of credit and closed-end second mortgage loans. Closed-end second mortgage loans generally bear a fixed rate of interest over a three to five year term with a five to fifteen year amortization, while home equity lines of credit generally have an interest rate indexed to the prime rate. Home equity loans generally have a maximum loan-to-value ratio of 85%. Generally, any portion of 1-4 family residential real estate loans exceeding 80% of the loan-to-value ratio requires private mortgage insurance.

     The consumer loan portfolio consists of both secured and unsecured loans to individuals for household, family, and other personal expenditures such as automobile financing, home improvements, recreational and educational purposes. Consumer loans are typically structured with fixed rates of interest and full amortization of principal and interest within three to five years. The maximum loan-to-value ratio applicable to consumer loans is generally 80%. This category also includes revolving credit products such as checking overdraft protection and MasterCard and VISA credit cards. Consumer loans are either unsecured or are secured with various forms of collateral, other than real estate.

     The weighted average yield on the loan portfolio in 2001 was 8.44% compared to 8.92% and 8.55% in 2000 and 1999, respectively. Overall yields on the loan portfolio trended downward during 2001, following the general level of interest rates. West Pointe's loan portfolio yields tend to follow trends in the prime lending rate, which began the 2001 year at 9.50% and decreased eleven times during the course of the year 2001 to a level of 4.75% at December 31, 2001. The higher level of interest rates evident during 2000 contributed to the increase in the weighted average yield on the loan portfolio in 2000 compared to 1999. While loan yields tend to follow trends in the prime lending rate, they may not follow simultaneously with such trends. At

December 31, 2001, 31.1% of West Pointe's total loan portfolio had floating or adjustable interest rates.

     The following table sets forth the amount of loans outstanding as of December 31, 2001, which, based on remaining maturities, are due in the periods indicated. In addition, the amounts due after one year are classified according to sensitivity to changes in interest rates.

                                                      December 31, 2001 Maturing
                                       --------------------------------------------------------
                                                       After One
                                          In One        Through         After
                                       Year or Less    Five Years    Five Years       Total
-----------------------------------------------------------------------------------------------
Commercial, financial and
  agricultural                         $30,841,696    $ 16,793,859   $   924,586   $ 48,560,141
Commercial real estate                  12,746,639      61,012,007     1,593,806     75,352,452
Real estate construction                 9,666,154         150,816            --      9,816,970
1-4 family residential real estate       8,606,025      17,460,765    28,907,555     54,974,345
Other consumer loans                     2,745,300       8,142,996       811,535     11,699,831
-----------------------------------------------------------------------------------------------
Total loans                            $64,605,814    $103,560,443   $32,237,482   $200,403,739
===============================================================================================

                                                                 Interest Sensitivity
                                                           ---------------------------------
                                                                               Floating or
                                                               Fixed           Adjustable
                                                           Interest Rates    Interest Rates
--------------------------------------------------------------------------------------------
Due after one year                                          $101,076,013       $34,721,912
============================================================================================

     The Bank's asset quality management program, particularly with regard to loans, is designed to analyze potential risk elements and to support the growth of a profitable and high quality loan portfolio. The Bank employs the use of a loan rating system to monitor the loan portfolio and to determine the adequacy of the allowance for loan losses. The Bank's lending philosophy is to invest in loans in the communities served by its banking centers so it can effectively monitor and control credit risk. The majority of the loan portfolio is comprised of retail loans and loans to small-to-midsized businesses. A periodic review of selected credits (based on loan size) is conducted to identify loans with heightened risks or inherent losses. Factors, which could contribute to increased risk in the loan portfolio, include, but are not limited to, changes in interest rates, general economic conditions and reduced collateral values. The loan portfolio does not include any loans to foreign countries.

     As of December 31, 2001, and effective January 30, 2002, the statutory legal lending limit amount for the Bank to loan to one customer was $5,311,579.

  SECURITIES

     Investment securities increased $9,860,109, or 8.3% at December 31, 2001 compared to December 31, 2000. The increase in investment securities primarily resulted from purchases, net of sales, maturities and securities called for redemption, in the available for sale category. The investment securities portfolio provides a balance to interest rate and credit risk in other categories of the balance sheet while providing a vehicle for the investment of available funds not needed to satisfy loan demand. The investment portfolio also supplies securities as required collateral for certain deposits and for securities sold under agreements to repurchase. Additional information regarding West Pointe's securities sold under agreements to repurchase is presented and discussed under "Borrowings."

     West Pointe classifies investment securities as available for sale or held to maturity. Available-for-sale securities are held with the option of their disposal in the foreseeable future to meet investment objectives or for other operational needs. Held-to-maturity securities generally provide a relatively stable source of income. Effective January 1, 2001, West Pointe adopted Statement of Financial Accounting Standards ("SFAS") No. 138, "Accounting for Certain Derivative Instruments and Certain Hedging Activities," which was issued in June 2000 and amends the accounting and reporting standards of SFAS No. 133, "Accounting for Derivative Instruments and Hedging Activities," for certain derivative instruments and hedging activities. Additional information regarding the aforementioned accounting pronouncement is presented later in these discussions under "IMPACT OF ACCOUNTING PRONOUNCEMENTS." Although West Pointe does not have any derivative instruments to record, management reconsidered its ability and intent to hold certain debt securities to maturity and transferred $2,821,121 of mortgage-backed securities to available for sale on the adoption date. As a result, as of January 1, 2001 and continually since that date, West Pointe's entire portfolio was classified as available for sale. In connection with the transfer, a market valuation account was established for the available-for-sale debt securities of $19,424 to decrease the recorded balance of such securities to their fair value, a deferred tax benefit of $7,381 was recorded to reflect the tax effect of the market valuation account and the net decrease resulting from the market valuation adjustment of $12,043 was recorded as a transition adjustment in the statement of comprehensive income. A provision of the aforementioned accounting pronouncement allowed for this one-time transfer.

     Available-for-sale investment securities are recorded at fair value. Net unrealized gains on available-for-sale investment securities totaled $456,568 at December 31, 2001, while net unrealized losses on available-for-sale investment securities totaled $384,689 at December 31, 2000. Included in stockholders' equity at December 31, 2001 were accumulated other comprehensive gains of $283,072 versus accumulated other comprehensive losses of $238,507 at December 31, 2000 associated with unrealized gains and losses on available-for-sale investment securities, net of income taxes. All investment security purchases in 2001, 2000 and 1999 were classified as available for sale.

     The following table sets forth the composition of the held-to-maturity and the available-for-sale securities portfolios, respectively, for the last three years.

                                                                 December 31,
                                                  ------------------------------------------
                                                      2001           2000           1999
--------------------------------------------------------------------------------------------
HELD-TO-MATURITY SECURITIES
Mortgage-backed securities                        $         --   $  2,821,121   $  4,513,819
============================================================================================
AVAILABLE-FOR-SALE SECURITIES
Obligations of U.S. government corporations and
  agencies                                        $  7,846,306   $ 74,277,880   $ 61,089,388
Mortgage-backed securities                          84,023,498     11,369,708      7,346,741
Obligations of states and political subdivisions    30,568,170     29,283,331     34,591,644
Equity securities                                    6,290,750      1,116,575      1,084,319
--------------------------------------------------------------------------------------------
       Total available-for-sale                   $128,728,724   $116,047,494   $104,112,092
============================================================================================

     The following table sets forth the maturities and weighted average yields of each category of available-for-sale securities at December 31, 2001 based upon contractual maturities of such securities.

                                                           AFTER ONE YEAR      AFTER FIVE YEARS
                                        IN ONE YEAR           THROUGH               THROUGH
                                          OR LESS            FIVE YEARS            TEN YEARS          AFTER TEN YEARS
                                      ---------------------------------------------------------------------------------
                                       AMOUNT    YIELD     AMOUNT     YIELD     AMOUNT      YIELD     AMOUNT      YIELD
-----------------------------------------------------------------------------------------------------------------------
AVAILABLE-FOR-SALE SECURITIES
Obligations of U.S. Government
  corporations and agencies           $     --     --%   $3,350,778   5.17%   $ 4,495,528   6.34%   $        --     --%
Mortgage-backed securities                  --     --       263,813   6.06      6,907,656   6.17     76,852,029   5.80
Obligations of states and political
  subdivisions(1)                      208,020   7.11     2,271,816   6.37     27,307,779   5.84        780,555   6.47
Equity securities(2)                        --     --            --     --             --     --      6,290,750   6.35
-----------------------------------------------------------------------------------------------------------------------
Total available-for-sale              $208,020   7.11%   $5,886,407   5.67%   $38,710,963   5.96%   $83,923,334   5.84%
=======================================================================================================================

(1) Yields presented on a tax-equivalent basis assuming a tax rate of 34%.

(2) Equity securities have no stated maturity and are, therefore, included in the after 10 year category.

     The weighted average yield on the taxable securities portfolio was 6.25% for 2001, compared to 6.46% and 6.19% for 2000 and 1999, respectively. Average taxable securities totaled $88,587,493 in 2001 compared to $82,281,707 and $62,297,528 in 2000 and 1999, respectively.

     Average non-taxable securities totaled $29,186,073 in 2001, compared to $35,160,554 and $35,970,393 in 2000 and 1999, respectively. The weighted average tax-equivalent yield on non-taxable securities was 5.99%, 5.77% and 5.91% during 2001, 2000 and 1999, respectively.

     The remainder of West Pointe's interest earning assets consists of federal funds sold and interest bearing due from bank balances. Federal funds sold consist of sales of excess funds and generally have a maturity of one day. West Pointe had no federal funds sold at December 31, 2001 compared to $2,600,000 at December 31, 2000. West Pointe's interest bearing due from bank balances consist solely of a daily investment deposit account maintained with the Federal Home Loan Bank. This vehicle is used by West Pointe in addition to or as an alternative to federal funds sold. Daily deposits to or withdrawals from the daily investment deposit account are permitted. The interest rate paid on this account is subject to change on a daily basis. Interest bearing due from bank balances totaled $9,119,540 at December 31, 2001 compared to $137,560 at December 31, 2000. Because of the low interest rate environment and potential liquidity needs, management of West Pointe elected to retain a higher level of excess funds in the daily investment deposit account as of December 31, 2001.

  DEPOSITS

     West Pointe's deposit base is its primary source of liquidity and consists of deposits originating within the communities served by its banking locations. Deposits are West Pointe's primary and most reliable funding source for interest earning assets.

     Total deposits increased 6.7%, or $20,321,602, to $322,100,723 at December 31, 2001, from $301,779,121 at December 31, 2000. Noninterest bearing demand deposit balances increased to $37,542,385 at December 31, 2001 from $31,169,626 at December 31, 2000. The majority of this increase was associated with normal growth of operations. Interest bearing demand deposits declined to $28,207,167 at December 31, 2001 from $42,429,255 at December 31, 2000. The decrease was primarily due to the daily transfer of certain account balances from this category to savings deposits. These transfers were made in connection with Company efforts, initiated in the third quarter of 2001, to reduce required reserve balances with the Federal Reserve Bank. The transfer totaled $14,668,648 at December 31, 2001. Savings and money market deposit account balances increased to $91,552,019 at December 31, 2001 from $59,919,759 at December 31, 2000. A substantial portion of the increase was attributable to the aforementioned transfer from interest bearing demand deposits to savings deposits. The remainder of the increase in the savings and money market deposit account category occurred as a result of the downward movement in the interest rate environment. Management believes that this downward trend in the interest rate environment led to the movement of balances from the time deposit category into the more liquid savings and money market deposit account category. Collectively, time deposits of $100,000 or more and time deposits less than $100,000 declined to $164,799,152 at December 31, 2001 from $168,260,481 at
December 31, 2000. Notwithstanding the reduction in time deposit balances, West Pointe continues to competitively price time deposits within its market territory.

     The following table sets forth the composition of the deposit portfolio for the periods presented.

                                                                December 31,
                                               -----------------------------------------------
                                                        2001                     2000
                                               -----------------------------------------------
                                                  AMOUNT      PERCENT      AMOUNT      PERCENT
----------------------------------------------------------------------------------------------
  Noninterest bearing demand deposits          $ 37,542,385     11.6%   $ 31,169,626     10.3%
  Interest bearing demand deposits               28,207,167      8.8      42,429,255     14.1
  Savings and money market deposits              91,552,019     28.4      59,919,759     19.9
  Time deposits $100,000 or more                 52,471,328     16.3      45,353,042     15.0
  Time deposits less than $100,000              112,327,824     34.9     122,907,439     40.7
----------------------------------------------------------------------------------------------
       Total deposits                          $322,100,723    100.0%   $301,779,121    100.0%
==============================================================================================

     Average total deposits increased to $312,201,804 for the year ended December 31, 2001 compared to $290,657,993 and $247,584,963 for the years ended December 31, 2000 and December 31, 1999, respectively. The increases in average total deposits resulted primarily from normal growth in operations coupled with deposits generated from the banking locations opened in November 1999 and June 2000. West Pointe continues to expand its market territory. The average rates paid on total deposits were 4.10%, 4.76% and 4.16% for 2001, 2000 and 1999. The lower interest rate environment in 2001 coupled with West Pointe's efforts to reduce its cost of funds led to the decline in average rates paid in 2001 versus 2000. Efforts to reduce the cost of funds ultimately contributed to the improved net interest margin as previously described under "Net Interest Income."

     The following table sets forth the major categories of average deposits and the weighted average interest rates paid on such categories for the last three years.

                                                      December 31,
                             ---------------------------------------------------------------
                                    2001                  2000                  1999
                             ---------------------------------------------------------------
                                AMOUNT      RATE      AMOUNT      RATE      AMOUNT      RATE
--------------------------------------------------------------------------------------------
  Noninterest bearing
     demand deposits         $ 30,654,408     --%  $ 26,810,905     --%  $ 25,370,494     --%
  Interest bearing demand
     deposits                  33,540,792   2.44     39,940,625   3.75     24,247,574   2.38
  Savings and money market
     deposits                  78,825,862   2.93     57,862,813   4.15     55,278,355   3.56
  Time deposits               169,180,742   5.72    166,043,650   5.99    142,688,540   5.43
--------------------------------------------------------------------------------------------
       Total deposits        $312,201,804   4.10%  $290,657,993   4.76%  $247,584,963   4.16%
============================================================================================

     The following table sets forth the amounts and maturities of time deposits of $100,000 or more at December 31, 2001 and December 31, 2000.

                                                                  December 31
                                                           -------------------------
                                                              2001          2000
                                                           -----------   -----------
3 months or less.........................................  $20,223,445   $16,655,344
Over 3 through 6 months..................................   12,999,943     8,971,572
Over 6 through 12 months.................................   14,391,509    14,373,298
Over 12 months...........................................    4,856,431     5,352,828
                                                           -------------------------
Total....................................................  $52,471,328   $45,353,042
                                                           =========================

  BORROWINGS

     Total borrowings amounted to $18,724,629 at year-end 2001, an increase of $2,228,813 from $16,495,816 at year-end 2000. Total borrowings include various forms of short-term borrowings and one Federal Home Loan Bank advance. On an average basis, total short-term borrowings increased to $13,106,296 for 2001 compared to $11,603,983 and $7,486,767 for 2000 and 1999, respectively.

     The average balance of Federal Home Loan Bank advances totaled $5,000,000 for 2001 compared to $5,218,579 and $5,095,890 for 2000 and 1999, respectively. Average Federal Home Loan Bank advances have remained relatively stable for the years compared. In 1998, the Bank obtained its first $5,000,000 Federal Home Loan Bank advance, which was callable after one year and quarterly thereafter. This advance was scheduled to mature on June 19, 2008, and reflected an interest rate of 4.89%. The issue was called for redemption on December 20, 1999, and was replaced with another $5,000,000 advance. The newer advance, which reflects an interest rate of 5.63%, has a final maturity date of December 13, 2004. As of December 13, 2000, the advance is callable on a quarterly basis.

     Average short-term borrowings for 2001, 2000 and 1999 primarily consisted of securities sold under agreements to repurchase (repurchase agreements). These borrowings serve as an alternative source of funds to deposit funding sources. The majority of the increase in average short-term borrowings was in the form of cash management repurchase agreement accounts. Such accounts involve the daily transfer of excess funds from noninterest bearing deposit accounts into interest bearing cash management repurchase agreement accounts. West Pointe continues to market its cash management product to commercial and individual deposit customers. Although viewed as a borrowing, the cash management repurchase agreement accounts are considered a stable source of funds. Repurchase agreements, other than cash management repurchase agreements, generally represent an alternative to short-term certificates of deposit offered to West Pointe's customers. The weighted average rate of interest paid for short-term borrowings was 4.16%, 5.73% and 4.45% in 2001, 2000 and 1999, respectively. The decrease in the weighted average interest rate in 2001 was reflective of the lower rate environment.

     In addition to securities sold under agreements to repurchase, West Pointe had, at December 31, 2001, another form of short-term borrowing in the amount of $1,487,500. In the fourth quarter of 1999, West Pointe entered into a line of credit with an unaffiliated bank, which provided for borrowings by West Pointe of up to $2,500,000. The line of credit has since been increased to $5,000,000. Initially, West Pointe borrowed $1,837,500 under that line of credit. The original line of credit, which matured on December 7, 2000, has since been renewed and reflects a maturity date of January 7, 2003. The current line of credit bears interest at a rate of 50 basis points under the prime lending rate of another unaffiliated bank. In order to increase its capital base, $1,500,000 of the original borrowing was contributed to the Bank as additional paid in capital. The remaining proceeds from the borrowing were used to purchase 6,250 shares of West

Pointe's common stock from an individual stockholder. The purchase of these shares is reflected as treasury stock in West Pointe's consolidated financial statements.

     The following table sets forth a summary of information pertaining to short-term borrowings for the periods presented.

                                                                                December 31,
                                                 --------------------------------------------------------------------------
                                                         2001                       2000                       1999
                                                 --------------------------------------------------------------------------
                                                   AMOUNT         RATE        AMOUNT         RATE        AMOUNT        RATE
---------------------------------------------------------------------------------------------------------------------------
At December 31:
Repurchase agreements                            $12,237,129      2.21%     $ 9,808,316      5.41%     $6,938,200      4.58%
Other                                              1,487,500      4.25        1,687,500      9.00       1,837,500      8.00
---------------------------------------------------------------------------------------------------------------------------
      Total                                      $13,724,629      2.43%     $11,495,816      5.94%     $8,775,700      5.30%
===========================================================================================================================
For the year ended December 31:
Average daily balance:
Federal funds purchased                          $     1,096      6.84%     $   264,481      6.94%     $    5,479      6.06%
Repurchase agreements                             11,539,892      3.83        9,576,456      5.12       7,221,406      4.43
Other                                              1,565,308      6.65        1,763,046      8.85         259,882      4.71
---------------------------------------------------------------------------------------------------------------------------
      Total                                      $13,106,296      4.16%     $11,603,983      5.73%     $7,486,767      4.45%
===========================================================================================================================
Maximum month-end balance:
Federal funds purchased                          $        --                $ 4,900,000                $       --
Repurchase agreements                             14,915,710                 10,827,178                 8,439,673
Other                                              1,637,500                  1,837,500                 1,837,500

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

     The following table sets forth a summary of nonperforming assets and related ratios for the periods presented.

                                                                                   December 31,
                                                          --------------------------------------------------------------
                                                             2001         2000         1999          1998         1997
------------------------------------------------------------------------------------------------------------------------
Nonaccrual loans                                          $  421,662    $159,756    $1,552,319    $  879,954    $268,284
Accruing loans past due 90 days or more                      370,080     685,344       790,690       390,789     110,641
Troubled debt restructurings                                 314,230          --            --            --     512,476
------------------------------------------------------------------------------------------------------------------------
Total nonperforming loans                                  1,105,972     845,100     2,343,009     1,270,743     891,401
Foreclosed property                                          156,153     128,850       348,792       151,922          --
------------------------------------------------------------------------------------------------------------------------
Total nonperforming assets                                $1,262,125    $973,950    $2,691,801    $1,422,665    $891,401
========================================================================================================================
Nonperforming loans to total loans                              .55%        .45%         1.35%          .90%        .75%
Nonperforming assets to total loans and foreclosed
  property                                                      .63%        .51%         1.54%         1.01%        .75%
Nonperforming assets to total assets                            .34%        .29%          .86%          .57%        .48%

     Nonperforming loans and nonperforming assets increased $288,175 at December 31, 2001 compared to December 31, 2000. These increases were primarily due to increases in nonaccrual and restructured loans, offset by a reduction in accruing loans past due 90 days or more. In addition, the level of foreclosed property increased modestly to $156,153 at December 31, 2001 from $128,850 at December 31, 2000. Foreclosed property at December 31, 2001 consisted of four parcels of real estate. Management is in varying stages of workout or liquidation of all nonperforming assets. Management does not anticipate any significant losses upon disposition of the remaining foreclosed properties.

     It is the policy of West Pointe to discontinue the accrual of interest on loans when principal or interest is due and has remained unpaid for 90 days or more, unless the loan is well secured and in the process of collection and management has documented reasons why the accrual of interest should continue. Restructured loans generally take the form of an extension of the original repayment period, and/or a reduction or deferral of interest or principal because of deterioration in the financial position of the borrowers. West Pointe would have recorded interest income of $64,600 for 2001 if the loans accounted for as nonaccrual and restructured at year-end 2001, had been current in accordance with their original terms and had been outstanding throughout the period or since origination if held for part of the period. During 2001, $43,368 was included in interest income relating to these loans.

     Certain loans may require frequent management attention and are reviewed on a monthly or more frequent basis. Although payments on these loans may be current or less than 90 days past due, the borrowers presently have or have had a history of financial difficulties and management has a concern as to the borrowers' ability to comply with the present loan repayment terms. Management believes such loans present more than the normal risk of collectibility. As such, these loans may result in classification at some future point in time as nonperforming. At December 31, 2001, such loans amounted to approximately $6,919,000.

     The following table sets forth information pertaining to West Pointe's provision for loan losses charged to operations, the activity in and an analysis of the allowance for loan losses for the last five years.

                                                            December 31,
                                    ------------------------------------------------------------
                                       2001         2000         1999         1998        1997
------------------------------------------------------------------------------------------------
Balance at beginning of year        $1,769,693   $1,687,021   $1,342,000   $  976,000   $728,000
Loans charged off:
  Commercial, financial and
     agricultural                      192,528    1,056,539      484,565      187,236    127,700
  Real Estate:
     Commercial                          7,722       16,966       74,541          768     71,370
     Residential                        77,484      112,204      101,815           --      9,145
------------------------------------------------------------------------------------------------
       Total real estate                85,206      129,170      176,356          768     80,515
------------------------------------------------------------------------------------------------
  Consumer                              91,418       90,501       49,672      107,282     64,410
------------------------------------------------------------------------------------------------
       Total charge-offs               369,152    1,276,210      710,593      295,286    272,625
------------------------------------------------------------------------------------------------
Recoveries of loans previously
  charged off:
  Commercial, financial and
     agricultural                      176,843       30,000        9,119        9,724         --
  Real estate:
     Residential                           150        2,154           --           --      7,385
  Consumer                              16,818        5,728       28,625        4,939      3,963
------------------------------------------------------------------------------------------------
       Total recoveries                193,811       37,882       37,744       14,663     11,348
------------------------------------------------------------------------------------------------
Net charge-offs                        175,341    1,238,328      672,849      280,623    261,277
------------------------------------------------------------------------------------------------
Provision for loan losses              630,000    1,321,000    1,017,870      646,623    509,277
------------------------------------------------------------------------------------------------
Balance at end of year              $2,224,352   $1,769,693   $1,687,021   $1,342,000   $976,000
================================================================================================
Net loan charge-offs as a percent
  of average total loans                  .09%         .67%         .43%         .22%       .25%

     During 2001, West Pointe recorded net charge-offs of $175,341 compared to net charge-offs of $1,238,328 in 2000. The decrease in 2001 was primarily the result of overall improvement in the quality of the loan portfolio. In addition, in 2000, charge-offs on commercial loans to two borrowers contributed to the higher level of net charge-offs in that year. Net charge-offs in the commercial, financial and agricultural category totaled $15,685 in 2001 compared to net charge-offs of $1,026,539 in 2000. Net charge-offs in the real estate category totaled $85,056 in 2001 compared to net charge-offs of $127,016 in 2000. Net charge-offs in the consumer category totaled $74,600 in 2001 compared to net charge-offs of $84,773 in 2000. Net charge-offs in all categories related to several borrowers. Net loan charge-offs as a percent of average total loans decreased to .09% in 2001 compared to .67% in 2000.

     West Pointe's allowance for loan losses at December 31, 2001, increased 25.7% to $2,224,352 from $1,769,693 at December 31, 2000. The increase was primarily due to the reduced level of net charge-offs offset by a reduction in the provision for loan losses. At year-end 2001, West Pointe's allowance for loan losses represented 201% of nonperforming loans compared to 209% at year-end 2000. Management believes that the allowance for loan losses at December 31, 2001 was adequate to absorb potential losses inherent in the loan portfolio. However, past loan loss experience as it relates to current portfolio mix, evaluation of potential losses in the portfolio, subsequent changes in economic conditions and other factors may require changes in the level of the allowance for loan losses.

     The following table sets forth the allocation of the allowance for loan losses by loan category and the percent of loans in each category to total loans for the last five years.

                                                                   December 31,
                       -----------------------------------------------------------------------------------------------------
                                2001                      2000                      1999                      1998
                       -----------------------   -----------------------   -----------------------   -----------------------
                                      PERCENT                   Percent                   Percent                   Percent
                                      OF LOANS                  of Loans                  of Loans                  of Loans
                                      IN EACH                   in each                   in each                   in each
                                      CATEGORY                  Category                  Category                  Category
                                      TO TOTAL                  to Total                  to Total                  to Total
                       ALLOWANCE(1)    LOANS     ALLOWANCE(1)    LOANS     ALLOWANCE(1)    LOANS     ALLOWANCE(1)    LOANS
                       ------------   --------   ------------   --------   ------------   --------   ------------   --------
Commercial, financial
 and agricultural....   $1,280,000      24.2%     $  900,000      24.2%     $  395,000      25.5%     $  527,000      30.5%
Real estate:
 Commercial..........      377,000      37.6         268,000      37.2         490,000      35.2         296,000      31.5
 Residential.........      324,000      27.5         174,000      27.2         471,000      27.0         233,000      24.7
 Construction........       49,000       4.9          27,000       5.3          49,000       6.4          37,000       6.6
                        ----------     -----      ----------     -----      ----------     -----      ----------     -----
     Total real
      estate.........      750,000      70.0         469,000      69.7       1,010,000      68.6         566,000      62.8
                        ----------     -----      ----------     -----      ----------     -----      ----------     -----
Consumer.............      151,000       5.8         122,000       6.1         232,000       5.9         204,000       6.7
Not allocated........       43,000       N/A         279,000       N/A          50,000       N/A          45,000       N/A
                        ----------     -----      ----------     -----      ----------     -----      ----------     -----
     Total...........   $2,224,000     100.0%     $1,770,000     100.0%     $1,687,000     100.0%     $1,342,000     100.0%
                        ==========     =====      ==========     =====      ==========     =====      ==========     =====

                            December 31,
                       -----------------------
                                1997
                       -----------------------
                                      Percent
                                      of Loans
                                      in each
                                      Category
                                      to Total
                       ALLOWANCE(1)    LOANS
                       ------------   --------
Commercial, financial
 and agricultural....    $324,000       28.0%
Real estate:
 Commercial..........     197,000       29.7
 Residential.........     186,000       28.1
 Construction........      27,000        6.7
                         --------      -----
     Total real
      estate.........     410,000       64.5
                         --------      -----
Consumer.............     195,000        7.5
Not allocated........      47,000        N/A
                         --------      -----
     Total...........    $976,000      100.0%
                         ========      =====

N/A --  Not applicable

(1) Amounts rounded to nearest thousand.

CAPITAL RESOURCES AND ASSET/LIABILITY MANAGEMENT

  CAPITAL

     Total stockholders' equity increased $2,927,444 to $23,387,722 at December 31, 2001 from $20,460,278 at December 31, 2000.

     During the third quarter of 2001, the Company adopted a Dividend Reinvestment Plan ("the DRIP"). The DRIP provides holders of the Company's common stock with a convenient method of purchasing additional shares of common stock without fees of any kind by reinvesting Company dividends. Participants in the DRIP also have the option to purchase additional shares of the Company's common stock with cash. These optional cash purchases must be at least $100 and no more than $5,000 per quarterly reinvestment period. The Company has registered 50,000 shares of common stock with the Securities and Exchange Commission in connection with the DRIP.

     Financial institutions are required to maintain ratios of capital to assets in accordance with guidelines promulgated by the federal banking regulators. The guidelines are commonly known as "Risk-Based Guidelines" as they define the capital level requirements of a financial institution based upon the level of credit risk associated with holding various categories of assets. The Risk-Based Guidelines require minimum ratios of Tier 1 and Total capital to risk-weighted assets of 4% and 8%, respectively. At December 31, 2001, West Pointe's Tier 1 and Total capital ratios were 9.89% and 10.84%, respectively. In addition to the Risk-Based Guidelines, the federal banking agencies have established a minimum leverage ratio guideline for financial institutions (the "Leverage Ratio Guideline"). The Leverage Ratio Guideline provides for a minimum ratio of Tier 1 capital to average assets of 4%. West Pointe's leverage ratio at December 31, 2001, was 6.32%. According to the regulatory guidelines, West Pointe is considered to be "well capitalized." See "Notes to Consolidated Financial Statements -- Regulatory Matters" for additional information concerning West Pointe's regulatory capital measures.

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

     The following table reflects an analysis of interest earning assets and liabilities, all of which are held other than for trading purposes, at December 31, 2001, allocated over various time frames in which the instruments are subject to repricing. Based on the Company's historical trends, interest bearing demand deposits, money market deposits and savings deposits have been proven to be a very stable source of funds, even through interest rate fluctuations. Accordingly, Company management believes these deposits are not 100% rate sensitive within the three months or less time frame. As a result, interest bearing demand and savings deposits have been allocated between the four repricing categories as follows: three months or less -- 20%, after three through twelve months -- 20%, after one through five years -- 40%, and after five years -- 20%. Money market deposits have been allocated between the categories as follows: after three through twelve months -- 50% and after one through five years -- 50%.

                                                           AFTER          AFTER
                                           THREE       THREE MONTHS      ONE YEAR
                                           MONTHS         THROUGH        THROUGH         AFTER
                                          OR LESS      TWELVE MONTHS    FIVE YEARS     FIVE YEARS       TOTAL
                                        ------------   -------------   ------------   ------------   ------------
Interest earning assets:
  Interest bearing due from banks.....  $  9,119,540   $         --    $         --   $         --   $  9,119,540
  Investment securities(1)............     1,839,244      6,387,710      56,881,507     63,620,263    128,728,724
  Loans(2)............................    51,596,564     30,774,948     113,872,052      4,160,175    200,403,739
                                        ------------   -------------   ------------   ------------   ------------
        Total interest earning
          assets......................    62,555,348     37,162,658     170,753,559     67,780,438    338,252,003
                                        ------------   -------------   ------------   ------------   ------------
Cumulative interest earning assets....    62,555,348     99,718,006     270,471,565    338,252,003    338,252,003
                                        ------------   -------------   ------------   ------------   ------------
Interest bearing liabilities:
  Interest bearing demand deposits....     5,641,433      5,641,433      11,282,868      5,641,433     28,207,167
  Money market deposits...............            --     21,914,267      21,914,267             --     43,828,534
  Savings deposits....................     9,544,697      9,544,697      19,089,394      9,544,697     47,723,485
  Time deposits $100,000 or more......    21,122,384     26,492,513       4,856,431             --     52,471,328
  Time deposits less than $100,000....    38,664,627     54,760,913      18,902,284             --    112,327,824
  Repurchase agreements...............    10,328,715      1,816,111          92,303             --     12,237,129
  Other borrowings....................     1,487,500             --              --             --      1,487,500
  Federal Home Loan Bank
    advances(3).......................     5,000,000             --              --             --      5,000,000
                                        ------------   -------------   ------------   ------------   ------------
        Total interest bearing
          liabilities.................    91,789,356    120,169,934      76,137,547     15,186,130    303,282,967
                                        ------------   -------------   ------------   ------------   ------------
Cumulative interest bearing
  liabilities.........................    91,789,356    211,959,290     288,096,837    303,282,967    303,282,967
                                        ------------   -------------   ------------   ------------   ------------
Gap analysis:
  Interest sensitivity gap............  $(29,234,008)  $(83,007,276)   $ 94,616,012   $ 52,594,308   $ 34,969,036
                                        ============   =============   ============   ============   ============
  Cumulative interest sensitivity
    gap...............................  $(29,234,008)  $(112,241,284)  $(17,625,272)  $ 34,969,036   $ 34,969,036
                                        ============   =============   ============   ============   ============
Cumulative gap ratio of interest
  earning assets to interest bearing
  liabilities.........................            68%            47%             94%           112%           112%
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

     Because the interest rate sensitivity analysis does not encompass other factors which affect interest rate risk, the Company employs the use of a simulation model to measure exposure to changes in interest rates. Modeling techniques encompass contractual maturity, prepayment assumptions covering interest rate increases and decreases and index-driven repricing characteristics. The model projects changes in net interest income over a one-year period should interest rates rise, fall or remain constant. These effects are analyzed assuming interest rate increases or decreases of 100 and 200 basis points. The model also incorporates key assumptions involving West Pointe's ability to control and direct deposit rates, particularly on non-maturity categories. As of December 31, 2001, the simulation model indicates that, over a twelve month horizon, net interest income, when compared to a constant rate environment, would decline modestly in a falling rate environment. In a rising rate environment, net interest income, at the 100 and 200 basis point levels, would decline, but to a lesser extent.

     For additional information regarding the interest rates applicable to certain of the Company's interest sensitive assets and liabilities, see the discussion of "Results of Operations -- Net Interest Income" including the table entitled "Distribution of Average Assets, Liabilities and Stockholders' Equity and Interest Information" at page 6, the discussion of "Financial Condition -- Securities" including the table regarding the maturities and weighted average yields of certain securities at page 15, the discussion of "Financial
Condition -- Deposits" including the table regarding average deposits and the weighted average interest rates paid on such deposits at page 17, the discussion of "Financial Condition -- Borrowings" including the table summarizing certain information pertaining to short-term borrowings at page 19. For additional information categorizing certain of the Company's loans as either fixed or variable, see the discussion of "Financial Condition -- Loans" including the table regarding "Interest Sensitivity" at page 13. For additional information regarding the fair value of certain of the Company's interest sensitive instruments, see "Fair Value of Financial Instruments" at Note 16 to the Consolidated Financial Statements at page 47.

IMPACT OF ACCOUNTING PRONOUNCEMENTS

  ACCOUNTING FOR THE IMPAIRMENT OR DISPOSAL OF LONG-LIVED ASSETS

     In August 2001, the Financial Accounting Standards Board ("FASB") issued SFAS No. 144, "Accounting for the Impairment or Disposal of Long-Lived Assets." This standard supersedes SFAS No. 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to Be Disposed Of," and provides a single accounting model for long-lived assets to be disposed of. This standard significantly changes the criteria that would have to be met to classify an asset as held-for-sale. This distinction is important because assets to be disposed of are stated at the lower of their fair values or carrying amounts and depreciation is no longer recognized. The new rules will also supercede the provisions of APB Opinion 30, "Reporting the Results of Operations-Reporting the Effects of Disposal of a Segment of a Business, and Extraordinary, Unusual and

Infrequently Occurring Events and Transactions," with regard to reporting the effects of a disposal of a segment of a business and will require expected future operating losses from discontinued operations to be displayed in discontinued operations in the period in which the losses are incurred, rather than as of the measurement date as required by APB 30. This statement is effective for fiscal years beginning after December 15, 2001. The adoption of this statement by the Company is not expected to materially affect the results of operations or financial condition of the Company.

  SELECTED LOAN LOSS ALLOWANCE METHODOLOGY AND DOCUMENTATION ISSUES

     In July 2001, a Staff Accounting Bulletin No. 102, "Selected Loan Loss Allowance Methodology and Documentation Issues" ("SAB No. 102") was released by the Securities and Exchange Commission. It expresses the staff's views on the development, documentation, and application of a systematic methodology as required by Financial Reporting Release No. 28, "Accounting for Loan Losses by Registrants Engaged in Lending Activities," for determining allowances for loan and lease losses in accordance with accounting principles generally accepted in the United States of America. In particular, SAB No. 102 focuses on the documentation the staff normally would expect registrants to prepare and maintain in support of their allowances for loan losses. West Pointe has a systematic methodology for determining an appropriate allowance for loan losses, consistently followed and supported by written documentation, policies and procedures. Nonetheless, in light of SAB No. 102, our methodology and documentation is currently in the process of review. However, any resulting changes are not expected to materially affect the results of operations or financial condition of the Company.

  ACCOUNTING FOR CERTAIN DERIVATIVE INSTRUMENTS AND CERTAIN HEDGING ACTIVITIES

     In June 2000, the FASB issued SFAS No. 138, "Accounting for Certain Derivative Instruments and Certain Hedging Activities." SFAS No. 138 amends the accounting and reporting standards of SFAS No. 133, "Accounting for Derivative Instruments and Hedging Activities," for certain derivative instruments and hedging activities. These amendments include the application of the normal purchases and sales exception in SFAS No. 133, and redefinition of hedged risk. SFAS No. 138 also amends SFAS No. 133 for decisions made by the FASB relating to the Derivatives Implementation Group process. SFAS No. 138 was adopted concurrently with SFAS No. 133 on April 1, 2001. The adoption of these statements by the Company did not materially affect the results of operations or financial condition of the Company.

  ACCOUNTING FOR CERTAIN TRANSACTIONS INVOLVING STOCK COMPENSATION:
  AN INTERPRETATION OF APB OPINION NO. 25

     In April 2000, the FASB issued FASB Interpretation No. (FIN) 44, "Accounting for Certain Transactions involving Stock Compensation: an Interpretation of APB Opinion No. 25." This pronouncement seeks to interpret the application of APB 25, especially in relation to modifications to the terms of stock awards and the scope of APB 25. When FIN 44 affects awards and modifications made after December 15, 1998, but before July 1, 2000, the effect of applying FIN 44 should only be recognized on a prospective basis. No additional compensation cost measured on the initial application of FIN 44 that is attributable to periods prior to July 1, 2000, should be recognized and, therefore, no adjustments should be made to financial statements for periods prior to July 1, 2000. Adoption of FIN 44 did not materially affect the results of operations or financial condition of the Company.

QUARTERLY FINANCIAL INFORMATION (UNAUDITED)

                                                     First         Second        Third         Fourth
                                                    Quarter       Quarter       Quarter       Quarter
-------------------------------------------------------------------------------------------------------
2001
Interest income                                    $6,175,368    $6,101,766    $6,002,960    $5,750,187
Interest expense                                    3,859,295     3,636,233     3,303,874     2,843,776
Net interest income                                 2,316,073     2,465,533     2,699,086     2,906,411
Provision for loan losses                             116,000       188,000       188,000       138,000
Noninterest income                                    991,610       866,089       925,876       897,962
Noninterest expense                                 2,335,412     2,412,868     2,508,699     2,565,265
Income tax expense                                    193,400       162,000       240,200       311,500
-------------------------------------------------------------------------------------------------------
Net income                                         $  662,871    $  568,754    $  688,063    $  789,608
=======================================================================================================
Per common share
  Net income:
    Basic                                                $.68          $.58          $.70          $.80
    Diluted                                               .67           .58           .70           .79
  Dividends                                               .09           .09           .09           .09

2000
Interest income                                    $5,539,554    $5,707,795    $6,092,324    $6,205,952
Interest expense                                    3,314,333     3,469,832     3,954,884     4,076,386
Net interest income                                 2,225,221     2,237,963     2,137,440     2,129,566
Provision for loan losses                             255,000       240,000       733,000        93,000
Noninterest income                                    508,461       548,570       612,226       712,919
Noninterest expense                                 1,988,238     2,023,127     2,136,356     2,214,998
Income tax expense                                     26,700        39,500      (210,400)       42,400
-------------------------------------------------------------------------------------------------------
Net income                                         $  463,744    $  483,906    $   90,710    $  492,087
=======================================================================================================
Per common share
  Net income:
    Basic                                          $      .47    $      .49    $      .09    $      .50
    Diluted                                               .47           .49           .09           .50
  Dividends                                               .09           .09           .09           .09

                                 [RBG&CO LOGO]

INDEPENDENT AUDITORS' REPORT
--------------------------------------------------------------------------------

Board of Directors
West Pointe Bancorp, Inc.
Belleville, Illinois

     We have audited the accompanying consolidated balance sheets of West Pointe Bancorp, Inc. and subsidiary ("the Company") as of December 31, 2001 and 2000, and the related consolidated statements of income, comprehensive income, stockholders' equity and cash flows for the three years ended December 31, 2001. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

     We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of West Pointe Bancorp, Inc. and subsidiary as of December 31, 2001 and 2000, and the results of its operations and its cash flows for each of the years in the three year period ended December 31, 2001, in conformity with accounting principles generally accepted in the United States of America.

                                      RUBIN BROWN GORNSTEIN SIG
St. Louis, Missouri
January 17, 2002

WEST POINTE BANCORP, INC. AND SUBSIDIARY
--------------------------------------------------------------------------------

                          CONSOLIDATED BALANCE SHEETS

                                     ASSETS

                                                                        December 31,
                                                                ----------------------------
                                                                    2001            2000
--------------------------------------------------------------------------------------------
Cash and due from banks                                         $ 11,162,097    $ 10,760,405
Federal funds sold                                                        --       2,600,000
Interest bearing due from banks                                    9,119,540         137,560
Time certificates of deposit                                              --          99,806
Investment securities:
  Available-for-sale, at fair value (cost of $128,272,156
     and $116,432,183 at December 31, 2001 and 2000,
     respectively)                                               128,728,724     116,047,494
  Held-to-maturity, at amortized cost (fair value of
     $2,801,697 at December 31, 2000)                                     --       2,821,121
Loans                                                            200,403,739     189,424,671
Allowance for loan losses                                         (2,224,352)     (1,769,693)
--------------------------------------------------------------------------------------------
       Net loans                                                 198,179,387     187,654,978
Accrued interest receivable                                        2,055,512       2,937,874
Real estate acquired by foreclosure                                  156,153         128,850
Bank premises and equipment                                       11,777,085      12,175,886
Income taxes receivable                                                   --         371,562
Deferred tax asset, net                                              421,890         721,377
Other assets                                                       5,113,605       4,598,630
--------------------------------------------------------------------------------------------
       Total Assets                                             $366,713,993    $341,055,543
============================================================================================
                            LIABILITIES AND STOCKHOLDERS' EQUITY
Liabilities
  Deposits:
     Noninterest bearing                                        $ 37,542,385    $ 31,169,626
     Interest bearing                                            284,558,338     270,609,495
--------------------------------------------------------------------------------------------
       Total deposits                                            322,100,723     301,779,121
     Securities sold under agreements to repurchase               12,237,129       9,808,316
     Other borrowings                                              1,487,500       1,687,500
     Federal Home Loan Bank advances                               5,000,000       5,000,000
     Accrued interest payable                                      1,130,922       1,462,917
     Income taxes payable                                            147,855              --
     Other liabilities                                             1,222,142         857,411
--------------------------------------------------------------------------------------------
       Total Liabilities                                         343,326,271     320,595,265
--------------------------------------------------------------------------------------------
Stockholders' Equity
  Preferred stock, $1 par value -- 50,000 shares authorized;
     none issued or outstanding at December 31, 2001 or 2000              --              --
  Common stock, $1 par value -- 10,000,000 shares
     authorized; 989,599 and 496,230 shares issued at
     December 31, 2001 and 2000, respectively                        989,599         496,230
  Surplus                                                         12,798,975      12,752,840
  Retained earnings                                                9,653,576       7,787,215
  Treasury stock, 6,250 shares at cost                              (337,500)       (337,500)
  Accumulated other comprehensive income (loss)                      283,072        (238,507)
--------------------------------------------------------------------------------------------
       Total Stockholders' Equity                                 23,387,722      20,460,278
--------------------------------------------------------------------------------------------
       Total Liabilities And Stockholders' Equity               $366,713,993    $341,055,543
============================================================================================

See the accompanying notes to consolidated financial statements.

WEST POINTE BANCORP, INC. AND SUBSIDIARY
--------------------------------------------------------------------------------

                       CONSOLIDATED STATEMENTS OF INCOME

                                                            For The Years Ended December 31,
                                                        -----------------------------------------
                                                           2001           2000           1999
-------------------------------------------------------------------------------------------------
Interest And Fee Income
  Interest and fees on loans                            $16,692,988    $16,381,016    $13,430,674
  Interest on U.S. Treasuries and agencies                5,538,674      5,261,872      3,856,155
  Interest on state and municipal obligations             1,321,270      1,607,010      1,595,203
  Interest on federal funds sold                             55,095        269,175        252,615
  Interest on deposits with banks                           422,254         26,552         85,270
-------------------------------------------------------------------------------------------------
       Total Interest And Fee Income                     24,030,281     23,545,625     19,219,917
-------------------------------------------------------------------------------------------------
Interest Expense
  NOW, money market and savings deposits                  3,131,220      3,897,516      2,544,418
  Certificates of deposit                                 9,680,977      9,950,261      7,744,850
  Securities sold under agreements to repurchase            441,422        489,942        320,261
  Other borrowings                                          104,137        174,470         12,562
  Federal Home Loan Bank advances                           285,422        303,246        254,621
-------------------------------------------------------------------------------------------------
       Total Interest Expense                            13,643,178     14,815,435     10,876,712
-------------------------------------------------------------------------------------------------
Net Interest Income                                      10,387,103      8,730,190      8,343,205
Provision For Loan Losses                                   630,000      1,321,000      1,017,870
-------------------------------------------------------------------------------------------------
       Net Interest Income After Provision For Loan
          Losses                                          9,757,103      7,409,190      7,325,335
-------------------------------------------------------------------------------------------------
Noninterest Income
  Service charges on deposits                             1,289,456        997,942        821,725
  Mortgage banking                                          307,912        207,346        411,953
  Trust fees                                                552,241        395,279        309,718
  Credit card income                                        330,605        274,543        223,645
  Increase in cash surrender value of life insurance        304,882        149,923         70,718
  Gain on sale of investment securities, net                390,469         32,451         26,378
  Other                                                     505,972        324,692        193,376
-------------------------------------------------------------------------------------------------
       Total Noninterest Income                           3,681,537      2,382,176      2,057,513
-------------------------------------------------------------------------------------------------
Noninterest Expenses
  Employee compensation and other benefits                5,030,777      4,101,680      3,510,251
  Occupancy, net                                            741,577        565,704        410,158
  Furniture and equipment                                   555,886        485,164        365,957
  Data processing                                           402,102        367,236        323,011
  Advertising                                               325,355        308,516        280,948
  Other                                                   2,766,547      2,534,419      2,048,748
-------------------------------------------------------------------------------------------------
       Total Noninterest Expenses                         9,822,244      8,362,719      6,939,073
-------------------------------------------------------------------------------------------------
Income Before Income Taxes                                3,616,396      1,428,647      2,443,775
Income Tax Expense (Benefit)                                907,100       (101,800)       354,100
-------------------------------------------------------------------------------------------------
Net Income                                              $ 2,709,296    $ 1,530,447    $ 2,089,675
=================================================================================================
Earnings Per Share -- Basic                             $      2.76    $      1.56    $      2.25
=================================================================================================
Earnings Per Share -- Diluted                           $      2.73    $      1.55    $      2.23
=================================================================================================

See the accompanying notes to consolidated financial statements.

WEST POINTE BANCORP, INC. AND SUBSIDIARY
--------------------------------------------------------------------------------

                CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME

                                                             For The Years Ended December 31,
                                                          ---------------------------------------
                                                             2001          2000          1999
-------------------------------------------------------------------------------------------------
Net Income                                                $2,709,296    $1,530,447    $ 2,089,675
-------------------------------------------------------------------------------------------------
Other Comprehensive Income (Loss), Net Of Tax:
  Unrealized holding gains (losses) on securities
     available for sale (net of income taxes of
     $468,056 and $1,409,346 for 2001 and 2000,
     respectively, and net of income tax credits of
     $1,827,325 for 1999)                                    763,670     2,299,461     (2,981,425)
  Less adjustment for realized gains included in net
     income (net of income taxes of $148,378, $12,331,
     and $10,024 for 2001, 2000 and 1999,
     respectively)                                          (242,091)      (20,120)       (16,354)
-------------------------------------------------------------------------------------------------
       Other Comprehensive Income (Loss)                     521,579     2,279,341     (2,997,779)
-------------------------------------------------------------------------------------------------
Comprehensive Income (Loss)                               $3,230,875    $3,809,788    $  (908,104)
=================================================================================================

See the accompanying notes to consolidated financial statements.

WEST POINTE BANCORP, INC. AND SUBSIDIARY
--------------------------------------------------------------------------------

                CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY
              FOR THE YEARS ENDED DECEMBER 31, 2001, 2000 AND 1999

                                                                                                                  Accumulated
                         Preferred Stock       Common Stock                                   Treasury Stock         Other
                         ----------------   ------------------                  Retained    ------------------   Comprehensive
                         Shares    Amount   Shares     Amount      Surplus      Earnings    Shares    Amount     Income (Loss)
------------------------------------------------------------------------------------------------------------------------------
Balance --
 January 1, 1999              --   $  --    442,768   $442,768   $ 9,974,682   $4,810,129      --    $      --    $   479,931
 Issuance Of Common
   Stock                      --      --     53,401     53,401     2,774,792           --      --           --             --
 Dividends Paid               --      --         --         --            --     (309,877)     --           --             --
 Purchase Of Treasury
   Stock                      --      --         --         --            --           --   6,250     (337,500)            --
 Net Income                   --      --         --         --            --    2,089,675      --           --             --
 Other Comprehensive
   Loss                       --      --         --         --            --           --      --           --     (2,997,779)
------------------------------------------------------------------------------------------------------------------------------
Balance --
 December 31, 1999            --      --    496,169    496,169    12,749,474    6,589,927   6,250     (337,500)    (2,517,848)
 Issuance Of Common
   Stock                      --      --         61         61         3,366           --      --           --             --
 Dividends Paid               --      --         --         --            --     (333,159)     --           --             --
 Net Income                   --      --         --         --            --    1,530,447      --           --             --
 Other Comprehensive
   Income                     --      --         --         --            --           --      --           --      2,279,341
------------------------------------------------------------------------------------------------------------------------------
Balance --
 December 31, 2000            --      --    496,230    496,230    12,752,840    7,787,215   6,250     (337,500)      (238,507)
 Two-For-One Stock
   Split Effected In
   The Form Of A 100%
   Stock Dividend, Net        --      --    490,013    490,013            --     (490,013)     --           --             --
 Issuance Of Common
   Stock                      --      --      3,356      3,356        46,135           --      --           --             --
 Dividends Paid               --      --         --         --            --     (352,922)     --           --             --
 Net Income                   --      --         --         --            --    2,709,296      --           --             --
 Other Comprehensive
   Income                     --      --         --         --            --           --      --           --        521,579
------------------------------------------------------------------------------------------------------------------------------
Balance --
 December 31, 2001            --   $  --    989,599   $989,599   $12,798,975   $9,653,576   6,250    $(337,500)   $   283,072
==============================================================================================================================


                             Total
                         Stockholders'
                            Equity
-----------------------
Balance --
 January 1, 1999          $15,707,510
 Issuance Of Common
   Stock                    2,828,193
 Dividends Paid              (309,877)
 Purchase Of Treasury
   Stock                     (337,500)
 Net Income                 2,089,675
 Other Comprehensive
   Loss                    (2,997,779)
-----------------------
Balance --
 December 31, 1999         16,980,222
 Issuance Of Common
   Stock                        3,427
 Dividends Paid              (333,159)
 Net Income                 1,530,447
 Other Comprehensive
   Income                   2,279,341
-----------------------
Balance --
 December 31, 2000         20,460,278
 Two-For-One Stock
   Split Effected In
   The Form Of A 100%
   Stock Dividend, Net             --
 Issuance Of Common
   Stock                       49,491
 Dividends Paid              (352,922)
 Net Income                 2,709,296
 Other Comprehensive
   Income                     521,579
-----------------------
Balance --
 December 31, 2001        $23,387,722
=======================

See the accompanying notes to consolidated financial statements.

WEST POINTE BANCORP, INC. AND SUBSIDIARY
--------------------------------------------------------------------------------

                     CONSOLIDATED STATEMENTS OF CASH FLOWS

                                                                    For The Years Ended December 31,
                                                              --------------------------------------------
                                                                  2001            2000            1999
----------------------------------------------------------------------------------------------------------
Cash Flows From Operating Activities
  Net income                                                  $  2,709,296    $  1,530,447    $  2,089,675
  Adjustments to reconcile net income to net cash provided
    by operating activities:
    Depreciation and amortization:
      Bank premises and equipment                                  627,463         526,823         346,182
      Discounts and premiums                                        53,865        (214,096)       (251,776)
      Gain on sale of investment securities, net                  (390,469)        (32,451)        (26,378)
      Provision for loan losses                                    630,000       1,321,000       1,017,870
    Change in assets and liabilities:
      (Increase) decrease in accrued interest receivable           882,362        (835,555)       (405,792)
      Increase (decrease) in accrued interest payable             (331,995)        325,518         130,293
      Increase (decrease) in income taxes, net                     499,226        (327,023)       (248,931)
      Net change in other assets and other liabilities             154,638         (22,327)         37,399
----------------------------------------------------------------------------------------------------------
Net Cash Provided By Operating Activities                        4,834,386       2,272,336       2,688,542
----------------------------------------------------------------------------------------------------------
Cash Flows From Investing Activities
  Decrease in time certificates of deposit                         100,000         167,389          90,781
  Principal repayments on investment securities                 16,386,152       3,043,135       2,342,463
  Sales of investment securities available for sale             24,297,775      26,765,836       7,442,659
  Maturities of investment securities available for sale        53,781,000      24,469,000      13,627,000
  Purchases of investment securities available for sale       (103,147,369)    (60,597,797)    (53,068,649)
  Net increase in loans                                        (11,221,971)    (16,623,691)    (34,683,694)
  Purchases of life insurance policies                                  --      (3,482,100)             --
  Increase in cash surrender value of life insurance
    policies                                                      (304,882)       (149,923)        (70,718)
  Sales of real estate acquired by foreclosure                      40,259         373,500         203,553
  Purchases of bank premises and equipment                        (228,662)     (3,840,967)     (2,889,175)
----------------------------------------------------------------------------------------------------------
Net Cash Used In Investing Activities                          (20,297,698)    (29,875,618)    (67,005,780)
----------------------------------------------------------------------------------------------------------
Cash Flows From Financing Activities
  Net increase in noninterest bearing deposits                   6,372,759       3,819,008       1,590,078
  Net increase in interest bearing deposits                     13,948,843      18,817,798      54,265,141
  Net increase in securities sold under agreements to
    repurchase                                                   2,428,813       2,870,116       1,978,498
  Increase (decrease) in other borrowings                         (200,000)       (150,000)      1,837,500
  Proceeds from FHLB advances                                           --       5,000,000       5,000,000
  Repayments of FHLB advances                                           --      (5,000,000)     (5,000,000)
  Proceeds from issuance of common stock                            49,491           3,427       2,828,193
  Purchase of treasury stock                                            --              --        (337,500)
  Dividends paid                                                  (352,922)       (333,159)       (309,877)
----------------------------------------------------------------------------------------------------------
Net Cash Provided By Financing Activities                       22,246,984      25,027,190      61,852,033
----------------------------------------------------------------------------------------------------------
Net Increase (Decrease) In Cash And Cash Equivalents             6,783,672      (2,576,092)     (2,465,205)
Cash And Cash Equivalents -- Beginning Of Year                  13,497,965      16,074,057      18,539,262
----------------------------------------------------------------------------------------------------------
Cash And Cash Equivalents -- End Of Year                      $ 20,281,637    $ 13,497,965    $ 16,074,057
==========================================================================================================
Supplemental Disclosure Of Cash Flow Information
  Interest paid                                               $ 13,975,173    $ 14,489,917    $ 10,746,419
  Income taxes paid                                                406,513         311,000         601,183
  Noncash investing and financing activities:
    Investment securities transferred to available for
      sale                                                       2,821,121              --              --
    Noncash transfer of loans to real estate acquired by
      foreclosure                                                   85,000         128,850         408,883
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

WEST POINTE BANCORP, INC. AND SUBSIDIARY
--------------------------------------------------------------------------------

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

  GENERAL

     The accompanying consolidated financial statements of West Pointe Bancorp, Inc. ("the Parent Company"), and its wholly-owned subsidiary, West Pointe Bank And Trust Company ("the Bank"), have been prepared in accordance with accounting principles generally accepted in the United States of America and conform to practices prevalent among financial institutions.

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

  ACCOUNTING RECLASSIFICATIONS

     Certain 2000 and 1999 amounts have been reclassified where appropriate to conform to the consolidated financial statement presentation used in 2001.

  ACCOUNTING ESTIMATES

     The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reported period. Actual results could differ from those estimates.

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

  CASH AND CASH EQUIVALENTS

     For purposes of the consolidated statements of cash flows, noninterest bearing due from bank balances, interest bearing due from bank balances and federal funds sold are considered to be cash equivalents.

  FAIR VALUE OF FINANCIAL INSTRUMENTS

     SFAS No. 107, "Disclosures About Fair Value of Financial Instruments,"requires that the estimated fair value of the Company's financial instruments be disclosed. Fair value estimates of financial instruments are made at a specific point in time, based on relevant market information and information about the financial instruments. These estimates do not reflect any premium or discount that could result from offering for sale at one time the entire holdings or a significant portion of a particular financial instrument. Because no market exists for a significant portion of the Company's financial instruments, some fair value estimates are subjective in nature and involve uncertainties and matters of significant judgment. Changes in assumptions could significantly affect these estimates. Fair value estimates are presented for existing on-balance-sheet and off-balance-sheet financial instruments without attempting to estimate the value of anticipated future business and the value of assets and liabilities that are not considered financial instruments. In addition, the tax ramifications related to the realization of the unrealized gains and losses can have a significant effect on fair value estimates and have not been considered in any of the estimates.

  INVESTMENT SECURITIES

     The Company classifies its investment securities as either available for sale or held to maturity.

     Held-to-maturity securities are those debt securities in which the Company has the ability and intent to hold until maturity. All other debt securities not included in held to maturity and all equity securities are classified as available for sale.

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

  ADVERTISING

     Advertising costs are expensed when incurred. Advertising expenses for the years ended December 31, 2001, 2000 and 1999 amounted to $325,355, $308,516 and $280,948, respectively.

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

  STOCK OPTION PLAN

     The Company accounts for its stock option plan in accordance with the provisions of Accounting Principles Board (APB) Opinion No. 25, "Accounting for Stock Issued to Employees," and related interpretations. As such, compensation expense is recorded on the date of grant only if the current market price of the underlying stock exceeds the exercise price. The Company has also adopted SFAS No. 123, "Accounting for Stock-Based Compensation", which permits entities to recognize as expense over the vesting period the fair value of all stock-based awards on the date of grant. Alternatively, SFAS No. 123 allows entities to apply the provisions of APB Opinion No. 25 and provide pro forma net income and earnings per share as if the fair-value-based method defined in SFAS No. 123 had been applied for employee stock option grants. The Company has elected to apply the provisions of APB Opinion No. 25 and provide the pro forma disclosure provisions of SFAS No. 123.

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

2. EARNINGS PER SHARE

     The computation of EPS is summarized as follows:

                                                              2001          2000          1999
-------------------------------------------------------------------------------------------------
Basic EPS:
  Net income                                               $2,709,296    $1,530,447    $2,089,675
=================================================================================================
  Weighted average common shares outstanding                  980,513       979,880       929,223
=================================================================================================
  Basic EPS                                                $     2.76    $     1.56    $     2.25
=================================================================================================
Diluted EPS:
  Net income                                               $2,709,296    $1,530,447    $2,089,675
=================================================================================================
  Weighted average common shares outstanding                  980,513       979,880       929,223
  Dilutive potential due to stock options                      11,670         7,402         5,998
-------------------------------------------------------------------------------------------------
  Weighted average number of common shares and dilutive
     potential common shares outstanding                      992,183       987,282       935,221
=================================================================================================
  Diluted EPS                                              $     2.73    $     1.55    $     2.23
=================================================================================================

     On June 13, 2001, the Company's Board of Directors authorized a two-for-one stock split effected in the form of a 100% stock dividend. The dividend was distributed on July 2, 2001 to shareholders of record as of June 14, 2001. As a result of the stock split, the consolidated financial statements reflect an increase in the number of issued shares of common stock and the transfer of the par value of the additional shares from retained earnings. Treasury shares were not split. All references to the number of shares (other than common stock issued on the December 31, 2000 consolidated balance sheet and the 1999 and 2000 balances reflected on the consolidated statement of stockholders' equity), per share amounts, cash dividends, and any other reference to shares in the consolidated financial statements and these notes to consolidated financial statements, unless otherwise noted, have been adjusted to reflect the split on a retroactive basis. Previously awarded stock options have been adjusted or amended to reflect the split.

3. INVESTMENT SECURITIES

  AVAILABLE FOR SALE

     The amortized cost and fair value of available-for-sale investments in debt and equity securities are summarized as follows:

                                                       December 31, 2001
                                   ---------------------------------------------------------
                                                     Gross          Gross
                                    Amortized      Unrealized     Unrealized        Fair
                                       Cost          Gains          Losses         Value
--------------------------------------------------------------------------------------------
Obligations of U.S. government
  corporations and agencies        $  7,720,423   $    144,633   $    (18,750)  $  7,846,306
Mortgage-backed securities           83,763,757        505,462       (245,721)    84,023,498
Obligations of states and
  political subdivisions             30,500,476        198,514       (130,820)    30,568,170
--------------------------------------------------------------------------------------------
     Total Debt Securities          121,984,656        848,609       (395,291)   122,437,974
Equity securities                     6,287,500          3,250             --      6,290,750
--------------------------------------------------------------------------------------------
                                   $128,272,156   $    851,859   $   (395,291)  $128,728,724
============================================================================================

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
============================================================================================

     Available-for-sale securities carried at approximately $71,302,000 and $54,933,000, at December 31, 2001 and 2000, respectively, were pledged to secure public deposits and for other purposes required or permitted by law.

     The amortized cost and fair value of available-for-sale debt securities by contractual maturity, are shown below. Actual maturities may differ from contractual maturities because borrowers may have the right to call or prepay obligations with or without call or prepayment penalties. The equity securities have no maturity dates and therefore, have been excluded.

                                                                     December 31, 2001
                                                                ----------------------------
                                                                 Amortized          Fair
                                                                    Cost           Value
--------------------------------------------------------------------------------------------
Due in one year or less                                         $    207,000    $    208,020
Due after one year through five years                              5,535,666       5,622,594
Due after five years through ten years                            31,677,634      31,803,307
Due after ten years                                                  800,599         780,555
Mortgage-backed securities                                        83,763,757      84,023,498
--------------------------------------------------------------------------------------------
                                                                $121,984,656    $122,437,974
============================================================================================

     Proceeds from sales of available-for-sale debt securities were $24,297,775, $26,765,836 and $7,442,659 in 2001, 2000 and 1999, respectively.

     Gross realized gains and gross realized losses on sales of available-for-sale debt securities are summarized as follows:

                                                                  2001        2000        1999
------------------------------------------------------------------------------------------------
Gross realized gains                                            $392,275    $ 46,435    $ 43,253
Gross realized losses                                             (1,806)    (13,984)    (16,875)
------------------------------------------------------------------------------------------------
                                                                $390,469    $ 32,451    $ 26,378
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
==========================================================================================

     Held-to-maturity securities carried at approximately $1,328,000 at December 31, 2000, were pledged to secure public deposits and for other purposes required or permitted by law.

     There were no held-to-maturity investments in debt securities at December 31, 2001.

4. LOANS

     Loans consist of:

                                                                    2001            2000
--------------------------------------------------------------------------------------------
Commercial loans                                                $ 48,560,141    $ 45,889,923
Commercial real estate loans                                      75,352,452      70,523,998
Real estate construction loans                                     9,816,970       9,953,117
Residential real estate loans                                     53,548,197      51,457,872
Consumer loans                                                    11,699,831      11,466,561
Mortgage loans held for sale                                       1,426,148         133,200
--------------------------------------------------------------------------------------------
  Total Loans                                                    200,403,739     189,424,671
Less: Allowance for loan losses                                    2,224,352       1,769,693
--------------------------------------------------------------------------------------------
                                                                $198,179,387    $187,654,978
============================================================================================

     A summary of activity in the allowance for loan losses follows:

                                                             2001          2000           1999
-------------------------------------------------------------------------------------------------
Balance -- beginning of year                              $1,769,693    $ 1,687,021    $1,342,000
Provision charged to operations                              630,000      1,321,000     1,017,870
Charge-offs                                                 (369,152)    (1,276,210)     (710,593)
Recoveries                                                   193,811         37,882        37,744
-------------------------------------------------------------------------------------------------
Balance -- end of year                                    $2,224,352    $ 1,769,693    $1,687,021
=================================================================================================

     The following table lists information related to nonperforming loans:

                                                                   2001         2000
--------------------------------------------------------------------------------------
Loans on nonaccrual status                                      $  421,662    $159,756
Accruing loans past due 90 days or more                            370,080     685,344
Troubled debt restructurings                                       314,230          --
--------------------------------------------------------------------------------------
                                                                $1,105,972    $845,100
======================================================================================
Interest that would have been recognized on nonaccrual loans and troubled debt restructurings in accordance with their
  original terms                                                $   64,600    $ 32,531
Actual interest recorded for nonaccrual loans and troubled
  debt restructurings                                               43,368          --
======================================================================================

     A portion of the allowance for loan losses is allocated to loans deemed impaired. All impaired loans are included in nonperforming loans. Information on these loans and their related allowance for loan losses is as follows:

                                                    2001                     2000                     1999
                                           ----------------------   ----------------------   ----------------------
                                            RECORDED    VALUATION    RECORDED    VALUATION    RECORDED    VALUATION
                                           INVESTMENT   ALLOWANCE   INVESTMENT   ALLOWANCE   INVESTMENT   ALLOWANCE
-------------------------------------------------------------------------------------------------------------------
Impaired loans:
  Valuation allowance required             $1,007,821   $130,641     $148,247    $148,000    $ 858,600    $218,600
  No valuation allowance required                 --          --           --          --      468,737          --
-------------------------------------------------------------------------------------------------------------------
      Total impaired loans                 $1,007,821   $130,641     $148,247    $148,000    $1,327,337   $218,600
===================================================================================================================
Average balance of impaired loans during
  the year                                 $ 621,274                 $575,499                $1,113,124
Interest income recognized on impaired
  loans during the year                       86,502                    2,011                   34,677
===================================================================================================================

5. BANK PREMISES AND EQUIPMENT

     Bank premises and equipment consist of:

                                                                   2001           2000
------------------------------------------------------------------------------------------
Land                                                            $ 1,546,427    $ 1,546,427
Buildings                                                         8,667,812      8,642,194
Leasehold improvements                                              683,198        683,198
Furniture and equipment                                           3,403,323      3,212,169
Automobiles                                                          90,980         90,980
Construction in progress                                             16,768          4,878
------------------------------------------------------------------------------------------
                                                                 14,408,508     14,179,846
Less: Accumulated depreciation and amortization                   2,631,423      2,003,960
------------------------------------------------------------------------------------------
                                                                $11,777,085    $12,175,886
==========================================================================================

     Depreciation and amortization expense for the years ended December 31, 2001, 2000 and 1999 amounted to $627,463, $526,823 and $346,182, respectively.

     The Company is obligated under a long-term lease agreement for the Bank's branch location in Columbia, Illinois through November 2007 with four five-year options. The lease provides that the Company may use and occupy the premises only for the purpose of maintaining and operating a branch bank. The lease calls for monthly rental payments of $3,960.

     Minimum lease payments at December 31, 2001 are due as follows:

Year                                      Amount
-------------------------------------------------
2002                                     $ 47,520
2003                                       47,520
2004                                       47,520
2005                                       47,520
2006                                       47,520
Thereafter                                 43,560
-------------------------------------------------
                                         $281,160
=================================================

     Rent expense for the years ended December 31, 2001, 2000 and 1999 amounted to $105,077, $92,651 and $82,136, respectively.

6. DEPOSITS

     Deposits consist of:

                                                                    2001            2000
--------------------------------------------------------------------------------------------
Noninterest bearing deposits:
  Demand deposit accounts                                       $ 37,542,385    $ 31,169,626
--------------------------------------------------------------------------------------------
Interest bearing deposits:
  Demand deposit accounts (NOW)                                   28,207,167      42,429,255
  Money market accounts                                           43,828,534      33,187,179
  Savings                                                         47,723,485      26,732,580
  Certificates of deposit, $100,000 and over                      52,471,328      45,353,042
  Other certificates of deposit                                  112,327,824     122,907,439
--------------------------------------------------------------------------------------------
       Total interest bearing deposits                           284,558,338     270,609,495
--------------------------------------------------------------------------------------------
       Total Deposits                                           $322,100,723    $301,779,121
============================================================================================

     The scheduled maturities of certificates of deposit, $100,000 and over and other certificates of deposit, were as follows:

Year                                        Amount
-----------------------------------------------------
2002                                     $141,040,437
2003                                       13,302,403
2004                                        4,985,661
2005                                        1,099,998
2006                                        4,370,653
-----------------------------------------------------
                                         $164,799,152
=====================================================

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

     The average balance and maximum amount outstanding at any month-end of repurchase agreements for the years ended December 31, 2001, 2000 and 1999 is summarized as follows:

                                                            2001           2000           1999
-------------------------------------------------------------------------------------------------
Average balance outstanding                              $11,539,892    $ 9,576,456    $7,221,406
-------------------------------------------------------------------------------------------------
Maximum month-end balance outstanding                    $14,915,710    $10,827,178    $8,439,673
=================================================================================================

8. OTHER BORROWINGS

     On December 7, 1999, the Company entered into a revolving line of credit with an unaffiliated bank which provides for financing of up to $2,500,000 at a variable rate of interest. The line of credit was payable on demand and has since been increased to $5,000,000. The Company has extended the term of the line of credit such that if no demand for payment is made, any outstanding principal balance is due on January 7, 2003. The line of credit is secured by 350,000 shares of Bank common stock. At December 31, 2001 and 2000, advances on the line of credit totaled $1,487,500 and $1,687,500, respectively, and interest rates were 4.25% and 9.0%, respectively.

9. FEDERAL HOME LOAN BANK ADVANCES

     Advances from the Federal Home Loan Bank of Chicago (FHLB) totaled $5,000,000 at both December 31, 2001 and 2000. In December 1999, the Company entered into an advance agreement with the FHLB for $5,000,000. This FHLB advance has an interest rate of 5.63% and matures on December 13, 2004. Beginning on December 13, 2000, the FHLB has the right to call the advance in whole or in part on a quarterly basis until it matures. Advances from the FHLB are secured by a blanket lien on qualifying first mortgage loans.

10. INCOME TAXES

     The composition of income tax expense (benefit) is as follows:

                                                                 2001        2000         1999
------------------------------------------------------------------------------------------------
Current
  Federal                                                      $927,291    $ 189,414    $465,273
  State                                                              --     (211,000)    (12,500)
------------------------------------------------------------------------------------------------
                                                                927,291      (21,586)    452,773
Deferred
  Federal                                                       (20,191)     (80,214)    (98,673)
------------------------------------------------------------------------------------------------
                                                               $907,100    $(101,800)   $354,100
================================================================================================

     The components of deferred tax assets and deferred tax liabilities are summarized as follows:

                                                                  2001          2000
---------------------------------------------------------------------------------------
Deferred tax assets:
  Allowance for loan losses                                     $ 573,308    $  438,530
  Alternative minimum tax credits                                  97,715       241,243
  Deferred compensation                                           289,500       212,557
  Available-for-sale securities market valuation                       --       146,182
---------------------------------------------------------------------------------------
       Total deferred tax assets                                  960,523     1,038,512
---------------------------------------------------------------------------------------
Deferred tax liabilities:
  Depreciation on bank premises and equipment                    (340,292)     (263,935)
  Accumulated market discount                                     (21,204)      (44,097)
  Available-for-sale securities market valuation                 (173,496)           --
  Other                                                            (3,641)       (9,103)
---------------------------------------------------------------------------------------
       Total deferred tax liabilities                            (538,633)     (317,135)
---------------------------------------------------------------------------------------
                                                                $ 421,890    $  721,377
=======================================================================================

     The realization of the Company's net deferred tax assets is based on the expectation of future taxable income and the utilization of tax planning strategies. Based on these factors, management believes it is more likely than not that the Company will realize the net deferred tax asset of $421,890 at December 31, 2001. A valuation allowance is provided on deferred tax assets when it is more likely than not that some portion of the assets will not be realized.

     The following is a reconciliation of income tax expense to the amount computed at the federal statutory rate of 34%:

                                       2001                  2000                 1999
                                -------------------   ------------------   ------------------
                                  AMOUNT        %      AMOUNT        %      AMOUNT        %
---------------------------------------------------------------------------------------------
Expected tax expense            $1,229,575     34.0   $ 485,740     34.0   $ 830,884     34.0
Items affecting federal income
  tax rate:
  State income taxes                    --       --    (139,260)    (9.7)     (8,250)    (0.3)
  Tax-exempt interest             (381,884)   (10.5)   (444,321)   (31.1)   (469,262)   (19.2)
  Other                             59,409      1.6      (3,959)    (0.3)        728       --
---------------------------------------------------------------------------------------------
                                $  907,100     25.1   $(101,800)    (7.1)  $ 354,100     14.5
=============================================================================================

11. EMPLOYEE BENEFIT PLANS

     During 1992, the Company established a qualified, noncontributory, trusteed Retirement Savings Plan covering eligible full-time employees. The plan provides for contributions by the Company in such amounts as the Board of Directors may annually determine. The Company is under no obligation to make contributions to the plan. The employees may make voluntary contributions subject to certain limitations. The Board of Directors approved the accrual of a contribution to the Retirement Savings Plan in the amount of $72,000, $60,000 and $55,267 in 2001, 2000 and 1999, respectively.

     In 1992, the Company established a deferred compensation plan for the Company's Board of Directors. The plan is being funded through life insurance policies purchased and owned by the Company. The expense related to the deferred compensation plan totaled $131,708, $118,455 and $95,489 in 2001, 2000 and 1999,
respectively. The deferred compensation accrual is included in other liabilities in the consolidated balance sheets and amounted to $685,216 and $553,508 at December 31, 2001 and 2000, respectively.

     In 2000, the Company established a deferred compensation plan for the Company's president. The plan is being funded through life insurance policies purchased and owned by the Bank. The expense related to the deferred compensation plan totaled $70,773 and $5,852 in 2001 and 2000, respectively.

12. STOCK OPTION PLAN

     During 1998, the Company adopted the 1998 Stock Option Plan (the Plan). The Plan was amended in 2000 to increase the number of options that may be granted from 50,000 to 250,000 shares of common stock to directors and employees in key management positions to encourage such directors and key employees to remain with the Company. Interest in the Plan for each participant vests in five equal installments from the date options are granted. The maximum term of the options is 10 years. On January 10, 2001 and December 12, 2001, 22,000 and 35,000 additional shares, respectively, were granted at exercise prices of $27.50 and $30.25, respectively. Activity within the Plan is summarized as follows:

                                     2001                2000                  1999
                              -------------------------------------------------------------
                                        WEIGHTED            Weighted               Weighted
                              NUMBER    AVERAGE    NUMBER   AVERAGE     NUMBER     AVERAGE
                                OF      EXERCISE     OF     EXERCISE      OF       EXERCISE
                              SHARES     PRICE     SHARES    PRICE      SHARES      PRICE
-------------------------------------------------------------------------------------------
Outstanding at January 1      78,000     $23.15    50,000    $21.00     27,000      $20.00
Granted                       57,000      29.19    28,000     27.00     27,000       22.00
Exercised                         --         --       --         --         --          --
Forfeited                         --         --       --         --     (4,000)      21.00
-------------------------------------------------------------------------------------------
Outstanding at December 31    135,000    $25.70    78,000    $23.15     50,000      $21.00
===========================================================================================

     At December 31, 2001, 2000 and 1999, 30,600, 15,000 and 5,000 stock options were exercisable, respectively.

     The following table summarizes information about stock options outstanding at December 31, 2001:

                          Outstanding Stock Options                              Exercisable Stock Options
-----------------------------------------------------------------------------   ----------------------------
                           Number of     Weighted Average                        Number of       Weighted
                            Options     Remaining Years of   Weighted Average     Options        Average
Range of Exercise Prices  Outstanding    Contractual Life     Exercise Price    Exercisable   Exercise Price
------------------------  -----------   ------------------   ----------------   -----------   --------------
    $20.00 -- $30.25        135,000            8.22               $25.70          30,600          $21.93

     The Company applies APB opinion No. 25 in accounting for stock options and, accordingly, no compensation cost has been recognized in the consolidated financial statements. Had the Company determined compensation cost for stock options granted in 2001, 2000 and 1999 based on the fair value at the grant date under SFAS No. 123, the Company's net income in 2001, 2000 and 1999 would have been reduced to the pro forma amounts indicated below:

                                                              2001          2000          1999
-------------------------------------------------------------------------------------------------
Net income:
  As reported                                              $2,709,296    $1,530,447    $2,089,675
  Pro forma                                                 2,569,471     1,456,018     2,049,254
Earnings per share -- basic:
  As reported                                              $     2.76    $     1.56    $     2.25
  Pro forma                                                      2.62          1.49          2.21
Earnings per share -- diluted:
  As reported                                              $     2.73    $     1.55    $     2.23
  Pro forma                                                      2.59          1.47          2.19

     The per share fair values of stock options granted in 2001, 2000 and 1999 were estimated on the date of grant at $9.36, $10.03 and $6.46, respectively, using the Black-Scholes option-pricing model. The following assumptions were used to determine the per share fair value of the stock options granted in 2001, 2000 and 1999: dividend yield of 1.3% for each year; risk-free interest rate of 5.0%, 6.6% and 4.6%, respectively; and an estimated life of 7 years for each grant. The Company did not consider the expected volatility of its common stock over the estimated life of the options granted in 2001, 2000 or 1999 since its common stock is not traded publicly.

13. FINANCIAL INSTRUMENTS WITH OFF-BALANCE SHEET RISK

     The Company is a party to financial instruments with off-balance-sheet risk in the normal course of business to meet the financing needs of its customers. These financial instruments include commitments to extend credit and financial guarantees. These instruments involve, to varying degrees, elements of credit and interest rate risk in excess of the amount recognized in the consolidated balance sheets. Interest rate risk on commitments to extend credit results from the possibility that interest rates may have moved unfavorably, from the position of the Company, since the time the commitment was made. The contract or notional amounts of these instruments reflect the extent of the Company's involvement in particular classes of financial instruments.

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

     At December 31, 2001 and 2000, the Company had outstanding commitments to extend credit of approximately $29,301,000 and $28,909,000, respectively. In addition, the Company had commitments on standby letters of credit of approximately $4,692,000 and $4,225,000 at December 31, 2001 and 2000, respectively.

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

15. RELATED PARTY TRANSACTIONS

     Certain executive officers and directors were indebted to the Company for loans in the aggregate amount of $6,422,210 and $5,764,622 at December 31, 2001 and 2000, respectively. Following is a summary of activity for 2001 of loans made by the Company to executive officers and directors or to entities in which such individuals had a beneficial interest. Such loans were made in the normal course of business on substantially the same terms, including interest and collateral requirements, as those prevailing at the same time for comparable transactions with unrelated parties and did not involve more than the normal risk of collectibility or present unfavorable features.

Balance at January 1, 2001                                      $ 5,764,622
New loans                                                         4,352,575
Payments received                                                (3,694,987)
---------------------------------------------------------------------------
Balance at December 31, 2001                                    $ 6,422,210
===========================================================================

16. FAIR VALUE OF FINANCIAL INSTRUMENTS

     The estimated fair values of the Company's financial instruments were as follows:

                                       DECEMBER 31, 2001             December 31, 2000
                                  ---------------------------   ---------------------------
                                    CARRYING         FAIR         CARRYING         FAIR
                                     AMOUNT         VALUE          AMOUNT         VALUE
-------------------------------------------------------------------------------------------
Financial assets:
  Cash and due from banks         $ 11,162,097   $ 11,162,097   $ 10,760,405   $ 10,760,405
  Federal funds sold                        --             --      2,600,000      2,600,000
  Interest bearing due from
     banks                           9,119,540      9,119,540        137,560        137,560
  Time certificates of deposit              --             --         99,806         99,806
  Available-for-sale securities    128,728,724    128,728,724    116,047,494    116,047,494
  Held-to-maturity securities               --             --      2,821,121      2,801,697
  Loans                            198,179,387    199,345,221    187,654,978    187,370,687
Financial liabilities:
  Deposits                         322,100,723    322,515,739    301,779,121    302,135,739
  Securities sold under
     agreements to repurchase       12,237,129     12,237,129      9,808,316      9,808,316
  Other borrowings                   1,487,500      1,487,500      1,687,500      1,687,500
  FHLB advances                      5,000,000      5,287,417      5,000,000      5,036,385

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

     Quantitative measures established by regulation to ensure capital adequacy require the Company and the Bank to maintain minimum amounts and ratios (set forth in the following table) of Total and Tier I capital (as defined in the regulations) to risk-weighted assets (as defined), and of Tier I capital to average assets (as defined). Management believes, as of December 31, 2001, that the Company and the Bank meet all capital adequacy requirements to which they are subject.

     As of December 31, 2001, the most recent financial report filed with the FDIC categorized the Bank as well capitalized under the regulatory framework for prompt corrective action. To be categorized as well capitalized, the Bank must maintain minimum Total risk-based, Tier I risk-based, and Tier I leverage ratios as set forth in the following table. There are no conditions or events since that most recent filing that management believes have changed the institution's category.

     The capital amounts and ratios for the Company and the Bank are presented in the table below.

                                                                                    To Be Well Capitalized
                                                                                         Under Prompt
                                                            For Capital Adequacy       Corrective Action
                                        Actual                    Purposes                Provisions
                                -----------------------    ----------------------   -----------------------
                                  Amount         Ratio        Amount       Ratio       Amount        Ratio
-----------------------------------------------------------------------------------------------------------
As of December 31, 2001
  Total capital (to risk-
    weighted assets):
    Company                     $25,330,465       10.84%   >$ 18,698,577    >8.00%             NA        NA
    Bank                         26,559,355       11.36      >18,698,577    >8.00   >$ 23,373,222    >10.00%
  Tier 1 capital (to risk-
    weighted assets):
    Company                      23,104,650        9.89       >9,349,289    >4.00              NA        NA
    Bank                         24,333,540       10.41       >9,349,289    >4.00     >14,023,933     >6.00
  Tier 1 capital (to average
    assets):
    Company                      23,104,650        6.32      >14,618,404    >4.00              NA        NA
    Bank                         24,333,540        6.66      >14,616,477    >4.00     >18,270,596     >5.00
As of December 31, 2000
  Total capital (to risk-
    weighted assets):
    Company                      22,467,471       10.11      >17,772,383    >8.00              NA        NA
    Bank                         23,893,830       10.76      >17,770,159    >8.00     >22,212,698    >10.00
  Tier 1 capital (to risk-
    weighted assets):
    Company                      20,697,778        9.32       >8,886,191    >4.00              NA        NA
    Bank                         22,124,137        9.96       >8,885,079    >4.00     >13,327,619     >6.00
  Tier 1 capital (to average
    assets):
    Company                      20,697,778        6.02      >13,742,950    >4.00              NA        NA
    Bank                         22,124,137        6.44      >13,742,002    >4.00     >17,177,502     >5.00

18. CONTINGENT LIABILITIES

     The Company is involved in various litigations arising in the ordinary course of business. In the opinion of management, at the present time, disposition of the suits and claims will not have a material effect on the financial position of the Company.

19. PARENT COMPANY FINANCIAL INFORMATION

     The following are condensed balance sheets as of December 31, 2001 and 2000 and condensed statements of income and cash flows for the years ended December 31, 2001, 2000 and 1999 for West Pointe Bancorp, Inc. (parent company only):

                            CONDENSED BALANCE SHEETS

                                                                   2001           2000
------------------------------------------------------------------------------------------
Assets
  Cash and due from banks                                       $   259,665    $   233,387
  Investment in subsidiary                                       24,616,613     21,886,638
  Other assets                                                       16,000         27,800
------------------------------------------------------------------------------------------
       Total Assets                                             $24,892,278    $22,147,825
==========================================================================================
Liabilities And Stockholders' Equity
  Other borrowings                                              $ 1,487,500    $ 1,687,500
  Other liabilities                                                  17,056             47
  Stockholders' equity                                           23,387,722     20,460,278
------------------------------------------------------------------------------------------
       Total Liabilities And Stockholders' Equity               $24,892,278    $22,147,825
==========================================================================================

                         CONDENSED STATEMENTS OF INCOME

                                                              2001          2000          1999
-------------------------------------------------------------------------------------------------
Distributed income from subsidiary                         $  655,455    $  693,028    $  309,877
Interest expense                                             (104,062)     (156,111)         (805)
Other expense                                                (148,492)     (183,380)      (84,743)
-------------------------------------------------------------------------------------------------
  Income before income tax benefit and equity in
     undistributed income of subsidiary                       402,901       353,537       224,329
Income tax benefit                                             98,000       131,800        33,200
-------------------------------------------------------------------------------------------------
  Income before equity in undistributed income of
     subsidiary                                               500,901       485,337       257,529
Equity in undistributed income of subsidiary                2,208,395     1,045,110     1,832,146
-------------------------------------------------------------------------------------------------
Net income                                                 $2,709,296    $1,530,447    $2,089,675
=================================================================================================

                       CONDENSED STATEMENTS OF CASH FLOWS

                                                           2001           2000           1999
-------------------------------------------------------------------------------------------------
Cash Flows From Operating Activities
  Net income                                            $ 2,709,296    $ 1,530,447    $ 2,089,675
  Equity in undistributed income of subsidiary           (2,208,395)    (1,045,110)    (1,832,146)
  Other, net                                                 28,808          9,671         23,942
-------------------------------------------------------------------------------------------------
Net Cash Provided By Operating Activities                   529,709        495,008        281,471
-------------------------------------------------------------------------------------------------
Cash Flows From Investing Activities
  Capital contributions to subsidiary                            --             --     (4,320,000)
-------------------------------------------------------------------------------------------------
Cash Flows From Financing Activities
  Proceeds from issuance of common stock                     49,491          3,427      2,828,193
  Purchase of treasury stock                                     --             --       (337,500)
  Dividends paid                                           (352,922)      (333,159)      (309,877)
  Increase (decrease) in other borrowings                  (200,000)      (150,000)     1,837,500
-------------------------------------------------------------------------------------------------
Net Cash Provided By (Used In) Financing Activities        (503,431)      (479,732)     4,018,316
-------------------------------------------------------------------------------------------------
Net Increase (Decrease) In Cash And Cash Equivalents         26,278         15,276        (20,213)
Cash And Cash Equivalents -- Beginning Of Year              233,387        218,111        238,324
-------------------------------------------------------------------------------------------------
Cash And Cash Equivalents -- End Of Year                $   259,665    $   233,387    $   218,111
=================================================================================================

                                    [PHOTO]

                                   DIRECTORS

SEATED, LEFT TO RIGHT:
Harry E. Cruncleton, Edward J. Szewczyk, M.D., William C. Allison, C.P.A.

STANDING, LEFT TO RIGHT:
Jack B. Haydon, David G. Embry, Wayne W. Weeke, Terry W. Schaefer, Charles
G. Kurrus, III

WILLIAM C. ALLISON, C.P.A.
Retired Managing Partner,
  Allison, Knapp and Siekmann

HARRY E. CRUNCLETON
Chairman of the Board

DAVID G. EMBRY
President, C-Mac, Inc.

JACK B. HAYDON
President, Reese Construction
  Company

CHARLES G. KURRUS, III
President, Kurrus Funeral Home

TERRY W. SCHAEFER
President and
  Chief Executive Officer

EDWARD J. SZEWCZYK, M.D.
Medical Doctor, private practice,
  Ophthalmology

WAYNE W. WEEKE
Retired President,
  Weeke Wholesale Company

                                    [PHOTO]

                       WEST POINTE BANK AND TRUST COMPANY

                                TRUST COMMITTEE

SEATED, LEFT TO RIGHT:
      Jack B. Haydon, Harry E. Cruncleton,
         Edward J. Szewczyk, M.D., William C. Allison, C.P.A.

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

                                    OFFICERS

HARRY E. CRUNCLETON
Chairman of the Board

TERRY W. SCHAEFER
President and
  Chief Executive Officer

BRUCE A. BONE
Executive Vice President and
  Chief Financial Officer

J. E. CRUNCLETON
Corporate Secretary and
  Marketing Director

JAMES W. KUEHN
Senior Vice President/Loans

ROBERT G. CADY
Senior Vice President and
  Trust Officer

QUINTEN E. SPIVEY
Senior Vice President and
  Trust Officer

ALBERT A. MILLER
Senior Vice President/Operations

GEORGE W. OBERNAGEL, III
Vice President and Trust Officer

BONNIE M. HETTENHAUSEN
Vice President/Loans

SHARON L. CLEVELAND
Vice President/Mortgage Loans

M. TODD BERNHARDT
Vice President and
  Financial Advisor

GLENNON A. ALBERS
Vice President and
  Branch Manager

DALE A. HOEPFINGER
Vice President and
  Branch Manager

MELVIN M. EMBRICH
Vice President/Loans

PATRICIA A. HOFFMANN
Controller

LOIS A. ELDER
Assistant Vice President and
  Senior Program Director

WILLIAM M. METZGER
Assistant Vice President
  and Branch Manager

VICKI R. FOSTER
Assistant Vice President
  and Branch Manager

KORY A. KUNZE
Assistant Vice President/
  Retail Banking

TRACEY J. HARTMANN
Assistant Vice President and
  Trust Officer

DEBORAH M. LEHMKUHL
Assistant Vice President/
  Mortgage Loans

CYNTHIA L. HEGGEMEIER
Senior Credit Analyst

KATHLEEN A. CHRISTOPHER
Assistant Vice President/Human
  Resource Director

RAMONA L. GEBAUER
Compliance Officer and
  Internal Auditor

MOLLY M. WATKINS
Operations Officer

KIMBERLY A. STEPHENS
Senior Network Administrator

RITA M. POETTKER
Mortgage Loan Officer

DEBRA S. GUENTHER
Loan Officer

                                    [PHOTO]

                       WEST POINTE BANK AND TRUST COMPANY

                        ADVANTAGE POINTE ADVISORY BOARD

SEATED, LEFT TO RIGHT:
      June Johnson, Fern Hettenhausen and Betty Sotiropoulos

STANDING, LEFT TO RIGHT:
     Junior Geller, Ray Adams, Sandra Parks, Paul Holdener, M.D., Betty Cohn, Milton Smith and William James, III

NOT PICTURED:
      Donald Jerome, M.D. and Margaret Beaird

STOCKHOLDER INFORMATION
--------------------------------------------------------------------------------

CORPORATE HEADQUARTERS

5701 West Main Street
Belleville, IL 62226
(618) 234-5700

ANNUAL MEETING

Wednesday, April 10, 2002
10:00 A.M.
St. Clair Country Club
South 78th Street
Belleville, IL 62223

INDEPENDENT AUDITORS

Rubin, Brown, Gornstein & Co. LLP
230 South Bemiston Avenue
St. Louis, MO 63105

TRANSFER AGENT

Illinois Stock Transfer Company
209 West Jackson Boulevard,
Suite 903
Chicago, IL 60606-6905

GENERAL INQUIRIES AND REPORTS

A copy of the Company's 2001 Annual
Report to the Securities and Exchange
Commission, Form 10-K, may be
obtained without charge by written
request of shareholders to:
Harry Cruncleton, Chairman
West Pointe Bancorp, Inc.
5701 West Main Street
Belleville, IL 62226

FDIC DISCLAIMER

This Annual Report has not been
reviewed, or confirmed for accuracy
or relevance, by the FDIC.

                     [2001 ANNUAL REPORT BACK COVER PAGE]