Form 10-K, Exhibit 13
period 2002-12-31
WEST POINTE BANCORP INC
filed 2003-03-27
CIK 1040589

                                                                    EXHIBIT 13.1

                           WEST POINTE BANCORP, INC.

                               [WEST POINT LOGO]

                                      2002
                                     ANNUAL
                                     REPORT

            [PHOTO]                                   [PHOTO]
WEST POINTE - BELLEVILLE - EAST               WEST POINTE - SWANSEA


                                    [PHOTO]
                            WEST POINTE - BELLEVILLE


            [PHOTO]                                   [PHOTO]
    WEST POINTE - COLUMBIA                     WEST POINTE - DUPO

                    WEST POINTE'S FINEST!
                         AND...SOUTHERN ILLINOIS' BEST!

                        [WEST POINTE BANCORP, INC. LOGO]

TABLE OF CONTENTS
--------------------------------------------------------------------------------

                                                                                    Page
                                                                                    ----
Common Stock and Related Matters                                                      1
Message To Our Shareholders                                                           3
Selected Consolidated Financial Information                                           4
Management's Discussion and Analysis                                                  5
Independent Auditors' Report                                                         30
Consolidated Financial Statements                                                    31
Notes To Consolidated Financial Statements                                           36
Stockholder Information                                                          Inside Back Cover

COMMON STOCK AND RELATED MATTERS
--------------------------------------------------------------------------------
     There is no established public trading market for the common stock of West Pointe Bancorp, Inc. ("West Pointe"). Accordingly, there is no comprehensive record of trades or the prices of any such trades. The following table reflects sales prices for West Pointe's common stock to the extent such information is available to management of West Pointe, and the dividends declared with respect thereto during the past three years.

                                                                                    Cash
                                                               High      Low      Dividends
-------------------------------------------------------------------------------------------
2002
First Quarter                                                 $32.25    $27.05      $.10
Second Quarter                                                 33.50     32.25       .10
Third Quarter                                                  34.75     33.50       .12
Fourth Quarter                                                 35.75     34.75       .12
2001
First Quarter                                                 $27.50    $27.50      $.09
Second Quarter                                                 27.50     27.50       .09
Third Quarter                                                  30.25     27.50       .09
Fourth Quarter                                                 31.00     30.25       .09
2000
First Quarter                                                 $27.00    $27.00      $.09
Second Quarter                                                 27.00     27.00       .09
Third Quarter                                                  27.00     27.00       .09
Fourth Quarter                                                 27.50     27.50       .09

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

     As of March 3, 2003, West Pointe had 604 registered stockholders of record for its common stock.

                               EXECUTIVE OFFICERS

                                    [PHOTO]

SEATED, LEFT TO RIGHT:
     Terry W. Schaefer, President and Chief Executive Officer,
     Harry E. Cruncleton, Chairman of the Board

STANDING:
      Bruce A. Bone, Executive Vice President and Chief Financial Officer

MESSAGE TO OUR SHAREHOLDERS
--------------------------------------------------------------------------------

TO OUR SHAREHOLDERS,

     We are pleased to present the financial results for 2002 reflecting, among other things, record earnings for the second consecutive year. West Pointe's 2002 performance underscores our continuing focus on increasing revenue while controlling costs. Our plan for 2003 includes efforts to improve performance levels in order to further enhance shareholder value. Following your review of the Annual Report, we believe you will agree that financially, 2002 was our most successful year to date.

     We exceeded our objectives for 2002. In today's increasingly competitive financial services industry, meeting expectations is no longer sufficient; we must exceed them. We believe that the key to exceeding expectations is to have a focused strategy, one that everyone within the organization understands. For West Pointe, this strategy includes maintenance of our image as a premier community banking organization within Southern Illinois and the St. Louis Metropolitan area, growing the corporation and continued improvement of financial performance.

     Our highly experienced and competent senior officers, supported by a professional team of well-trained and highly motivated associates, accepted the challenges that faced them and excelled. Continuing to exceed expectations will require a concerted effort by our entire staff. While we often say that West Pointe's highest priorities must be achieving or exceeding financial results and improving shareholder value, we are mindful that the efforts of our people determine the ultimate success of our organization. Our commitment to building and maintaining an organization that supports all its stakeholders: shareholders, employees, customers, business associates and communities served, continues to be of paramount importance.

     Our largest challenge throughout the past couple of years has been that of managing the net interest margin, which is the difference between rates earned on earning assets and rates paid on interest bearing liabilities, in particular, interest bearing deposits. With twelve rate reductions by the Federal Reserve Bank during the past two years, this challenge was significant. While rates in 2002 reached extremely low levels, we continued efforts to price our products competitively in an equitable manner, while managing and increasing the net interest margin.

     Corporate governance continues to garner a great deal of attention in the national press. West Pointe believes that it has strong corporate governance with six independent directors who participate in the audit, nominating, trust, loan and compensation committees. Our strong board of directors coupled with our entire management team and competent staff, improved systems and sound company policies, provided a solid framework necessary to satisfy all regulators and to meet the needs of all of our stakeholders.

     We are proud of the supportive role West Pointe plays in the communities we serve. Through our contributions and employee involvement, we are investing time and dollars into making our communities better places to live and work. We remain committed to recruiting the right individuals to join and remain with the West Pointe family and to equip those selected with the training they need to serve our customers. These elements allow us to achieve success in the retail banking environment as we continue to exceed our customers and communities expectations.

     We believe that West Pointe is firmly positioned to meet and respond to the challenges of the future. We will continue our efforts to maximize profitability, strengthen our presence in the market place and to reinvest in our communities.

     We look forward to, and remain optimistic about the challenges that lie ahead. On behalf of the Board of Directors of West Pointe Bancorp, Inc. and the management and staff of West Pointe Bank And Trust Company, we extend our sincere appreciation to you, our shareholders, for your continued support and loyalty. We hope you are pleased with West Pointe's results for 2002 as we look forward to continued growth and the opportunities ahead in 2003 and beyond.

     With kindest personal regards,


    /s/ Harry E. Cruncleton       /s/ Terry W. Schaefer
        Chairman of the              President and
             Board                  Chief Executive
                                        Officer

SELECTED CONSOLIDATED FINANCIAL INFORMATION
--------------------------------------------------------------------------------

     The following Selected Consolidated Financial Information for West Pointe Bancorp, Inc. should be read in conjunction with the Consolidated Financial Statements and the accompanying Notes to Consolidated Financial Statements and with Management's Discussion and Analysis of Financial Condition and Results of Operations, provided herein. The Selected Consolidated Financial Information as of and for each of the five years ended December 31, 2002 is primarily derived from the audited financial statements. Certain information presented reflects, on a retroactive basis, the two-for-one stock split effected in the form of a 100% stock dividend distributed on July 2, 2001 to shareholders of record as of June 14, 2001.

                                                             AS OF AND FOR THE YEAR ENDED DECEMBER 31,
                                            ----------------------------------------------------------------------------
                                                2002            2001            2000            1999            1998
------------------------------------------------------------------------------------------------------------------------
SUMMARY OF OPERATIONS
Interest and fee income                     $ 22,055,046    $ 24,030,281    $ 23,545,625    $ 19,219,917    $ 15,641,934
Interest expense                               9,168,905      13,643,178      14,815,435      10,876,712       8,796,864
Net interest income                           12,886,141      10,387,103       8,730,190       8,343,205       6,845,070
Provision for loan losses                        600,000         630,000       1,321,000       1,017,870         646,623
Net interest income after provision for
  loan losses                                 12,286,141       9,757,103       7,409,190       7,325,335       6,198,447
Noninterest income                             4,166,842       3,681,537       2,382,176       2,057,513       1,786,052
Noninterest expense                           11,239,150       9,822,244       8,362,719       6,939,073       5,802,368
Net income                                     3,773,433       2,709,296       1,530,447       2,089,675       1,692,481
PER SHARE DATA
Earnings:
  Basic                                     $       3.87    $       2.76    $       1.56    $       2.25    $       1.91
  Diluted                                           3.79            2.73            1.55            2.23            1.91
Dividends declared                                   .44             .36             .34             .33             .30
Book value                                  $      29.18    $      23.78    $      20.75    $      17.22    $      17.74
Weighted average shares outstanding:
  Basic                                          974,424         980,513         979,880         929,223         884,824
  Diluted                                        994,402         992,183         987,282         935,221         885,362
SELECTED ACTUAL YEAR END BALANCES
Total assets                                $411,818,589    $366,713,993    $341,055,543    $311,754,405    $250,582,295
Loans                                        221,581,298     200,403,739     189,424,671     174,192,437     140,582,015
Allowance for loan losses                      2,409,446       2,224,352       1,769,693       1,687,021       1,342,000
Investment securities                        146,751,455     128,728,724     118,868,615     108,625,911      83,526,358
Deposits                                     350,989,837     322,100,723     301,779,121     279,142,315     223,287,096
Borrowings                                    28,229,378      18,724,629      16,495,816      13,775,700       9,959,702
Stockholders' equity                          28,539,703      23,387,722      20,460,278      16,980,222      15,707,510
SELECTED AVERAGE BALANCES
Assets                                      $386,756,592    $355,436,082    $327,686,423    $278,358,989    $214,117,251
Deposits                                     332,575,791     312,201,804     290,657,993     247,584,963     191,165,856
Stockholders' equity                          25,944,619      22,460,275      18,022,919      16,504,164      14,673,436
FINANCIAL RATIOS
Return on average assets                             .98%            .76%            .47%            .75%            .79%
Return on average equity                           14.54           12.06            8.49           12.66           11.53
Average equity to average assets                    6.71            6.32            5.50            5.93            6.85
Dividend payout ratio                              11.37           13.04           21.79           14.67           15.71

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS
--------------------------------------------------------------------------------

INTRODUCTION

     The primary business of West Pointe Bancorp, Inc. and its sole subsidiary ("West Pointe" or the "Company") consists of providing a diversified range of financial services in the communities in which it operates including consumer and commercial lending, retail banking and other ancillary financial services traditionally offered by full-service financial institutions. Additional services offered include mortgage origination and servicing, investment management and trust services, the issuance of debit cards, full-service brokerage and the sale of annuities. West Pointe operates from five banking locations and twenty-nine automated teller machines located in St. Clair, Madison and Monroe counties in Illinois.

     The following provides a narrative discussion and analysis of the major trends affecting West Pointe's results of operations, financial condition, asset quality, and capital resources and asset/liability management during the three-year period ended December 31, 2002. Throughout this discussion, certain prior year amounts have been reclassified to conform to the current year presentation. This discussion should be read in conjunction with the Consolidated Financial Statements of West Pointe and the accompanying Notes to Consolidated Financial Statements, which are included elsewhere in this report.

FORWARD-LOOKING STATEMENTS

     Management's discussion and analysis of financial condition and results of operations contains certain forward-looking statements with respect to the financial condition, results of operations and business of West Pointe. These forward-looking statements are not based on historical information, but rather are based on assumptions and describe future plans, strategies, projections and expectations of West Pointe and are generally identified by use of the terms "believe", "expect", "intend", "anticipate", "estimate", "project", or similar words. West Pointe's ability to predict results or the actual effect of future plans or strategies is uncertain. Factors which could have a material adverse effect on West Pointe's operations include, but are not limited to, changes in interest rates, general economic conditions, legislative/regulatory changes, monetary and fiscal policies of the U.S. Government, including policies of the U.S. Treasury and the Board of Governors of the Federal Reserve System, the quality or composition of the loan or investment portfolios, demand for loan products, deposit flows, competition, demand for financial services in West Pointe's market areas and accounting principles and guidelines. Additionally, the policies of the State of Illinois Office of Banks and Real Estate, the Financial Accounting Standards Board and the Securities and Exchange Commission could cause actual results to differ from those currently anticipated. All of these uncertainties, as well as others, are present in a banking operation and stockholders are cautioned that management's view of the future on which it prices its products, evaluates collateral, sets loan reserves and estimates costs of operation and regulation may prove to be other than as anticipated. West Pointe assumes no obligation to update any forward-looking statements that are made from time to time.

FINANCIAL OVERVIEW

     Net income for the year ended December 31, 2002, was $3,773,433 compared with $2,709,296 for the year ended December 31, 2001, and $1,530,447 for the year ended December 31, 2000, representing a 39.3% increase in net income for 2002 as compared to 2001 and a 77.0% increase for 2001 compared to 2000. Return on average assets was .98% for the year ended December 31, 2002, .76% for the year ended December 31, 2001 and .47% for the year ended December 31, 2000.

Return on average equity was 14.54% for the year ended December 31, 2002, 12.06% for the year ended December 31, 2001 and 8.49% for the year ended December 31, 2000. Basic net income per share for the year ended December 31, 2002 increased to $3.87 per share from $2.76 for the year ended December 31, 2001 and $1.56 for the year ended December 31, 2000. Diluted net income per share for the year ended December 31, 2002 increased to $3.79 per share from $2.73 for the year ended December 31, 2001 and $1.55 for the year ended December 31, 2000.

     The increase in net income for the year ended December 31, 2002 compared to the year ended December 31, 2001 was primarily the result of increases in net interest income and noninterest income, coupled with a modest reduction in the provision for loan losses. These items were partially offset by increases in noninterest expenses and income tax expense. During 2002, management of West Pointe continued its resolve to increase the Company's net interest margin and increase sources of noninterest income. Among others, West Pointe achieved both of these objectives. The increase in net income for the year ended December 31, 2001 compared to the year ended December 31, 2000 was primarily the result of increases in net interest income and noninterest income, coupled with a substantial reduction in the provision for loan losses. These items were partially offset by increases in noninterest expenses and income tax expense. During the year ended December 31, 2000, management's assessment of the loan portfolio resulted in an additional provision for loan losses to cover $864,000 of charge-offs associated with loans to two commercial borrowers. The loans to these commercial borrowers were made during the normal course of business.

     At December 31, 2002, West Pointe reported total assets of $411,818,589, an increase of 12.3% from $366,713,993 at December 31, 2001. This increase resulted primarily from internal growth in the volume of loans and investment securities. These increases were funded by an increase in deposits, as well as an increase in securities sold under agreements to repurchase.

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

     Net interest income for the year ended December 31, 2002, was $13,536,188 compared to $10,812,931 for the year ended December 31, 2001, an increase of 25.2%. Net interest income for the year ended December 31, 2000, was $9,202,174. In 2000, the Federal Reserve Bank continued increasing the federal funds rate from 5.50% at the end of 1999 to 6.50% at the end of 2000. In 2001, the Federal Reserve Bank began reducing the federal funds rate and continued those reductions throughout the year, ending the year with a federal funds rate of 1.75%. This trend in federal fund rate reductions, designed to stimulate the economy, continued in 2002, ending the year with a federal funds rate of 1.25%. The rapidly declining interest rate environment in 2001 and 2002 and the fact that West Pointe was liability sensitive (within a one year period of time, the interest rates paid for liabilities were repricing faster than interest rates earned on earning assets) contributed to the increase in net interest income for the year ended December 31, 2002 compared to the year ended December 31, 2001. This allowed for a widening of the interest rate spread and an increase in net interest margin for the year ended December 31, 2002 compared to the year ended December 31, 2001.

     During the year ended December 31, 2002, the average balance of interest earning assets increased $29,626,884 compared with the year ended December 31, 2001, resulting in an increase in tax-equivalent interest income of $1,937,578. These increases were principally attributable to increases in the volume of loans, investment securities and interest bearing due from bank balances. Changes in yields on interest earning assets decreased tax-equivalent interest income by $3,688,594. The yield on the loan portfolio decreased 96 basis points for the year ended December 31, 2002 compared to the year ended December 31, 2001 due to decreases in the prime lending rate. While certain loans in the commercial and real estate loan portfolios reprice upward or downward as the prime rate changes, the timing of this repricing does not always occur simultaneously with the prime rate change. Loans that reprice with changes in the prime rate generally reprice to the same extent. The yield on taxable securities decreased 161 basis points while the yield on tax-exempt securities increased 39 basis points during the year ended December 31, 2002, compared to the year ended December 31, 2001. The decline in yield on taxable securities brought about increased prepayments on investment securities. The proceeds from these prepayments, along with proceeds from taxable securities called for redemption, sold or matured were reinvested at substantially lower interest rates. Although the overall interest rate environment continued to decline throughout 2002, West Pointe management continued to analyze potential interest rate risk in the investment portfolio that could occur in a rising rate environment. This potential interest rate risk could result in a net unrealized loss in the portfolio that exceeds West Pointe's acceptable level. In an effort to limit this potential interest rate risk exposure, management elected to continue purchasing investment securities with shorter average lives. The purchase of higher yielding tax-exempt securities throughout the year contributed to the increased yield on the tax-exempt portfolio.

     The increase in the average balance of interest earning assets of $22,548,389 during the year ended December 31, 2001 compared with the year ended December 31, 2000, resulted in an increase in tax-equivalent interest income of $1,516,806. These increases were principally attributable to increases in the volume of loans and interest bearing due from bank balances. Changes in yields on interest earning assets during the year ended December 31, 2001 compared to the year ended December 31, 2000 decreased tax-equivalent interest income by $1,078,306. The yield on the loan portfolio decreased 48 basis points during the year ended December 31, 2001, compared to the year ended December 31, 2000 due to decreases in the prime lending rate. The yield on taxable securities decreased 21 basis points while the yield on tax-exempt securities increased 22 basis points during the year ended December 31, 2001, compared to the year ended December 31, 2000. The yield on taxable securities decreased as certain holdings were called for redemption or were sold. The yield on tax-exempt securities increased as certain lower yielding holdings matured.

     The average balance of interest bearing liabilities increased $24,579,245 from the year ended December 31, 2001 to the year ended December 31, 2002. This increase included an increase of $17,384,794 in average interest bearing deposits. The majority of this increase was attributable to increases in the average balance of savings and money market deposits, as well as time deposits. The increase in the average balance of savings and money market deposits was primarily due to the ongoing lackluster performance of the stock market that has resulted in customers desiring to retain funds in more liquid accounts. The increase in the average balance of time deposits resulted primarily from normal growth. Additional deposit information is discussed further under "Deposits." The increase in the average balance of interest bearing liabilities from the year ended December 31, 2001 to the year ended December 31, 2002 also includes an increase of $7,194,451 in average short-term borrowings. The increase in average short-term borrowings is discussed under "Borrowings." The increase in the average balance of interest bearing liabilities for the year ended December 31, 2002, compared to the year ended December 31, 2001, resulted in an increase in interest expense of $819,283. The average rate paid on total interest bearing liabilities decreased 172 basis points for the year ended December 31, 2002, compared to the year ended December 31, 2001. This decrease resulted in a decrease in interest expense of $5,293,556.

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

     During 2002, West Pointe's net interest margin was 3.78% compared with 3.29% and 3.01% in 2001 and 2000, respectively. Interest rate trends had a significant impact on West Pointe's yields and costs during the period from 2000 through 2002. The increases in the net interest margin, during each of the past three years, resulted as the decreases in average rates paid on interest bearing liabilities exceeded the decreases in yields on interest earning assets. In addition to the interest rate environment, competitive pricing for both loans and deposits continues to directly affect the net interest margin.

     The following table sets forth West Pointe's average balance sheets for the last three years, the interest income and expense associated with such categories of interest earning assets and interest bearing liabilities, and the average yields and rates on such categories.

         DISTRIBUTION OF AVERAGE ASSETS, LIABILITIES AND STOCKHOLDERS'
                      EQUITY AND INTEREST RATE INFORMATION

                                                              2002                                   2001
                                              ---------------------------------------------------------------------------
                                                                           AVERAGE                                Average
                                                AVERAGE                    YIELD/      Average                    Yield/
                                                BALANCE       INTEREST      COST       Balance       Interest      Cost
-------------------------------------------------------------------------------------------------------------------------
ASSETS
Interest earning assets:
Interest bearing due from banks               $ 14,362,079   $   220,210    1.53%    $ 11,753,330   $   422,254    3.59%
 Loans(1)                                      207,880,142    15,547,033    7.48      197,897,220    16,692,988    8.44
 Taxable securities(3)                          99,972,235     4,642,435    4.64       88,587,493     5,538,674    6.25
 Non-taxable securities(2)(3)                   35,978,461     2,294,816    6.38       29,186,073     1,747,098    5.99
 Federal funds sold                                 40,000           599    1.50        1,181,917        55,095    4.66
-------------------------------------------------------------------------------------------------------------------------
    Total interest earning assets              358,232,917    22,705,093    6.34      328,606,033    24,456,109    7.44
=========================================================================================================================
Noninterest earning assets:
 Cash and due from banks                         8,507,465                              8,437,289
 Bank premises and equipment                    11,788,992                             11,989,177
 Other assets                                   10,615,967                              8,418,841
 Allowance for loan losses                      (2,388,749)                            (2,015,258)
-------------------------------------------------------------------------------------------------------------------------
    Total Assets                              $386,756,592                           $355,436,082
=========================================================================================================================
LIABILITIES AND STOCKHOLDERS' EQUITY
Interest bearing liabilities:
 Interest bearing demand deposits             $ 28,475,416   $   221,249     .78%    $ 33,540,792   $   818,209    2.44%
 Savings and money market deposits              97,785,989     1,674,603    1.71       78,825,862     2,313,011    2.93
 Time deposits                                 172,670,785     6,563,337    3.80      169,180,742     9,680,977    5.72
 Short-term borrowings                          20,300,747       424,306    2.09       13,106,296       545,559    4.16
 Federal Home Loan Bank advances                 5,000,000       285,410    5.71        5,000,000       285,422    5.71
-------------------------------------------------------------------------------------------------------------------------
    Total interest bearing liabilities         324,232,937     9,168,905    2.83      299,653,692    13,643,178    4.55
-------------------------------------------------------------------------------------------------------------------------
Noninterest bearing liabilities:
 Demand deposits                                33,643,601                             30,654,408
 Other liabilities                               2,935,435                              2,667,707
-------------------------------------------------------------------------------------------------------------------------
    Total Liabilities                          360,811,973                            332,975,807
 Stockholders' equity                           25,944,619                             22,460,275
-------------------------------------------------------------------------------------------------------------------------
    Total Liabilities and Stockholders'
      Equity                                  $386,756,592                           $355,436,082
=========================================================================================================================
Net interest income                                          $13,536,188                            $10,812,931
=========================================================================================================================
Interest rate spread                                                        3.51%                                  2.89%
=========================================================================================================================
Net interest margin                                                         3.78%                                  3.29%
=========================================================================================================================

                                                              2000
                                              ------------------------------------
                                                                           Average
                                                Average                    Yield/
                                                Balance       Interest      Cost
----------------------------------------------------------------------------------
ASSETS
Interest earning assets:
Interest bearing due from banks               $    452,203   $    26,552    5.87%
 Loans(1)                                      183,667,278    16,381,016    8.92
 Taxable securities(3)                          82,281,707     5,313,452    6.46
 Non-taxable securities(2)(3)                   35,160,554     2,027,414    5.77
 Federal funds sold                              4,495,902       269,175    5.99
----------------------------------------------------------------------------------
    Total interest earning assets              306,057,644    24,017,609    7.85
==================================================================================
Noninterest earning assets:
 Cash and due from banks                         8,998,978
 Bank premises and equipment                    11,191,390
 Other assets                                    3,247,522
 Allowance for loan losses                      (1,809,111)
----------------------------------------------------------------------------------
    Total Assets                              $327,686,423
==================================================================================
LIABILITIES AND STOCKHOLDERS' EQUITY
Interest bearing liabilities:
 Interest bearing demand deposits             $ 39,940,625   $ 1,499,024    3.75%
 Savings and money market deposits              57,862,813     2,398,492    4.15
 Time deposits                                 166,043,650     9,950,261    5.99
 Short-term borrowings                          11,603,983       664,412    5.73
 Federal Home Loan Bank advances                 5,218,579       303,246    5.81
---------------------------------------------------------------------------------
    Total interest bearing liabilities         280,669,650    14,815,435    5.28
---------------------------------------------------------------------------------
Noninterest bearing liabilities:
 Demand deposits                                26,810,905
 Other liabilities                               2,182,949
---------------------------------------------------------------------------------
    Total Liabilities                          309,663,504
 Stockholders' equity                           18,022,919
---------------------------------------------------------------------------------
    Total Liabilities and Stockholders'
      Equity                                  $327,686,423
=================================================================================
Net interest income                                          $ 9,202,174
=================================================================================
Interest rate spread                                                        2.57%
=================================================================================
Net interest margin                                                         3.01%
=================================================================================

(1) For purposes of these computations, nonaccrual loans are included in the daily average loan amounts outstanding; interest on nonaccrual loans is recorded when received.

(2) Information presented on a tax-equivalent basis assuming a tax rate of 34%. The tax-equivalent adjustment amounted to $650,047, $425,828 and $471,984 for 2002, 2001 and 2000, respectively.

(3) Yields are calculated on historical cost and exclude the impact of the unrealized gain (loss) on available for sale securities.

     The following table sets forth the volume and rate variances that affected net interest income.

                                            2002 COMPARED WITH 2001                     2001 Compared With 2000
                                         INCREASE (DECREASE) DUE TO(1)               Increase (Decrease) Due to(1)
                                    ------------------------------------------------------------------------------------
                                      VOLUME         RATE              NET          Volume          Rate            Net
------------------------------------------------------------------------------------------------------------------------
Interest earned on:
  Interest bearing due from banks   $   78,727    $  (280,771)   $  (202,044)   $  411,159    $   (15,457)   $   395,702
  Loans                                812,679     (1,958,634)    (1,145,955)    1,224,627       (912,655)       311,972
  Taxable securities                   650,795     (1,547,034)      (896,239)      400,816       (175,594)       225,222
  Non-taxable securities(2)            427,386        120,332        547,718      (355,340)        75,024       (280,316)
  Federal funds sold                   (32,009)       (22,487)       (54,496)     (164,456)       (49,624)      (214,080)
------------------------------------------------------------------------------------------------------------------------
      Total interest earning
        assets                       1,937,578     (3,688,594)    (1,751,016)    1,516,806     (1,078,306)       438,500
------------------------------------------------------------------------------------------------------------------------
Interest paid on:
  Interest bearing demand deposits    (108,291)      (488,669)      (596,960)     (214,450)      (466,365)      (680,815)
  Savings and money market
    deposits                           471,531     (1,109,939)      (638,408)      732,729       (818,210)       (85,481)
  Time deposits                        195,828     (3,313,468)    (3,117,640)      185,249       (454,533)      (269,284)
  Short-term borrowings                260,215       (381,468)      (121,253)       78,802       (197,655)      (118,853)
  Federal Home Loan Bank advances           --            (12)           (12)      (12,632)        (5,192)       (17,824)
------------------------------------------------------------------------------------------------------------------------
      Total interest bearing
        liabilities                    819,283     (5,293,556)    (4,474,273)      769,698     (1,941,955)    (1,172,257)
------------------------------------------------------------------------------------------------------------------------
Net interest income                 $1,118,295    $ 1,604,962    $ 2,723,257    $  747,108    $   863,649    $ 1,610,757
========================================================================================================================

(1) The change in interest due to both rate and volume has been allocated to rate and volume changes in proportion to the relationship of the absolute dollar amounts of the change in each.

(2) Presented on a tax-equivalent basis assuming a tax rate of 34%. The tax-equivalent adjustment relating to the change in interest income was an increase of $224,219 for 2002 compared with 2001 and a decrease of $46,156 for 2001 compared with 2000.

  PROVISION FOR LOAN LOSSES

     The provision for loan losses represents management's judgment of the cost associated with credit risk inherent in the loan portfolio. Factors which influenced management's determination of the provision for loan losses include, among other things, size and quality of the loan portfolio measured against prevailing economic conditions, regulatory guidelines, and historical loan loss experience. The provision for loan losses charged to expense in the year ended December 31, 2002 decreased to $600,000 compared with $630,000 and $1,321,000 in the years ended December 31, 2001 and 2000, respectively. The modest decrease in the provision for loan losses in the year ended December 31, 2002 compared to the year ended December 31, 2001 was primarily attributable to overall improvement in the quality of the loan portfolio. Overall growth in the loan portfolio also impacted the level of the provision for loan losses recorded during the years ended December 31, 2002 and 2001. During the year ended December 31, 2000, the higher level of the provision for loan losses resulted from management's assessment of the loan portfolio, overall growth in the loan portfolio and, in particular, to cover $864,000 of charge-offs associated with loans to two commercial borrowers. Activity in the allowance for loan losses and nonperforming loan data are discussed under "ASSET QUALITY."

  NONINTEREST INCOME

     Excluding net securities gains, noninterest income for the year ended December 31, 2002 was $3,826,530 compared with $3,291,068 and $2,349,725 in the years ended December 31, 2001 and 2000, respectively. Total noninterest income as a percentage of average assets was 1.08%, 1.04% and .73% for the years ended December 31, 2002, 2001 and 2000, respectively.

     The following table sets forth information pertaining to the major components of noninterest income.

                                                                  Year Ended December 31,
                                                           --------------------------------------
                                                              2002          2001          2000
-------------------------------------------------------------------------------------------------
Service charges on deposits                                $1,402,894    $1,289,456    $  997,942
Mortgage banking                                              560,440       307,912       207,346
Trust fees                                                    602,528       552,241       395,279
Brokerage and insurance service                               241,364       220,262            --
Credit card income                                            377,031       330,605       274,543
Increase in cash surrender value of life insurance            367,202       304,882       149,923
Gain on sale of investment securities, net                    340,312       390,469        32,451
Other                                                         275,071       285,710       324,692
-------------------------------------------------------------------------------------------------
Total noninterest income                                   $4,166,842    $3,681,537    $2,382,176
=================================================================================================

     The largest component of noninterest income, service charges on deposits, consists of fees on both interest bearing and noninterest bearing accounts and charges for insufficient funds and overdrafts. Service charges on deposits totaled $1,402,894 for the year ended December 31, 2002 compared to $1,289,456 and $997,942 for the years ended December 31, 2001 and December 31, 2000, respectively. Early in 2001, West Pointe management, with assistance from a third party vendor, completed an analysis of the Company's deposit account service charge schedule. As a result of that analysis, various deposit account service charges were increased during the second quarter of the year. The results of these increases, along with the growth in the volume of deposit accounts on which service charges are assessed, contributed to the increases in service charges on deposit accounts for the year ended December 31, 2002 compared to the year ended December 31, 2001 and the year ended December 31, 2000.

     Mortgage banking income totaled $560,440 for the year ended December 31, 2002 compared to $307,912 and $207,346 for the years ended December 31, 2001 and December 31, 2000, respectively. The level of mortgage banking income increased 82.0% for the year ended December 31, 2002 compared to the year ended December 31, 2001 and increased 48.5% for the year ended December 31, 2001 compared to the year ended December 31, 2000. Mortgage banking income is primarily comprised of mortgage servicing income and gains or losses on the sale of mortgage loans. The higher level of mortgage banking income recorded during the years ended December 31, 2002 and 2001, was indicative of the lower interest rate environment that characterized virtually all of those two years. The lower level of mortgage banking income for the year ended December 31, 2000 was reflective of the higher interest rate environment that existed during that year. A decreasing interest rate environment, as experienced in 2002 and 2001, tends to increase mortgage loan production and mortgage refinancing activity. Conversely, an increasing interest rate environment tends to slow these activities. The majority of mortgage loans originated by West Pointe are sold into the secondary market with servicing rights retained in certain cases.

     Income from trust fees totaled $602,528 for the year ended December 31, 2002 compared to $552,241 and $395,279 for the years ended December 31, 2001 and December 31, 2000, respectively. During the fourth quarters of 2001 and 2000, additional trust administrative personnel were employed by West Pointe. The increases in income from trust fees for the years ended December 31, 2002 and December 31, 2001 were partially due to additional revenues generated as a result of these staffing additions, coupled with one-time fees charged in connection with the administration of certain estates and new business development. Additional revenues, in the form of farm management fees, were generated in 2002 and are expected in 2003. One of the staff members employed by West Pointe during the fourth quarter of 2001 has substantial farm management expertise. The increases in income from trust fees for the years ended December 31, 2002 and December 31, 2001, generated by the aforementioned activities, were partially offset by reductions in income from certain trust fees that are based upon the market value of trust assets. Due to the negative trend in the stock market experienced during the last two years, the market values of certain trust assets have been reduced.

     Income from brokerage and insurance services totaled $241,364 for the year ended December 31, 2002 compared to $220,262 for the year ended December 31, 2001. In January 2001, through an arrangement with Raymond James Financial Services, Inc., member NASD and SIPC, West Pointe expanded its product line to include additional investment opportunities and employed two experienced staff members to administer the brokerage and insurance function. Products available through the brokerage and insurance service function include stocks, bonds, mutual funds, annuities and other non-deposit investment products. While brokerage and insurance services were introduced in January 2001, income from this function was not significant until the second quarter of that year. As a result, income from brokerage and investment services increased $21,102 for the year ended December 31, 2002 compared to the year ended December 31, 2001. The limited growth in income from brokerage and insurance services for the year ended December 31, 2002 was partially related to the uncertainty in the stock market.

     Credit card income totaled $377,031 for the year ended December 31, 2002 compared to $330,605 and $274,543 for the years ended December 31, 2001 and December 31, 2000, respectively. Credit card income primarily consists of fees charged to merchants for processing credit card transactions and interchange fees received on transactions of West Pointe's cardholders. The increases in credit card income for the year ended December 31, 2002 compared to the year ended December 31, 2001 and for the year ended December 31, 2001 compared to the year ended December 31, 2000, were partially attributable to additional merchant related revenues as well as revenues associated with West Pointe's "debit" card product.

     During the year ended December 31, 2002, West Pointe recorded an increase in cash surrender value of life insurance of $367,202 compared to $304,882 and $149,923 for the years ended December 31, 2001 and December 31, 2000, respectively. These cash surrender value increases relate to various bank owned life insurance (BOLI) policies. Certain of the insurance policies serve as funding mechanisms for West Pointe's director fee deferral program and West Pointe's salary continuation plans which were established in 2000 for the Company's President and Chief Executive Officer and January 2003 for certain of the Company's officers. Additional policies were purchased to provide an additional employee benefit to certain Company officers. These BOLI policies provide certain benefits to the Company including, but not limited to, exclusion from income taxes of the increase in their cash surrender values.

     Net securities gains totaled $340,312 for the year ended December 31, 2002 compared to $390,469 and $32,451 for the years ended December 31, 2001 and December 31, 2000, respectively. Net securities gains for the years ended December 31, 2002 and 2001 primarily resulted from management's decision to reconfigure certain segments of the investment portfolio to limit potential interest rate risk as described under "Net Interest Income." Considering the rapidly declining interest rate environment evident at the time, the majority of the securities sold were likely to be called by the issuers in the near future. Net securities gains for the year ended December 31, 2000 resulted from management's decision to reconfigure certain segments of the investment portfolio in order to provide certain income tax related benefits.

     Other noninterest income includes such items as interchange fees on automated teller machine (ATM) transactions, safe deposit rental fees, check printing fees and other miscellaneous fees. Collectively, the components of other noninterest income generated revenues of $275,071 for the year ended December 31, 2002 compared to $285,710 and $324,692 for the years ended December 31, 2001 and December 31, 2000, respectively. Modest declines in a number of categories of other noninterest income contributed to these decreases.

  NONINTEREST EXPENSE

     Noninterest expense increased $1,416,906, or 14.4%, to $11,239,150 for the year ended December 31, 2002 compared with $9,822,244 and $8,362,719 for the years ended December 31, 2001 and 2000, respectively. The increases for the year ended December 31, 2002 compared to the year ended December 31, 2001 and for the year ended December 31, 2001 compared to the year ended December 31, 2000 were primarily attributable to increases in employee compensation and other benefits, coupled with increases in net occupancy expenses, legal and professional fees and other noninterest expenses, which include such items as FDIC insurance premiums, mortgage banking expenses, postage costs, and certain credit card program expenses. Noninterest expense as a percentage of average assets was 2.91%, 2.76% and 2.55% for the years ended December 31, 2002, 2001 and 2000, respectively.

     The following table sets forth information pertaining to the major components of noninterest expense.

                                                                  Year Ended December 31,
                                                          ---------------------------------------
                                                             2002           2001          2000
-------------------------------------------------------------------------------------------------
Employee compensation and other benefits                  $ 5,669,694    $5,030,777    $4,101,680
Occupancy, net                                                764,036       741,577       565,704
Furniture and equipment                                       602,179       555,886       485,164
Legal and professional fees                                   732,493       489,209       459,399
Data processing                                               453,237       402,102       367,236
Advertising                                                   379,345       325,355       308,516
Other                                                       2,638,166     2,277,338     2,075,020
-------------------------------------------------------------------------------------------------
       Total noninterest expense                          $11,239,150    $9,822,244    $8,362,719
=================================================================================================

     Employee compensation and other benefits is the largest component of noninterest expense representing approximately 50% of total noninterest expense for the year ended December 31, 2002. Expenses associated with employee compensation and other benefits totaled $5,669,694 for the year ended December 31, 2002 compared to $5,030,777 and $4,101,680 for the years ended December 31, 2001 and December 31, 2000, respectively. The increases in employee compensation and other benefits for the year ended December 31, 2002 compared to the year ended December 31, 2001 and for the year ended December 31, 2001 compared to the year ended December 31, 2000 primarily reflected the cost of normal merit increases and staff additions associated with growth in overall bank operations.

     Net occupancy expenses totaled $764,036 for the year ended December 31, 2002 compared to $741,577 and $565,704 for the years ended December 31, 2001 and December 31, 2000, respectively. The increases in net occupancy expenses for the years compared were primarily associated with expenses connected with the opening of two banking locations in November 1999 and June 2000, respectively. Higher maintenance costs associated with all locations also contributed to the increases for the periods compared.

     Furniture and equipment expenses totaled $602,179 for the year ended December 31, 2002 compared to $555,886 and $485,164 for the years ended December 31, 2001 and December 31, 2000, respectively. The increases in furniture and equipment expenses for the years compared were primarily attributable to furniture and equipment expenses associated with the opening of the aforementioned banking locations. Depreciation and other expenses associated with ongoing technology hardware upgrades also contributed to the increases.

     Legal and professional fees include costs relating to audit and accounting fees, investment consulting services, legal fees for compliance with Securities and Exchange Commission regulations, legal fees for the collection of delinquent loans, and legal fees relating to defense of various lawsuits of which the Company is a party to in the ordinary course of business. Legal and professional fees totaled $732,493 for the year ended December 31, 2002, compared to $489,209, and $459,399 for the years ending December 31, 2001 and December 31, 2000, respectively. The increase from 2001 to 2002 resulted primarily from increased legal fees incurred to defend various lawsuits of which the Company is a party to in the ordinary course of business.

     Data processing expenses totaled $453,237 for the year ended December 31, 2002 compared to $402,102 and $367,236 for the years ended December 31, 2001 and December 31, 2000, respectively. West Pointe currently employs the services of an outside provider for its data processing needs. The increases for the periods compared resulted from normal growth in operations.

     Advertising expenses totaled $379,345 for the year ended December 31, 2002 compared to $325,355 and $308,516 for the years ended December 31, 2001 and December 31, 2000, respectively. The increases resulted from expanded advertising activities in areas served by West Pointe's banking centers.

     Other noninterest expense includes such items as FDIC insurance premiums, mortgage banking expenses, postage costs and certain credit card program expenses. Other noninterest expense totaled $2,638,166 for the year ended December 31, 2002 compared to $2,277,338 and $2,075,020 for the years ended December 31, 2001 and December 31, 2000, respectively. The increases, for the periods compared, related to various categories, none of which were individually significant.

     West Pointe recorded income tax expense of $1,440,400 and $907,100 for the years ended December 31, 2002 and December 31, 2001, respectively, compared to an income tax benefit of $101,800 for the year ended December 31, 2000. The provision for income taxes consists of both federal and state income taxes. The increases in income tax expense for the years ended December 31, 2002 and December 31, 2001 were primarily attributable to increased levels of income before income taxes. The income tax benefit recorded during the year ended December 31, 2000 occurred as the level of tax-exempt income, for both federal and state income tax purposes, exceeded taxable income. In addition, the increased level of the provision for loan losses, recorded during 2000, reduced income before income taxes, which in turn, increased the level of the income tax benefit. As a result, the effective income tax rate for the year ended December 31, 2000 was a benefit of 7.1%. The effective income tax rate was 27.6% and 25.1% for the years ended December 31, 2002 and 2001, respectively.

FINANCIAL CONDITION

  GENERAL

     Total assets at December 31, 2002 increased $45,104,596 to $411,818,589 compared with $366,713,993 at December 31, 2001. This increase primarily resulted from the increase in the volume of loans, investment securities and interest bearing due from bank balances.

  LOANS

     Loans are the largest classification within earning assets of West Pointe and represented 58.0%, 60.2% and 60.0% of average interest earning assets during the years ended December 31, 2002, 2001 and 2000, respectively. Loans increased 10.6% to $221,581,298 at year-end 2002 from $200,403,739 at year-end 2001.
Average loans were $207,880,142 in 2002 and increased $9,982,922, or 5.0% from $197,897,220 in 2001. The growth in 2002 was primarily attributable to continuing aggressive sales efforts in a highly competitive market environment.

     The following table presents the composition of the loan portfolio by type of borrower and major loan category and the percentage of each to the total loan portfolio for the periods presented.

                                                                   December 31,
                         -------------------------------------------------------------------------------------------------
                                  2002                     2001                     2000                     1999
                         -------------------------------------------------------------------------------------------------
                            AMOUNT      PERCENT      Amount      Percent      Amount      Percent      Amount      Percent
--------------------------------------------------------------------------------------------------------------------------
COMMERCIAL BORROWERS
Commercial financial
 and agricultural        $ 59,685,132     26.9%   $ 48,560,141     24.2%   $ 45,889,923     24.2%   $ 44,469,418     25.5%
Commercial real estate     85,147,362     38.5      75,352,452     37.6      70,523,998     37.2      61,284,167     35.2
Real estate
 construction              11,552,620      5.2       9,816,970      4.9       9,953,117      5.3      11,074,257      6.4
--------------------------------------------------------------------------------------------------------------------------
Total commercial          156,385,114     70.6     133,729,563     66.7     126,367,038     66.7     116,827,842     67.1
--------------------------------------------------------------------------------------------------------------------------
CONSUMER BORROWERS
1-4 family residential
 real estate               53,429,407     24.1      54,974,345     27.5      51,591,072     27.2      47,136,881     27.0
Other consumer loans       11,766,777      5.3      11,699,831      5.8      11,466,561      6.1      10,227,714      5.9
--------------------------------------------------------------------------------------------------------------------------
Total consumer             65,196,184     29.4      66,674,176     33.3      63,057,633     33.3      57,364,595     32.9
--------------------------------------------------------------------------------------------------------------------------
     Total loans         $221,581,298    100.0%   $200,403,739    100.0%   $189,424,671    100.0%   $174,192,437    100.0%
==========================================================================================================================

                              December 31,
                         ----------------------
                                  1998
                         ----------------------
                            Amount      Percent
-----------------------------------------------
COMMERCIAL BORROWERS
Commercial financial
 and agricultural        $ 42,866,422     30.5%
Commercial real estate     44,266,850     31.5
Real estate
 construction               9,308,269      6.6
----------------------------------------------
Total commercial           96,441,541     68.6
----------------------------------------------
CONSUMER BORROWERS
1-4 family residential
 real estate               34,783,754     24.7
Other consumer loans        9,356,720      6.7
----------------------------------------------
Total consumer             44,140,474     31.4
----------------------------------------------
     Total loans         $140,582,015    100.0%
==============================================

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

     The weighted average yield on the loan portfolio in 2002 was 7.48% compared to 8.44% and 8.92% in 2001 and 2000, respectively. Overall yields on the loan portfolio trended downward during 2002 and 2001, following the general level of interest rates. West Pointe's loan portfolio yields tend to follow trends in the prime lending rate, which began the 2000 year at 8.50% and ended that year at 9.50%. The prime lending rate decreased eleven times during the course of the year 2001 to a level of 4.75% at December 31, 2001. The prime lending rate continued to decline in 2002 to a level of 4.25% at December 31, 2002. The lower level of interest rates evident during 2002 and 2001 contributed to the decreases in the weighted average yield on the loan portfolio in those years compared to 2000. While loan yields tend to follow trends in the prime lending rate, they may not follow simultaneously with such trends. At December 31, 2002, 30.0% of West Pointe's total loan portfolio had floating or adjustable interest rates.

     The following table sets forth the amount of loans outstanding as of December 31, 2002, which, based on remaining maturities, are due in the periods indicated. In addition, the amounts due after one year are classified according to sensitivity to changes in interest rates.

                                                        December 31, 2002 Maturing
                                        -----------------------------------------------------------
                                                         After One
                                           In One         Through          After
                                        Year or Less     Five Years     Five Years        Total
---------------------------------------------------------------------------------------------------
Commercial, financial and
  agricultural                          $39,747,261     $ 19,206,607    $   731,264    $ 59,685,132
Commercial real estate                   23,983,320       57,812,009      3,352,033      85,147,362
Real estate construction                  8,147,994        3,404,626             --      11,552,620
1-4 family residential real estate        6,180,066       25,193,504     22,055,837      53,429,407
Other consumer loans                      3,160,267        8,113,508        493,002      11,766,777
---------------------------------------------------------------------------------------------------
Total loans                             $81,218,908     $113,730,254    $26,632,136    $221,581,298
===================================================================================================

                                                                      Interest Sensitivity
                                                                --------------------------------
                                                                                   Floating or
                                                                    Fixed           Adjustable
                                                                Interest Rates    Interest Rates
------------------------------------------------------------------------------------------------
Due after one year                                               $107,552,923      $32,809,467
================================================================================================

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

     As of December 31, 2002, and effective January 30, 2003, the statutory legal lending limit amount for the Bank to loan to one customer was $7,457,900.

  SECURITIES

     Investment securities increased $18,022,731, or 14.0% at December 31, 2002 compared to December 31, 2001. The increase in investment securities primarily resulted from purchases, net of sales, maturities and securities called for redemption, in the available for sale category. The investment securities portfolio provides a balance to interest rate and credit risk in other categories of the balance sheet while providing a vehicle for the investment of available funds not needed to satisfy loan demand. The investment portfolio also supplies securities as required collateral for certain deposits and for securities sold under agreements to repurchase. Additional information regarding West Pointe's securities sold under agreements to repurchase is presented and discussed under "Borrowings."

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

     Available-for-sale investment securities are recorded at fair value. Net unrealized gains on available-for-sale investment securities totaled $3,530,630 and $456,568 at December 31, 2002 and 2001, respectively. Included in stockholders' equity at December 31, 2002 and 2001 were accumulated other comprehensive gains of $2,188,991 and $283,072 associated with unrealized gains and losses on available-for-sale investment securities, net of income taxes. All investment security purchases in 2002, 2001 and 2000 were classified as available for sale.

     The following table sets forth the composition of the held-to-maturity and the available-for-sale securities portfolios, respectively, for the last three years.

                                                                    December 31,
                                                    --------------------------------------------
                                                        2002            2001            2000
------------------------------------------------------------------------------------------------
HELD-TO-MATURITY SECURITIES
Mortgage-backed securities                          $         --    $         --    $  2,821,121
================================================================================================
AVAILABLE-FOR-SALE SECURITIES
U.S. government agencies                            $  9,087,650    $  7,846,306    $ 74,277,880
Mortgage-backed securities                            89,547,303      84,023,498      11,369,708
Obligations of states and political subdivisions      38,806,702      30,568,170      29,283,331
Equity securities                                      9,309,800       6,290,750       1,116,575
------------------------------------------------------------------------------------------------
       Total available-for-sale                     $146,751,455    $128,728,724    $116,047,494
================================================================================================

     The following table sets forth the maturities and weighted average yields of each category of available-for-sale securities at December 31, 2002 based upon contractual maturities of such securities.

                                                        After One Year         After Five Years
                                   In One Year             Through                 Through
                                     or Less              Five Years              Ten Years             After Ten Years
                                ------------------------------------------------------------------------------------------
                                 Amount     Yield      Amount       Yield      Amount       Yield       Amount       Yield
--------------------------------------------------------------------------------------------------------------------------
AVAILABLE-FOR-SALE SECURITIES
U.S. government agencies        $     --      --%    $ 9,087,650    2.59%    $        --      --%    $         --      --%
Mortgage-backed securities            --      --              --      --       5,824,479    5.11       83,722,824    4.11
Obligations of states and
  political subdivisions(1)      563,114    7.30       4,952,799    6.23      25,409,537    6.15        7,881,252    6.97
Equity securities(2)                  --      --              --      --              --      --        9,309,800    5.25
--------------------------------------------------------------------------------------------------------------------------
Total available-for-sale        $563,114    7.30%    $14,040,449    3.87%    $31,234,016    5.96%    $100,913,876    4.44%
==========================================================================================================================

(1) Yield presented on a tax-equivalent basis assuming a tax rate of 34%.

(2) Equity securities have no stated maturity and are, therefore, included in the after 10 year category.

     The weighted average yield on the taxable securities portfolio was 4.64% for 2002, compared to 6.25% and 6.46% for 2001 and 2000, respectively. Average taxable securities totaled $99,972,235 in 2002 compared to $88,587,493 and $82,281,707 in 2001 and 2000, respectively.

     Average non-taxable securities totaled $35,978,461 in 2002, compared to $29,186,073 and $35,160,554 in 2001 and 2000, respectively. The weighted average tax-equivalent yield on non-taxable securities was 6.38%, 5.99% and 5.77% during 2002, 2001 and 2000, respectively.

     The remainder of West Pointe's interest earning assets consists of federal funds sold and interest bearing due from bank balances. Federal funds sold consist of sales of excess funds and generally have a maturity of one day. West Pointe had no federal funds sold at December 31, 2002 or 2001. West Pointe's interest bearing due from bank balances consist solely of a daily investment deposit account maintained with the Federal Home Loan Bank. This vehicle is used by West Pointe in addition to or as an alternative to federal funds sold. Daily deposits to or withdrawals from the daily investment deposit account are permitted. The interest rate paid on this account is subject to change on a daily basis. Interest bearing due from bank balances totaled $11,813,253 at December 31, 2002 compared to $9,119,540 at December 31, 2001. Because of the low interest rate environment and potential liquidity needs, management of West Pointe elected to retain a higher level of excess funds in the daily investment deposit account as of December 31, 2002 and 2001.

  DEPOSITS

     West Pointe's deposit base is its primary source of liquidity and consists of deposits originating within the communities served by its banking locations. Deposits are West Pointe's primary and most reliable funding source for interest earning assets.

     Total deposits increased 9.0%, or $28,889,114, to $350,989,837 at December 31, 2002, from $322,100,723 at December 31, 2001. Noninterest bearing demand deposit balances increased to $40,604,261 at December 31, 2002 from $37,542,385 at December 31, 2001. The majority of this increase was associated with normal growth of operations. Interest bearing demand deposits increased slightly to $29,882,050 at December 31, 2002 from $28,207,167 at December 31, 2001. Savings and money market deposit account balances increased to $103,970,119 at December 31, 2002 from $91,552,019 at December 31, 2001. The increase in the interest bearing demand deposits and savings and money market deposit account categories occurred as a result of the downward movement in the interest rate environment and negative trends in the stock market. Management believes that this negative trend in the stock market led to the movement of balances from equity securities into more liquid savings and money market deposit accounts. Collectively, time deposits of $100,000 or more and time deposits less than $100,000 increased to $176,533,407 at December 31, 2002 from $164,799,152 at December 31, 2001. The majority of this increase was related to increased public fund deposits obtained through more aggressive sales efforts as West Pointe strives to expand its overall banking relationships with public entities. West Pointe continues to competitively price time deposits within its market territory.

     The following table sets forth the composition of the deposit portfolio for the periods presented.

                                                               December 31,
                                              -----------------------------------------------
                                                       2002                     2001
                                              -----------------------------------------------
                                                 AMOUNT      PERCENT      Amount      Percent
---------------------------------------------------------------------------------------------
Noninterest bearing demand deposits           $ 40,604,261     11.6%   $ 37,542,385     11.6%
Interest bearing demand deposits                29,882,050      8.5      28,207,167      8.8
Savings and money market deposits              103,970,119     29.6      91,552,019     28.4
Time deposits $100,000 or more                  59,388,680     16.9      52,471,328     16.3
Time deposits less than $100,000               117,144,727     33.4     112,327,824     34.9
---------------------------------------------------------------------------------------------
     Total deposits                           $350,989,837    100.0%   $322,100,723    100.0%
=============================================================================================

     Average total deposits increased to $332,575,791 for the year ended December 31, 2002 compared to $312,201,804 and $290,657,993 for the years ended December 31, 2001 and December 31, 2000, respectively. The increases in average total deposits resulted primarily from normal growth in operations coupled with deposits generated from the banking locations opened in November 1999 and June 2000. The increases in average total deposits also occurred as a result of the negative trends in the stock market. West Pointe continues to expand its market territory. The average rates paid on total deposits were 2.54%, 4.10% and 4.76% for 2002, 2001 and 2000. The lower interest rate environment in 2002 coupled with West Pointe's efforts to reduce its cost of funds led to the decline in average rates paid in 2002 compared to 2001 and 2000. Efforts to reduce the cost of funds ultimately contributed to the improved net interest margin as previously described under "Net Interest Income."

     The following table sets forth the major categories of average deposits and the weighted average interest rates paid on such categories for the last three years.

                                                     December 31,
                            ---------------------------------------------------------------
                                   2002                  2001                  2000
                            ---------------------------------------------------------------
                               AMOUNT      RATE      Amount      Rate     Amount      Rate
-------------------------------------------------------------------------------------------
Noninterest bearing demand
  deposits                  $ 33,643,601    --%   $ 30,654,408    --%   $ 26,810,905     --%
Interest bearing demand
  deposits                    28,475,416   .78      33,540,792   2.44     39,940,625   3.75
Savings and money market
  deposits                    97,785,989   1.71     78,825,862   2.93     57,862,813   4.15
Time deposits                172,670,785   3.80    169,180,742   5.72    166,043,650   5.99
-------------------------------------------------------------------------------------------
     Total deposits         $332,575,791   2.54%  $312,201,804   4.10%  $290,657,993   4.76%
===========================================================================================

     The following table sets forth the amounts and maturities of time deposits of $100,000 or more at December 31, 2002 and December 31, 2001.

                                                                     December 31
                                                              -------------------------
                                                                 2002          2001
---------------------------------------------------------------------------------------
3 months or less                                              $20,303,983   $20,223,445
Over 3 through 6 months                                        15,028,781    12,999,943
Over 6 through 12 months                                       13,638,185    14,391,509
Over 12 months                                                 10,417,731     4,856,431
---------------------------------------------------------------------------------------
     Total                                                    $59,388,680   $52,471,328
=======================================================================================

  BORROWINGS

     Total borrowings amounted to $28,229,378 at year-end 2002, an increase of $9,504,749 from $18,724,629 at year-end 2001. Total borrowings include various forms of short-term borrowings and one Federal Home Loan Bank advance. On an average basis, total short-term borrowings increased to $20,300,747 for 2002 compared to $13,106,296 and $11,603,983 for 2001 and 2000, respectively.

     The average balance of Federal Home Loan Bank advances totaled $5,000,000 for 2002 compared to $5,000,000 and $5,218,579 for 2001 and 2000, respectively. Average Federal Home Loan Bank advances have remained relatively stable for the years compared. The current advance, which reflects an interest rate of 5.63%, has a final maturity date of December 13, 2004. As of December 13, 2000, the advance is callable on a quarterly basis.

     Average short-term borrowings for 2002, 2001 and 2000 primarily consisted of securities sold under agreements to repurchase (repurchase agreements). These borrowings serve as an alternative source of funds to deposit funding sources. The majority of the increase in average short-term borrowings was in the form of cash management repurchase agreement accounts. Such accounts involve the daily transfer of excess funds from noninterest bearing deposit accounts into interest bearing cash management repurchase agreement accounts. West Pointe continues to market its cash management product to commercial and individual deposit customers. Although viewed as a borrowing, the cash management repurchase agreement accounts are considered a stable source of funds. Repurchase agreements, other than cash management repurchase agreements, generally represent an alternative to short-term certificates of deposit offered to West Pointe's customers. The weighted average rate of interest paid for short-term borrowings was 2.09%, 4.16% and 5.73% in 2002, 2001 and 2000, respectively. The decrease in the weighted average interest rate in 2002 and 2001 was reflective of the lower rate environment.

     In addition to securities sold under agreements to repurchase, West Pointe had, at December 31, 2002, another form of short-term borrowing in the amount of $1,537,100. In the fourth quarter of 1999, West Pointe entered into a line of credit with an unaffiliated bank, which provided for borrowings by West Pointe of up to $2,500,000. The line of credit has since been increased to $5,000,000. Initially, West Pointe borrowed $1,837,500 under that line of credit. The original line of credit, which matured on December 7, 2000, has since been renewed and reflects a maturity date of January 7, 2004. The current line of credit bears interest at a rate of 50 basis points under the prime lending rate of another unaffiliated bank. In order to increase its capital base, $1,500,000 of the original borrowing was contributed to the Bank as additional paid in capital. The remaining proceeds from the original borrowing were used to purchase 6,250 shares of West Pointe's common stock from an individual stockholder. At the beginning of 2002, borrowings under the line of credit increased by $274,600. Proceeds from this additional borrowing were used to partially fund the purchase of 11,500 shares of common stock from another stockholder. The purchase of the shares of common stock is reflected as treasury stock in West Pointe's consolidated financial statements.

     The following table sets forth a summary of information pertaining to short-term borrowings for the periods presented.

                                                       December 31,
                               ------------------------------------------------------------
                                      2002                 2001                 2000
                               ------------------------------------------------------------
                                 AMOUNT      RATE     Amount      Rate     Amount      Rate
-------------------------------------------------------------------------------------------
At December 31:
Repurchase agreements          $21,692,278   1.71%  $12,237,129   2.21%  $ 9,808,316   5.41%
Other                            1,537,100   3.75     1,487,500   4.25     1,687,500   9.00
-------------------------------------------------------------------------------------------
     Total                     $23,229,378   1.85%  $13,724,629   2.43%  $11,495,816   5.94%
===========================================================================================
For the year ended
  December 31:
Average daily balance:
Federal funds purchased        $        --    --%   $     1,096   6.84%  $   264,481   6.94%
Repurchase agreements           18,652,682   1.91    11,539,892   3.83     9,576,456   5.12
Other                            1,648,065   4.16     1,565,308   6.65     1,763,046   8.85
-------------------------------------------------------------------------------------------
     Total                     $20,300,747   2.09%  $13,106,296   4.16%  $11,603,983   5.73%
===========================================================================================
Maximum month-end balance:
Federal funds purchased        $        --          $        --          $ 4,900,000
Repurchase agreements           23,707,487           14,915,710           10,827,178
Other                            1,762,100            1,637,500            1,837,500

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

     The following table sets forth a summary of nonperforming assets and related ratios for the periods presented.

                                                                                  December 31,
                                                        ----------------------------------------------------------------
                                                           2002          2001         2000         1999          1998
------------------------------------------------------------------------------------------------------------------------
Nonaccrual loans                                        $  796,349    $  421,662    $159,756    $1,552,319    $  879,954
Accruing loans past due 90 days or more                    940,555       370,080     685,344       790,690       390,789
Troubled debt restructurings                                    --       314,230          --            --            --
------------------------------------------------------------------------------------------------------------------------
Total nonperforming loans                                1,736,904     1,105,972     845,100     2,343,009     1,270,743
Foreclosed property                                        365,000       156,153     128,850       348,792       151,922
------------------------------------------------------------------------------------------------------------------------
Total nonperforming assets                              $2,101,904    $1,262,125    $973,950    $2,691,801    $1,422,665
========================================================================================================================
Nonperforming loans to total loans                            .78%          .55%        .45%         1.35%          .90%
Nonperforming assets to total loans and foreclosed
  property                                                    .95%          .63%        .51%         1.54%         1.01%
Nonperforming assets to total assets                          .51%          .34%        .29%          .86%          .57%

     Nonperforming assets increased $839,779 at December 31, 2002 compared to December 31, 2001. This increase was primarily due to increases in nonaccrual and accruing loans past due 90 days or more, offset by a reduction in troubled debt restructurings. In addition, the level of foreclosed property increased to $365,000 at December 31, 2002 from $156,153 at December 31, 2001. Foreclosed property at December 31, 2002 consisted of two parcels of real estate. Management is in varying stages of workout or liquidation of all nonperforming assets. Management does not anticipate any significant losses upon disposition of the remaining foreclosed properties.

     It is the policy of West Pointe to discontinue the accrual of interest on loans when principal or interest is due and has remained unpaid for 90 days or more, unless the loan is well secured and in the process of collection and management has documented reasons why the accrual of interest should continue. Restructured loans generally take the form of an extension of the original repayment period, and/or a reduction or deferral of interest or principal because of deterioration in the financial position of the borrowers. West Pointe would have recorded interest income of $56,362 for 2002 if the loans accounted for as nonaccrual and restructured at year-end 2002, had been current in accordance with their original terms and had been outstanding throughout the period or since origination if held for part of the period. During 2002, $49,985 was included in interest income relating to these loans.

     Certain loans may require frequent management attention and are reviewed on a monthly or more frequent basis. Although payments on these loans may be current or less than 90 days past due, the borrowers presently have or have had a history of financial difficulties and management has a concern as to the borrowers' ability to comply with the present loan repayment terms. Management believes such loans present more than the normal risk of collectibility. As such, these loans may result in classification at some future point in time as nonperforming. At December 31, 2002, such loans amounted to approximately $5,968,000.

     The following table sets forth information pertaining to West Pointe's provision for loan losses charged to operations, the activity in and an analysis of the allowance for loan losses for the last five years.

                                                            December 31,
                                   --------------------------------------------------------------
                                      2002         2001         2000         1999         1998
-------------------------------------------------------------------------------------------------
Balance at beginning of year       $2,224,352   $1,769,693   $1,687,021   $1,342,000   $  976,000
Loans charged off:
  Commercial, financial and
     agricultural                     220,590      192,528    1,056,539      484,565      187,236
  Real estate:
     Commercial                       104,413        7,722       16,966       74,541          768
     Residential                       20,610       77,484      112,204      101,815           --
-------------------------------------------------------------------------------------------------
       Total real estate              125,023       85,206      129,170      176,356          768
-------------------------------------------------------------------------------------------------
  Consumer                            110,006       91,418       90,501       49,672      107,282
-------------------------------------------------------------------------------------------------
       Total charge-offs              455,619      369,152    1,276,210      710,593      295,286
-------------------------------------------------------------------------------------------------
Recoveries of loans previously
  charged off:
  Commercial, financial and
     agricultural                      26,802      176,843       30,000        9,119        9,724
  Real estate:
     Commercial                         7,722           --           --           --           --
     Residential                          275          150        2,154           --           --
-------------------------------------------------------------------------------------------------
       Total real estate                7,997          150        2,154           --           --
-------------------------------------------------------------------------------------------------
  Consumer                              5,914       16,818        5,728       28,625        4,939
-------------------------------------------------------------------------------------------------
       Total recoveries                40,713      193,811       37,882       37,744       14,663
-------------------------------------------------------------------------------------------------
Net charge-offs                       414,906      175,341    1,238,328      672,849      280,623
-------------------------------------------------------------------------------------------------
Provision for loan losses             600,000      630,000    1,321,000    1,017,870      646,623
-------------------------------------------------------------------------------------------------
Balance at end of year             $2,409,446   $2,224,352   $1,769,693   $1,687,021   $1,342,000
=================================================================================================
Net loan charge-offs as a percent
  of average total loans                 .20%         .09%         .67%         .43%         .22%

     During 2002, West Pointe recorded net charge-offs of $414,906 compared to net charge-offs of $175,341 in 2001. The increase in 2002 was primarily the result of charge-offs in the commercial real estate segment of the portfolio, coupled with a reduction in recoveries in the commercial, financial and agricultural segment of the loan portfolio. Net charge-offs in the commercial, financial and agricultural category totaled $193,788 in 2002 compared to net charge-offs of $15,685 in 2001. Net charge-offs in the real estate category totaled $117,026 in 2002 compared to net charge-offs of $85,056 in 2001. Net charge-offs in the consumer category totaled $104,092 in 2002 compared to net charge-offs of $74,600 in 2001. Net charge-offs in all categories related to several borrowers. Net loan charge-offs as a percent of average total loans increased to .20% in 2002 compared to .09% in 2001.

     West Pointe's allowance for loan losses at December 31, 2002, increased 8.3% to $2,409,446 from $2,224,352 at December 31, 2001. The increase was primarily due to the increased level of net charge-offs offset by a modest reduction in the provision for loan losses. At year-end 2002, West Pointe's allowance for loan losses represented approximately 139% of nonperforming loans compared to 201% at year-end 2001. Management believes that the allowance for loan losses at December 31, 2002 was adequate to absorb potential losses inherent in the loan portfolio. However, past loan loss experience as it relates to current portfolio mix, evaluation of potential losses in the portfolio, subsequent changes in economic conditions and other factors may require changes in the level of the allowance for loan losses.

     The following table sets forth the allocation of the allowance for loan losses by loan category and the percent of loans in each category to total loans for the last five years.

                                                                   December 31,
                       -----------------------------------------------------------------------------------------------------
                                2002                      2001                      2000                      1999
                       -----------------------------------------------------------------------------------------------------
                                      PERCENT                   Percent                   Percent                   Percent
                                      OF LOANS                  of Loans                  of Loans                  of Loans
                                      IN EACH                   in each                   in each                   in each
                                      CATEGORY                  Category                  Category                  Category
                                      TO TOTAL                  to Total                  to Total                  to Total
                       ALLOWANCE(1)    LOANS     Allowance(1)    Loans     Allowance(1)    Loans     Allowance(1)    Loans
----------------------------------------------------------------------------------------------------------------------------
Commercial, financial
 and agricultural       $1,210,000      26.9%     $1,280,000      24.2%     $  900,000      24.2%     $  395,000      25.5%
Real estate:
 Commercial                249,000      38.5         377,000      37.6         268,000      37.2         490,000      35.2
 Residential               486,000      24.1         324,000      27.5         174,000      27.2         471,000      27.0
 Construction               31,000       5.2          49,000       4.9          27,000       5.3          49,000       6.4
----------------------------------------------------------------------------------------------------------------------------
     Total real
       estate              766,000      67.8         750,000      70.0         469,000      69.7       1,010,000      68.6
----------------------------------------------------------------------------------------------------------------------------
Consumer                   262,000       5.3         151,000       5.8         122,000       6.1         232,000       5.9
Not allocated              171,000       N/A          43,000       N/A         279,000       N/A          50,000       N/A
----------------------------------------------------------------------------------------------------------------------------
     Total              $2,409,000     100.0%     $2,224,000     100.0%     $1,770,000     100.0%     $1,687,000     100.0%
============================================================================================================================

                            December 31,
                       -----------------------
                                1998
                       -----------------------
                                      Percent
                                      of Loans
                                      in each
                                      Category
                                      to Total
                       Allowance(1)    Loans
---------------------  -----------------------
Commercial, financial
 and agricultural       $  527,000      30.5%
Real estate:
 Commercial                296,000      31.5
 Residential               233,000      24.7
 Construction               37,000       6.6
---------------------
     Total real
       estate              566,000      62.8
---------------------
Consumer                   204,000       6.7
Not allocated               45,000       N/A
---------------------
     Total              $1,342,000     100.0%
=====================

N/A -- Not applicable

(1) Amounts rounded to nearest thousand.

CAPITAL RESOURCES AND ASSET/LIABILITY MANAGEMENT

  CAPITAL

     Total stockholders' equity increased $5,151,981 to $28,539,703 at December 31, 2002 from $23,387,722 at December 31, 2001.

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

     Financial institutions are required to maintain ratios of capital to assets in accordance with guidelines promulgated by the federal banking regulators. The guidelines are commonly known as "Risk-Based Guidelines" as they define the capital level requirements of a financial institution based upon the level of credit risk associated with holding various categories of assets. The Risk-Based Guidelines require minimum ratios of Tier 1 and Total capital to risk-weighted assets of 4% and 8%, respectively. At December 31, 2002, West Pointe's Tier 1 and Total capital ratios were 10.02% and 10.93%, respectively. In addition to the Risk-Based Guidelines, the federal banking agencies have established a minimum leverage ratio guideline for financial institutions (the "Leverage Ratio Guideline"). The Leverage Ratio Guideline provides for a minimum ratio of Tier 1 capital to average assets of 4%. West Pointe's leverage ratio at December 31, 2002, was 6.49%. According to the regulatory guidelines, West Pointe is considered to be "well capitalized." See "Notes to Consolidated Financial Statements -- Regulatory Matters" for additional information concerning West Pointe's regulatory capital measures.

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

     The following table reflects an analysis of interest earning assets and liabilities, all of which are held other than for trading purposes, at December 31, 2002, allocated over various time frames in which the instruments are subject to repricing. Based on the Company's historical trends, interest bearing demand deposits, money market deposits and savings deposits have been proven to be a very stable source of funds, even through interest rate fluctuations. Accordingly, Company management believes these deposits are not 100% rate sensitive within the three months or less time frame. As a result, interest bearing demand and savings deposits have been allocated between the four repricing categories as follows: three months or less -- 20%, after three through twelve months -- 20%, after one through five years -- 40%, and after five years -- 20%. Money market deposits have been allocated between the categories as follows: after three through twelve months -- 50% and after one through five years -- 50%.

                                                               After          After
                                               Three       Three Months      One Year
                                               Months         Through        Through         After
                                              or Less      Twelve Months    Five Years     Five Years       Total
---------------------------------------------------------------------------------------------------------------------
Interest earning assets:
  Interest bearing due from banks           $ 11,813,253   $         --    $         --   $         --   $ 11,813,253
  Investment securities(1)                    26,099,026     33,551,065      56,637,784     30,463,580    146,751,455
  Loans(2)                                    69,285,658     33,505,822     113,753,971      5,035,847    221,581,298
---------------------------------------------------------------------------------------------------------------------
      Total interest earning assets          107,197,937     67,056,887     170,391,755     35,499,427    380,146,006
---------------------------------------------------------------------------------------------------------------------
Cumulative interest earning assets           107,197,937    174,254,824     344,646,579    380,146,006    380,146,006
---------------------------------------------------------------------------------------------------------------------
Interest bearing liabilities:
  Interest bearing demand deposits             5,976,410      5,976,410      11,952,820      5,976,410     29,882,050
  Money market deposits                               --     19,467,046      19,467,045             --     38,934,091
  Savings deposits                            13,007,206     13,007,206      26,014,411     13,007,205     65,036,028
  Time deposits $100,000 or more              20,303,983     28,666,966      10,417,731             --     59,388,680
  Time deposits less than $100,000.           28,285,835     72,415,677      16,443,215             --    117,144,727
  Repurchase agreements                       16,941,583      2,351,511       2,399,184             --     21,692,278
  Other borrowings                             1,537,100             --              --             --      1,537,100
  Federal Home Loan Bank Advances(3)           5,000,000             --              --             --      5,000,000
---------------------------------------------------------------------------------------------------------------------
      Total interest bearing liabilities      91,052,117    141,884,816      86,694,406     18,983,615    338,614,954
---------------------------------------------------------------------------------------------------------------------
Cumulative interest bearing liabilities       91,052,117    232,936,933     319,631,339    338,614,954    338,614,954
---------------------------------------------------------------------------------------------------------------------
Gap analysis:
  Interest sensitivity gap                  $ 16,145,820   $(74,827,929)   $ 83,697,349   $ 16,515,812   $ 41,531,052
=====================================================================================================================
  Cumulative interest sensitivity gap       $ 16,145,820   $(58,682,109)   $ 25,015,240   $ 41,531,052   $ 41,531,052
=====================================================================================================================
Cumulative gap ratio of interest earning
  assets to interest bearing liabilities             118%            75%            108%           112%           112%
=====================================================================================================================

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

     Because the interest rate sensitivity analysis does not encompass other factors which affect interest rate risk, the Company employs the use of a simulation model to measure exposure to changes in interest rates. Modeling techniques encompass contractual maturity, prepayment assumptions covering interest rate increases and decreases and index-driven repricing characteristics. The model projects changes in net interest income over a one-year period should interest rates rise, fall or remain constant. These effects are analyzed assuming interest rate increases or decreases of 100 and 200 basis points. The model also incorporates key assumptions involving

West Pointe's ability to control and direct deposit rates, particularly on non-maturity categories. As of December 31, 2002, the simulation model indicates that, over a twelve month horizon, net interest income, in a falling rate environment at the 100 and 200 basis point levels would decline, when compared to a constant rate environment. In a rising rate environment, net interest income would increase.

     For additional information regarding the interest rates applicable to certain of the Company's interest sensitive assets and liabilities, see the discussion of "Results of Operations -- Net Interest Income" including the table entitled "Distribution of Average Assets, Liabilities and Stockholders' Equity and Interest Information" at page 6, the discussion of "Financial Condition -- Securities" including the table regarding the maturities and weighted average yields of certain securities at page 17, the discussion of "Financial
Condition -- Deposits" including the table regarding average deposits and the weighted average interest rates paid on such deposits at page 19, the discussion of "Financial Condition -- Borrowings" including the table summarizing certain information pertaining to short-term borrowings at page 20. For additional information categorizing certain of the Company's loans as either fixed or variable, see the discussion of "Financial Condition -- Loans" including the table regarding "Interest Sensitivity" at page 14. For additional information regarding the fair value of certain of the Company's interest sensitive instruments, see "Fair Value of Financial Instruments" at Note 17 to the Consolidated Financial Statements at page 49.

IMPACT OF ACCOUNTING PRONOUNCEMENTS

  ACCOUNTING FOR COSTS ASSOCIATED WITH EXIT OR DISPOSAL ACTIVITIES

     In June 2002, the Financial Accounting Standards Board ("FASB") issued SFAS No. 146, "Accounting for Costs Associated with Exit or Disposal Activities." This statement addresses financial accounting and reporting for costs associated with exit or disposal activities and nullifies Emerging Issues Task Force (EITF) Issue No. 94-3, "Liability Recognition for Certain Employee Termination Benefits and Other Costs to Exit an Activity (including Certain Costs Incurred in a Restructuring)." This statement is effective for exit or disposal activities that are initiated after December 31, 2002. Adoption of this statement is not expected to have a material effect on the Company's consolidated financial statements.

  ACQUISITIONS OF CERTAIN FINANCIAL INSTITUTIONS

     In October 2002, FASB issued SFAS No. 147, "Acquisitions of Certain Financial Institutions," which amends SFAS No. 72, "Accounting for Certain Acquisitions of Banking or Thrift Institutions," and FASB Interpretation No. 9, "Applying APB Opinions No. 16 and 17 When a Savings and Loan Association or a Similar Institution Is Acquired in a Business Combination Accounted for by the Purchase Method." Except for transactions between two or more mutual enterprises, SFAS No. 147 removes acquisitions of financial institutions from the scope of both SFAS No. 72 and Interpretation No. 9 and requires that those transactions be accounted for in accordance with SFAS No. 141, "Business Combinations," and No. 142, "Goodwill and Other Intangible Assets." In addition, SFAS No. 147 amends SFAS No. 144, "Accounting for the Impairment or Disposal of Long-Lived Assets," to include in its scope long-term customer relationship intangible assets of financial institutions such as depositor and borrower relationship intangible assets and credit cardholder intangible assets. Those intangible assets are subject to the same undiscounted cash flow recoverability test and impairment loss recognition and measurement provisions that SFAS No. 144 requires for other long-lived assets that are held and used.

     The effective date of SFAS No. 147 was October 1, 2002, with earlier application relating to previously recognized unidentifiable intangible assets permitted. The statement's adoption did not have a significant impact on the Company's financial position or results of operations.

  ACCOUNTING FOR STOCK-BASED COMPENSATION -- TRANSITION AND DISCLOSURE

     In December 2002, the FASB issued SFAS No. 148, "Accounting for Stock-Based Compensation -- Transition and Disclosure," which amends SFAS No. 123, "Accounting for Stock-Based Compensation." SFAS No. 148 provides alternative methods of transition for a voluntary change to the fair value based method of accounting for stock-based employee compensation. In addition, SFAS No. 148 amends the disclosure requirements of SFAS No. 123 to require more prominent and more frequent disclosures in financial statements about the effects of stock-based compensation.

     Under the provisions of SFAS No. 123, companies that adopted the fair value based method were required to apply that method prospectively for new stock option awards. This contributed to a "ramp-up" effect on stock-based compensation expense in the first few years following adoption, which caused concern for companies and investors because of the lack of consistency in reported results. To address that concern, SFAS No. 148 provides two additional methods of transition that reflect an entity's full complement of stock-based compensation expense immediately upon adoption, thereby eliminating the ramp-up effect.

     SFAS No. 148 requires that the data be presented more prominently and in a more user-friendly format in the footnotes to the financial statements. In addition, SFAS No. 148 requires that this information be included in interim as well as annual financial statements.

     The annual disclosure provisions of SFAS No. 148 are now effective for the Company and the interim disclosure provisions are effective for financial reports containing financial statements for interim periods beginning in 2003.

QUARTERLY FINANCIAL INFORMATION (UNAUDITED)

                                                 First         Second        Third         Fourth
                                                Quarter       Quarter       Quarter       Quarter
---------------------------------------------------------------------------------------------------
2002
Interest income                                $5,303,913    $5,578,080    $5,693,589    $5,479,464
Interest expense                                2,276,640     2,307,529     2,334,351     2,250,385
Net interest income                             3,027,273     3,270,551     3,359,238     3,229,079
Provision for loan losses                         150,000       150,000       150,000       150,000
Noninterest income                              1,078,315       959,422       999,016     1,130,089
Noninterest expense                             2,611,584     2,696,948     2,858,447     3,072,171
Income tax expense                                413,000       388,500       366,500       272,400
---------------------------------------------------------------------------------------------------
Net income                                     $  931,004    $  994,525    $  983,307    $  864,597
===================================================================================================
Per common share
  Net income:
     Basic                                     $      .96    $     1.02    $     1.01    $      .89
     Diluted                                          .94          1.00           .99           .86
  Dividends                                           .10           .10           .12           .12

2001
Interest income                                $6,175,368    $6,101,766    $6,002,960    $5,750,187
Interest expense                                3,859,295     3,636,233     3,303,874     2,843,776
Net interest income                             2,316,073     2,465,533     2,699,086     2,906,411
Provision for loan losses                         116,000       188,000       188,000       138,000
Noninterest income                                991,610       866,089       925,876       897,962
Noninterest expense                             2,335,412     2,412,868     2,508,699     2,565,265
Income tax expense                                193,400       162,000       240,200       311,500
---------------------------------------------------------------------------------------------------
Net income                                     $  662,871    $  568,754    $  688,063    $  789,608
===================================================================================================
Per common share
  Net income:
     Basic                                     $      .68    $      .58    $      .70    $      .80
     Diluted                                          .67           .58           .70           .79
  Dividends                                           .09           .09           .09           .09

     During the second quarter of 2001, West Pointe's Board of Directors authorized a two-for-one stock split effected in the form of a 100% stock dividend. The stock dividend was distributed on July 2, 2001 to shareholders of record as of June 14, 2001. The information set forth in the above table reflects that transaction on a retroactive basis.

                                [RBG & CO. LOGO]

INDEPENDENT AUDITORS' REPORT
--------------------------------------------------------------------------------

Board of Directors
West Pointe Bancorp, Inc.
Belleville, Illinois

     We have audited the accompanying consolidated balance sheets of West Pointe Bancorp, Inc. and subsidiary ("the Company") as of December 31, 2002 and 2001, and the related consolidated statements of income, comprehensive income, stockholders' equity and cash flows for the three years ended December 31, 2002. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

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

     In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of West Pointe Bancorp, Inc. and subsidiary as of December 31, 2002 and 2001, and the results of its operations and its cash flows for each of the years in the three year period ended December 31, 2002, in conformity with accounting principles generally accepted in the United States of America.

                                      /S/ RUBIN BROWN GORNSTEIN & CO. LLP
St. Louis, Missouri
January 16, 2003

WEST POINTE BANCORP, INC. AND SUBSIDIARY
--------------------------------------------------------------------------------

                          CONSOLIDATED BALANCE SHEETS

                                     ASSETS

                                                                        December 31,
                                                                ----------------------------
                                                                    2002            2001
--------------------------------------------------------------------------------------------
Cash and due from banks                                         $ 10,660,773    $ 11,162,097
Interest bearing due from banks                                   11,813,253       9,119,540
Investment securities:
  Available-for-sale, at fair value (cost of $143,220,825
     and $128,272,156 at December 31, 2002 and 2001,
     respectively)                                               146,751,455     128,728,724
Loans                                                            221,581,298     200,403,739
Allowance for loan losses                                         (2,409,446)     (2,224,352)
--------------------------------------------------------------------------------------------
       Net loans                                                 219,171,852     198,179,387
Accrued interest receivable                                        2,086,560       2,055,512
Real estate acquired by foreclosure                                  365,000         156,153
Bank premises and equipment                                       11,712,031      11,777,085
Income taxes receivable                                              961,133              --
Deferred tax asset, net                                                   --         421,890
Other assets                                                       8,296,532       5,113,605
--------------------------------------------------------------------------------------------
       Total Assets                                             $411,818,589    $366,713,993
============================================================================================

                            LIABILITIES AND STOCKHOLDERS' EQUITY
Liabilities
  Deposits:
     Noninterest bearing                                        $ 40,604,261    $ 37,542,385
     Interest bearing                                            310,385,576     284,558,338
--------------------------------------------------------------------------------------------
       Total deposits                                            350,989,837     322,100,723
     Securities sold under agreements to repurchase               21,692,278      12,237,129
     Other borrowings                                              1,537,100       1,487,500
     Federal Home Loan Bank advances                               5,000,000       5,000,000
     Accrued interest payable                                        874,845       1,130,922
     Income taxes payable                                                 --         147,855
     Deferred tax liability, net                                   1,568,717              --
     Other liabilities                                             1,616,109       1,222,142
--------------------------------------------------------------------------------------------
       Total Liabilities                                         383,278,886     343,326,271
--------------------------------------------------------------------------------------------
Stockholders' Equity
  Preferred stock, $1 par value -- 50,000 shares authorized;
     none issued or outstanding at December 31, 2002 or 2001              --              --
  Common stock, $1 par value -- 10,000,000 shares
     authorized; 995,835 and 989,599 shares issued at
     December 31, 2002 and 2001, respectively                        995,835         989,599
  Surplus                                                         13,005,154      12,798,975
  Retained earnings                                               12,998,298       9,653,576
  Treasury stock, 17,750 and 6,250 shares at December 31,
     2002 and 2001, respectively, at cost                           (648,575)       (337,500)
  Accumulated other comprehensive income                           2,188,991         283,072
--------------------------------------------------------------------------------------------
       Total Stockholders' Equity                                 28,539,703      23,387,722
--------------------------------------------------------------------------------------------
       Total Liabilities And Stockholders' Equity               $411,818,589    $366,713,993
============================================================================================

See the accompanying notes to consolidated financial statements.

WEST POINTE BANCORP, INC. AND SUBSIDIARY
--------------------------------------------------------------------------------

                       CONSOLIDATED STATEMENTS OF INCOME

                                                            For The Years Ended December 31,
                                                        -----------------------------------------
                                                           2002           2001           2000
-------------------------------------------------------------------------------------------------
Interest And Fee Income
  Interest and fees on loans                            $15,547,033    $16,692,988    $16,381,016
  Interest on U.S. Treasuries and agencies                4,642,435      5,538,674      5,261,872
  Interest on state and municipal obligations             1,644,769      1,321,270      1,607,010
  Interest on federal funds sold                                599         55,095        269,175
  Interest on deposits with banks                           220,210        422,254         26,552
-------------------------------------------------------------------------------------------------
       Total Interest And Fee Income                     22,055,046     24,030,281     23,545,625
-------------------------------------------------------------------------------------------------
Interest Expense
  NOW, money market and savings deposits                  1,895,852      3,131,220      3,897,516
  Certificates of deposit                                 6,563,337      9,680,977      9,950,261
  Securities sold under agreements to repurchase            355,796        441,422        489,942
  Other borrowings                                           68,510        104,137        174,470
  Federal Home Loan Bank advances                           285,410        285,422        303,246
-------------------------------------------------------------------------------------------------
       Total Interest Expense                             9,168,905     13,643,178     14,815,435
-------------------------------------------------------------------------------------------------
Net Interest Income                                      12,886,141     10,387,103      8,730,190
Provision For Loan Losses                                   600,000        630,000      1,321,000
-------------------------------------------------------------------------------------------------
     Net Interest Income After Provision For Loan
       Losses                                            12,286,141      9,757,103      7,409,190
-------------------------------------------------------------------------------------------------
Noninterest Income
  Service charges on deposits                             1,402,894      1,289,456        997,942
  Mortgage banking                                          560,440        307,912        207,346
  Trust fees                                                602,528        552,241        395,279
  Brokerage and insurance services                          241,364        220,262             --
  Credit card income                                        377,031        330,605        274,543
  Increase in cash surrender value of life insurance        367,202        304,882        149,923
  Gain on sale of investment securities, net                340,312        390,469         32,451
  Other                                                     275,071        285,710        324,692
-------------------------------------------------------------------------------------------------
       Total Noninterest Income                           4,166,842      3,681,537      2,382,176
-------------------------------------------------------------------------------------------------
Noninterest Expenses
  Employee compensation and other benefits                5,669,694      5,030,777      4,101,680
  Occupancy, net                                            764,036        741,577        565,704
  Furniture and equipment                                   602,179        555,886        485,164
  Legal and professional fees                               732,493        489,209        459,399
  Data processing                                           453,237        402,102        367,236
  Advertising                                               379,345        325,355        308,516
  Other                                                   2,638,166      2,277,338      2,075,020
-------------------------------------------------------------------------------------------------
       Total Noninterest Expenses                        11,239,150      9,822,244      8,362,719
-------------------------------------------------------------------------------------------------
Income Before Income Taxes                                5,213,833      3,616,396      1,428,647
Income Tax Expense (Benefit)                              1,440,400        907,100       (101,800)
-------------------------------------------------------------------------------------------------
Net Income                                              $ 3,773,433    $ 2,709,296    $ 1,530,447
=================================================================================================
Earnings Per Share -- Basic                             $      3.87    $      2.76    $      1.56
=================================================================================================
Earnings Per Share -- Diluted                           $      3.79    $      2.73    $      1.55
=================================================================================================

See the accompanying notes to consolidated financial statements.

WEST POINTE BANCORP, INC. AND SUBSIDIARY
--------------------------------------------------------------------------------

                CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME

                                                              For The Years Ended December 31,
                                                           --------------------------------------
                                                              2002          2001          2000
-------------------------------------------------------------------------------------------------
Net Income                                                 $3,773,433    $2,709,296    $1,530,447
-------------------------------------------------------------------------------------------------
Other Comprehensive Income, Net Of Tax:
  Unrealized holding gains on securities available for
     sale (net of income taxes of $1,297,462, $468,056
     and $1,409,346 for 2002, 2001 and 2000,
     respectively)                                          2,116,912       763,670     2,299,461
  Less adjustment for realized gains included in net
     income (net of income taxes of $129,319, $148,378,
     and $12,331 for 2002, 2001 and 2000, respectively)      (210,993)     (242,091)      (20,120)
-------------------------------------------------------------------------------------------------
       Other Comprehensive Income                           1,905,919       521,579     2,279,341
-------------------------------------------------------------------------------------------------
Comprehensive Income                                       $5,679,352    $3,230,875    $3,809,788
=================================================================================================

See the accompanying notes to consolidated financial statements.

WEST POINTE BANCORP, INC. AND SUBSIDIARY
--------------------------------------------------------------------------------

                CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY
              FOR THE YEARS ENDED DECEMBER 31, 2002, 2001 AND 2000

                                                                                                                     Accumulated
                            Preferred Stock      Common Stock                                    Treasury Stock         Other
                            ---------------   ------------------                  Retained     ------------------   Comprehensive
                            Shares   Amount   Shares     Amount      Surplus      Earnings     Shares    Amount     Income (Loss)
---------------------------------------------------------------------------------------------------------------------------------
Balance --
 January 1, 2000               --    $  --    496,169   $496,169   $12,749,474   $ 6,589,927    6,250   $(337,500)   $(2,517,848)
 Issuance Of Common Stock      --       --         61         61         3,366            --       --          --             --
 Dividends Paid                --       --         --         --            --      (333,159)      --          --             --
 Net Income                    --       --         --         --            --     1,530,447       --          --             --
 Other Comprehensive Income    --       --         --         --            --            --       --          --      2,279,341
---------------------------------------------------------------------------------------------------------------------------------
Balance --
 December 31, 2000             --       --    496,230    496,230    12,752,840     7,787,215    6,250    (337,500)      (238,507)
 Two-For-One Stock Split
   Effected In The Form Of
   A 100% Stock Dividend,
   Net                         --       --    490,013    490,013            --      (490,013)      --          --             --
 Issuance Of Common Stock      --       --      3,356      3,356        46,135            --       --          --             --
 Dividends Paid                --       --         --         --            --      (352,922)      --          --             --
 Net Income                    --       --         --         --            --     2,709,296       --          --             --
 Other Comprehensive Income    --       --         --         --            --            --       --          --        521,579
---------------------------------------------------------------------------------------------------------------------------------
Balance --
 December 31, 2001             --       --    989,599    989,599    12,798,975     9,653,576    6,250    (337,500)       283,072
 Purchase Of Treasury Stock    --       --         --         --            --            --   11,500    (311,075)            --
 Issuance Of Common Stock      --       --      6,236      6,236       206,179            --       --          --             --
 Dividends Paid                --       --         --         --            --      (428,711)      --          --             --
 Net Income                    --       --         --         --            --     3,773,433       --          --             --
 Other Comprehensive Income    --       --         --         --            --            --       --          --      1,905,919
---------------------------------------------------------------------------------------------------------------------------------
Balance --
 December 31, 2002             --    $  --    995,835   $995,835   $13,005,154   $12,998,298   17,750   $(648,575)   $ 2,188,991
=================================================================================================================================


                                 Total
                             Stockholders'
                                Equity
---------------------------  -------------
Balance --
 January 1, 2000              $16,980,222
 Issuance Of Common Stock           3,427
 Dividends Paid                  (333,159)
 Net Income                     1,530,447
 Other Comprehensive Income     2,279,341
------------------------------------------
Balance --
 December 31, 2000             20,460,278
 Two-For-One Stock Split
   Effected In The Form Of
   A 100% Stock Dividend,
   Net                                 --
 Issuance Of Common Stock          49,491
 Dividends Paid                  (352,922)
 Net Income                     2,709,296
 Other Comprehensive Income       521,579
------------------------------------------
Balance --
 December 31, 2001             23,387,722
 Purchase Of Treasury Stock      (311,075)
 Issuance Of Common Stock         212,415
 Dividends Paid                  (428,711)
 Net Income                     3,773,433
 Other Comprehensive Income     1,905,919
------------------------------------------
Balance --
 December 31, 2002            $28,539,703
==========================================

See the accompanying notes to consolidated financial statements.

WEST POINTE BANCORP, INC. AND SUBSIDIARY
--------------------------------------------------------------------------------

                     CONSOLIDATED STATEMENTS OF CASH FLOWS

                                                                   For The Years Ended December 31,
                                                              -------------------------------------------
                                                                  2002           2001            2000
---------------------------------------------------------------------------------------------------------
Cash Flows From Operating Activities
  Net income                                                  $  3,773,433   $   2,709,296   $  1,530,447
  Adjustments to reconcile net income to net cash provided
    by operating activities:
      Depreciation and amortization                                650,977         627,463        526,823
      Net amortization (accretion) on investment securities        958,262          53,865       (214,096)
      Gain on sale of investment securities, net                  (340,312)       (390,469)       (32,451)
      Gain on sale of loans                                       (516,670)       (286,080)      (189,624)
      Deferred income tax                                          822,464         (20,191)       (80,214)
      Federal Home Loan Bank stock dividends                      (347,300)       (169,300)       (41,600)
      Provision for loan losses                                    600,000         630,000      1,321,000
      Change in:
        Accrued interest receivable                                (31,048)        882,362       (835,555)
        Accrued interest payable                                  (256,077)       (331,995)       325,518
        Mortgage loans held for sale                              (674,332)     (1,006,868)       596,120
        Other assets and other liabilities                        (416,614)        674,055       (269,136)
---------------------------------------------------------------------------------------------------------
Net Cash Provided By Operating Activities                        4,222,783       3,372,138      2,637,232
---------------------------------------------------------------------------------------------------------
Cash Flows From Investing Activities
  Decrease in time certificates of deposit                              --         100,000        167,389
  Proceeds from sales of investment securities available for
    sale                                                        24,698,994      24,297,775     26,765,836
  Proceeds from maturities of investment securities
    available for sale                                          39,552,943      70,167,152     27,512,135
  Purchases of investment securities available for sale        (79,471,256)   (102,978,069)   (60,556,197)
  Net increase in loans                                        (20,796,463)     (9,929,023)   (17,030,187)
  Purchases of life insurance policies                          (3,096,860)             --     (3,482,100)
  Increase in cash surrender value of life insurance              (367,202)       (304,882)      (149,923)
  Sales of real estate acquired by foreclosure                     186,153          40,259        373,500
  Purchases of bank premises and equipment                        (603,195)       (228,662)    (3,840,967)
---------------------------------------------------------------------------------------------------------
Net Cash Used In Investing Activities                          (39,896,886)    (18,835,450)   (30,240,514)
---------------------------------------------------------------------------------------------------------
Cash Flows From Financing Activities
  Net increase in noninterest bearing deposits                   3,061,876       6,372,759      3,819,008
  Net increase in interest bearing deposits                     25,827,238      13,948,843     18,817,798
  Net increase in securities sold under agreements to
    repurchase                                                   9,455,149       2,428,813      2,870,116
  Increase (decrease) in other borrowings                           49,600        (200,000)      (150,000)
  Proceeds from FHLB advances                                           --              --      5,000,000
  Repayments of FHLB advances                                           --              --     (5,000,000)
  Proceeds from issuance of common stock                           212,415          49,491          3,427
  Purchase of treasury stock                                      (311,075)             --             --
  Dividends paid                                                  (428,711)       (352,922)      (333,159)
---------------------------------------------------------------------------------------------------------
Net Cash Provided By Financing Activities                       37,866,492      22,246,984     25,027,190
---------------------------------------------------------------------------------------------------------
Net Increase (Decrease) In Cash And Cash Equivalents             2,192,389       6,783,672     (2,576,092)
Cash And Cash Equivalents -- Beginning Of Year                  20,281,637      13,497,965     16,074,057
---------------------------------------------------------------------------------------------------------
Cash And Cash Equivalents -- End Of Year                      $ 22,474,026   $  20,281,637   $ 13,497,965
=========================================================================================================
Supplemental Disclosure Of Cash Flow Information
  Interest paid                                               $  9,424,982   $  13,975,173   $ 14,489,917
  Income taxes paid                                              1,726,924         406,513        311,000
  Noncash investing and financing activities:
    Investment securities transferred to available for sale             --       2,821,121             --
    Transfer of loans to real estate acquired by foreclosure       395,000          85,000        128,850
---------------------------------------------------------------------------------------------------------

See the accompanying notes to consolidated financial statements.

WEST POINTE BANCORP, INC. AND SUBSIDIARY
--------------------------------------------------------------------------------

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

1. NATURE OF OPERATIONS AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

  GENERAL

     The accompanying consolidated financial statements of West Pointe Bancorp, Inc. ("the Company"), and its wholly-owned subsidiary, West Pointe Bank And Trust Company ("the Bank"), have been prepared in accordance with accounting principles generally accepted in the United States of America and conform to practices prevalent among financial institutions.

     The Bank is an Illinois banking organization which operates from five community banking locations in Illinois. The Bank provides a full range of banking services in a single significant business segment, to individual and corporate customers in the St. Louis, Missouri metropolitan area. The Bank is subject to intense competition from other financial institutions. The Bank also is subject to the regulations of certain federal and state agencies and undergoes periodic examination by those regulatory authorities.

  CONSOLIDATION

     The consolidated financial statements include the accounts of the Company and its wholly-owned subsidiary. All intercompany balances have been eliminated in consolidation.

  ACCOUNTING RECLASSIFICATIONS

     Certain 2001 and 2000 amounts have been reclassified where appropriate to conform to the consolidated financial statement presentation used in 2002.

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

     Material estimates that are particularly susceptible to significant change relate to the determination of the allowance for loan losses and the valuation of real estate acquired in connection with foreclosures or in satisfaction of loans. In connection with the determination of the allowance for loan losses and the valuation of real estate acquired by foreclosure, management obtains independent appraisals for significant properties.

  CASH AND CASH EQUIVALENTS

     For purposes of the consolidated statements of cash flows, noninterest bearing due from bank balances, interest bearing due from bank balances and federal funds sold are considered to be cash equivalents.

  INVESTMENT SECURITIES

     The Company classifies its investment securities as either available for sale or held to maturity. As of December 31, 2002 and December 31, 2001, all of West Pointe's investment securities were classified as available for sale.

     Held-to-maturity securities are those debt securities in which the Company has the ability and intent to hold until maturity. All other debt securities not included in held to maturity and all equity securities are classified as available for sale. Held-to-maturity securities are recorded at amortized cost, adjusted for amortization of premiums and discounts.

     Available-for-sale securities, which include any security for which the Company has no immediate plan to sell but which may be sold in the future, are carried at fair value. Realized gains and losses, based on amortized cost of the specific security, are included in other income. Unrealized gains and losses are recorded, net of related income tax effects, in stockholders' equity.

     Premiums and discounts are amortized over the lives of the respective securities as an adjustment to yield using a method which approximates level yield. Dividend and interest income are recognized when earned. Realized gains and losses are included in earnings and are derived using the specific-identification method for determining the cost of the securities sold.

  MORTGAGE LOANS HELD FOR SALE

     Mortgage loans held for sale are carried at the lower of cost or fair value, determined using an aggregate basis. Write-downs to fair value are recognized as a charge to earnings at the time the decline in value occurs. Gains and losses resulting from sales of mortgage loans are recognized when the respective loans are sold to investors. Gains and losses are determined by the difference between the selling price and the carrying amount of the loans sold, net of discounts collected or paid and considering a normal servicing rate. Fees received from borrowers to guarantee the funding of mortgage loans held for sale and fees paid to investors to ensure the ultimate sale of such mortgage loans are recognized as income or expense when the loans are sold or when it becomes evident that the commitment will not be used.

  LOANS

     Loans are carried at cost, as management has determined the Company has the ability to hold them to maturity and because it is management's intention to hold loans receivable for the foreseeable future. Interest is credited to income as earned; however, interest receivable is accrued only if deemed collectible. Loans are considered past due when payments have not been received as scheduled under contractual terms. Loans are placed on nonaccrual status when management believes that the borrower's financial condition, after consideration of economic conditions and collection efforts, is such that collection of principal and/or interest is doubtful. Payments received on nonaccrual loans are recorded as principal reductions. A loan remains on nonaccrual status until the loan is current as to payment of both principal and interest and management determines that the financial condition of the borrower has improved to the extent that both principal and interest are deemed collectible.

     A loan is considered impaired when it is probable the Company will be unable to collect all amounts due, both principal and interest, according to the contractual terms of the loan agreement. When measuring impairment, the expected future cash flows of an impaired loan are discounted at the loan's effective interest rate. Alternatively, impairment can be measured by reference to an observable market price, if one exists, or the fair value of the collateral for a collateral-dependent loan. Regardless of the historical measurement method used, the Company measures impairment based on the fair value of the collateral when it determines foreclosure is probable. Additionally, impairment of loans for which terms have been modified in a trouble-debt restructuring is measured by discounting the total expected future cash flows at the loan's effective rate of interest as stated in the original loan agreement.

     The Company applies the recognition criteria for impaired loans to restructured loans and all nonaccrual multi-family residential loans, commercial real estate loans and commercial loans. Smaller balance, homogeneous loans, including one-to-four family residential loans and consumer loans, are collectively evaluated for impairment. Interest income on impaired loans is recognized on a cash basis.

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

  REAL ESTATE ACQUIRED BY FORECLOSURE

     Real estate acquired by foreclosure is held for sale and is initially recorded on an individual property basis at estimated fair value, less cost to sell, on the date of foreclosure, thus establishing a new cost basis. Subsequent to foreclosure, real estate is periodically evaluated by management and a valuation allowance is established if the estimated fair value, less costs to sell, of the property declines. Subsequent increases in fair value are recorded through a reversal of the valuation allowance, but not below zero. Revenue and expenses from operations and changes in the valuation allowance are included in other expenses.

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

  ADVERTISING

     Advertising costs are expensed when incurred. Advertising expenses for the years ended December 31, 2002, 2001 and 2000 amounted to $379,345, $325,355 and $308,516, respectively.

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

  STOCK OPTION PLAN

     The Company has a stock-based employee compensation plan, which is described more fully in Note 13. The Company accounts for this plan under the recognition and measurement principles of APB Opinion No. 25, "Accounting for Stock Issued to Employees," and related Interpretations. No stock-based employee compensation cost is reflected in net income, as all options granted under those plans had an exercise price equal to the market value of the underlying common stock on the grant date. The following table illustrates the effect on net income and earnings per share if the Company had applied the fair value recognition provisions of FASB Statement No. 123, "Accounting for Stock-Based Compensation," to stock-based employee compensation:

                                                                   Year Ended December 31
                                                           --------------------------------------
                                                              2002          2001          2000
-------------------------------------------------------------------------------------------------
Net income, as reported                                    $3,773,433    $2,709,296    $1,530,447
Less: Total stock-based employee compensation cost
  determined under the fair value based method, net of
  income taxes                                               (174,351)     (139,825)      (74,429)
-------------------------------------------------------------------------------------------------
     Pro forma net income                                  $3,599,082    $2,569,471    $1,456,018
=================================================================================================
Earnings per share:
  Basic -- as reported                                     $     3.87    $     2.76    $     1.56
  Basic -- pro forma                                             3.69          2.62          1.49
  Diluted -- as reported                                         3.79          2.73          1.55
  Diluted -- pro forma                                           3.62          2.59          1.47

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

2. EARNINGS PER SHARE

     The computation of EPS is summarized as follows:

                                                              2002          2001          2000
-------------------------------------------------------------------------------------------------
Basic EPS:
  Net income                                               $3,773,433    $2,709,296    $1,530,447
=================================================================================================
  Weighted average common shares outstanding                  974,424       980,513       979,880
=================================================================================================
  Basic EPS                                                $     3.87    $     2.76    $     1.56
=================================================================================================
Diluted EPS:
  Net income                                               $3,773,433    $2,709,296    $1,530,447
=================================================================================================
  Weighted average common shares outstanding                  974,424       980,513       979,880
  Dilutive potential due to stock options                      19,978        11,670         7,402
-------------------------------------------------------------------------------------------------
  Weighted average number of common shares and dilutive
     potential common shares outstanding                      994,402       992,183       987,282
=================================================================================================
  Diluted EPS                                              $     3.79    $     2.73    $     1.55
=================================================================================================

     On June 13, 2001, the Company's Board of Directors authorized a two-for-one stock split effected in the form of a 100% stock dividend. The dividend was distributed on July 2, 2001 to shareholders of record as of June 14, 2001. As a result of the stock split, the consolidated financial statements reflect an increase in the number of issued shares of common stock and the transfer of the par value of the additional shares from retained earnings. Treasury shares were not split. All references to the number of shares (other than common stock issued on the December 31, 2000 consolidated balance sheet and the 2000 balances reflected on the consolidated statement of stockholders' equity), per share amounts, cash dividends, and any other reference to shares in the consolidated financial statements and these notes to consolidated financial statements, unless otherwise noted, have been adjusted to reflect the split on a retroactive basis. Previously awarded stock options have been adjusted or amended to reflect the split.

3. RESTRICTIONS ON CASH AND DUE FROM BANKS

     The Company's banking subsidiary is required to maintain average reserve balances with the Federal Reserve Bank. The average amount of those reserve balances for the years ended December 31, 2002 and 2001 was approximately $2,653,000 and $2,934,000, respectively.

4. INVESTMENT SECURITIES

  AVAILABLE FOR SALE

     The amortized cost and fair value of available-for-sale investments in debt and equity securities are summarized as follows:

                                                        December 31, 2002
                                      -----------------------------------------------------
                                                       Gross        Gross
                                       Amortized     Unrealized   Unrealized       Fair
                                          Cost         Gains        Losses        Value
-------------------------------------------------------------------------------------------
U.S. government agencies              $  9,054,112   $  33,538    $      --    $  9,087,650
Mortgage-backed securities              87,526,412   2,046,917      (26,026)     89,547,303
Obligations of states and political
  subdivisions                          37,330,501   1,476,201           --      38,806,702
-------------------------------------------------------------------------------------------
     Total Debt Securities             133,911,025   3,556,656      (26,026)    137,441,655
Equity securities                        9,309,800          --           --       9,309,800
-------------------------------------------------------------------------------------------
                                      $143,220,825   $3,556,656   $ (26,026)   $146,751,455
===========================================================================================

                                                        December 31, 2001
                                      -----------------------------------------------------
                                                       Gross        Gross
                                       Amortized     Unrealized   Unrealized       Fair
                                          Cost         Gains        Losses        Value
-------------------------------------------------------------------------------------------
U.S. government agencies              $  7,720,423   $ 144,633    $ (18,750)   $  7,846,306
Mortgage-backed securities              83,763,757     505,462     (245,721)     84,023,498
Obligations of states and political
  subdivisions                          30,500,476     198,514     (130,820)     30,568,170
-------------------------------------------------------------------------------------------
     Total Debt Securities             121,984,656     848,609     (395,291)    122,437,974
Equity securities                        6,287,500       3,250           --       6,290,750
-------------------------------------------------------------------------------------------
                                      $128,272,156   $ 851,859    $(395,291)   $128,728,724
===========================================================================================

     Available-for-sale securities with a carrying value of approximately $80,587,000 and $71,302,000, at December 31, 2002 and 2001, respectively, were pledged to secure public deposits and for other purposes required or permitted by law.

     The amortized cost and fair value of available-for-sale debt securities by contractual maturity, are shown below. Actual maturities may differ from contractual maturities because borrowers may have the right to call or prepay obligations with or without call or prepayment penalties. The equity securities have no maturity dates and therefore, have been excluded.

                                                                     December 31, 2002
                                                                ----------------------------
                                                                 Amortized          Fair
                                                                    Cost           Value
--------------------------------------------------------------------------------------------
Due in one year or less                                         $    559,000    $    563,114
Due after one year through five years                             13,824,177      14,040,449
Due after five years through ten years                            24,356,323      25,409,537
Due after ten years                                                7,645,113       7,881,252
Mortgage-backed securities                                        87,526,412      89,547,303
--------------------------------------------------------------------------------------------
                                                                $133,911,025    $137,441,655
============================================================================================

     Proceeds from sales of available-for-sale debt securities were $24,698,994, $24,297,775 and $26,765,836 in 2002, 2001 and 2000, respectively.

     Gross realized gains and gross realized losses on sales of available-for-sale debt securities are summarized as follows:

                                                                  2002        2001        2000
------------------------------------------------------------------------------------------------
Gross realized gains                                            $345,232    $392,275    $ 46,435
Gross realized losses                                             (4,920)     (1,806)    (13,984)
------------------------------------------------------------------------------------------------
                                                                $340,312    $390,469    $ 32,451
================================================================================================

5. LOANS

     Loans consist of:

                                                                    2002            2001
--------------------------------------------------------------------------------------------
Commercial loans                                                $ 59,685,132    $ 48,560,141
Commercial real estate loans                                      85,147,362      75,352,452
Real estate construction loans                                    11,552,620       9,816,970
Residential real estate loans                                     50,812,257      53,548,197
Consumer loans                                                    11,766,777      11,699,831
Mortgage loans held for sale                                       2,617,150       1,426,148
--------------------------------------------------------------------------------------------
       Total Loans                                               221,581,298     200,403,739
Less: Allowance for loan losses                                    2,409,446       2,224,352
--------------------------------------------------------------------------------------------
                                                                $219,171,852    $198,179,387
============================================================================================

     A summary of activity in the allowance for loan losses follows:

                                                              2002          2001          2000
-------------------------------------------------------------------------------------------------
Balance -- beginning of year                               $2,224,352    $1,769,693    $1,687,021
Provision charged to operations                               600,000       630,000     1,321,000
Charge-offs                                                  (455,619)     (369,152)   (1,276,210)
Recoveries                                                     40,713       193,811        37,882
-------------------------------------------------------------------------------------------------
Balance -- end of year                                     $2,409,446    $2,224,352    $1,769,693
=================================================================================================

     The following table lists information related to nonperforming loans:

                                                                   2002          2001
----------------------------------------------------------------------------------------
Loans on nonaccrual status                                      $  796,349    $  421,662
Accruing loans past due 90 days or more                            940,555       370,080
Troubled debt restructurings                                            --       314,230
----------------------------------------------------------------------------------------
                                                                $1,736,904    $1,105,972
========================================================================================
Interest that would have been recognized on nonaccrual loans and troubled debt restructurings in accordance with their
  original terms                                                $   56,362    $   64,600
Actual interest recorded for nonaccrual loans and troubled
  debt restructurings                                               49,985        43,368
========================================================================================

     A portion of the allowance for loan losses is allocated to loans deemed impaired. All impaired loans are included in nonperforming loans. Information on these loans and their related allowance for loan losses is as follows:

                                                    2002                     2001                     2000
                                           ----------------------   ----------------------   ----------------------
                                            RECORDED    VALUATION    Recorded    Valuation    Recorded    Valuation
                                           INVESTMENT   ALLOWANCE   Investment   Allowance   Investment   Allowance
-------------------------------------------------------------------------------------------------------------------
Impaired loans:
  Valuation allowance required             $1,563,078   $198,711    $1,007,821   $130,641     $148,247    $148,000
  No valuation allowance required                 --          --           --          --           --          --
-------------------------------------------------------------------------------------------------------------------
      Total impaired loans                 $1,563,078   $198,711    $1,007,821   $130,641     $148,247    $148,000
===================================================================================================================
Average balance of impaired loans during
  the year                                 $ 833,376                $ 621,274                 $575,499
Interest income recognized on impaired
  loans during the year                      130,288                   86,502                    2,011
Cash basis interest received                 114,574                   59,803                    1,400
===================================================================================================================

6. BANK PREMISES AND EQUIPMENT

     Bank premises and equipment consist of:

                                                                   2002           2001
------------------------------------------------------------------------------------------
Land                                                            $ 1,546,427    $ 1,546,427
Buildings                                                         8,686,080      8,667,812
Leasehold improvements                                              683,198        683,198
Furniture and equipment                                           3,900,139      3,403,323
Automobiles                                                          91,500         90,980
Construction in progress                                             56,209         16,768
------------------------------------------------------------------------------------------
                                                                 14,963,553     14,408,508
Less: Accumulated depreciation and amortization                   3,251,522      2,631,423
------------------------------------------------------------------------------------------
                                                                $11,712,031    $11,777,085
==========================================================================================

     Depreciation and amortization expense for the years ended December 31, 2002, 2001 and 2000 amounted to $650,977, $627,463 and $526,823, respectively.

     The Company is obligated under a long-term lease agreement for the Bank's branch location in Columbia, Illinois through November 2007 with four five-year options. The lease provides that the Company may use and occupy the premises only for the purpose of maintaining and operating a branch bank. The lease calls for monthly rental payments of $3,960.

     Minimum lease payments at December 31, 2002 are due as follows:

                     Year                                      Amount
                     -------------------------------------------------
                     2003                                     $ 47,520
                     2004                                       47,520
                     2005                                       47,520
                     2006                                       47,520
                     2007                                       43,560
                     -------------------------------------------------
                                                              $233,640
                     =================================================

     Rent expense for the years ended December 31, 2002, 2001 and 2000 amounted to $98,261, $105,077 and $92,651, respectively.

7. DEPOSITS

     Deposits consist of:

                                                                    2002            2001
--------------------------------------------------------------------------------------------
Noninterest bearing deposits:
  Demand deposit accounts                                       $ 40,604,261    $ 37,542,385
--------------------------------------------------------------------------------------------
Interest bearing deposits:
  Demand deposit accounts (NOW)                                   29,882,050      28,207,167
  Money market accounts                                           38,934,091      43,828,534
  Savings                                                         65,036,028      47,723,485
  Certificates of deposit, $100,000 and over                      59,388,680      52,471,328
  Other certificates of deposit                                  117,144,727     112,327,824
--------------------------------------------------------------------------------------------
       Total interest bearing deposits                           310,385,576     284,558,338
--------------------------------------------------------------------------------------------
       Total Deposits                                           $350,989,837    $322,100,723
============================================================================================

     The scheduled maturities of time deposits were as follows:

Year                                        Amount
-----------------------------------------------------
2003                                     $131,128,783
2004                                       18,724,133
2005                                        6,539,546
2006                                        6,187,030
2007                                       13,953,915
-----------------------------------------------------
                                         $176,533,407
=====================================================

8. SECURITIES SOLD UNDER AGREEMENTS TO REPURCHASE

     Securities sold under agreements to repurchase (repurchase agreements) are treated as financing arrangements and other obligations to repurchase securities sold are reflected as a liability. The repurchase agreements generally mature within one year. The investment securities underlying the repurchase agreements were held by a designated safekeeping agent.

     The average balance and maximum amount outstanding at any month-end of repurchase agreements for the years ended December 31, 2002, 2001 and 2000 is summarized as follows:

                                                           2002           2001           2000
-------------------------------------------------------------------------------------------------
Average balance outstanding                             $18,652,682    $11,539,892    $ 9,576,456
-------------------------------------------------------------------------------------------------
Maximum month-end balance outstanding                   $23,707,487    $14,915,710    $10,827,178
=================================================================================================

9. OTHER BORROWINGS

     On December 7, 1999, the Company entered into a revolving line of credit with an unaffiliated bank which provides for financing of up to $2,500,000 at a variable rate of interest. The line of credit was payable on demand and has since been increased to $5,000,000. The Company has extended the term of the line of credit such that if no demand for payment is made, any outstanding principal balance is due on January 7, 2003, subsequently extended to January 7, 2004. The line of credit is secured by 350,000 shares of Bank common stock. At December 31, 2002 and 2001, advances on the line of credit totaled $1,537,100 and $1,487,500, respectively, and interest rates were 3.75% and 4.25%, respectively.

10. FEDERAL HOME LOAN BANK ADVANCES

     Advances from the Federal Home Loan Bank of Chicago (FHLB) totaled $5,000,000 at both December 31, 2002 and 2001. In December 1999, the Company entered into an advance agreement with the FHLB for $5,000,000. This FHLB advance has an interest rate of 5.63% and matures on December 13, 2004. Beginning on December 13, 2000, the FHLB has the right to call the advance in whole or in part on a quarterly basis until it matures. Advances from the FHLB are secured by a blanket lien on qualifying first mortgage loans.

11. INCOME TAXES

     The composition of income tax expense (benefit) is as follows:

                                                                2002         2001        2000
------------------------------------------------------------------------------------------------
Current
  Federal                                                    $  507,522    $927,291    $ 189,414
  State                                                         110,414          --     (211,000)
------------------------------------------------------------------------------------------------
                                                                617,936     927,291      (21,586)
Deferred
  Federal                                                       822,464     (20,191)     (80,214)
------------------------------------------------------------------------------------------------
Income tax expense (benefit)                                 $1,440,400    $907,100    $(101,800)
================================================================================================

     The components of deferred tax assets and deferred tax liabilities are summarized as follows:

                                                                   2002          2001
----------------------------------------------------------------------------------------
Deferred tax assets:
  Allowance for loan losses                                     $   637,975    $ 573,308
  Alternative minimum tax credits                                   337,002       97,715
  Deferred compensation                                             377,600      289,500
----------------------------------------------------------------------------------------
       Total deferred tax assets                                  1,352,577      960,523
----------------------------------------------------------------------------------------
Deferred tax liabilities:
  Depreciation on bank premises and equipment                    (1,349,947)    (340,292)
  Accumulated market discount                                       (17,592)     (21,204)
  Available-for-sale securities market valuation                 (1,341,639)    (173,496)
  Federal Home Loan Bank stock dividends                           (212,116)          --
  Other                                                                  --       (3,641)
----------------------------------------------------------------------------------------
       Total deferred tax liabilities                            (2,921,294)    (538,633)
----------------------------------------------------------------------------------------
  Net deferred tax asset (liability)                            $(1,568,717)   $ 421,890
========================================================================================

     As of December 31, 2002, the company had $337,002 of alternative minimum tax credits available to offset future federal income taxes. The credits have no expiration date.

     The following is a reconciliation of income tax expense to the amount computed at the federal statutory rate of 34%:

                                             2002                   2001                   2000
                                      -------------------    -------------------    ------------------
                                        AMOUNT        %        Amount        %       Amount        %
------------------------------------------------------------------------------------------------------
Expected tax expense                  $1,772,703     34.0    $1,229,575     34.0    $ 485,740     34.0
Items affecting federal income tax
  rate:
  State income taxes                      72,873      1.4            --       --     (139,260)    (9.7)
  Tax-exempt interest                   (536,085)   (10.3)     (381,884)   (10.5)    (444,321)   (31.1)
  Other                                  130,909      2.5        59,409      1.6       (3,959)    (0.3)
------------------------------------------------------------------------------------------------------
Income tax expense (benefit)          $1,440,400     27.6    $  907,100     25.1    $(101,800)    (7.1)
======================================================================================================

12. EMPLOYEE BENEFIT PLANS

     During 1992, the Company established a qualified, noncontributory, trusteed Retirement Savings Plan covering eligible full-time employees. The plan provides for contributions by the Company in such amounts as the Board of Directors may annually determine. The Company is under no obligation to make contributions to the plan. The employees may make voluntary contributions subject to certain limitations. The Board of Directors approved the accrual of a contribution to the Retirement Savings Plan in the amount of $84,000, $72,000 and $60,000 in 2002, 2001 and 2000, respectively.

     In 1992, the Company established a deferred compensation plan for the Company's Board of Directors. The plan is being funded through life insurance policies purchased and owned by the Company. The expense related to the deferred compensation plan totaled $153,813, $131,708 and $118,455 in 2002, 2001 and
2000, respectively. The deferred compensation accrual is included in other liabilities in the consolidated balance sheets and amounted to $839,029 and $685,216 at December 31, 2002, and 2001, respectively.

     In 2000, the Company established a deferred compensation plan for the Company's president. The plan is being funded through life insurance policies purchased and owned by the Bank. The expense related to the deferred compensation plan totaled $78,031, $70,773 and $5,852 in 2002, 2001 and 2000, respectively.

     In 2000, the Bank entered into an employment agreement with the Company's chairman of the board. The agreement provides that during his employment and for 15 years thereafter, he will not engage in competition with the Bank, divert any client from the Bank or solicit a Bank employee or otherwise engage in conduct adverse to the Bank. In consideration, the Bank will pay him 50% of his annual base salary, for the calendar year ending prior to termination of employment, for 15 years following termination of his employment. In the event of his death, the Bank will pay 50% of his annual base salary to his wife until her death.

13. STOCK OPTION PLAN

     During 1998, the Company adopted the 1998 Stock Option Plan (the Plan). The Plan was amended in 2000 to increase the number of options that may be granted from 50,000 to 250,000 shares of common stock to directors and employees in key management positions to encourage such directors and key employees to remain with the Company. Interest in the Plan for each participant vests in five equal installments from the date options are granted. The maximum term of the options is 10 years. Activity within the Plan is summarized as follows:

                                     2002                 2001                  2000
                              --------------------------------------------------------------
                                        WEIGHTED             Weighted               Weighted
                              NUMBER    AVERAGE    Number    Average     Number     Average
                                OF      EXERCISE     Of      Exercise      Of       Exercise
                              SHARES     PRICE     Shares     Price      Shares      Price
--------------------------------------------------------------------------------------------
Outstanding at January 1      135,000    $25.70    78,000     $23.15     50,000      $21.00
Granted                           --         --    57,000      29.19     28,000       27.00
Exercised                         --         --        --         --         --          --
Forfeited                         --         --        --         --         --          --
--------------------------------------------------------------------------------------------
Outstanding at December 31    135,000    $25.70    135,000    $25.70     78,000      $23.15
============================================================================================

     At December 31, 2002, 2001 and 2000, 57,600, 30,600, and 15,000 stock options were exercisable, respectively.

     The following table summarizes information about stock options outstanding at December 31, 2002:

                          Outstanding Stock Options                              Exercisable Stock Options
-----------------------------------------------------------------------------   ----------------------------
                           Number of     Weighted Average                        Number of       Weighted
                            Options     Remaining Years of   Weighted Average     Options        Average
Range of Exercise Prices  Outstanding    Contractual Life     Exercise Price    Exercisable   Exercise Price
------------------------------------------------------------------------------------------------------------
    $20.00 -- $30.25        135,000            7.19               $25.70          57,600          $23.70

     The per share fair values of stock options granted in 2001 and 2000 were estimated on the date of grant at $9.36 and $10.03, respectively, using the Black-Scholes option-pricing model. No stock options were granted in 2002. The following assumptions were used to determine the per share fair value of the stock options granted in 2001 and 2000: dividend yield of 1.3% for each year; risk-free interest rate of 5.0% and 6.6%, respectively; and an estimated life of 7 years for each grant. The Company did not consider the expected volatility of its common stock over the estimated life of the options granted in 2001 or 2000 since its common stock is not traded publicly. The pro forma effect of applying SFAS No. 123 on net income and earnings per share is displayed in Note 1.

14. FINANCIAL INSTRUMENTS WITH OFF-BALANCE SHEET RISK

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

     At December 31, 2002 and 2001, the Company had outstanding commitments to extend credit of approximately $40,251,000 and $29,301,000, respectively. In addition, the Company had commitments on standby letters of credit of approximately $4,441,000 and $4,692,000 at December 31, 2002 and 2001,
respectively.

15. CONCENTRATIONS OF CREDIT

     Substantially all of the Bank's loans, commitments, and standby letters of credit have been granted to customers in the Bank's market area. The concentrations of credit by type of loan are set forth in Note 5. The distribution of commitments to extend credit approximates the distribution of the loans outstanding. Standby letters of credit were granted primarily to commercial borrowers.

16. RELATED PARTY TRANSACTIONS

     Certain executive officers and directors were indebted to the Company for loans in the aggregate amount of $7,415,724 and $6,422,210 at December 31, 2002 and 2001, respectively. Following is a summary of activity for 2002 of loans made by the Company to executive officers and directors or to entities in which such individuals had a beneficial interest. Such loans were made in the normal course of business on substantially the same terms, including interest and collateral requirements, as those prevailing at the same time for comparable transactions with unrelated parties and did not involve more than the normal risk of collectibility or present unfavorable features.

Balance at January 1, 2002                                      $ 6,422,210
New loans                                                         4,855,956
Payments received                                                (3,862,442)
---------------------------------------------------------------------------
Balance at December 31, 2002                                    $ 7,415,724
===========================================================================

17. FAIR VALUE OF FINANCIAL INSTRUMENTS

     The estimated fair values of the Company's financial instruments were as follows:

                                       DECEMBER 31, 2002             December 31, 2001
                                  ---------------------------------------------------------
                                    CARRYING         FAIR         Carrying         Fair
                                     AMOUNT         VALUE          Amount         Value
-------------------------------------------------------------------------------------------
Financial assets:
  Cash and cash equivalents       $ 22,474,026   $ 22,474,026   $ 20,281,637   $ 20,281,637
  Available for sale securities    146,751,455    146,751,455    128,728,724    128,728,724
  Loans, net                       219,171,852    222,111,658    198,179,387    199,345,221
  Interest receivable                2,086,560      2,086,560      2,055,512      2,055,512
Financial liabilities:
  Deposits                         350,989,837    353,804,385    322,100,723    322,515,739
  Securities sold under
     agreements to repurchase       21,692,278     21,692,278     12,237,129     12,237,129
  Other borrowings                   1,537,100      1,537,100      1,487,500      1,487,500
  FHLB advances                      5,000,000      5,372,803      5,000,000      5,287,417
  Interest payable                     874,845        874,845      1,130,922      1,130,922

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

  LOANS

     The fair value of loans is estimated by discounting the future cash flows using the current rates at which similar loans would be made to borrowers with similar credit ratings and for the same remaining maturities. Loans with similar characteristics were aggregated for purposes of the calculations. For homogeneous categories of loans, such as mortgage loans held for sale, fair value is estimated using the quoted market prices for securities backed by similar loans, adjusted for differences in loan characteristics.

  INTEREST RECEIVABLE/PAYABLE

     The fair values of interest receivable/payable approximate carrying values due to their short-term nature.

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

18. REGULATORY MATTERS

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

     Quantitative measures established by regulation to ensure capital adequacy require the Company and the Bank to maintain minimum amounts and ratios (set forth in the following table) of Total and Tier I capital (as defined in the regulations) to risk-weighted assets (as defined), and of Tier I capital to average assets (as defined). Management believes, as of December 31, 2002, that the Company and the Bank meet all capital adequacy requirements to which they are subject.

     As of December 31, 2002, the most recent financial report filed with the FDIC categorized the Bank as well capitalized under the regulatory framework for prompt corrective action. To be categorized as well capitalized, the Bank must maintain minimum Total risk-based, Tier I risk-based, and Tier I leverage ratios as set forth in the following table. There are no conditions or events since that most recent filing that management believes have changed the institution's category.

     The capital amounts and ratios for the Company and the Bank are presented in the table below.

                                                                           To Be Well Capitalized
                                                       For Capital         Under Prompt Corrective
                                  Actual            Adequacy Purposes         Action Provisions
                            ----------------------------------------------------------------------
                              Amount      Ratio      Amount       Ratio       Amount        Ratio
--------------------------------------------------------------------------------------------------
As of December 31, 2002
  Total capital (to risk-
    weighted assets):
    Consolidated            $28,760,158   10.93%  >$ 21,042,198    >8.00%             NA        NA
                                                  -                -
    Bank                     29,831,601   11.34   >  21,041,022    >8.00   >$ 26,301,278    >10.00%
                                                  -                -       -                -
  Tier 1 capital (to risk-
    weighted assets):
    Consolidated             26,350,712   10.02   >  10,521,099    >4.00              NA        NA
                                                  -                -
    Bank                     27,422,155   10.43   >  10,520,511    >4.00   >  15,780,767    > 6.00
                                                  -                -       -                -
  Tier 1 capital (to
    average assets):
    Consolidated             26,350,712    6.49   >  16,234,677    >4.00              NA        NA
                                                  -                -
    Bank                     27,422,155    6.76   >  16,234,016    >4.00   >  20,292,521    > 5.00
                                                  -                -       -                -

As of December 31, 2001
  Total capital (to risk-
    weighted assets):
    Consolidated            $25,330,465   10.84%  >$ 18,698,577    >8.00%             NA        NA
                                                  -                -
    Bank                     26,559,355   11.36   >  18,698,577    >8.00   >$ 23,373,222    >10.00%
                                                  -                -       -                -

  Tier 1 capital (to risk-
    weighted assets):
    Consolidated             23,104,650    9.89    >  9,349,289    >4.00              NA        NA
                                                   -               -
    Bank                     24,333,540   10.41    >  9,349,289    >4.00   >  14,023,933    > 6.00
                                                   -               -       -                -
  Tier 1 capital (to
    average assets):
    Consolidated             23,104,650    6.32     >14,618,404    >4.00              NA        NA
                                                    -              -
    Bank                     24,333,540    6.66     >14,616,477    >4.00   >  18,270,596    > 5.00
                                                    -              -       -                -

     Without prior approval, the Bank is restricted by Illinois Law and Regulations of the Illinois Office of Banks and Real Estate Commissioner of Bank and Trust Companies and the Federal Deposit Insurance Corporation as to the maximum amount of dividends it can pay to the Company, to the balance of the undivided profits account, adjusted for defined bad debts. As of December 31, 2002, approximately $13 million of retained earnings were available for distribution.

19. CONTINGENT LIABILITIES

    The Company is involved in various litigations arising in the ordinary course of business. In the opinion of management, at the present time, disposition of the suits and claims will not have a material effect on the financial position of the Company.

20. PARENT COMPANY FINANCIAL INFORMATION

     The following are condensed balance sheets as of December 31, 2002 and 2001 and condensed statements of income and cash flows for the years ended December 31, 2002, 2001 and 2000 for West Pointe Bancorp, Inc. (parent company only):

                            CONDENSED BALANCE SHEETS

                                                                   2002           2001
------------------------------------------------------------------------------------------
Assets
  Cash and due from banks                                       $   468,229    $   259,665
  Investment in subsidiary                                       29,611,146     24,616,613
  Other assets                                                       14,700         16,000
------------------------------------------------------------------------------------------
       Total Assets                                             $30,094,075    $24,892,278
==========================================================================================
Liabilities And Stockholders' Equity
  Other borrowings                                              $ 1,537,100    $ 1,487,500
  Other liabilities                                                  17,272         17,056
  Stockholders' equity                                           28,539,703     23,387,722
------------------------------------------------------------------------------------------
       Total Liabilities And Stockholders' Equity               $30,094,075    $24,892,278
==========================================================================================

                         CONDENSED STATEMENTS OF INCOME

                                                              2002          2001          2000
-------------------------------------------------------------------------------------------------
Distributed income from subsidiary                         $  800,000    $  655,455    $  693,028
Interest expense                                              (68,510)     (104,062)     (156,111)
Other expense                                                (119,672)     (148,492)     (183,380)
-------------------------------------------------------------------------------------------------
  Income before income tax benefit and equity in
     undistributed income of subsidiary                       611,818       402,901       353,537
Income tax benefit                                             73,000        98,000       131,800
-------------------------------------------------------------------------------------------------
  Income before equity in undistributed income of
     subsidiary                                               684,818       500,901       485,337
Equity in undistributed income of subsidiary                3,088,615     2,208,395     1,045,110
-------------------------------------------------------------------------------------------------
Net income                                                 $3,773,433    $2,709,296    $1,530,447
=================================================================================================

                       CONDENSED STATEMENTS OF CASH FLOWS

                                                           2002           2001           2000
-------------------------------------------------------------------------------------------------
Cash Flows From Operating Activities
  Net income                                            $ 3,773,433    $ 2,709,296    $ 1,530,447
  Equity in undistributed income of subsidiary           (3,088,615)    (2,208,395)    (1,045,110)
  Other, net                                                  1,517         28,808          9,671
-------------------------------------------------------------------------------------------------
Net Cash Provided By Operating Activities                   686,335        529,709        495,008
-------------------------------------------------------------------------------------------------
Cash Flows From Financing Activities
  Proceeds from issuance of common stock                    212,415         49,491          3,427
  Purchase of treasury stock                               (311,075)            --             --
  Dividends paid                                           (428,711)      (352,922)      (333,159)
  Increase (decrease) in other borrowings                    49,600       (200,000)      (150,000)
-------------------------------------------------------------------------------------------------
Net Cash Used In Financing Activities                      (477,771)      (503,431)      (479,732)
-------------------------------------------------------------------------------------------------
Net Increase In Cash And Cash Equivalents                   208,564         26,278         15,276
Cash And Cash Equivalents -- Beginning Of Year              259,665        233,387        218,111
-------------------------------------------------------------------------------------------------
Cash And Cash Equivalents -- End Of Year                $   468,229    $   259,665    $   233,387
=================================================================================================

                                    [PHOTO]

                                   DIRECTORS

SEATED, LEFT TO RIGHT:
Jack B. Haydon, Charles G. Kurrus, III, William C. Allison, C.P.A.

STANDING, LEFT TO RIGHT:
Harry E. Cruncleton, Wayne W. Weeke, David G. Embry, Terry W. Schaefer, Edward J. Szewczyk, M.D.

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

CHARLES G. KURRUS, III
President, Kurrus Funeral Home

TERRY W. SCHAEFER
President and
  Chief Executive Officer

EDWARD J. SZEWCZYK, M.D.
Medical Doctor, private practice,
  Ophthalmology

WAYNE W. WEEKE
Retired President,
  Weeke Wholesale Company

                                    [PHOTO]

                                TRUST COMMITTEE

SEATED, LEFT TO RIGHT:
      Jack B. Haydon, Charles G. Kurrus, III,
            William C. Allison, C.P.A., Garrett C. Reuter
STANDING, LEFT TO RIGHT:
      Edward J. Szewczyk, M.D., Robert G. Cady, Wayne W. Weeke,
            David G. Embry, Terry W. Schaefer, Harry E. Cruncleton

                                    [PHOTO]

                                    OFFICERS

HARRY E. CRUNCLETON               JOHN A. BETTS                 DEBORAH M. LEHMKUHL
Chairman of the Board             Vice President/Finance        Assistant Vice President/
                                                                  Mortgage Loans
TERRY W. SCHAEFER                 M. TODD BERNHARDT
President and                     Vice President and            RICHARD G. PIPER
  Chief Executive Officer           Registered Principal        Assistant Vice President/Loans

BRUCE A. BONE                     GLENNON A. ALBERS             DEBRA S. STEHL
Executive Vice President and      Vice President/Loans          Assistant Vice President/Loans
  Chief Financial Officer
                                  DALE A. HOEPFINGER            KATHLEEN A. CHRISTOPHER
J. E. CRUNCLETON                  Vice President and            Assistant Vice President/Human
Corporate Secretary and             Branch Manager                Resource Director
  Marketing Director
                                  MELVIN M. EMBRICH             CYNTHIA L. HEGGEMEIER
JAMES W. KUEHN                    Vice President/Loans          Senior Credit Analyst
Senior Vice President/Loans
                                  WILLIAM M. METZGER            RAMONA L. GEBAUER
ROBERT G. CADY                    Vice President and            Compliance Officer and
Senior Vice President and           Branch Manager                Internal Auditor
  Trust Officer
                                  LOIS A. ELDER                 PATRICIA A. HOFFMANN
QUINTEN E. SPIVEY                 Assistant Vice President and  Controller
Senior Vice President and           Senior Program Director
  Trust Officer                                                 MOLLY M. WATKINS
                                  VICKI R. FOSTER               Operations Officer
ALBERT A. MILLER                  Assistant Vice President
Senior Vice President/Operations    and Branch Manager          JEANNE M. DALMAN
                                                                Operations Officer
GEORGE W. OBERNAGEL, III          KORY A. KUNZE
Vice President and Trust Officer  Assistant Vice President/     KIMBERLY A. STEPHENS
                                    Retail Banking              Senior Network Administrator
BONNIE M. HETTENHAUSEN
Vice President/Loans              TRACEY J. HARTMANN            RITA M. POETTKER
                                  Assistant Vice President and  Mortgage Loan Officer
SHARON L. CLEVELAND                 Trust Officer
Vice President/Mortgage Loans

                                    [PHOTO]

                        ADVANTAGE POINTE ADVISORY BOARD
SEATED, LEFT TO RIGHT:
      Junior Geller, June Johnson, Mardell Chadwick, William James, III STANDING, LEFT TO RIGHT:
     Donald Jerome, M.D., Betty Cohn, Milton Smith, Janet Bouffard, Theodore Bryan, M.D., Fern Hettenhausen, Ray Adams

NOT PICTURED:
      Rena Murphy

STOCKHOLDER INFORMATION
--------------------------------------------------------------------------------

CORPORATE HEADQUARTERS

5701 West Main Street
Belleville, IL 62226
(618) 234-5700

ANNUAL MEETING

Wednesday, April 9, 2003
10:00 A.M.
St. Clair Country Club
South 78th Street
Belleville, IL 62223

INDEPENDENT AUDITORS

Rubin, Brown, Gornstein & Co. LLP
One North Brentwood
St. Louis, MO 63105

TRANSFER AGENT

Illinois Stock Transfer Company
209 West Jackson Boulevard,
Suite 903
Chicago, IL 60606-6905

GENERAL INQUIRIES AND REPORTS

A copy of the Company's 2002 Annual
Report to the Securities and Exchange
Commission, Form 10-K, may be
obtained without charge by written
request of shareholders to:
Harry Cruncleton, Chairman
West Pointe Bancorp, Inc.
5701 West Main Street
Belleville, IL 62226

FDIC DISCLAIMER

This Annual Report has not been
reviewed, or confirmed for accuracy
or relevance, by the FDIC.

                               [WEST POINTE LOGO]
                                  WEST POINTE
                                 BANCORP, INC.
                      -----------------------------------
                                 (618)234-5700
              [LENDER LOGO]  www.westpointebank.com   [FDIC LOGO]