Form 10-K, Exhibit 13
period 2004-12-31
WEST POINTE BANCORP INC
filed 2005-03-31
CIK 1040589

                                                                               .
                                                                               .
                                                                               .

                                                                    Exhibit 13.1

                        (WEST POINTE BANCORP, INC. LOGO)

TABLE OF CONTENTS
--------------------------------------------------------------------------------

                                                                                    Page
                                                                                    ----
Common Stock and Related Matters                                                      1
Message To Our Shareholders                                                           3
Selected Consolidated Financial Information                                           4
Management's Discussion and Analysis of Financial Condition
  and Results of Operations                                                           5
Report of Independent Registered Public Accounting Firm                              33
Consolidated Financial Statements                                                    34
Notes To Consolidated Financial Statements                                           39
Stockholder Information                                                           Inside
                                                                              Back Cover

COMMON STOCK AND RELATED MATTERS
--------------------------------------------------------------------------------
     There is no established public trading market for the common stock of West Pointe Bancorp, Inc. ("West Pointe"). Accordingly, there is no comprehensive record of trades or the prices of any such trades. The following table reflects sale prices for West Pointe's common stock to the extent such information is available to management of West Pointe, and the dividends declared with respect thereto during the past three years.

                                                                                    Cash
                                                               High      Low      Dividends
-------------------------------------------------------------------------------------------
2004
First Quarter                                                 $41.00    $39.75      $.14
Second Quarter                                                 41.75     41.00       .15
Third Quarter                                                  42.75     41.75       .16
Fourth Quarter                                                 43.75     42.75       .17
2003
First Quarter                                                 $36.75    $35.75      $.12
Second Quarter                                                 37.75     36.75       .14
Third Quarter                                                  38.75     37.75       .14
Fourth Quarter                                                 39.75     38.75       .14
2002
First Quarter                                                 $32.25    $27.05      $.10
Second Quarter                                                 33.50     32.25       .10
Third Quarter                                                  34.75     33.50       .12
Fourth Quarter                                                 35.75     34.75       .12

     The shareholders of West Pointe's common stock are entitled to dividends when, as and if declared by the Board of Directors, subject to the restrictions imposed by law. The Federal Reserve Board ("FRB") generally prohibits a bank holding company from declaring or paying a cash dividend that would impose undue pressure on the capital of subsidiary banks or would be funded only through borrowing or other arrangements that might adversely affect a bank holding company's financial position. The FRB's policy is that a bank holding company should not initiate or continue cash dividends on its common stock unless its net income is sufficient to fully fund each dividend and its prospective rate of earnings retention appears consistent with its capital needs, asset quality and overall financial condition. A bank holding company is expected to act as a source of financial strength for each of its subsidiary banks and to commit resources to support its banks in circumstances when it might not do so in the absence of such policy. There are no contractual restrictions that currently limit West Pointe's ability to pay dividends or that West Pointe reasonably believes are likely to limit materially the future payment of dividends on West Pointe's common stock.

     As of March 1, 2005, West Pointe had 613 registered shareholders of record for its common stock.

                               EXECUTIVE OFFICERS

                                    [PHOTO]

SEATED, LEFT TO RIGHT:
     Terry W. Schaefer, President and Chief Executive Officer
     Harry E. Cruncleton, Chairman of the Board

STANDING:
      Bruce A. Bone, Executive Vice President and Chief Financial Officer

MESSAGE TO OUR SHAREHOLDERS
--------------------------------------------------------------------------------

TO OUR FELLOW SHAREHOLDERS,

     The accompanying Annual Report details the financial accomplishments for 2004, which concluded our fourteenth year of operation. We are pleased with the results and trust that you will agree that we made significant progress in numerous areas, with net income having reached the second highest level in the history of our company.

     During 2004, we continued efforts to exceed our performance expectations by maintaining a focused growth and earnings strategy. That strategy included efforts to enhance our image as a premier community banking organization within Southern Illinois and the St. Louis metropolitan area. We also continued efforts to expand the company via market penetration and financial performance improvement. Following your review of the Annual Report, we hope you will agree that financially, 2004 was a solid year for West Pointe.

     The year 2004 represented another extremely challenging one for the entire banking industry, including West Pointe. The historically low interest rate environment, evident during 2003, continued during most of 2004. That trend resulted in continued narrowing of our interest rate spread, the difference between rates earned on interest earning assets and rates paid on interest bearing liabilities. While West Pointe experienced a modest decrease in its net interest margin during 2004, we believe we were successful in maintaining an acceptable margin in a highly competitive marketplace. Managing the net interest margin remains paramount to improved operating performance for West Pointe.

     The year 2004 was highlighted by various positive results, among them, increased net interest income, reduced noninterest expenses and growth in deposits and loans. The majority of other areas of the company performed as we expected during the year. While we anticipated a volume reduction in mortgage banking activities, the actual reduction was greater than projected. Mortgage banking revenues decreased 47% from 2003 to 2004. The decrease in mortgage banking revenues was directly related to a lower level of refinancing and mortgage origination activities resulting from a rising interest rate environment.

     We also focused on staffing levels during the year resulting in a complete evaluation of operating functions and appropriate staffing support. This process included a review of how we operate while assuring our customers we provide well trained and motivated employees. This effort, through attrition, yielded positive results with a smaller yet more effective and efficient staff.

     Consistent levels of financial performance and growth have solidly positioned West Pointe in today's highly competitive financial services industry within West Pointe's market. The strength and character of our institution provides an excellent opportunity for future growth and increased shareholder value.

     Our success has and will continue to be based on quality employees, the services that we provide and the commitments made to the communities that we serve. We are proud to be associated with a superior management team and an imaginative staff who deliver consistent advice and excellent service to our customers. That commitment to friendly and comprehensive customer care has earned the bank the Belleville News Democrat Reader's Choice Award as the Best Financial Institution for four consecutive years. We are proud of that recognition and realize that our reputation is created and maintained by consistent, caring service to those who rely upon us.

     Our management, which has years of experience and a dedication to excellence, continues to apply the principles and attributes necessary to improve performance and increase shareholder value. We are very proud of our current management team and the depth of experience, integrity and skills possessed. We welcome Mr. Anthony "Tony" T. Holdener, Jr., who joined us in the capacity of Senior Vice President and Senior Lending Officer. Tony joins us following thirty-six years of local banking experience. We are confident that Tony's knowledge, experience and reputation in the community will contribute greatly to our future success and will compliment our existing strong management team.

     Our goal is to ensure that our business decisions create added value to our shareholders. We remain focused on excellence in customer service, earnings growth and increased shareholder value. With a renewed view of market potential and other opportunities in the competitive landscape, we believe that we are in an excellent position to succeed. Since the bank's formation in 1990, we have been devoted to building an institution based on trust and integrity, serving our customers with fairness and accumulating shareholder value. We are proud of our record and pleased that you have been with us along the way.

     On behalf of our entire Board of Directors and management team, we thank you for your support and encourage your attendance at our Annual Meeting scheduled for April 27, 2005.

     Sincerely,


/S/ HARRY E. CRUNCLETON      /S/ TERRY W. SCHAEFER
    Chairman of the              President and
         Board                  Chief Executive
                                    Officer

SELECTED CONSOLIDATED FINANCIAL INFORMATION
--------------------------------------------------------------------------------

     The following Selected Consolidated Financial Information for West Pointe Bancorp, Inc. should be read in conjunction with the Consolidated Financial Statements and the accompanying Notes to Consolidated Financial Statements and with Management's Discussion and Analysis of Financial Condition and Results of Operations, provided herein. The Selected Consolidated Financial Information as of and for each of the five years ended December 31, 2004 is primarily derived from the audited financial statements.

                                                          AS OF AND FOR THE YEAR ENDED DECEMBER 31,
                                           ------------------------------------------------------------------------
                                               2004           2003           2002           2001           2000
-------------------------------------------------------------------------------------------------------------------
SUMMARY OF OPERATIONS
Interest and fee income                    $ 20,083,246   $ 20,580,488   $ 22,055,046   $ 24,030,281   $ 23,545,625
Interest expense                              6,538,078      7,164,220      9,168,905     13,643,178     14,815,435
Net interest income                          13,545,168     13,416,268     12,886,141     10,387,103      8,730,190
Provision for loan losses                       658,000      1,213,000        600,000        630,000      1,321,000
Net interest income after provision for
  loan losses                                12,887,168     12,203,268     12,286,141      9,757,103      7,409,190
Noninterest income                            4,392,973      4,945,426      4,166,842      3,681,537      2,382,176
Noninterest expense                          12,571,337     12,589,157     11,239,150      9,822,244      8,362,719
Net income                                    3,569,404      3,475,937      3,773,433      2,709,296      1,530,447
PER SHARE DATA
Net income:
  Basic                                    $       3.58   $       3.54   $       3.87   $       2.76   $       1.56
  Diluted                                          3.43           3.42           3.79           2.73           1.55
Dividends declared                                  .62            .54            .44            .36            .34
Book value(1)                              $      33.31   $      31.01   $      29.18   $      23.78   $      20.75
Weighted average shares outstanding:
  Basic                                         997,506        983,281        974,424        980,513        979,880
  Diluted                                     1,041,743      1,017,693        994,402        992,183        987,282
SELECTED ACTUAL YEAR-END BALANCES
Total assets                               $444,021,124   $425,150,441   $411,818,589   $366,713,993   $341,055,543
Loans(2)                                    240,841,300    217,093,718    221,581,298    200,403,739    189,424,671
Allowance for loan losses                     2,692,903      2,697,139      2,409,446      2,224,352      1,769,693
Securities(3)                               167,689,311    179,220,703    146,751,455    128,728,724    118,868,615
Deposits                                    375,244,420    360,920,884    350,989,837    322,100,723    301,779,121
Borrowings                                   31,346,973     29,822,967     28,229,378     18,724,629     16,495,816
Stockholders' equity                         33,517,619     30,731,413     28,539,703     23,387,722     20,460,278
SELECTED AVERAGE BALANCES
Assets                                     $435,058,917   $419,792,504   $386,756,592   $355,436,082   $327,686,423
Deposits                                    370,734,447    358,825,143    332,575,791    312,201,804    290,657,993
Stockholders' equity                         32,073,636     29,447,616     25,944,619     22,460,275     18,022,919
FINANCIAL RATIOS
Return on average assets                            .82%           .83%           .98%           .76%           .47%
Return on average equity                          11.13          11.80          14.54          12.06           8.49
Average equity to average assets                   7.37           7.01           6.71           6.32           5.50
Dividend payout ratio(4)                          17.32          15.25          11.37          13.04          21.79
===================================================================================================================

(1) Book value is determined by dividing total stockholders' equity at period-end by the number of shares of common stock outstanding at period-end.

(2) Includes loans held for sale.

(3) Includes equity securities.

(4) Dividend payout ratio is determined by dividing dividends declared per common share by basic net income per common share.

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL
CONDITION AND RESULTS OF OPERATIONS
--------------------------------------------------------------------------------

INTRODUCTION

     The primary business of West Pointe Bancorp, Inc. and its sole subsidiary (together, "West Pointe" or the "Company") consists of providing a diversified range of financial services in the communities in which it operates including consumer and commercial lending, retail banking and other ancillary financial services traditionally offered by full-service financial institutions. Additional services offered include mortgage origination and servicing, investment management and trust services, the issuance of debit cards, full-service brokerage and the sale of annuities. West Pointe operates from five banking locations and 28 automated teller machines located in St. Clair, Madison and Monroe counties in Illinois.

     The following provides a narrative discussion and analysis of the major trends affecting West Pointe's results of operations, financial condition, asset quality, and capital resources and asset/liability management during the three year period ended December 31, 2004. Throughout this discussion, certain prior year amounts have been reclassified to conform to the current year presentation. This discussion should be read in conjunction with the Consolidated Financial Statements of West Pointe and the accompanying Notes to Consolidated Financial Statements, which are included elsewhere in this report.

FORWARD-LOOKING STATEMENTS

     Management's discussion and analysis of financial condition and results of operations contains certain forward-looking statements with respect to the financial condition, results of operations and business of West Pointe. These forward-looking statements are not based on historical information, but rather are based on assumptions and describe future plans, strategies, projections and expectations of West Pointe and are generally identified by use of the terms "believe", "expect", "intend", "anticipate", "estimate", "project", or similar words. West Pointe's ability to predict results or the actual effect of future plans or strategies is uncertain. Factors which could have a material adverse effect on West Pointe's operations include, but are not limited to, changes in interest rates, general economic conditions, legislative/regulatory changes, monetary and fiscal policies of the U.S. Government, including policies of the U.S. Treasury and the Board of Governors of the Federal Reserve System, the quality or composition of the loan or investment portfolios, demand for loan products, deposit flows, competition, demand for financial services in West Pointe's market areas and accounting principles and guidelines. Additionally, the policies of the Federal Deposit Insurance Corporation (FDIC), the State of Illinois Department of Financial and Professional Regulation, the Financial Accounting Standards Board (FASB), the Public Company Accounting Oversight Board (PCAOB) and the Securities and Exchange Commission could cause actual results to differ from those currently anticipated. All of these uncertainties, as well as others, are present in a banking operation and stockholders are cautioned that management's view of the future on which it prices its products, evaluates collateral, sets loan reserves and estimates costs of operation and regulation may prove to be other than as anticipated. West Pointe assumes no obligation to update any forward-looking statements that are made from time to time.

FINANCIAL OVERVIEW

     Net income for the year ended December 31, 2004, was $3,569,404 compared with $3,475,937 for the year ended December 31, 2003, and $3,773,433 for the year ended December 31, 2002, representing a 2.7% increase in net income for 2004 as compared to 2003 and a 7.9% decrease for 2003 compared to 2002. Return on average assets was .82% for the year ended December 31, 2004, .83% for the year ended December 31, 2003 and ..98% for the year ended December 31, 2002.

     Return on average equity was 11.13% for the year ended December 31, 2004, 11.80% for the year ended December 31, 2003 and 14.54% for the year ended December 31, 2002. Basic net income per share for the year ended December 31, 2004 increased to $3.58 per share from $3.54 for the year ended December 31, 2003. Basic net income per share totaled $3.87 for the year ended December 31, 2002. Diluted net income per share for the year ended December 31, 2004 increased to $3.43 per share from $3.42 for the year ended December 31, 2003. Diluted net income per share totaled $3.79 for the year ended December 31, 2002.

     The modest increase in net income for the year ended December 31, 2004 compared to the year ended December 31, 2003 was primarily the result of an increase in net interest income, a decrease in the provision for loan losses offset by a decrease in noninterest income. During 2004, management of West Pointe resolved to improve the quality of the its loan portfolio, the outcome of which resulted in a reduction in the provision for loan losses. While nonperforming loans increased from December 31, 2003 to December 31, 2004, the condition of two credits that contributed to the increase improved near year-end 2004. As of December 31, 2004, each of those credits was in the process of liquidation, not expected to be completed until the first quarter of 2005. The impact of the improvement in those credits contributed to the decrease in the provision for loan losses for the year ended December 31, 2004 compared to the year ended December 31, 2003. The decrease in net income for the year ended December 31, 2003 compared to the year ended December 31, 2002 was primarily the result of increases in the provision for loan losses and noninterest expense, partially offset by increases in net interest income, noninterest income and a reduction of income tax expense.

     At December 31, 2004, West Pointe reported total assets of $444,021,124, an increase of 4.4% from $425,150,441 at December 31, 2003. This increase resulted primarily from growth in loans, partially offset by a decrease in securities. The increase in total assets was funded primarily by an increase in deposits.

RESULTS OF OPERATIONS

  NET INTEREST INCOME

     Net interest income is comprised of interest income and loan-related fees less interest expense. Net interest income is affected by a number of factors including: the level, pricing, mix and maturity of earning assets and interest bearing liabilities; interest rate fluctuations; and asset quality. Net interest income as presented below is on a "tax-equivalent" basis, which adjusts tax-exempt income to an amount that would yield the same after-tax income had the income been subject to taxation at the federal statutory rate, currently 34% for West Pointe. Reference is made to the following two tables, which present West Pointe's average balance sheet and volume and rate change analysis for each of the three years ended December 31, 2004, 2003 and 2002.

     Net interest income for the year ended December 31, 2004, was $14,282,273 compared to $14,144,228 for the year ended December 31, 2003. Net interest income for the year ended December 31, 2002, was $13,613,814. In 2002 and 2003, the Federal Reserve Bank continued its trend, initiated in 2001, of reducing the federal funds rate in an effort to stimulate the economy. As a result, those years ended with federal fund rates of 1.25% and 1.00%, respectively. These declines in interest rates brought about increased prepayments on both loans and securities. In addition, the interest rates on variable rate loans were reset to the lower market interest rates. These factors combined to cause a reduction in interest income, which was more than offset by the decline in interest expense. This expense reduction primarily resulted from repayment of higher-cost deposits. During the last half of 2004, the Federal Reserve Bank began to increase the federal funds rate. By year-end 2004, the federal funds rate reached a level of 2.25%, an increase of 125 basis points over the year-end 2003 level. Further increases in the federal funds rate during 2005 may be dependent upon several factors including, but not limited to, the level of inflation and its impact on the U.S. economy. During the year ended December 31, 2004 compared to the year ended December 31, 2003, net interest income decreased $636,111 as a result of the interest rate environment. During the year ended December 31, 2003 compared to the year-end December 31, 2002, the interest rate environment resulted in a decrease in net interest income of $783,284. This decrease occurred as the interest rates earned on interest earning assets declined at a faster pace than the interest rates paid on interest bearing liabilities.

     During the year ended December 31, 2004, the average balance of interest earning assets increased $14,866,435 compared to the year ended December 31, 2003, which resulted in an increase in tax-equivalent interest income of $961,049. These increases were principally attributable to increases in the volume of loans and securities. Changes in yields on interest earning assets decreased tax-equivalent interest income by $1,449,146. The yield on the loan portfolio decreased 59 basis points for the year ended December 31, 2004, compared to the year ended December 31, 2003. This decrease occurred despite the fact that the prime lending rate increased from 4.00% at December 31, 2003 to 5.25% at December 31, 2004. While certain loans in the commercial and real estate loan portfolios reprice as the prime rate changes, the timing of this repricing does not always occur simultaneously with the prime rate change. Loans that reprice with changes in the prime rate generally reprice to the same extent. The yield on taxable securities remained stable during the year ended December 31, 2004, compared to the year ended December 31, 2003. However, West Pointe continued to receive prepayments on those securities. The proceeds from those prepayments, along with proceeds from taxable securities called for redemption, sold or matured were reinvested at comparable interest rates. As the overall interest rate environment began to increase during the latter part of 2004, West Pointe management continued to analyze potential interest rate risk in the investment portfolio that could occur in a rising rate environment. This potential interest rate risk could result in a net unrealized loss in the portfolio that exceeds West Pointe's acceptable level. In an effort to limit this potential interest rate risk exposure, management elected to continue purchasing securities with shorter average lives. The yield on tax-exempt securities decreased 36 basis points during the year ended December 31, 2004, compared to the year ended December 31, 2003. This decrease was primarily the result of purchases of tax-exempt securities at lower rates.

     The increase in the average balance of interest earning assets of $29,529,450 during the year ended December 31, 2003, compared to the year ended December 31, 2002, resulted in an increase in tax-equivalent interest income of $1,630,671. These increases were principally attributable to increases in the volume of loans and securities. Changes in yields on interest earning assets decreased tax-equivalent interest income by $3,104,942. The yield on the loan portfolio decreased 75 basis points for the year ended December 31, 2003, compared to the year ended December 31, 2002. This decrease was primarily due to a 50 basis point reduction in the prime lending rate during the fourth quarter of 2002 and another 25 basis point reduction in the second quarter of 2003. The yield on taxable securities decreased 123 basis points during the year ended December 31, 2003, compared to the year ended December 31, 2002. The decline in yield on taxable securities brought about increased prepayments on securities. The proceeds from these prepayments, along with proceeds from taxable securities called for redemption, sold or matured were reinvested at substantially lower interest rates. The yield on tax-exempt securities decreased a modest 13 basis points during the year ended December 31, 2003, compared to the year ended December 31, 2002. West Pointe management was able to reinvest proceeds from maturities without substantially reducing yields.

     The average balance of interest bearing liabilities increased $6,921,540 for the year ended December 31, 2004 compared to the year ended December 31, 2003. This increase included an increase of $6,415,434 in average interest bearing deposits. The majority of this increase was attributable to increases in the average balance of interest bearing demand deposits and time deposits. Average interest bearing demand deposits and time deposits increased $2,105,370 and $5,276,636, respectively, for the year ended December 31, 2004 compared to the year ended December 31, 2003. Management believes that continued skepticism surrounding the performance of the stock market, evident during 2004 as well as the past few years, resulted in customers desiring to retain funds in more liquid accounts. Additional deposit information is discussed further under "Deposits." The increase in the average balance of interest bearing liabilities from the year ended December 31, 2003 to the year ended December 31, 2004 also includes an increase of $506,106 in average borrowings. Average borrowings for the year ended December 31, 2004 included other short-term borrowings, Federal Home Loan Bank advances and subordinated debentures. The increase in average borrowings is discussed under "Borrowings." The increase in the average balance of interest bearing liabilities for the year ended December 31, 2004, compared to the year ended December 31, 2003, resulted in an increase in interest expense of $186,893. The average rate paid on total interest bearing liabilities decreased 21 basis points for the year ended December 31, 2004, compared to the year ended December 31, 2003. This decrease resulted in a decrease in interest expense of $813,035.

     The average balance of interest bearing liabilities increased $24,874,672 for the year ended December 31, 2003 to the year ended December 31, 2002. This increase included an increase of $22,688,656 in average interest bearing deposits. The majority of this increase was attributable to increases in the average balance of savings and money market deposits, as well as interest bearing demand deposits. The increases in these categories of deposits were primarily due to skepticism surrounding the performance of the stock market that management believes has resulted in customers desiring to retain funds in more liquid accounts. Average time deposits decreased $1,362,341 for the year ended December 31, 2003 compared to the year ended December 31, 2002. The decrease in average time deposits occurred as customers favored more liquid accounts. Additional deposit information is discussed further under "Deposits." The increase in the average balance of interest bearing liabilities from the year ended December 31, 2002 to the year ended December 31, 2003 also includes an increase of $2,024,098 in average short-term borrowings. The increase in average short-term borrowings is discussed under "Borrowings." The increase in the average balance of interest bearing liabilities for the year ended December 31, 2003, compared to the year ended December 31, 2002, resulted in an increase in interest expense of $316,973. The average rate paid on total interest bearing liabilities decreased 78 basis points for the year ended December 31, 2003, compared to the year ended December 31, 2002. This decrease resulted in a decrease in interest expense of $2,321,658.

     During 2004, West Pointe's net interest margin was 3.55% compared to 3.65% and 3.80% in 2003 and 2002, respectively. The interest rate spread was 3.33% for 2004, which compares to 3.45% and 3.53% for 2003 and 2002, respectively. Interest rate trends had a significant impact on West Pointe's yields and costs during the period from 2002 through 2004 as the Company earned lower yields on earning assets, which were partially offset by lower costs of funds associated with interest bearing liabilities. The continuing compression in the net interest margin during 2004, compared to 2003 and 2002, occurred as the yields on interest earning assets decreased at a faster pace than the cost of interest bearing liabilities. Customer-driven refinancing of loans was an additional factor contributing to lower yields on earning assets. In addition to the extremely low interest rate environment, competitive pricing for both loans and deposits continues to directly impact the net interest margin.

     The following table sets forth West Pointe's average balance sheets for the last three years, the interest income and expense associated with such categories of interest earning assets and interest bearing liabilities, and the average yields and rates on such categories.

         DISTRIBUTION OF AVERAGE ASSETS, LIABILITIES AND STOCKHOLDERS'
                      EQUITY AND INTEREST RATE INFORMATION

                                                          2004                                   2003
                                          ---------------------------------------------------------------------------
                                                                       AVERAGE                                AVERAGE
                                            AVERAGE                    YIELD/      AVERAGE                    YIELD/
                                            BALANCE       INTEREST      COST       BALANCE       INTEREST      COST
---------------------------------------------------------------------------------------------------------------------
ASSETS
Interest earning assets:
 Interest bearing due from banks          $  5,221,053   $    67,207    1.29%    $  9,864,786   $    96,984     .98%
 Loans(1)(2)(3)                            227,023,334    13,996,939    6.17      218,459,617    14,775,809    6.76
 Taxable securities(4)(5)                  133,069,241     4,573,127    3.44      125,078,434     4,303,341    3.44
 Non-taxable securities(4)(6)               37,315,174     2,183,078    5.85       34,359,530     2,132,314    6.21
 Federal funds sold                                 --            --      --               --            --      --
---------------------------------------------------------------------------------------------------------------------
    Total interest earning assets          402,628,802    20,820,351    5.17      387,762,367    21,308,448    5.50
=====================================================================================================================
Noninterest earning assets:
 Cash and due from banks                    10,261,971                              9,557,400
 Bank premises and equipment                12,040,217                             12,030,971
 Other assets                               13,003,528                             13,156,962
 Allowance for loan losses                  (2,875,601)                            (2,715,196)
---------------------------------------------------------------------------------------------------------------------
    Total Assets                          $435,058,917                           $419,792,504
=====================================================================================================================
LIABILITIES AND
 STOCKHOLDERS' EQUITY
Interest bearing liabilities:
 Interest bearing demand deposits         $ 35,424,249   $   136,501     .39%    $ 33,318,879   $   156,706     .47%
 Savings and money market deposits         116,026,951     1,115,744     .96      116,993,523     1,260,031    1.08
 Time deposits                             176,585,080     4,618,677    2.62      171,308,444     5,095,907    2.97
 Other short-term borrowings                22,049,194       363,044    1.65       22,324,845       364,094    1.63
 Federal Home Loan Bank advances             5,464,795       281,229    5.15        5,161,918       287,482    5.57
 Subordinated debentures                       478,880        22,883    4.78               --            --      --
---------------------------------------------------------------------------------------------------------------------
    Total interest bearing liabilities     356,029,149     6,538,078    1.84      349,107,609     7,164,220    2.05
---------------------------------------------------------------------------------------------------------------------
Noninterest bearing liabilities:
 Demand deposits                            42,698,167                             37,204,297
 Other liabilities                           4,257,965                              4,032,982
---------------------------------------------------------------------------------------------------------------------
    Total Liabilities                      402,985,281                            390,344,888
 Stockholders' equity                       32,073,636                             29,447,616
---------------------------------------------------------------------------------------------------------------------
    Total Liabilities and Stockholders'
      Equity                              $435,058,917                           $419,792,504
=====================================================================================================================
Net interest income                                      $14,282,273                            $14,144,228
=====================================================================================================================
Interest rate spread                                                    3.33%                                  3.45%
=====================================================================================================================
Net interest margin                                                     3.55%                                  3.65%
=====================================================================================================================

                                                          2002
                                          ------------------------------------
                                                                       AVERAGE
                                            AVERAGE                    YIELD/
                                            BALANCE       INTEREST      COST
------------------------------------------------------------------------------
ASSETS
Interest earning assets:
 Interest bearing due from banks          $ 14,362,079   $   220,210    1.53%
 Loans(1)(2)(3)                            207,880,142    15,611,212    7.51
 Taxable securities(4)(5)                   99,972,235     4,670,546    4.67
 Non-taxable securities(4)(6)               35,978,461     2,280,152    6.34
 Federal funds sold                             40,000           599    1.50
------------------------------------------------------------------------------
    Total interest earning assets          358,232,917    22,782,719    6.36
==============================================================================
Noninterest earning assets:
 Cash and due from banks                     8,507,465
 Bank premises and equipment                11,788,992
 Other assets                               10,615,967
 Allowance for loan losses                  (2,388,749)
------------------------------------------------------------------------------
    Total Assets                          $386,756,592
==============================================================================
LIABILITIES AND
 STOCKHOLDERS' EQUITY
Interest bearing liabilities:
 Interest bearing demand deposits         $ 28,475,416   $   221,249     .78%
 Savings and money market deposits          97,785,989     1,674,603    1.71
 Time deposits                             172,670,785     6,563,337    3.80
 Other short-term borrowings                20,300,747       424,306    2.09
 Federal Home Loan Bank advances             5,000,000       285,410    5.71
 Subordinated debentures                            --            --      --
------------------------------------------------------------------------------
    Total interest bearing liabilities     324,232,937     9,168,905    2.83
------------------------------------------------------------------------------
Noninterest bearing liabilities:
 Demand deposits                            33,643,601
 Other liabilities                           2,935,435
------------------------------------------------------------------------------
    Total Liabilities                      360,811,973
 Stockholders' equity                       25,944,619
------------------------------------------------------------------------------
    Total Liabilities and Stockholders'
      Equity                              $386,756,592
==============================================================================
Net interest income                                      $13,613,814
==============================================================================
Interest rate spread                                                    3.53%
==============================================================================
Net interest margin                                                     3.80%
==============================================================================

(1) For purposes of these computations, nonaccrual loans are included in the daily average loan amounts outstanding; interest on nonaccrual loans is recorded when received.

(2) Includes loans held for sale.

(3) Information presented on a tax-equivalent basis assuming a tax rate of 34% and reduced by disallowed interest expense pursuant to Internal Revenue Code
    Section 291. The disallowed interest expense amounted to $18,729, $11,787 and $13,441 for 2004, 2003 and 2002, respectively. The tax-equivalent adjustment amounted to $68,292, $79,843 and $64,179 for 2004, 2003 and 2002,
    respectively.

(4) Yields are calculated on historical cost and exclude the impact of the unrealized gain (loss) on available for sale securities.

(5) Includes equity securities.

(6) Information presented on a tax-equivalent basis assuming a tax rate of 34% and reduced by disallowed interest expense pursuant to Internal Revenue Code
    Section 291. The disallowed interest expense amounted to $111,261, $116,467 and $169,327 for 2004, 2003 and 2002, respectively. The tax-equivalent adjustment amounted to $668,813, $648,117 and $663,494 for 2004, 2003 and
    2002, respectively.

     The following table sets forth the volume and rate variances that affected net interest income.

                                             2004 COMPARED WITH 2003                   2003 Compared With 2002
                                          INCREASE (DECREASE) DUE TO(1)             Increase (Decrease) Due to(1)
                                       --------------------------------------------------------------------------------
                                        VOLUME        RATE           NET         VOLUME         RATE            NET
-----------------------------------------------------------------------------------------------------------------------
Interest earned on:
  Interest bearing due from banks      $(54,176)   $    24,399    $ (29,777)   $  (57,426)   $   (65,800)   $  (123,226)
  Loans(2)                              563,486     (1,342,356)    (778,870)      767,752     (1,603,155)      (835,403)
  Taxable securities                    274,622         (4,836)     269,786     1,022,086     (1,389,291)      (367,205)
  Non-taxable securities(3)             177,117       (126,353)      50,764      (101,142)       (46,696)      (147,838)
  Federal funds sold                         --             --           --          (599)            --           (599)
-----------------------------------------------------------------------------------------------------------------------
      Total interest earning assets     961,049     (1,449,146)    (488,097)    1,630,671     (3,104,942)    (1,474,271)
-----------------------------------------------------------------------------------------------------------------------
Interest paid on:
  Interest bearing demand deposits        9,438        (29,643)     (20,205)       33,160        (97,703)       (64,543)
  Savings and money market deposits     (10,330)      (133,957)    (144,287)      286,684       (701,256)      (414,572)
  Time deposits                         153,112       (630,342)    (477,230)      (51,389)    (1,416,041)    (1,467,430)
  Short-term borrowings                  (4,520)         3,470       (1,050)       39,404        (99,616)       (60,212)
  Federal Home Loan Bank advances        16,310        (22,563)      (6,253)        9,114         (7,042)         2,072
  Subordinated debentures                22,883             --       22,883            --             --             --
-----------------------------------------------------------------------------------------------------------------------
      Total interest bearing
        liabilities                     186,893       (813,035)    (626,142)      316,973     (2,321,658)    (2,004,685)
-----------------------------------------------------------------------------------------------------------------------
Net interest income                    $774,156    $  (636,111)   $ 138,045    $1,313,698    $  (783,284)   $   530,414
=======================================================================================================================

(1) The change in interest due to both rate and volume has been allocated to rate and volume changes in proportion to the relationship of the absolute dollar amounts of the change in each.

(2) Presented on a tax-equivalent basis assuming a tax rate of 34%. The tax-equivalent adjustment relating to the change in interest income was a decrease of $11,551 for 2004 compared with 2003 and an increase of $15,664 for 2003 compared with 2002.

(3) Presented on a tax-equivalent basis assuming a tax rate of 34%. The tax-equivalent adjustment relating to the change in interest income was an increase of $20,696 for 2004 compared with 2003 and a decrease of $15,377 for 2003 compared with 2002.

  PROVISION FOR LOAN LOSSES

     The provision for loan losses is the charge to earnings that management determines to be necessary to maintain the adequacy of the allowance for loan losses. Factors which influence management's determination of the provision for loan losses, include, among other things, a review of individual loans, size and quality of the loan portfolio, current and projected economic conditions, regulatory guidelines, and historical loan loss experience. The provision for loan losses charged to expense in the year ended December 31, 2004 decreased to $658,000, compared with $1,213,000 and $600,000 in the years ended December 31, 2003 and 2002, respectively. The decrease in the provision for loan losses for the year ended December 31, 2004 compared to the year ended December 31, 2003 was primarily attributable to a substantial decrease in net loans charged-off and changes in asset quality and loan mix. During the latter part of 2004, management performed an extensive review of the Company's allowance for loan loss methodology. That review included a thorough evaluation of selected credits with heightened risk or inherent losses. The results of that review also contributed to the reduced provision for loan losses recorded during 2004 compared to 2003. The provision for loan losses recorded during 2004 was recorded during the first nine months of the year. The results of the allowance for loss methodology review and the evaluation of the aforementioned credits in the loan portfolio resulted in no provision for loan losses being recorded during the fourth quarter of 2004. The increase in the provision for loan losses for the year ended December 31, 2003 compared to the year ended December 31, 2002 was primarily attributable to an increase in charge offs and nonperforming loans. Activity in the allowance for loan losses and nonperforming loan data are discussed under "ASSET QUALITY."

  NONINTEREST INCOME

     Excluding net securities gains, noninterest income for the year ended December 31, 2004 was $4,078,925, compared with $4,316,108 and $3,826,530 in the years ended December 31, 2003 and 2002, respectively. Total noninterest income as a percentage of average assets was 1.01%, 1.18% and 1.08% for the years ended December 31, 2004, 2003 and 2002, respectively.

     The following table sets forth information pertaining to the major components of noninterest income.

                                                                  Year Ended December 31,
                                                           --------------------------------------
                                                              2004          2003          2002
-------------------------------------------------------------------------------------------------
Service charges on deposits                                $1,531,329    $1,331,403    $1,402,894
Mortgage banking                                              461,206       865,375       560,440
Trust fees                                                    674,723       694,157       602,528
Brokerage and insurance service                               369,697       331,532       241,364
Credit card income                                            402,872       378,317       377,031
Earnings on cash surrender value of life insurance            428,068       488,087       367,202
Gain on sale of securities, net                               314,048       629,318       340,312
Other                                                         211,030       227,237       275,071
-------------------------------------------------------------------------------------------------
  Total noninterest income                                 $4,392,973    $4,945,426    $4,166,842
=================================================================================================

     Service charges on deposits are fees received for services related to retail and commercial deposit products. These fees apply to both interest bearing and noninterest bearing accounts and also include charges for insufficient funds and overdrafts. These fees represent the largest component of noninterest income. Service charges on deposits totaled $1,531,329 for the year ended December 31, 2004 compared to $1,331,403 and $1,402,894 for the years ended December 31, 2003 and December 31, 2002, respectively. The increase for the year ended December 31, 2004 compared to the year ended December 31, 2003 was primarily attributable to an increase in charges for insufficient funds and overdrafts coupled with increases in various service charges that resulted from an analysis of the Company's service charge schedule. The results of that analysis, completed during the fourth quarter of 2003, were implemented on January 1, 2004. The modest decrease for the year ended December 31, 2003 compared to the year ended December 31, 2002 was primarily attributable to a decrease in charges for insufficient funds and overdrafts.

     Mortgage banking income totaled $461,206 for the year ended December 31, 2004, compared to $865,375 and $560,440 for the years ended December 31, 2003 and December 31, 2002, respectively. Mortgage banking income includes mortgage origination fees, mortgage servicing and miscellaneous fees, and gains or losses on the sale of mortgage loans. The level of mortgage banking income decreased 46.7% for the year ended December 31, 2004 compared to the year ended December 31, 2003 and increased 54.4% for the year ended December 31, 2003 compared to the year ended December 31, 2002. The mortgage loan sales volume depends heavily on the prevailing interest rates and the strength of the local real estate market. The lower level of mortgage banking income for the year ended December 31, 2004 was reflective of the higher interest rate environment that existed during that year. The higher level of mortgage banking income recorded during the years ended December 31, 2003 and 2002 was indicative of the lower interest rate environment that characterized those two years. A decreasing interest rate environment, as experienced in 2003 and 2002, tends to increase mortgage loan production and mortgage refinancing activity. Conversely, an increasing interest rate environment tends to slow these activities. The majority of mortgage loans originated by West Pointe are sold into the secondary market with servicing rights retained in certain cases. Due to the high level of refinancing activities experienced during 2003 and 2002 and a slightly higher interest rate environment in 2004, refinancing activities and other mortgage banking activities moderated in 2004. West Pointe management anticipates that mortgage banking activities will continue at lower levels in 2005.

     Income from trust fees totaled $674,723 for the year ended December 31, 2004 compared to $694,157 and $602,528 for the years ended December 31, 2003 and December 31, 2002, respectively. Income from trust fees is derived primarily from administration of estates, personal trusts and investment management agencies. The modest decrease in income from trust fees for the year ended December 31, 2004 compared to the year ended December 31, 2003 was partially due to a reduction in fees earned on account balances maintained with one particular brokerage firm. The increases in income from trust fees for the years ended December 31, 2003 and December 31, 2002 were partially attributable to additional fees generated by the Company's farm management activities. This additional fee income was partially offset by reductions in income from certain trust fees that are based upon the market value of trust assets. The negative trend in the stock market experienced during 2002 and the early part of 2003 resulted in the market values of certain trust assets being reduced.

     Income from brokerage and insurance services totaled $369,697 for the year ended December 31, 2004 compared to $331,532 and $241,364 for the years ended December 31, 2003 and December 31, 2002, respectively. During the past four years, through an arrangement with Raymond James Financial Services, Inc., member NASD and SIPC, West Pointe has expanded its product line to include additional investment opportunities. Products available through the brokerage and insurance service function include stocks, bonds, mutual funds, annuities and other non-deposit investment products. The increases in income from brokerage and insurance services for the years ended December 31, 2004 and December 31, 2003 primarily resulted from new business development and additional business generated from existing customer relationships. In addition, fixed rate annuity sales increased as certain customers favored them over other lower yielding investments.

     Credit card income totaled $402,872 for the year ended December 31, 2004 compared to $378,317 and $377,031 for the years ended December 31, 2003 and December 31, 2002, respectively. Credit card income primarily consists of merchant processing fees for credit card transactions and interchange fees received on transactions of West Pointe's cardholders. Credit card income increased $24,555 for the year ended December 31, 2004, compared to the year ended December 31, 2003. This increase was partially due to higher levels of merchant processing fees for credit card transactions and additional interchange fees received on transactions of West Pointe's cardholders. Credit card income remained relatively stable for the year ended December 31, 2003 compared to the year ended December 31, 2002.

     During the year ended December 31, 2004, West Pointe recorded an increase in cash surrender value of life insurance of $428,068 compared to $488,087 and $367,202 for the years ended December 31, 2003 and December 31, 2002, respectively. These cash surrender value increases relate to various bank owned life insurance (BOLI) policies. Certain of the BOLI policies were purchased in connection with West Pointe's director fee deferral program and West Pointe's salary continuation agreements which have been established with various Company officers. The remaining BOLI policies were purchased in connection with the Company's split dollar agreements with certain Company officers and other employee benefit programs. These BOLI policies provide certain benefits to the Company including, but not limited to, exclusion from income taxes of the increase in their cash surrender values. The reduced level of the cash surrender value increase from December 31, 2003 to December 31, 2004 was primarily the result of interest rate reductions on certain of the BOLI policies.

     Net securities gains totaled $314,048 for the year ended December 31, 2004 compared to $629,318 and $340,312 for the years ended December 31, 2003 and December 31, 2002, respectively. Available for sale securities transactions are an integral part of balance sheet and interest rate risk management activities and result in gains or losses being realized from the sale of such securities. Net securities gains recorded during the year ended December 31, 2004 resulted from management's decision to sell certain securities due to favorable market conditions. Net securities gains recorded during the years ended December 31, 2003 and December 31, 2002 resulted from management's decisions to decrease interest income on non-taxable securities to minimize alternative minimum tax positions and to reconfigure certain segments of the securities portfolio to limit potential interest rate risk that could result from a rising interest rate environment, as described under "Net Interest Income." Due to the rapidly declining interest rate environment evident during the past few years, many of the securities sold were likely to be called by the issuers in the near future. West Pointe management believes that the securities portfolio is presently structured to reduce interest rate risk that could occur in a rising rate environment.

     Other noninterest income includes such items as interchange fees on automated teller machine (ATM) transactions, safe deposit rental fees, check printing fees, wire transfer fees and other miscellaneous fees. Collectively, the components of other noninterest income generated revenues of $211,030 for the year ended December 31, 2004 compared to $227,237 and $275,071 for the years ended December 31, 2003 and December 31, 2002, respectively. The decreases, for the years compared, resulted from modest declines in a number of categories of other noninterest income.

  NONINTEREST EXPENSE

     Noninterest expense decreased to $12,571,337 for the year ended December 31, 2004 compared with $12,589,157 and $11,239,150 for the years ended December 31, 2003 and 2002, respectively. The modest decrease for the year ended December 31, 2004 compared to the year ended December 31, 2003 was primarily attributable to a decrease in legal and professional fees, partially offset by increases in employee compensation and benefits, furniture and equipment and other noninterest expenses. The increase for the year ended December 31, 2003 compared to the year ended December 31, 2002 was primarily attributable to increases in employee compensation and benefits, coupled with increases in furniture and equipment expenses, legal and professional fees and other noninterest expenses, which include such items as FDIC insurance premiums, contributions, telephone expenses, postage costs, and certain credit card program expenses. Noninterest expense as a percentage of average assets was 2.89%, 3.0% and 2.91% for the years ended December 31, 2004, 2003 and 2002, respectively.

     The following table sets forth information pertaining to the major components of noninterest expense.

                                                                 Year Ended December 31,
                                                        -----------------------------------------
                                                           2004           2003           2002
-------------------------------------------------------------------------------------------------
Employee compensation and benefits                      $ 6,696,338    $ 6,530,843    $ 5,669,694
Occupancy, net                                              729,936        730,497        764,036
Furniture and equipment                                     803,270        679,766        602,179
Legal and professional fees                                 636,225      1,071,471        732,493
Data processing                                             461,601        459,832        453,237
Advertising                                                 419,565        399,278        379,345
Other                                                     2,824,402      2,717,470      2,638,166
-------------------------------------------------------------------------------------------------
       Total noninterest expense                        $12,571,337    $12,589,157    $11,239,150
=================================================================================================

     Employee compensation and benefits is the largest component of noninterest expense representing approximately 53% of total noninterest expense for the year ended December 31, 2004. Expenses associated with employee compensation and benefits totaled $6,696,338 for the year ended December 31, 2004 compared to $6,530,843 and $5,669,694 for the years ended December 31, 2003 and December 31, 2002, respectively. The increases in employee compensation and benefits for the year ended December 31, 2004 compared to the year ended December 31, 2003 and for the year ended December 31, 2003 compared to the year ended December 31, 2002 primarily reflected the cost of normal merit increases, increased medical insurance benefit costs, and increased costs associated with the salary continuation agreements established for various company officers. West Pointe had 119 full-time equivalent employees at December 31, 2004, compared to 131 and 129, respectively, at December 31, 2003 and 2002.

     Net occupancy expenses totaled $729,936 for the year ended December 31, 2004 and remained stable when compared to $730,497 and $764,036 for the years ended December 31, 2003 and December 31, 2002, respectively. The modest decrease in occupancy expenses for the year ended December 31, 2003 compared to the year ended December 31, 2002 primarily resulted from a reduction in real estate taxes associated with the Company's banking locations.

     Furniture and equipment expenses totaled $803,270 for the year ended December 31, 2004 compared to $679,766 and $602,179 for the years ended December 31, 2003 and December 31, 2002, respectively. The increases in furniture and equipment expenses for the years compared were primarily attributable to depreciation expenses associated with the Company's technology hardware as well as other furniture and equipment. Additional maintenance costs also contributed to the increases for the periods compared.

     Legal and professional fees include costs relating to audit and accounting fees, investment consulting services, legal fees for compliance with Securities and Exchange Commission regulations, legal fees for the collection of delinquent loans, and legal fees relating to the defense of various lawsuits of which the Company is a party to in the ordinary course of business. Legal and professional fees totaled $636,225 for the year ended December 31, 2004, compared to $1,071,471, and $732,493 for the years ending December 31, 2003 and December 31, 2002, respectively. The decrease in legal and professional fees for the year ended December 31, 2004 compared to the year ended December 31, 2003 was primarily attributable to the recovery of approximately $501,000 from the Company's insurance carrier of legal fees previously paid in connection with certain lawsuits of which the Company was a party to. The recovery resulted from the settlement of various lawsuits in 2004. The increase in legal and professional fees for the year ended December 31, 2003 compared to the year ended December 31, 2002 resulted primarily from increased legal fees incurred to defend various lawsuits of which the Company was a party in the ordinary course of business.

     Data processing expenses totaled $461,601 for the year ended December 31, 2004 compared to $459,832 and $453,237 for the years ended December 31, 2003 and December 31, 2002, respectively. The modest increases for the periods compared resulted from normal growth in operations. West Pointe currently employs the services of an outside provider for its data processing needs.

     Advertising expenses totaled $419,565 for the year ended December 31, 2004 compared to $399,278 and $379,345 for the years ended December 31, 2003 and December 31, 2002, respectively. The increases resulted from expanded promotional activities in areas served by West Pointe's banking centers.

     Other noninterest expense includes such items as FDIC insurance premiums, mortgage banking expenses, contributions, telephone expenses, postage costs, certain credit card program expenses, foreclosed property expenses and other miscellaneous expenses. Other noninterest expense totaled $2,824,402 for the year ended December 31, 2004 compared to $2,717,470 and $2,638,166 for the years ended December 31, 2003 and December 31, 2002, respectively. The increase for the year ended December 31, 2004 compared to the year ended December 31, 2003 was primarily attributable to expenses associated with certain non-performing assets. The increase for the year ended December 31, 2003 compared to the year ended December 31, 2002 was related to various categories, none of which were individually significant.

     West Pointe recorded income tax expense of $1,139,400 for the year ended December 31, 2004 compared to $1,083,600 and $1,440,400 for the years ended December 31, 2003 and December 31, 2002, respectively. The provision for income taxes consists of both federal and state income taxes. The modest increase in income tax expense for the year ended December 31, 2004 compared to the year ended December 31, 2003 was primarily attributable to an increased level of income before income taxes. The decrease in income tax expense for the year ended December 31, 2003 compared to the year ended December 31, 2002 was primarily attributable to a reduced level of income before income taxes. The effective income tax rates were 24.2%, 23.8% and 27.6% for the years ended December 31, 2004, 2003 and 2002, respectively. The decrease in the effective income tax rate for year ended December 31, 2003 compared to the year ended December 31, 2002 was partially attributable to an increased level of tax-exempt income as a percentage of income before income taxes.

FINANCIAL CONDITION

  GENERAL

     Total assets at December 31, 2004 increased $18,870,683 to $444,021,124 compared with $425,150,441 at December 31, 2003. This increase primarily resulted from an increase in cash and due from bank balances and an increase in the volume of loans, offset by a decrease in the volume of securities.

  LOANS

     Loans, including loans held for sale, are the largest classification within earning assets of West Pointe and represented 56.4%, 56.3% and 58.0% of average interest earning assets during the years ended December 31, 2004, 2003 and 2002, respectively. Loans increased 11.1% to $240,767,062 at year-end 2004 from $216,754,989 at year-end 2003. Average loans, including loans held for sale, totaled $227,023,334 in 2004 and increased $8,563,717, or 3.9% from $218,459,617 in 2003. The growth in average loans during 2004 was primarily attributable to increased loan demand and continuing aggressive sales efforts in an extremely competitive market environment. Substantially all of West Pointe's loans were originated in its primary market territory.

     The following table presents the composition of the loan portfolio by type of borrower and major loan category and the percentage of each to the total loan portfolio for the periods presented.

                                                                   December 31,
                         -------------------------------------------------------------------------------------------------
                                  2004                     2003                     2002                     2001
                         -------------------------------------------------------------------------------------------------
                            AMOUNT      PERCENT      AMOUNT      PERCENT      AMOUNT      PERCENT      AMOUNT      PERCENT
--------------------------------------------------------------------------------------------------------------------------
COMMERCIAL BORROWERS
Commercial, financial
 and agricultural        $ 64,073,669     26.6%   $ 55,147,337     25.5%   $ 59,685,132     27.3%   $ 48,560,141     24.4%
Commercial real estate     83,832,494     34.8      79,620,879     36.7      85,147,362     38.8      75,352,452     37.9
Real estate
 construction              30,794,287     12.8      19,489,319      9.0      11,552,620      5.3       9,816,970      4.9
--------------------------------------------------------------------------------------------------------------------------
Total commercial          178,700,450     74.2     154,257,535     71.2     156,385,114     71.4     133,729,563     67.2
--------------------------------------------------------------------------------------------------------------------------
CONSUMER BORROWERS
1-4 family residential
 real estate               51,798,164     21.5      52,059,308     24.0      50,812,257     23.2      53,548,197     26.9
Other consumer loans       10,268,448      4.3      10,438,146      4.8      11,766,777      5.4      11,699,831      5.9
--------------------------------------------------------------------------------------------------------------------------
Total consumer             62,066,612     25.8      62,497,454     28.8      62,579,034     28.6      65,248,028     32.8
--------------------------------------------------------------------------------------------------------------------------
     Total loans         $240,767,062    100.0%   $216,754,989    100.0%   $218,964,148    100.0%   $198,977,591    100.0%
==========================================================================================================================

                              December 31,
                         ----------------------
                                  2000
                         ----------------------
                            AMOUNT      PERCENT
-----------------------------------------------
COMMERCIAL BORROWERS
Commercial, financial
 and agricultural        $ 45,889,923     24.2%
Commercial real estate     70,523,998     37.3
Real estate
 construction               9,953,117      5.3
-----------------------------------------------
Total commercial          126,367,038     66.8
-----------------------------------------------
CONSUMER BORROWERS
1-4 family residential
 real estate               51,457,872     27.1
Other consumer loans       11,466,561      6.1
-----------------------------------------------
Total consumer             62,924,433     33.2
-----------------------------------------------
     Total loans         $189,291,471    100.0%
===============================================

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

     The weighted average yield on the loan portfolio, inclusive of loans held for sale, in 2004 was 6.17% compared to 6.76% and 7.51% in 2003 and 2002, respectively. Overall yields on the loan portfolio trended downward from 2002 to 2004 following the general level of interest rates. West Pointe's loan portfolio yields generally tend to follow trends in the prime lending rate. The prime lending rate decreased one time during the course of the year 2002 to a level of 4.25% at December 31, 2002. The prime lending rate continued to decline in 2003 to a level of 4.00% at December 31, 2003. Since mid-year 2004, the prime lending rate increased five times to a level of 5.25% at December 31, 2004. The lower level of interest rates evident during 2002, 2003 and the first half of 2004 contributed to the decreases in the weighted average yields on the loan portfolio. While loan yields tend to follow trends in the prime lending rate, they may not follow simultaneously with such trends. At December 31, 2004, 25.7% of West Pointe's total loan portfolio had floating or adjustable interest rates.

     The following table sets forth the amount of loans outstanding as of December 31, 2004, which, based on remaining maturities, are due in the periods indicated. In addition, the amounts due after one year are classified according to sensitivity to changes in interest rates.

                                                         After One
                                           In One         Through          After
                                        Year or Less     Five Years     Five Years        Total
---------------------------------------------------------------------------------------------------
Commercial, financial and
  agricultural                          $ 38,478,571    $ 23,382,538    $ 2,212,560    $ 64,073,669
Commercial real estate                    24,593,237      56,003,923      3,235,334      83,832,494
Real estate construction                  26,006,622       4,757,665         30,000      30,794,287
1-4 family residential real estate        12,942,094      23,537,257     15,318,813      51,798,164
Other consumer loans                       4,228,654       5,646,294        393,500      10,268,448
---------------------------------------------------------------------------------------------------
     Total loans                        $106,249,178    $113,327,677    $21,190,207    $240,767,062
===================================================================================================

                                                                      Interest Sensitivity
                                                                --------------------------------
                                                                                   Floating or
                                                                    Fixed           Adjustable
                                                                Interest Rates    Interest Rates
------------------------------------------------------------------------------------------------
Due after one year                                               $108,802,528      $25,715,356
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

     As of December 31, 2004, and effective January 30, 2005, the statutory legal lending limit amount for the Company's banking subsidiary to loan to one customer was $8,914,438. West Pointe's loan portfolio does not contain any concentrations of credit, in any given industry, that would cause them to be similarly impacted by economic or other conditions.

  SECURITIES

     Securities decreased $12,310,492, or 7.4% to $154,389,611 at December 31, 2004 compared to $166,700,103 at December 31, 2003. The majority of this decrease resulted from principal payments received on the Company's mortgage-backed securities and from management's decision to sell certain securities, which resulted from favorable opportunities in the market place. The securities portfolio provides a balance to interest rate and credit risk in other categories of the balance sheet while providing a vehicle for the investment of available funds not needed to satisfy loan demand. The securities portfolio also supplies securities as required collateral for certain deposits and for securities sold under agreements to repurchase (which we refer to as "repurchase agreements"). Additional information regarding West Pointe's repurchase agreements is presented and discussed under "Borrowings."

     West Pointe currently classifies all securities as available for sale. Available for sale securities are held with the option of their disposal in the foreseeable future to meet investment objectives or for other operational needs. All security purchases in 2004, 2003 and 2002 were classified as available for sale.

     Available for sale securities are recorded at fair value. Net unrealized gains on available for sale securities totaled $217,643 and $1,525,430 at December 31, 2004 and 2003, respectively. At December 31, 2004 and 2003, accumulated other comprehensive gains of $134,939 and $945,767, respectively, were included in stockholders' equity. These accumulated other comprehensive gains were associated with unrealized gains and losses on available for sale securities, net of income taxes. The change in accumulated other comprehensive gains from December 31, 2003 to December 31, 2004 was primarily attributable to the change in mix of securities and the impact of market interest rates, which trended upward in 2004.

     West Pointe management does not expect any losses to result from any unrealized losses in the portfolio, as maturities of securities and other funding sources should meet the Company's liquidity needs. Any losses taken will result from strategic or discretionary decisions to adjust the securities portfolio. Reference is made to Note 4 to the consolidated financial statements, which provides the composition of the securities portfolio for the last two years.

     The following table sets forth the composition of the available for sale securities portfolio for the last three years.

                                                                    December 31,
                                                    --------------------------------------------
                                                        2004            2003            2002
------------------------------------------------------------------------------------------------
AVAILABLE FOR SALE SECURITIES
U.S. government agencies                            $  3,970,000    $         --    $  9,087,650
Mortgage-backed securities                           108,897,319     126,843,672      89,547,303
Obligations of states and political subdivisions      41,522,292      39,856,431      38,806,702
------------------------------------------------------------------------------------------------
       Total available for sale                     $154,389,611    $166,700,103    $137,441,655
================================================================================================

     The following table sets forth the maturities and weighted average yields of each category of available for sale securities at December 31, 2004 based upon contractual maturities of such securities.

                                                         After One Year         After Five Years
                                    In One Year             Through                 Through
                                      or Less              Five Years              Ten Years            After Ten Years
                                 -----------------------------------------------------------------------------------------
                                  Amount     Yield      Amount       Yield      Amount       Yield      Amount       Yield
--------------------------------------------------------------------------------------------------------------------------
AVAILABLE FOR SALE SECURITIES
U.S. government agencies         $     --      --%    $ 3,970,000    2.36%    $        --      --%    $        --      --%
Mortgage-backed securities             --      --       1,558,385    3.18      31,903,642    3.65      75,435,292    3.23
Obligations of states and
  political subdivisions(1)       489,021    3.14      15,778,993    5.13       9,105,445    5.63      16,148,833    6.74
--------------------------------------------------------------------------------------------------------------------------
  Total available for sale       $489,021    3.14%    $21,307,378    4.47%    $41,009,087    4.09%    $91,584,125    3.85%
==========================================================================================================================

(1) Yield presented on a tax-equivalent basis assuming a tax rate of 34%.

     Average taxable securities, including Federal Home Loan Bank stock, totaled $133,069,241 in 2004 compared to $125,078,434 and $99,972,235 in 2003 and 2002, respectively. The weighted average yield on the taxable securities portfolio was 3.44% for 2004 and 2003, compared to 4.67% for 2002. Holdings of Federal Home Loan Bank stock totaled $13,299,700 at December 31, 2004 compared to $12,520,600 at December 31, 2003. The increase in those holdings resulted from additional shares of stock issued in connection with the Federal Home Loan Bank's dividend reinvestment plan.

     Average non-taxable securities totaled $37,315,174 in 2004 compared to $34,359,530 and $35,978,461 in 2003 and 2002, respectively. The weighted average tax-equivalent yield on non-taxable securities was 5.85%, 6.21% and 6.34% during 2004, 2003 and 2002, respectively.

     The remainder of West Pointe's interest earning assets consists of federal funds sold and interest bearing due from bank balances. Federal funds sold consist of sales of excess funds and generally have a maturity of one day. West Pointe had no federal funds sold at December 31, 2004, 2003 or 2002. West Pointe's interest bearing due from bank balances consist solely of a daily investment deposit account maintained with the Federal Home Loan Bank. This vehicle is used by West Pointe in addition to or as an alternative to federal funds sold. Daily deposits to or withdrawals from the daily investment deposit account are permitted. The interest rate paid on this account is subject to change on a daily basis. Interest bearing due from bank balances totaled $131,747 at December 31, 2004 compared to $104,775 at December 31, 2003. Average interest bearing due from bank balances totaled $5,221,053 in 2004, compared to $9,864,786 and $14,362,079 in 2003 and 2002, respectively.

  DEPOSITS

     West Pointe's deposit base is its primary source of liquidity and consists of deposits originating within the communities served by its banking locations. Deposits are West Pointe's primary and most reliable funding source for interest earning assets.

     Total deposits increased 4.0%, or $14,323,536, to $375,244,420 at December 31, 2004, from $360,920,884 at December 31, 2003. Noninterest bearing demand deposit balances increased to $45,206,286 at December 31, 2004 from $41,470,256 at December 31, 2003. The majority of this increase was associated with normal growth of operations. Interest bearing deposits increased to $330,038,134 at December 31, 2004 from $319,450,628 at December 31, 2003. Collectively, time deposits of $100,000 or more and time deposits less than $100,000 increased to $177,131,835 at December 31, 2004 from $168,405,119 at December 31, 2003. The majority of the increase in time deposits was attributable to additional deposits received from one public entity. The low interest rate environment, evident during the last few years, has somewhat diminished customer interest in time deposits. West Pointe management believes that an increasing rate environment could result in customers returning funds to the time deposit product. Interest bearing demand deposit balances increased to $38,276,366 at December 31, 2004 compared to $33,945,374 at December 31, 2003. The increase in interest bearing demand deposits was associated with one public entity. Savings and money market deposit account balances decreased to $114,629,933 at December 31, 2004 from $117,100,135 at December 31, 2003. The majority of the decrease in savings and money market deposit account balances was attributable to reduced balances associated with one public entity. West Pointe continues to offer competitive pricing of time deposits within its market territory.

     The following table sets forth the composition of the deposit portfolio for the periods presented.

                                                             December 31,
                                            -----------------------------------------------
                                                     2004                     2003
                                            -----------------------------------------------
                                               AMOUNT      PERCENT      AMOUNT      PERCENT
-------------------------------------------------------------------------------------------
Noninterest bearing demand deposits         $ 45,206,286     12.0%   $ 41,470,256     11.5%
Interest bearing demand deposits              38,276,366     10.2      33,945,374      9.4
Savings and money market deposits            114,629,933     30.6     117,100,135     32.4
Time deposits $100,000 or more                68,142,051     18.2      59,379,919     16.5
Time deposits less than $100,000             108,989,784     29.0     109,025,200     30.2
-------------------------------------------------------------------------------------------
  Total deposits                            $375,244,420    100.0%   $360,920,884    100.0%
===========================================================================================

     Average total deposits increased to $370,734,447 for the year ended December 31, 2004 compared to $358,825,143 and $332,575,791 for the years ended December 31, 2003 and December 31, 2002, respectively. The increases in average total deposits resulted primarily from normal growth in operations coupled with additional public fund deposits. The average rates paid on total deposits were 1.58%, 1.82% and 2.54% for 2004, 2003 and 2002, respectively. The lower interest rate environment in 2004 and 2003 coupled with West Pointe's efforts to reduce its cost of funds led to the decline in average rates paid in 2004 and 2003, compared to 2002. Efforts to reduce the cost of funds served to reduce the net interest margin decreases in 2004 and 2003, compared to 2002.

     The following table sets forth the major categories of average deposits and the weighted average interest rates paid on such categories for the last three years.

                                                     December 31,
                            ---------------------------------------------------------------
                                   2004                  2003                  2002
                            ---------------------------------------------------------------
                               AMOUNT      RATE      AMOUNT      RATE      AMOUNT      RATE
-------------------------------------------------------------------------------------------
Noninterest bearing demand
  deposits                  $ 42,698,167    --%   $ 37,204,297    --%   $ 33,643,601     --%
Interest bearing demand
  deposits                    35,424,249   .39      33,318,879   .47      28,475,416    .78
Savings and money market
  deposits                   116,026,951   .96     116,993,523   1.08     97,785,989   1.71
Time deposits                176,585,080   2.62    171,308,444   2.97    172,670,785   3.80
-------------------------------------------------------------------------------------------
  Total deposits            $370,734,447   1.58%  $358,825,143   1.82%  $332,575,791   2.54%
===========================================================================================

     The following table sets forth the amounts and maturities of time deposits of $100,000 or more at December 31, 2004 and December 31, 2003.

                                                                    December 31,
                                                              -------------------------
                                                                 2004          2003
---------------------------------------------------------------------------------------
3 months or less                                              $26,148,604   $20,355,983
Over 3 through 6 months                                        13,931,156    12,577,512
Over 6 through 12 months                                       16,221,766    18,572,931
Over 12 months                                                 11,840,525     7,873,493
---------------------------------------------------------------------------------------
  Total                                                       $68,142,051   $59,379,919
=======================================================================================

  BORROWINGS

     Total borrowings amounted to $31,346,973 at year-end 2004, an increase of $1,524,006 from $29,822,967 at year-end 2003. Total borrowings include repurchase agreements, other short-term borrowings, Federal Home Loan Bank advances and subordinated debentures. On an average basis, total borrowings totaled $27,992,869 for 2004 compared to $27,486,763 and $25,300,747 for 2003 and 2002, respectively.

     Other short-term borrowings consist of repurchase agreements and a borrowing from an unaffiliated bank. The average balance of other short-term borrowings totaled $22,049,194 for 2004 compared to $22,324,845 and $20,300,747 for 2003 and 2002, respectively. Repurchase agreements serve as an alternative source of funds to deposit funding sources. West Pointe offers two types of repurchase agreements. The first type is a term repurchase agreement, which represents an alternative to short-term certificates of deposit offered to West Pointe's customers. Generally, these types of repurchase agreement have a maturity of less than one year. The second type of repurchase agreement is commonly called a cash management repurchase agreement account. Such accounts involve the daily transfer of excess funds from noninterest bearing deposit accounts into interest bearing cash management repurchase agreement accounts. West Pointe continues to market its cash management product to commercial and individual deposit customers. Although viewed as a borrowing, the cash management repurchase agreement accounts are considered a stable source of funds. The modest decrease in the average balance of other short-term borrowings during 2004 was primarily attributable to cash management repurchase agreements. In addition to repurchase agreements, West Pointe had, at December 31, 2003, another form of short-term borrowing in the amount of $1,237,100. In the fourth quarter of 1999, West Pointe entered into a line of credit with an unaffiliated bank, which provided for borrowings by West Pointe of up to $2,500,000. The line of credit has since been increased to $5,000,000. Initially, West Pointe borrowed $1,837,500 under that line of credit. The original line of credit, which matured on December 7, 2000, has since been renewed and reflects a maturity date of January 7, 2006. The current line of credit bears interest at a rate of 50 basis points under the prime lending rate of another unaffiliated bank. In order to increase its capital base, $1,500,000 of the original borrowing was contributed to the Bank as additional paid in capital. The remaining proceeds from the original borrowing were used to purchase 6,250 shares of West Pointe's common stock from an individual stockholder. At the beginning of 2002, borrowings under the line of credit increased by $274,600. Proceeds from this additional borrowing were used to partially fund the purchase of 11,500 shares of common stock from another stockholder. The purchase of the shares of common stock is reflected as treasury stock in West Pointe's consolidated financial statements. During the first three quarters of 2004, West Pointe made principal payments on this borrowing of $225,000. In the fourth quarter of 2004, West Pointe paid off the remaining balance of this borrowing. Also during the fourth quarter of 2004, West Pointe entered into a pooled trust preferred security transaction. A portion of the proceeds from that transaction were used to pay off the borrowing under the aforementioned line of credit. More information concerning that transaction is presented later in these discussions and in Note 11 to the Consolidated Financial Statements. The weighted average rate of interest paid for short-term borrowings, excluding overnight Federal Home Loan Bank advances, was 1.65%, 1.63% and 2.09% in 2004, 2003 and 2002, respectively. The decrease in the weighted average interest rate in 2003 compared to 2002 was reflective of the lower interest rate environment.

     At year-end 2004, Federal Home Loan Bank advances consisted of an overnight advance in the amount of $550,000. The overnight advance serves as a funding alternative to federal funds purchased. At year-end 2003, Federal Home Loan Bank advances consisted of one term advance in the amount of $5,000,000 and an overnight advance in the amount of $4,400,000. The Federal Home Loan Bank term advance reflected an interest rate of 5.63% and matured on December 13, 2004. Prior to maturity, the advance was callable on a quarterly basis. The average balance of Federal Home Loan Bank advances totaled $5,464,795 for 2004 compared to $5,161,918 and $5,000,000 for 2003 and 2002, respectively. The average rate paid on these advances totaled 5.15% for 2004 compared to 5.57% and 5.71% for 2003 and 2002, respectively.

     The following table sets forth a summary of information pertaining to short-term borrowings for the periods presented.

                                                       December 31,
                               ------------------------------------------------------------
                                      2004                 2003                 2002
                               ------------------------------------------------------------
                                 AMOUNT      RATE     AMOUNT      RATE     AMOUNT      RATE
-------------------------------------------------------------------------------------------
At December 31:
Repurchase agreements          $20,486,973   2.08%  $19,185,867   1.31%  $21,692,278   1.71%
Other                                   --    --      1,237,100   3.50     1,537,100   3.75
Federal Home Loan Bank
  advances(1)                      550,000   2.47     4,400,000   1.21            --     --
-------------------------------------------------------------------------------------------
  Total                        $21,036,973   2.09%  $24,822,967   1.40%  $23,229,378   1.85%
===========================================================================================
For the year ended December
  31:
Average daily balance:
Federal funds purchased        $        --    --%   $    58,904   1.45%  $        --     --%
Repurchase agreements           20,989,737   1.54    21,225,179   1.48    18,652,682   1.91
Other                            1,059,457   3.67     1,040,762   4.79     1,648,065   4.16
Federal Home Loan Bank
  advances(1)                      697,035   1.42       161,918   1.28            --     --
-------------------------------------------------------------------------------------------
  Total                        $22,746,229   1.64%  $22,486,763   1.63%  $20,300,747   2.09%
===========================================================================================
Maximum month-end balance:
Repurchase agreements          $26,572,111          $24,832,508          $23,707,487
Other                            1,162,100            1,462,100            1,762,100
Federal Home Loan Bank
  advances(1)                    2,360,000            4,400,000                   --
===========================================================================================

(1) Includes Federal Home Loan Bank overnight advances only.

     At December 31, 2004, the Company had subordinated debentures totaling $10,310,000. On December 15, 2004, the Company completed a private placement to an institutional investor of $10,000,000 of floating rate trust preferred securities, through a newly formed unconsolidated Delaware trust affiliate, West Pointe Statutory Trust I (the "Trust"). The trust preferred securities mature in December 2034, are redeemable at the Company's option beginning in five years, and require quarterly distributions by the Trust to the holder of the trust preferred securities, initially at an interest rate of 4.70%, which will reset quarterly at the three-month LIBOR rate plus 2.25%.

     The proceeds from the sale of the trust preferred securities were used by the Trust to purchase $10,310,000 in aggregate principal amount of the Company's floating rate junior subordinated debentures. A portion of the net proceeds to the Company from the sale of the debentures to the Trust was used by the Company to pay off the line of credit with an unaffiliated bank. The remainder of the net proceeds will be used by the Company for general corporate purposes.

     The debentures were issued pursuant to a junior subordinated indenture dated December 15, 2004 between the Company, as issuer, and Wilmington Trust Company, as trustee. Like the trust preferred securities, the notes bear interest at a floating rate, initially 4.70%, which will reset on a quarterly basis at a rate equal to LIBOR plus 2.25%. The interest payments by the Company will be used to pay the quarterly distributions payable by the Trust to the holder of the trust preferred securities. However, so long as no event of default has occurred under the notes, the Company may defer interest payments on the notes (in which case the trust will be entitled to defer distributions otherwise due on the trust preferred securities) for up to 20 consecutive quarters.

     The debentures are subordinated to the prior payment of any other indebtedness of the Company that, by its terms, is not similarly subordinated. The debentures mature on December 15, 2034, but may be redeemed at the Company's option at par at any time on or after December 15, 2009 or at any time upon certain events, such as a change in regulatory capital treatment of the debentures, the Trust being deemed an investment company or the occurrence of certain adverse tax events. Except upon the occurrence of certain events described above, the Company may redeem the debentures for their aggregate principal amount, plus accrued interest, if any. See "Notes to Consolidated Financial Statements-Subordinated Debentures" for additional information concerning the Company's trust preferred securities.

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

     The following table sets forth a summary of nonperforming assets and related ratios for the periods presented.

                                                           December 31,
                                   ------------------------------------------------------------
                                      2004         2003         2002         2001        2000
-----------------------------------------------------------------------------------------------
Nonaccrual loans                   $3,842,710   $1,676,187   $  796,349   $  421,662   $159,756
Accruing loans past due 90 days
  or more                             538,199      598,363      940,555      370,080    685,344
Troubled debt restructurings               --           --           --      314,230         --
-----------------------------------------------------------------------------------------------
Total nonperforming loans           4,380,909    2,274,550    1,736,904    1,105,972    845,100
Foreclosed property                   911,400      230,000      365,000      156,153    128,850
-----------------------------------------------------------------------------------------------
Total nonperforming assets         $5,292,309   $2,504,550   $2,101,904   $1,262,125   $973,950
===============================================================================================
Nonperforming loans to total
  loans                                  1.82%        1.05%         .79%         .56%       .45%
Nonperforming assets to total
  loans and foreclosed property          2.19%        1.15%         .96%         .63%       .51%
Nonperforming assets to total
  assets                                 1.19%         .59%         .51%         .34%       .29%

     Nonperforming assets increased $2,787,759 at December 31, 2004 compared to December 31, 2003. This increase was due to an increase in nonaccrual loans and foreclosed property, offset by reductions in accruing loans past due 90 days or more. The increase in nonaccrual loans at December 31, 2004, primarily related to several loans to two borrowers. Foreclosed property at December 31, 2004 consisted of three parcels of real estate. Management is in varying stages of workout or liquidation of all nonperforming assets. Management does not anticipate any significant loss upon disposition of the remaining parcel of foreclosed property.

     It is the policy of West Pointe to discontinue the accrual of interest on loans when principal or interest is due and has remained unpaid for 90 days or more, unless the loan is well secured and in the process of collection and management has documented reasons why the accrual of interest should continue. Restructured loans generally take the form of an extension of the original repayment period, and/or a reduction or deferral of interest or principal because of deterioration in the financial position of the borrowers. West Pointe would have recorded interest income of $467,096 for 2004 if the loans accounted for as nonaccrual and restructured at year-end 2004, had been current in accordance with their original terms and had been outstanding throughout the period or since origination if held for part of the period. During 2004, $58,782 was included in interest income relating to these loans.

     Certain loans may require frequent management attention and are reviewed on a monthly or more frequent basis. Although payments on these loans may be current or less than 90 days past due, the borrowers presently have or have had a history of financial difficulties and management has a concern as to the borrowers' ability to comply with the present loan repayment terms. Management believes such loans present more than the normal risk of collectibility. As such, these loans may result in classification at some future point in time as nonperforming. At December 31, 2004, such loans amounted to approximately $3,123,000.

     The following table sets forth information pertaining to West Pointe's provision for loan losses charged to operations, the activity in and an analysis of the allowance for loan losses for the last five years.

                                                              December 31,
                                   ------------------------------------------------------------------
                                      2004          2003          2002          2001          2000
-----------------------------------------------------------------------------------------------------
Balance at beginning of year       $2,697,139    $2,409,446    $2,224,352    $1,769,693    $1,687,021
Loans charged off:
  Commercial, financial and
     agricultural                      88,902       834,755       220,590       192,528     1,056,539
  Real estate:
     Commercial                       195,683        38,550       104,413         7,722        16,966
     Residential                      550,706        97,730        20,610        77,484       112,204
-----------------------------------------------------------------------------------------------------
       Total real estate              746,389       136,280       125,023        85,206       129,170
-----------------------------------------------------------------------------------------------------
  Consumer                             80,114        77,228       110,006        91,418        90,501
-----------------------------------------------------------------------------------------------------
       Total charge-offs              915,405     1,048,263       455,619       369,152     1,276,210
-----------------------------------------------------------------------------------------------------
Recoveries of loans previously
  charged off:
  Commercial, financial and
     agricultural                     152,734       118,114        26,802       176,843        30,000
  Real estate:
     Commercial                        23,874            --         7,722            --            --
     Residential                       66,698            --           275           150         2,154
-----------------------------------------------------------------------------------------------------
       Total real estate               90,572            --         7,997           150         2,154
-----------------------------------------------------------------------------------------------------
  Consumer                              9,863         4,842         5,914        16,818         5,728
-----------------------------------------------------------------------------------------------------
       Total recoveries               253,169       122,956        40,713       193,811        37,882
-----------------------------------------------------------------------------------------------------
Net charge-offs                       662,236       925,307       414,906       175,341     1,238,328
-----------------------------------------------------------------------------------------------------
Provision for loan losses             658,000     1,213,000       600,000       630,000     1,321,000
-----------------------------------------------------------------------------------------------------
Balance at end of year             $2,692,903    $2,697,139    $2,409,446    $2,224,352    $1,769,693
=====================================================================================================
Net loan charge-offs as a
  percent of average total
  loans                                   .29%          .42%          .20%          .09%          .67%

     During 2004, West Pointe recorded net charge-offs of $662,236 compared to net charge-offs of $925,037 in 2003. The decrease in 2004 was primarily the result of a reduced level of net charge-offs in the commercial, financial and agricultural segment of the portfolio. Net recoveries in the commercial, financial and agricultural category totaled $63,832 in 2004 compared to net charge-offs of $716,641 in 2003. Net charge-offs in 2003 in the commercial, financial and agricultural category related to two loans to one commercial borrower. Net charge-offs in the commercial real estate category totaled $171,809 in 2004 compared to net charge-offs of $38,550 in 2003. The majority of this increase was associated with loans to two borrowers. Net charge-offs in the residential real estate category totaled $484,008 in 2004 compared to net charge-offs of $97,730 in 2003. The majority of this increase was associated with several loans to two borrowers. Net charge-offs in the consumer category totaled $70,251 in 2004 compared to net charge-offs of $72,386 in 2003. Net charge-offs as a percent of average total loans decreased to .29% in 2004 compared to .42% in 2003.

     West Pointe's allowance for loan losses totaled $2,692,903 at December 31, 2004 and remained stable compared to $2,697,139 at December 31, 2003. The allowance for loan losses is increased by the provision for loan losses and is decreased by net loans charged-off. During the year ended December 31, 2004, the provision for loan losses was offset by net charge-offs, resulting in a modest change in the allowance for loan losses at December 31, 2004 compared to December 31, 2003. West Pointe's allowance for loan losses at December 31, 2004, represented approximately 61% of nonperforming loans compared to 119% at year-end 2003. The decline in the allowance for loan losses as a percentage of nonperforming loans was attributable to a sharp increase in nonperforming loans in 2004. The sharp increase was brought about by the addition of two large credits, each of which was in the process of liquidation, not expected to be completed until the first quarter of 2005. A periodic review of selected credits (based on loan size and type) is conducted to identify loans with heightened risk or inherent losses. The primary responsibility for this review rests with the management personnel assigned with accountability for the credit relationship and is supplemented with periodic review by West Pointe's credit review function. Periodic examinations of both selected credits and the credit review process by applicable regulatory agencies is also conducted. These reviews provide information to assist management in the timely identification of problems and potential problems and provides a basis for deciding whether the credit represents a probable loss or risk. In addition to the review of selected credits, the allowance for loan losses is also reviewed on a quarterly or more frequent basis to assess the risk in the portfolio. The methodology used to evaluate the level of the allowance for loan losses includes the assignment of loss factors to loans with similar characteristics for which probable losses can be assessed. These loss factors are based on historical experience coupled with an analysis of current business and economic conditions and are applied to the portfolio to assist in determining the adequacy of the allowance for loan losses. Management believes that the allowance for loan losses at December 31, 2004 was adequate to absorb unidentified probable losses in the loan portfolio. However, past loan loss experience as it relates to current portfolio mix, evaluation of potential losses in the portfolio, subsequent changes in economic conditions and other factors may require changes in the level of the allowance for loan losses.

     The following table sets forth the allocation of the allowance for loan losses by loan category and the percent of loans in each category to total loans for the last five years.

                                                                   December 31,
                       -----------------------------------------------------------------------------------------------------
                                2004                      2003                      2002                      2001
                       -----------------------------------------------------------------------------------------------------
                                      PERCENT                   PERCENT                   PERCENT                   PERCENT
                                      OF LOANS                  OF LOANS                  OF LOANS                  OF LOANS
                                      IN EACH                   IN EACH                   IN EACH                   IN EACH
                                      CATEGORY                  CATEGORY                  CATEGORY                  CATEGORY
                                      TO TOTAL                  TO TOTAL                  TO TOTAL                  TO TOTAL
                       ALLOWANCE(1)    LOANS     ALLOWANCE(1)    LOANS     ALLOWANCE(1)    LOANS     ALLOWANCE(1)    LOANS
----------------------------------------------------------------------------------------------------------------------------
Commercial, financial
 and agricultural       $  769,000      26.6%     $  981,000      25.5%     $1,210,000      27.3%     $1,280,000      24.4%
Real estate:
 Commercial              1,335,000      34.8         746,000      36.7         249,000      38.8         377,000      37.9
 Residential               303,000      21.5         562,000      24.0         486,000      23.2         324,000      26.9
 Construction               54,000      12.8          65,000       9.0          31,000       5.3          49,000       4.9
----------------------------------------------------------------------------------------------------------------------------
     Total real
       estate            1,692,000      69.1       1,373,000      69.7         766,000      67.3         750,000      69.7
----------------------------------------------------------------------------------------------------------------------------
Consumer                   232,000       4.3         220,000       4.8         262,000       5.4         151,000       5.9
Not allocated                   --       N/A         123,000       N/A         171,000       N/A          43,000       N/A
----------------------------------------------------------------------------------------------------------------------------
     Total              $2,693,000     100.0%     $2,697,000     100.0%     $2,409,000     100.0%     $2,224,000     100.0%
============================================================================================================================

                            December 31,
                       -----------------------
                                2000
                       -----------------------
                                      PERCENT
                                      OF LOANS
                                      IN EACH
                                      CATEGORY
                                      TO TOTAL
                       ALLOWANCE(1)    LOANS
---------------------  -----------------------
Commercial, financial
 and agricultural       $  900,000      24.2%
Real estate:
 Commercial                268,000      37.3
 Residential               174,000      27.1
 Construction               27,000       5.3
----------------------------------------------
     Total real
       estate              469,000      69.7
----------------------------------------------
Consumer                   122,000       6.1
Not allocated              279,000       N/A
----------------------------------------------
     Total              $1,770,000     100.0%
==============================================

N/A -- Not applicable

(1) Amounts rounded to nearest thousand.

CAPITAL RESOURCES AND ASSET/LIABILITY MANAGEMENT

  CAPITAL

     Total stockholders' equity increased $2,786,206 to $33,517,619 at December 31, 2004 from $30,731,413 at December 31, 2003. Net income for 2004 totaled $3,569,404. Accumulated other comprehensive income decreased to $134,939 at December 31, 2004, compared to $945,767 at December 31, 2003. This decrease is attributable to securities gains realized during 2004, as well as a decrease in the market value of the remainder of the securities portfolio. Stockholders' equity as a percent of total assets was 7.55% at December 31, 2004 compared to 7.23% at December 31, 2003.

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

     Financial institutions are required to maintain ratios of capital to assets in accordance with guidelines promulgated by the federal banking regulators. The guidelines are commonly known as "Risk-Based Guidelines" as they define the capital level requirements of a financial institution based upon the level of credit risk associated with holding various categories of assets. The Risk-Based Guidelines require minimum ratios of Tier 1 and Total capital to risk-weighted assets of 4% and 8%, respectively. At December 31, 2004, West Pointe's Tier 1 and Total capital ratios were 15.95% and 16.94%, respectively. In addition to the Risk-Based Guidelines, the federal banking agencies have established a minimum leverage ratio guideline for financial institutions (the "Leverage Ratio Guideline"). The Leverage Ratio Guideline provides for a minimum ratio of Tier 1 capital to average assets of 4%. West Pointe's leverage ratio at December 31, 2004, was 9.70%. Under present regulatory guidelines promulgated by the federal banking regulators, the subordinated debentures issued in December 2004 in connection with the Company's trust preferred securities transaction qualifies for inclusion in capital for purposes of determining the Company's Tier 1 capital, Total capital and leverage ratios. According to the aforementioned regulatory guidelines, West Pointe is considered to be "well capitalized." See "Notes to Consolidated Financial Statements -- Regulatory Matters" for additional information concerning West Pointe's regulatory capital measures.

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

     The following table reflects an analysis of interest earning assets and liabilities, all of which are held other than for trading purposes, at December 31, 2004, allocated over various time frames in which the instruments are subject to repricing.

                                                               After          After
                                               Three       Three Months      One Year
                                              Months          Through        Through         After
                                              or Less      Twelve Months    Five Years     Five Years       Total
---------------------------------------------------------------------------------------------------------------------
Interest earning assets:
  Interest bearing due from banks          $     131,747   $         --    $         --   $         --   $    131,747
  Federal Home Loan Bank Stock                        --             --              --     13,299,700     13,299,700
  Securities(1)                                4,080,033     17,333,277     109,693,508     23,282,793    154,389,611
  Loans held for sale                             74,238             --              --             --         74,238
  Loans(2)                                    70,207,258     52,344,206     112,390,650     5,82 4,948    240,767,062
---------------------------------------------------------------------------------------------------------------------
      Total interest earning assets           74,493,276     69,677,483     222,084,158     42,407,441    408,662,358
---------------------------------------------------------------------------------------------------------------------
Cumulative interest earning assets            74,493,276    144,170,759     366,254,917    408,662,358    408,662,358
---------------------------------------------------------------------------------------------------------------------
Interest bearing liabilities:
  Interest bearing demand deposits            38,276,366             --              --             --     38,276,366
  Money market deposits                       47,899,842             --              --             --     47,899,842
  Savings deposits                            66,730,091             --              --             --     66,730,091
  Time deposits $100,000 or more              27,970,933     28,330,593      16,840,525             --     73,142,051
  Time deposits less than $100,000            39,542,090     32,188,797      37,253,628          5,269    108,989,784
  Repurchase agreements                       15,848,828      2,458,438       2,179,707             --     20,486,973
  Federal Home Loan Bank advances(3)             550,000             --              --             --        550,000
  Subordinated debentures                     10,310,000             --              --             --     10,310,000
---------------------------------------------------------------------------------------------------------------------
      Total interest bearing liabilities     247,128,150     62,977,828      56,273,860          5,269    366,385,107
---------------------------------------------------------------------------------------------------------------------
Cumulative interest bearing liabilities      247,128,150    310,105,978     366,379,838    366,385,107    366,385,107
---------------------------------------------------------------------------------------------------------------------
Gap analysis:
  Interest sensitivity gap                 $(172,634,874)  $  6,699,655    $165,810,298   $ 42,402,172   $ 42,277,251
=====================================================================================================================
  Cumulative interest sensitivity gap      $(172,634,874)  $(165,935,219)  $   (124,921)  $ 42,277,251   $ 42,277,251
=====================================================================================================================
Cumulative gap ratio of interest earning
  assets to interest bearing liabilities              30%            46%            100%           112%           112%
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

(3) Federal Home Loan Bank advances consist of a $550,000 overnight advance.

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

     Because the interest rate sensitivity analysis does not encompass other factors which affect interest rate risk, the Company employs the use of a simulation model to measure exposure to changes in interest rates. Modeling techniques encompass contractual maturity, prepayment assumptions covering interest rate increases and decreases and index-driven repricing character-istics. The model projects changes in net interest income over a one-year period should interest rates rise, fall or remain constant. These effects typically are analyzed assuming interest rate increases or decreases of 100 and 200 basis points. The model also incorporates key assumptions including the nature and timing of interest rate levels, changes in deposit levels, prepayments on loans and securities, pricing decisions on loans and deposits and reinvestment/replacement of asset and liability cash flows. While assumptions are developed based upon current economic and local market conditions, we cannot give assurances as to the predictive nature of these assumptions, including how customer preferences or competitor influences might change. The following table presents, as of December 31, 2004, the projected level and change in net interest income assuming interest rate increases and decreases of 100 and 200 basis points.

                                                               Net Interest Income
                    Change in                         --------------------------------------
                      rates                           $ Amount(1)    $ Change(1)    % Change
--------------------------------------------------------------------------------------------
+200 bp                                                 (13,316)          (229)       (1.7)
+100 bp                                                 (13,269)          (276)       (2.0)
-100 bp                                                 (12,329)        (1,216)       (9.0)
-200 bp                                                 (11,285)        (2,260)      (16.7)
============================================================================================

(1) Amounts rounded to nearest thousand.

     For additional information regarding the interest rates applicable to certain of the Company's interest sensitive assets and liabilities, see the discussion of "Results of Operations -- Net Interest Income" including the table entitled "Distribution of Average Assets, Liabilities and Stockholders' Equity and Interest Rate Information" at page 6, the discussion of "Financial
Condition -- Securities" including the table regarding the maturities and weighted average yields of certain securities at page 17, the discussion of "Financial Condition -- Deposits" including the table regarding average deposits and the weighted average interest rates paid on such deposits at page 19, the discussion of "Financial Condition -- Borrowings" including the table summarizing certain information pertaining to short-term borrowings at page 20. For additional information categorizing certain of the Company's loans as either fixed or variable, see the discussion of "Financial Condition -- Loans" including the table regarding "Interest Sensitivity" at page 15. For additional information regarding the fair value of certain of the Company's interest sensitive instruments, see "Fair Value of Financial Instruments" at Note 17 to the Consolidated Financial Statements at page 54.

ADOPTION OF NEW ACCOUNTING STANDARDS

     No new accounting standards were adopted in 2004 which had a material impact on the Company.

RECENTLY ISSUED ACCOUNTING STATEMENTS

     In December 2004, the FASB issued Statement No. 123 (revised 2004), "Share-Based Payment". This statement is a revision of FASB Statement No. 123, "Accounting for Stock-Based Compensation". This statement requires all public companies to record compensation cost for stock options provided to employees in return for employee service. The cost is measured at the fair value of the options when granted, and this cost is expensed over the employee service period, which is normally the vesting period of the options. This will apply to awards granted or modified after the first quarter or year beginning after June 15, 2005. Compensation cost will also be recorded for prior option grants that vest after the date of adoption. The effect on results of operations will depend on the level of future option grants and the calculation of the fair value of the options granted at such future date, as well as the vesting periods provided, and so cannot currently be predicted. Existing options, including the options granted in January 2005, that will vest after adoption date are expected to result in additional compensation expense of approximately $103,400 during the balance of 2005 and $182,700 in 2006.

     In December 2004, the FASB issued Statement No. 153, "Exchanges of Nonmonetary Assets". This statement modifies an exception from fair value measurement of nonmonetary exchanges. Exchanges that are not expected to result in significant changes in cash flows of the reporting entity are not measured at fair value. This supersedes the prior exemption from fair value measurement for exchanges of similar productive assets and applies for fiscal years beginning after June 15, 2005. In December 2003, Statement of Position 03-3, "Accounting for Loans or Certain Debt Securities Acquired in a Transfer", was issued. This statement requires that a valuation allowance for loans acquired in a transfer, including in a business combination, reflect only losses incurred after acquisition and should not be recorded at acquisition. Statement of Position 03-3 applies to any loan acquired in a transfer that showed evidence of credit quality deterioration since it was made. This statement is not expected to have a material impact on the Company's financial position or results of operations upon or after adoption.

CRITICAL ACCOUNTING POLICIES

     The accounting and reporting policies of West Pointe and its subsidiary conform with accounting principles generally accepted in the United States and general practices within the financial services industry. West Pointe's significant accounting policies are described in Note 1 to the Consolidated Financial Statements at page 39. Certain accounting policies require management to make assumptions and estimates that affect the amounts reported in the financial statements and accompanying notes. Management considers such accounting policies to be critical accounting policies. These assumptions and estimates used by management are based on historical experience and other factors, which are believed to be reasonable under the circumstances. Because of the nature of the assumptions and estimates made by management, actual results could differ from these assumptions and estimates which could have a material impact on West Pointe's carrying values of assets and liabilities and its results of operations. West Pointe considers its more critical accounting policies to consist of the allowance for loan losses and the estimation of fair value, which are separately discussed below.

  ALLOWANCE FOR LOAN LOSSES

     The allowance for loan losses represents management's best estimate of probable incurred losses in the loan portfolio. The allowance for loan losses is increased by the provision for loan losses charged to expense and reduced by loans charged off, net of recoveries. The provision for loan losses reflects management's judgment of the cost associated with credit risks in the loan portfolio. Factors, which influence management's determination of the provision for loan losses, include, among other things, a review of individual loans, size and quality of the loan portfolio, current and projected economic conditions, regulatory guidelines, and historical loan loss experience. Calculation of the allowance for loan losses is a critical accounting estimate due to the significant judgment, estimates and assumptions related to the amount and timing of estimated losses, consideration of current and historical trends and the amount and timing of cash flows related to impaired loans. Changes in the financial condition of individual borrowers, in economic conditions, and in historical loss experience may all affect the required level of the allowance for loan losses and the associated provision for loan losses. Please refer to the section of this report entitled "Asset Quality" and Notes 1 and 5 to the Consolidated Financial Statements at pages 39 and 47 for a detailed description of our estimation processes and methodology related to the allowance for loan losses.

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

     Available for Sale Securities -- Fair values for the majority of West Pointe's available for sale securities are based on quoted market prices. In instances where quoted market prices are not available, fair values are based on the quoted prices of similar instruments. Please refer to Note 4 to the Consolidated Financial Statements at page 45 for further discussion of the fair value of financial instruments.

CONTRACTUAL OBLIGATIONS

     The Company enters into certain contractual obligations in the ordinary course of operations. The required payments under these contracts represent future cash requirements of the Company. The Company's significant fixed and determinable contractual obligations, as of December 31, 2004, are set forth in the following table:

                                                   Payments Due
                       ---------------------------------------------------------------------
                                         After         After
                                       One Year     Three Years
                         One Year       Through       Through        After
                         or Less      Three Years   Five Years    Five Years       Total
--------------------------------------------------------------------------------------------
Time certificates of
  deposit              $128,032,413   $40,484,159   $8,609,994    $     5,269   $177,131,835
Subordinated
  debentures                     --           --            --     10,310,000     10,310,000
Operating leases             47,520       91,080            --             --        138,600
--------------------------------------------------------------------------------------------
  Total contractual
     cash obligations  $128,079,933   $40,575,239   $8,609,994    $10,315,269   $187,580,435
============================================================================================

     Please refer to Notes 6, 7, and 11 to the Consolidated Financial Statements at pages 48 and 49 for further discussion of the Company's contractual obligations.

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

     The following table presents, as of December 31, 2004 and 2003, the Company's significant off-balance sheet commitments.

                                                                    December 31,
                                                              -------------------------
                                                                 2004          2003
---------------------------------------------------------------------------------------
Commitments to originate new loans                            $18,925,736   $12,005,700
Commitments to originate new loans held for sale                1,168,849       272,000
Unfunded commitments to extend credit under existing equity,
  credit card and other lines of credit                        56,248,547    42,770,853
Letters of credit                                               4,337,696     4,806,818
Commitments to sell loans held for sale                         1,244,292       272,000

QUARTERLY FINANCIAL INFORMATION (UNAUDITED)

                                              First        Second       Third        Fourth
                                             Quarter      Quarter      Quarter      Quarter
---------------------------------------------------------------------------------------------
2004
Interest income                             $4,973,664   $4,899,141   $5,058,245   $5,152,196
Interest expense                             1,554,617    1,537,320    1,652,041    1,794,100
Net interest income                          3,419,047    3,361,821    3,406,204    3,358,096
Provision for loan losses                      180,000      418,000       60,000           --
Noninterest income                           1,088,631    1,209,619    1,030,039    1,064,684
Noninterest expense                          3,212,135    3,191,016    3,254,983    2,913,203
Income tax expense                             258,800      202,400      277,800      400,400
---------------------------------------------------------------------------------------------
Net income                                  $  856,743   $  760,024   $  843,460   $1,109,177
=============================================================================================
Per common share
  Net income:
     Basic                                  $      .86   $      .76   $      .84   $     1.11
     Diluted                                       .83          .73          .81         1.06
  Dividends                                        .14          .15          .16          .17
2003
Interest income                             $5,276,889   $5,203,682   $4,940,203   $5,159,714
Interest expense                             1,973,509    1,884,652    1,693,414    1,612,645
Net interest income                          3,303,380    3,319,030    3,246,789    3,547,069
Provision for loan losses                      495,000      195,000      160,000      363,000
Noninterest income                           1,471,641    1,288,566    1,081,690    1,103,529
Noninterest expense                          3,116,858    3,132,949    3,146,856    3,192,494
Income tax expense                             278,800      319,600      236,200      249,000
---------------------------------------------------------------------------------------------
Net income                                  $  884,363   $  960,047   $  785,423   $  846,104
=============================================================================================
Per common share
  Net income:
     Basic                                  $      .90   $      .98   $      .80   $      .86
     Diluted                                       .88          .95          .77          .82
  Dividends                                        .12          .14          .14          .14

                                  (CROWE LOGO)

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
--------------------------------------------------------------------------------

Board of Directors
West Pointe Bancorp, Inc.
Belleville, Illinois

     We have audited the accompanying consolidated balance sheets of West Pointe Bancorp, Inc. and subsidiary ("the Company") as of December 31, 2004 and 2003 and the related consolidated statements of income, comprehensive income, stockholders' equity and cash flows for the years then ended. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits. The consolidated financial statements of West Pointe Bancorp, Inc. and subsidiary for the year ended December 31, 2002 were audited by other auditors whose report dated January 16, 2003, expressed an unqualified opinion on those statements.

     We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of West Pointe Bancorp, Inc. and subsidiary as of December 31, 2004 and 2003, and the results of its operations and its cash flows for the years then ended in conformity with U.S. generally accepted accounting principles.

/s/ Crowe Chizek and Company LLC

Crowe Chizek and Company LLC
Indianapolis, Indiana
March 2, 2005

WEST POINTE BANCORP, INC. AND SUBSIDIARY
--------------------------------------------------------------------------------

                          CONSOLIDATED BALANCE SHEETS

                                     ASSETS

                                                                        December 31,
                                                                ----------------------------
                                                                    2004            2003
--------------------------------------------------------------------------------------------
Cash and due from banks                                         $ 11,737,677    $  8,875,108
Interest bearing due from banks                                      131,747         104,775
--------------------------------------------------------------------------------------------
       Cash and cash equivalents                                  11,869,424       8,979,883
Available for sale securities                                    154,389,611     166,700,103
Loans held for sale                                                   74,238         338,729
Loans                                                            240,767,062     216,754,989
Allowance for loan losses                                         (2,692,903)     (2,697,139)
--------------------------------------------------------------------------------------------
       Net loans                                                 238,074,159     214,057,850
Bank premises and equipment                                       12,393,908      11,914,722
Federal Home Loan Bank stock                                      13,299,700      12,520,600
Cash surrender value of life insurance                            10,610,716       8,374,188
Accrued interest and other assets                                  3,309,368       2,264,366
--------------------------------------------------------------------------------------------
       Total Assets                                             $444,021,124    $425,150,441
============================================================================================

                            LIABILITIES AND STOCKHOLDERS' EQUITY
Liabilities
  Deposits:
     Noninterest bearing                                        $ 45,206,286    $ 41,470,256
     Interest bearing                                            330,038,134     319,450,628
--------------------------------------------------------------------------------------------
       Total deposits                                            375,244,420     360,920,884
  Repurchase agreements                                           20,486,973      19,185,867
  Other borrowings                                                        --       1,237,100
  Federal Home Loan Bank advances                                    550,000       9,400,000
  Subordinated debentures                                         10,310,000              --
  Accrued interest and other liabilities                           3,912,112       3,675,177
--------------------------------------------------------------------------------------------
       Total Liabilities                                         410,503,505     394,419,028
--------------------------------------------------------------------------------------------
Stockholders' Equity
  Preferred stock, $1 par value -- 50,000 shares authorized
     and unissued                                                         --              --
  Common stock, $1 par value -- 10,000,000 shares
     authorized; 1,024,029 and 1,008,698 shares issued at
     December 31, 2004 and 2003, respectively                      1,024,029       1,008,698
  Surplus                                                         14,113,209      13,482,395
  Retained earnings                                               18,894,017      15,943,128
  Treasury stock, 17,750 shares                                     (648,575)       (648,575)
  Accumulated other comprehensive income                             134,939         945,767
--------------------------------------------------------------------------------------------
       Total Stockholders' Equity                                 33,517,619      30,731,413
--------------------------------------------------------------------------------------------
       Total Liabilities and Stockholders' Equity               $444,021,124    $425,150,441
============================================================================================

See the accompanying notes to consolidated financial statements.

WEST POINTE BANCORP, INC. AND SUBSIDIARY
--------------------------------------------------------------------------------

                       CONSOLIDATED STATEMENTS OF INCOME

                                                            For The Years Ended December 31,
                                                        -----------------------------------------
                                                           2004           2003           2002
-------------------------------------------------------------------------------------------------
Interest Income
  Loans, including fees
     Taxable                                            $13,759,724    $14,518,095    $15,396,359
     Non-taxable                                            168,923        177,871        150,674
  Securities
     Taxable                                              4,573,127      4,303,341      4,670,546
     Non-taxable                                          1,514,265      1,484,197      1,616,658
  Federal funds sold                                             --             --            599
  Deposits with banks                                        67,207         96,984        220,210
-------------------------------------------------------------------------------------------------
       Total Interest Income                             20,083,246     20,580,488     22,055,046
-------------------------------------------------------------------------------------------------
Interest Expense
  Deposits                                                5,870,922      6,512,644      8,459,189
  Repurchase agreements                                     324,204        313,430        355,796
  Other borrowings                                           38,840         50,664         68,510
  Federal Home Loan Bank advances                           281,229        287,482        285,410
  Subordinated debentures                                    22,883             --             --
-------------------------------------------------------------------------------------------------
       Total Interest Expense                             6,538,078      7,164,220      9,168,905
-------------------------------------------------------------------------------------------------
Net Interest Income                                      13,545,168     13,416,268     12,886,141
Provision For Loan Losses                                   658,000      1,213,000        600,000
-------------------------------------------------------------------------------------------------
     Net Interest Income After Provision For Loan
       Losses                                            12,887,168     12,203,268     12,286,141
-------------------------------------------------------------------------------------------------
Noninterest Income
  Service charges on deposits                             1,531,329      1,331,403      1,402,894
  Mortgage banking                                          461,206        865,375        560,440
  Trust fees                                                674,723        694,157        602,528
  Brokerage and insurance services                          369,697        331,532        241,364
  Credit card income                                        402,872        378,317        377,031
  Earnings on cash surrender value of life insurance        428,068        488,087        367,202
  Gain on sale of securities, net                           314,048        629,318        340,312
  Other                                                     211,030        227,237        275,071
-------------------------------------------------------------------------------------------------
       Total Noninterest Income                           4,392,973      4,945,426      4,166,842
-------------------------------------------------------------------------------------------------
Noninterest Expenses
  Employee compensation and benefits                      6,696,338      6,530,843      5,669,694
  Occupancy, net                                            729,936        730,497        764,036
  Furniture and equipment                                   803,270        679,766        602,179
  Legal and professional fees                               636,225      1,071,471        732,493
  Data processing                                           461,601        459,832        453,237
  Advertising                                               419,565        399,278        379,345
  Other                                                   2,824,402      2,717,470      2,638,166
-------------------------------------------------------------------------------------------------
       Total Noninterest Expenses                        12,571,337     12,589,157     11,239,150
-------------------------------------------------------------------------------------------------
Income Before Income Taxes                                4,708,804      4,559,537      5,213,833
Income Tax Expense                                        1,139,400      1,083,600      1,440,400
-------------------------------------------------------------------------------------------------
Net Income                                              $ 3,569,404    $ 3,475,937    $ 3,773,433
=================================================================================================
Earnings Per Share -- Basic                             $      3.58    $      3.54    $      3.87
=================================================================================================
Earnings Per Share -- Diluted                           $      3.43    $      3.42    $      3.79
=================================================================================================

See the accompanying notes to consolidated financial statements.

WEST POINTE BANCORP, INC. AND SUBSIDIARY
--------------------------------------------------------------------------------

                CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME

                                                         For the Years Ended December 31,
                                                       -------------------------------------
                                                          2004         2003          2002
--------------------------------------------------------------------------------------------
Net Income                                             $3,569,404   $ 3,475,937   $3,773,433
--------------------------------------------------------------------------------------------
Other Comprehensive Income, Net of Tax:
  Unrealized holding gains (losses) on securities
     available for sale (net of income tax credits of
     $377,621 and $522,835 for 2004 and 2003,
     respectively and income taxes of $1,297,462 for
     2002)                                               (616,118)     (853,047)   2,116,912
  Less adjustment for realized gains included in net
     income (net of income taxes of $119,338,
     $239,141, and $129,319 for 2004, 2003 and 2002,
     respectively)                                       (194,710)     (390,177)    (210,993)
--------------------------------------------------------------------------------------------
       Other Comprehensive Income (Loss)                 (810,828)   (1,243,224)   1,905,919
--------------------------------------------------------------------------------------------
Comprehensive Income                                   $2,758,576   $ 2,232,713   $5,679,352
============================================================================================

See the accompanying notes to consolidated financial statements.

WEST POINTE BANCORP, INC. AND SUBSIDIARY
--------------------------------------------------------------------------------

                CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY
              FOR THE YEARS ENDED DECEMBER 31, 2004, 2003 AND 2002

                                                                                                      Accumulated
                                Common Stock                                      Treasury Stock         Other           Total
                           ----------------------                  Retained     ------------------   Comprehensive   Stockholders'
                            Shares       Amount       Surplus      Earnings     Shares    Amount     Income (Loss)      Equity
----------------------------------------------------------------------------------------------------------------------------------
Balance --
  January 1, 2002            989,599   $  989,599   $12,798,975   $ 9,653,576    6,250   $(337,500)   $   283,072     $23,387,722
  Purchase of Treasury
    Stock                         --           --            --            --   11,500    (311,075)            --        (311,075)
  Issuance of Common
    Stock                      6,236        6,236       206,179            --       --          --             --         212,415
  Dividends Paid                  --           --            --      (428,711)      --          --             --        (428,711)
  Net Income                      --           --            --     3,773,433       --          --             --       3,773,433
  Other Comprehensive
    Income                        --           --            --            --       --          --      1,905,919       1,905,919
----------------------------------------------------------------------------------------------------------------------------------
Balance --
  December 31, 2002          995,835      995,835    13,005,154    12,998,298   17,750    (648,575)     2,188,991      28,539,703
  Issuance of Common
    Stock                     12,863       12,863       477,241            --       --          --             --         490,104
  Dividends Paid                  --           --            --      (531,107)      --          --             --        (531,107)
  Net Income                      --           --            --     3,475,937       --          --             --       3,475,937
  Other Comprehensive
    Income                        --           --            --            --       --          --     (1,243,224)     (1,243,224)
----------------------------------------------------------------------------------------------------------------------------------
Balance --
  December 31, 2003        1,008,698    1,008,698    13,482,395    15,943,128   17,750    (648,575)       945,767      30,731,413
  Issuance of Common
    Stock                     15,331       15,331       630,814            --       --          --             --         646,145
  Dividends Paid                  --           --            --      (618,515)      --          --             --        (618,515)
  Net Income                      --           --            --     3,569,404       --          --             --       3,569,404
  Other Comprehensive
    Income                        --           --            --            --       --          --       (810,828)       (810,828)
----------------------------------------------------------------------------------------------------------------------------------
Balance --
  December 31, 2004        1,024,029   $1,024,029   $14,113,209   $18,894,017   17,750   $(648,575)   $   134,939     $33,517,619
==================================================================================================================================

See the accompanying notes to consolidated financial statements.

WEST POINTE BANCORP, INC. AND SUBSIDIARY
--------------------------------------------------------------------------------

                     CONSOLIDATED STATEMENTS OF CASH FLOWS

                                                                   For the Years Ended December 31,
                                                              -------------------------------------------
                                                                  2004           2003            2002
---------------------------------------------------------------------------------------------------------
Operating Activities
  Net income                                                  $  3,569,404   $   3,475,937   $  3,773,433
  Adjustments to reconcile net income to net cash provided
    by operating activities:
      Depreciation and amortization                                837,600         722,366        650,977
      Net amortization on securities                               838,376       1,321,778        958,262
      Gain on sale of securities, net                             (314,048)       (629,318)      (340,312)
      Gain on sale of mortgage loans                              (331,833)       (760,876)      (516,670)
      Gain on sale of real estate acquired by foreclosure           (3,275)        (23,206)        (1,471)
      Loss on disposition of bank premises and equipment                --           9,895             --
      Federal Home Loan Bank stock dividends                      (779,100)       (810,800)      (347,300)
      Provision for loan losses                                    658,000       1,213,000        600,000
      Proceeds from sales of mortgage loans held for sale       20,238,651      49,668,488     36,902,938
      Originations of mortgage loans held for sale             (19,642,327)    (46,629,191)   (37,577,270)
      Earnings on cash surrender value of life insurance
        policies                                                  (428,068)       (488,087)      (367,202)
      Increase in other assets and other liabilities, net          320,733       1,801,240        118,725
---------------------------------------------------------------------------------------------------------
Net Cash Provided By Operating Activities                        4,964,113       8,871,226      3,854,110
---------------------------------------------------------------------------------------------------------
Investing Activities
  Proceeds from sales of securities available for sale           8,680,559      18,088,140     24,698,994
  Proceeds from maturities of securities available for sale     30,371,226      84,284,016     39,552,943
  Purchases of securities available for sale                   (28,573,408)   (136,728,264)   (79,471,256)
  Net (increase) decrease in loans                             (25,449,910)      1,180,640    (20,796,463)
  Purchases of life insurance policies                          (1,752,000)             --     (3,096,860)
  Proceeds from sales of real estate acquired by foreclosure        90,575         261,418        187,624
  Purchases of bank premises and equipment                      (1,316,786)       (934,952)      (603,195)
---------------------------------------------------------------------------------------------------------
Net Cash Used In Investing Activities                          (17,949,744)    (33,849,002)   (39,528,213)
---------------------------------------------------------------------------------------------------------
Financing Activities
  Net increase in noninterest bearing deposits                   3,736,030         865,995      3,061,876
  Net increase in interest bearing deposits                     10,587,506       9,065,052     25,827,238
  Net increase (decrease) in repurchase agreements               1,301,106      (2,506,411)     9,455,149
  Increase (decrease) in other borrowings                       (1,237,100)       (300,000)        49,600
  Net increase (decrease) in short-term FHLB advances           (3,850,000)      4,400,000             --
  Repayment of FHLB term advance                                (5,000,000)             --             --
  Proceeds from issuance of common stock                           646,145         490,104        212,415
  Proceeds from issuance of subordinated debentures             10,310,000              --             --
  Purchase of treasury stock                                            --              --       (311,075)
  Dividends paid                                                  (618,515)       (531,107)      (428,711)
---------------------------------------------------------------------------------------------------------
Net Cash Provided By Financing Activities                       15,875,172      11,483,633     37,866,492
---------------------------------------------------------------------------------------------------------
Net Increase (Decrease) In Cash And Cash Equivalents             2,889,541     (13,494,143)     2,192,389
Cash And Cash Equivalents -- Beginning of Year                   8,979,883      22,474,026     20,281,637
---------------------------------------------------------------------------------------------------------
Cash And Cash Equivalents -- End of Year                      $ 11,869,424   $   8,979,883   $ 22,474,026
=========================================================================================================
Supplemental Disclosure of Cash Flow Information
  Interest paid                                               $  6,467,844   $   7,393,729   $  9,424,982
  Income taxes paid                                                841,003         455,000      1,726,924
  Real estate acquired in settlement of loans                      775,601         103,212        395,000
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

  ACCOUNTING RECLASSIFICATIONS

     Certain 2003 and 2002 amounts have been reclassified where appropriate to conform to the consolidated financial statement presentation used in 2004.

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

     Available for sale securities, which include any security for which the Company has no immediate plan to sell but which may be sold in the future, are carried at fair value. Realized gains and losses, based on amortized cost of the specific security, are included in other income. Unrealized gains and losses are recorded, net of related income tax effects, in stockholders' equity as other comprehensive income. The Company's restricted equity securities, holdings of Federal Home Loan Bank stock, are carried at cost.

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

     Declines in the fair value of securities below their cost that are other than temporary are reflected as realized losses. In estimating other-than-temporary losses, management considers: (1) the length of time and extent that fair value has been less than cost, (2) the financial condition and near term prospects of the issuer, and (3) the Company's ability and intent to hold the security for a period sufficient to allow for any anticipated recovery in fair value.

  MORTGAGE LOANS HELD FOR SALE

     Mortgage loans held for sale are carried at the lower of aggregate cost or fair value. Mortgage loans held for sale are generally sold with servicing rights retained. Net unrealized losses, if any, are recorded as a valuation allowance and charged to earnings. Gains and losses resulting from sales of mortgage loans are recognized when the respective loans are sold to investors. Gains and losses are determined by the difference between the selling price and the carrying value of the related loan sold. Fees received from borrowers to guarantee the funding of mortgage loans held for sale and fees paid to investors to ensure the ultimate sale of such mortgage loans are recognized as income or expense when the loans are sold or when it becomes evident that the commitment will not be used.

  LOANS

     Loans that management has the intent and ability to hold for the foreseeable future or until maturity or payoff are reported at the principal balance outstanding, net of unearned interest, deferred loan fees and costs, and an allowance for loan losses. Interest income is reported on the interest method and includes amortization of net deferred loan fees and costs over the loan term. Interest income is generally discontinued at the time the loan is 90 days delinquent unless the loan is well-secured and in process of collection. Consumer loans are typically charged off no later than 120 days past due. In all cases, loans are placed on nonaccrual or charged-off at an earlier date if collection of principal or interest is considered doubtful.

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

  BANK PREMISES AND EQUIPMENT

     Land is carried at cost. Bank premises and equipment are stated at cost, less accumulated depreciation and amortization computed using straight-line and accelerated methods. The assets are depreciated over the following periods:

Buildings and leasehold improvements                   39 years
Furniture and equipment                              5-10 years
Automobiles                                           3-5 years

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

  STOCK OPTION PLAN

     The Company has a stock-based employee compensation plan, which is described more fully in Note 14. The Company accounts for this plan under the recognition and measurement principles of APB Opinion No. 25, "Accounting for Stock Issued to Employees," and related Interpretations. No stock-based employee compensation cost is reflected in net income, as all options granted under those plans had an exercise price equal to the market value of the underlying common stock on the grant date. The following table illustrates the effect on net income and earnings per share if the Company had applied the fair value recognition provisions of FASB Statement No. 123, "Accounting for Stock-Based Compensation," to stock-based employee compensation:

                                                              Year Ended December 31,
                                                        ------------------------------------
                                                           2004         2003         2002
--------------------------------------------------------------------------------------------
Net income, as reported                                 $3,569,404   $3,475,937   $3,773,433
Less: Total stock-based employee compensation cost
  determined under the fair value based method, net of
  income taxes                                            (204,890)    (199,036)    (174,351)
--------------------------------------------------------------------------------------------
  Pro forma net income                                  $3,364,514   $3,276,901   $3,599,082
============================================================================================
Earnings per share:
  Basic -- as reported                                  $     3.58   $     3.54   $     3.87
  Basic -- pro forma                                          3.37         3.33         3.69
  Diluted -- as reported                                      3.43         3.42         3.79
  Diluted -- pro forma                                        3.23         3.22         3.62

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

  ADOPTION OF NEW ACCOUNTING STANDARDS

     No new accounting standards were adopted in 2004 which had a material impact on the Company.

  RECENTLY ISSUED ACCOUNTING STATEMENTS-UPDATE

     In December 2004, the FASB issued Statement No. 123 (revised 2004), "Share-Based Payment". This statement is a revision of FASB Statement No. 123, "Accounting for Stock-Based Compensation". This statement requires all public companies to record compensation cost for stock options provided to employees in return for employee service. The cost is measured at the fair value of the options when granted, and this cost is expensed over the employee service period, which is normally the vesting period of the options. This will apply to awards granted or modified after the first quarter or year beginning after June 15, 2005. Compensation cost will also be recorded for prior option grants that vest after the date of adoption. The effect on results of operations will depend on the level of future option grants and the calculation of the fair value of the options granted at such future date, as well as the vesting periods provided, and so cannot currently be predicted. Existing options, including the options granted in January 2005, that will vest after adoption date are expected to result in additional compensation expense of approximately $103,400 during 2005 and $182,700 in 2006.

     In December 2004, the FASB issued Statement No. 153, "Exchanges of Nonmonetary Assets". This statement modifies an exception from fair value measurement of nonmonetary exchanges. Exchanges that are not expected to result in significant changes in cash flows of the reporting entity are not measured at fair value. This supersedes the prior exemption from fair value measurement for exchanges of similar productive assets and applies for fiscal years beginning after June 15, 2005. In December 2003, Statement of Position 03-3, "Accounting for Loans or Certain Debt Securities Acquired in a Transfer", was issued. This statement requires that a valuation allowance for loans acquired in a transfer, including in a business combination, reflect only losses incurred after acquisition and should not be recorded at acquisition. Statement of Position 03-3 applies to any loan acquired in a transfer that showed evidence of credit quality deterioration since it was made. This statement is not expected to have a material impact on the Company's financial position or results of operations upon or after adoption.

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

2. EARNINGS PER SHARE

     The computation of EPS is summarized as follows:

                                                              2004          2003          2002
-------------------------------------------------------------------------------------------------
Basic EPS:
  Net income                                               $3,569,404    $3,475,937    $3,773,433
=================================================================================================
  Weighted average common shares outstanding                  997,506       983,281       974,424
=================================================================================================
  Basic EPS                                                $     3.58    $     3.54    $     3.87
=================================================================================================
Diluted EPS:
  Net income                                               $3,569,404    $3,475,937    $3,773,433
=================================================================================================
  Weighted average common shares outstanding                  997,506       983,281       974,424
  Dilutive potential due to stock options                      44,237        34,412        19,978
-------------------------------------------------------------------------------------------------
  Weighted average number of common shares and dilutive
     potential common shares outstanding                    1,041,743     1,017,693       994,402
=================================================================================================
  Diluted EPS                                              $     3.43    $     3.42    $     3.79
=================================================================================================

3. RESTRICTIONS ON CASH AND DUE FROM BANKS

     The Company's banking subsidiary is required to maintain cash on hand or on deposit with the Federal Reserve Bank of $5,979,000 and $5,444,000 to meet regulatory reserve and clearing requirements at year-end 2004 and 2003, respectively. These balances do not earn interest.

4. SECURITIES

  AVAILABLE FOR SALE

     The fair value of available for sale debt securities and their gross unrealized gains and gross unrealized losses are summarized as follows:

                                                                   December 31, 2004
                                                       -----------------------------------------
                                                                         Gross          Gross
                                                           Fair        Unrealized    Unrealized
                                                          Value          Gains         Losses
------------------------------------------------------------------------------------------------
U.S. government agencies                               $  3,970,000    $      --     $   (30,781)
Mortgage-backed securities                              108,897,319      328,824        (908,041)
Obligations of states and political subdivisions         41,522,292      999,601        (171,960)
------------------------------------------------------------------------------------------------
     Total securities                                  $154,389,611    $1,328,425    $(1,110,782)
================================================================================================

                                                                   December 31, 2003
                                                        ----------------------------------------
                                                                          Gross         Gross
                                                            Fair        Unrealized    Unrealized
                                                           Value          Gains         Losses
------------------------------------------------------------------------------------------------
Mortgage-backed securities                              $126,843,672    $ 734,520     $(725,303)
Obligations of states and political subdivisions          39,856,431    1,525,410        (9,197)
------------------------------------------------------------------------------------------------
     Total securities                                   $166,700,103    $2,259,930    $(734,500)
================================================================================================

     Available for sale securities with a carrying value of approximately $103,231,000 and $91,851,000 at December 31, 2004 and 2003, respectively, were pledged to secure public deposits and for other purposes required or permitted by law.

     The fair value of available for sale debt securities by contractual maturity, are shown below. Actual maturities may differ from contractual maturities because borrowers may have the right to call or prepay obligations with or without call or prepayment penalties. The equity securities have no maturity dates and therefore, have been excluded.

                                                                December 31, 2004
                                                                -----------------
                                                                      Fair
                                                                      Value
---------------------------------------------------------------------------------
Due in one year or less                                           $    489,021
Due after one year through five years                               19,748,994
Due after five years through ten years                               9,105,445
Due after ten years                                                 16,148,832
Mortgage-backed securities                                         108,897,319
---------------------------------------------------------------------------------
  Total debt securities                                           $154,389,611
=================================================================================

     Proceeds from sales of available for sale debt securities were $8,680,559, $18,088,140, and $24,698,994 in 2004, 2003 and 2002, respectively.

     Gross realized gains and gross realized losses on sales of available for sale debt securities are summarized as follows:

                                                                  2004        2003        2002
------------------------------------------------------------------------------------------------
Gross realized gains                                            $314,048    $629,318    $345,232
Gross realized losses                                                 --          --      (4,920)
------------------------------------------------------------------------------------------------
                                                                $314,048    $629,318    $340,312
================================================================================================

     Securities with unrealized losses at year-end 2004 and 2003, presented by length of time in an unrealized loss position, are as follows:

                                                         Year-End 2004
                       ---------------------------------------------------------------------------------
                                                        12 Months or
                         Less than 12 Months                More                        Total
                       ---------------------------------------------------------------------------------
                          Fair       Unrealized       Fair       Unrealized       Fair       Unrealized
                          Value         Loss         Value          Loss         Value          Loss
--------------------------------------------------------------------------------------------------------
U.S. government
  agencies             $ 3,970,000   $ (30,781)   $        --    $      --    $  3,970,000   $   (30,781)
Mortgage-backed
  securities            73,631,078    (566,247)    19,101,911     (341,794)     92,732,989      (908,041)
Obligations of states
  and political
  subdivisions          15,062,471    (171,960)            --           --      15,062,471      (171,960)
--------------------------------------------------------------------------------------------------------
Total temporarily
  impaired             $92,663,549   $(768,988)   $19,101,911    $(341,794)   $111,765,460   $(1,110,782)
========================================================================================================

                                                         Year-End 2003
                            ------------------------------------------------------------------------
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
====================================================================================================

     The Company evaluates securities for other-than-temporary impairment, at least on a quarterly basis, and more frequently when economic or market concerns warrant such evaluation. Consideration is given to the length of time and the extent to which the fair value has been less than cost, the financial condition and near-term prospects of the issuer, and the intent and ability of the Company to retain its investment in the issuer for a period of time sufficient to allow for any anticipated recovery in fair value. In analyzing an issuer's financial condition, the Company may consider whether the securities are issued by the federal government or its agencies, whether downgrades by rating agencies have occurred and the results of reviews of the issuer's financial condition. West Pointe management does not expect any losses to result from any unrealized losses in the portfolio, as maturities of securities and other funding sources should meet the Company's liquidity needs. Any losses taken will result from strategic or discretionary decisions to adjust the securities portfolio. As a result, no declines are deemed to be other than temporary.

5. LOANS

     Loans consist of:

                                                                    2004            2003
--------------------------------------------------------------------------------------------
Commercial loans                                                $ 64,073,669    $ 55,147,337
Commercial real estate loans                                      83,832,494      79,620,879
Real estate construction loans                                    30,794,287      19,489,319
Residential real estate loans                                     51,798,164      52,059,308
Consumer loans                                                    10,268,448      10,438,146
--------------------------------------------------------------------------------------------
  Total loans                                                    240,767,062     216,754,989
Less: Allowance for loan losses                                    2,692,903       2,697,139
--------------------------------------------------------------------------------------------
  Net loans                                                     $238,074,159    $214,057,850
============================================================================================

     A summary of activity in the allowance for loan losses follows:

                                                          2004         2003          2002
--------------------------------------------------------------------------------------------
Balance -- beginning of year                           $2,697,139   $ 2,409,446   $2,224,352
Provision charged to operations                           658,000     1,213,000      600,000
Charge-offs                                              (915,405)   (1,048,263)    (455,619)
Recoveries                                                253,169       122,956       40,713
--------------------------------------------------------------------------------------------
Balance -- end of year                                 $2,692,903   $ 2,697,139   $2,409,446
============================================================================================

     The following table lists information related to nonperforming loans:

                                                                 2004         2003
-------------------------------------------------------------------------------------
Loans on nonaccrual status                                    $3,842,710   $1,676,187
Accruing loans past due 90 days or more                          538,199      598,363
-------------------------------------------------------------------------------------
  Total nonperforming loans                                   $4,380,909   $2,274,550
=====================================================================================
Interest that would have been recognized on nonaccrual loans
  in accordance with their original terms                     $  467,096   $  145,558
Actual interest recorded for nonaccrual loans                     58,782       10,271
=====================================================================================

     A portion of the allowance for loan losses is allocated to loans deemed impaired. All impaired loans are included in nonperforming loans. Information on these loans and their related allowance for loan losses is as follows:

                                        2004                     2003                     2002
                               ------------------------------------------------------------------------
                                RECORDED    VALUATION    RECORDED    VALUATION    RECORDED    VALUATION
                               INVESTMENT   ALLOWANCE   INVESTMENT   ALLOWANCE   INVESTMENT   ALLOWANCE
-------------------------------------------------------------------------------------------------------
Impaired loans:
  Valuation allowance
    required                   $3,929,434   $976,769    $1,832,923   $470,738    $1,563,078   $198,711
  No valuation allowance
    required                          --          --           --          --           --          --
-------------------------------------------------------------------------------------------------------
    Total impaired loans       $3,929,434   $976,769    $1,832,923   $470,738    $1,563,078   $198,711
=======================================================================================================
Average balance of impaired
  loans during the year        $4,125,488               $1,871,134               $ 833,376
Interest income recognized on
  impaired loans during the
  year                            71,192                   35,084                  130,288
Cash basis interest received      64,730                   24,674                  114,574
=======================================================================================================

6. BANK PREMISES AND EQUIPMENT

     Bank premises and equipment consist of:

                                                                 2004          2003
---------------------------------------------------------------------------------------
Land                                                          $ 1,761,457   $ 1,761,457
Buildings                                                       9,164,874     8,859,855
Leasehold improvements                                            683,198       683,198
Furniture and equipment                                         3,823,928     4,461,306
Automobiles                                                       214,190        77,524
Construction in progress                                          326,517         5,848
---------------------------------------------------------------------------------------
                                                               15,974,164    15,849,188
Less: Accumulated depreciation and amortization                 3,580,256     3,934,466
---------------------------------------------------------------------------------------
  Total bank premises and equipment                           $12,393,908   $11,914,722
=======================================================================================

     The Company is obligated under a long-term lease agreement for the Bank's branch location in Columbia, Illinois through November 2007 with four five-year options. The lease provides that the Company may use and occupy the premises only for the purpose of maintaining and operating a branch bank. The lease calls for monthly rental payments of $3,960.

     Minimum lease payments at December 31, 2004 are due as follows:

Year                                 Amount
--------------------------------------------
2005                                  47,520
2006                                  47,520
2007                                  43,560
--------------------------------------------
                                    $138,600
============================================

     Rent expense for the years ended December 31, 2004, 2003 and 2002 amounted to $109,081, $112,311, and $98,261, respectively.

7. DEPOSITS

     Deposits consist of:

                                                                  2004           2003
-----------------------------------------------------------------------------------------
Noninterest bearing deposits:
  Demand deposit accounts                                     $ 45,206,286   $ 41,470,256
-----------------------------------------------------------------------------------------
Interest bearing deposits:
  Demand deposit accounts (NOW)                                 38,276,366     33,945,374
  Money market accounts                                         47,899,842     44,467,179
  Savings                                                       66,730,091     72,632,956
  Certificates of deposit, $100,000 and over                    68,142,051     59,379,919
  Other certificates of deposit                                108,989,784    109,025,200
-----------------------------------------------------------------------------------------
     Total interest bearing deposits                           330,038,134    319,450,628
-----------------------------------------------------------------------------------------
     Total deposits                                           $375,244,420   $360,920,884
=========================================================================================

     The scheduled maturities of time deposits are as follows:

Year                               Amount
--------------------------------------------
2005                            $128,032,413
2006                              21,377,529
2007                              19,106,630
2008                               4,400,226
2009                               4,209,768
2010                                   5,269
--------------------------------------------
                                $177,131,835
============================================

8. REPURCHASE AGREEMENTS

     Repurchase agreements are treated as financing arrangements and other obligations to repurchase securities sold and are reflected as liabilities in the consolidated balance sheets. The repurchase agreements generally mature within one year. The securities underlying the repurchase agreements were held by a designated safekeeping agent.

     The average balance and maximum amount outstanding at any month-end of repurchase agreements for the years ended December 31, 2004, 2003 and 2002 is summarized as follows:

                                                        2004          2003          2002
--------------------------------------------------------------------------------------------
Average balance outstanding                          $20,989,737   $21,225,179   $18,652,682
--------------------------------------------------------------------------------------------
Maximum month-end balance outstanding                $26,572,111   $24,832,508   $23,707,487
--------------------------------------------------------------------------------------------
Average interest rate during the year                       1.54%         1.48%         1.91%
--------------------------------------------------------------------------------------------
Weighted average interest rate at year-end                  2.08%         1.31%         1.71%
============================================================================================

9. OTHER BORROWINGS

     On December 7, 1999, the Company entered into a revolving line of credit with an unaffiliated bank which provides for financing of up to $2,500,000 at a variable rate of interest. The line of credit was payable on demand and has since been increased to $5,000,000. The Company has extended the term of the line of credit such that if no demand for payment is made, any outstanding principal balance is due on January 7, 2005, subsequently extended to January 7, 2006. The line of credit is secured by 350,000 shares of Bank common stock. At December 31, 2004, there was no advance on the line of credit. At December 31, 2003, the advance on the line of credit totaled $1,237,100 and reflected an interest rate of 3.50%.

10. FEDERAL HOME LOAN BANK ADVANCES

     Advances from the Federal Home Loan Bank of Chicago (FHLB) totaled $550,000 and $9,400,000 at December 31, 2004 and 2003, respectively. Advances at December 31, 2004 and December 31, 2003 included overnight advances of $550,000 and $4,400,000, respectively. The overnight advances serve as a funding alternative to federal funds purchased. FHLB advances at December 31, 2003 also included a $5,000,000 term advance entered into by the Company in December 1999. This advance had an interest rate of 5.63% and matured on December 13, 2004. Advances from the FHLB are secured by a blanket lien on qualifying first mortgage loans. As of December 31, 2004, the Company had $31,125,000 available for additional borrowings from the FHLB.

11. SUBORDINATED DEBENTURES

     On December 15, 2004, the Company completed a private placement to an institutional investor of $10,000,000 of floating rate trust preferred securities, through a newly formed unconsolidated Delaware trust affiliate, West Pointe Statutory Trust I (the "Trust"). The trust preferred securities mature in December 2034, are redeemable at the Company's option at par beginning in five years, and require quarterly distributions by the Trust to the holder of the trust preferred securities, initially at an interest rate of 4.70%, which will reset quarterly at the three-month LIBOR rate plus 2.25%.

     The proceeds from the sale of the trust preferred securities were used by the Trust to purchase $10,310,000 in aggregate principal amount of the Company's floating rate junior subordinated debentures. The debentures were issued pursuant to a junior subordinated indenture dated December 15, 2004 between the Company, as issuer, and Wilmington Trust Company, as trustee. Like the trust preferred securities, the notes bear interest at a floating rate, initially 4.70%, which will reset on a quarterly basis at a rate equal to LIBOR plus 2.25%. The interest payments by the Company will be used to pay the quarterly distributions payable by the Trust to the holder of the trust preferred securities. However, so long as no event of default has occurred under the notes, the Company may defer interest payments on the notes (in which case the trust will be entitled to defer distributions otherwise due on the trust preferred securities) for up to 20 consecutive quarters.

12. INCOME TAXES

     The composition of income tax expense is as follows:

                                                           2004         2003         2002
--------------------------------------------------------------------------------------------
Current
  Federal                                               $  610,566   $  590,795   $  507,522
  State                                                    178,644      213,822      110,414
--------------------------------------------------------------------------------------------
                                                           789,210      804,617      617,936
Deferred
  Federal                                                  284,534      226,413      822,464
  State                                                     65,656       52,570           --
--------------------------------------------------------------------------------------------
                                                           350,190      278,983      822,464
--------------------------------------------------------------------------------------------
Income tax expense                                      $1,139,400   $1,083,600   $1,440,400
============================================================================================

     The components of deferred tax assets and deferred tax liabilities are summarized as follows:

                                                                 2004          2003
---------------------------------------------------------------------------------------
Deferred tax assets:
  Allowance for loan losses                                   $   715,502   $   714,882
  Alternative minimum tax credits                                 269,526       303,432
  Deferred compensation                                           725,650       543,956
---------------------------------------------------------------------------------------
          Total deferred tax assets                             1,710,678     1,562,270
---------------------------------------------------------------------------------------
Deferred tax liabilities:
  Depreciation on bank premises and equipment                  (1,631,861)   (1,518,193)
  Accumulated market discount                                      (5,885)       (9,227)
  Available for sale securities market valuation                  (82,704)     (579,663)
  Federal Home Loan Bank stock dividends                         (779,273)     (475,843)
  Other                                                          (149,910)      (65,068)
---------------------------------------------------------------------------------------
          Total deferred tax liabilities                       (2,649,633)   (2,647,994)
---------------------------------------------------------------------------------------
  Net deferred tax liability                                  $  (938,955)  $(1,085,724)
=======================================================================================

     As of December 31, 2004, the company had $296,719 of alternative minimum tax credits available to offset future federal income taxes. The credits have no expiration date.

     The following is a reconciliation of income tax expense to the amount computed at the federal statutory rate of 34%:

                                            2004                   2003                   2002
                                     -----------------------------------------------------------------
                                       AMOUNT        %        AMOUNT        %        AMOUNT        %
------------------------------------------------------------------------------------------------------
Expected tax expense                 $1,600,993     34.0    $1,550,242     34.0    $1,772,703     34.0
Items affecting federal income
  tax rate:
  State income taxes                    154,303      3.2       153,024      3.4        72,873      1.4
  Tax-exempt interest                  (524,719)   (11.1)     (518,775)   (11.4)     (536,085)   (10.3)
  Other                                 (91,177)    (1.9)     (100,891)    (2.2)      130,909      2.5
------------------------------------------------------------------------------------------------------
Income tax expense                   $1,139,400     24.2    $1,083,600     23.8    $1,440,400     27.6
======================================================================================================

13. EMPLOYEE BENEFIT PLANS

     The Company maintains a qualified, noncontributory, trusteed Retirement Savings Plan covering eligible full-time employees. The plan provides for contributions by the Company in such amounts as the Board of Directors may annually determine. The Company is under no obligation to make contributions to the plan. The employees may make voluntary contributions subject to certain limitations. The Board of Directors approved the accrual of a contribution to the Retirement Savings Plan in the amount of $108,000, $96,000, and $84,000 in 2004, 2003 and 2002, respectively.

     The Company has available a deferred compensation plan for the Company's Board of Directors. The obligation under the plan is accrued and expensed as it is earned. The expense related to the deferred compensation plan totaled $195,382, $181,259 and $153,813 in 2004, 2003 and 2002, respectively. The deferred compensation accrual is included in other liabilities in the consolidated balance sheets and amounted to $1,215,670 and $1,020,288 at December 31, 2004, and 2003, respectively.

     In 2000, the Company established a deferred compensation plan for the Company's president. In 2004 and 2002, the Company established deferred compensation plans for several other officers of the Company. The obligation under all of the plans is accrued and expensed as it is earned. The expense related to the deferred compensation plans totaled $269,766, $228,907 and $78,031 in 2004, 2003 and 2002, respectively. The deferred compensation accrual is included in other liabilities in the consolidated balance sheets and amounted to $653,329 and $383,563 at December 31, 2004, and 2003, respectively.

     In 2000, the Bank entered into an employment agreement with the Company's chairman of the board. The agreement provides that during his employment and for 15 years thereafter, he will not engage in competition with the Bank, divert any client from the Bank or solicit a Bank employee or otherwise engage in conduct adverse to the Bank. In consideration, the Bank will pay him 50% of his annual base salary, for the calendar year ending prior to termination of employment, for 15 years following termination of his employment. In the event of his death prior to the end of the 15-year payout period, the Bank will continue that payment to his wife until her death.

14. STOCK OPTION PLAN

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

                                       2004                   2003                   2002
                                -----------------------------------------------------------------
                                           WEIGHTED               WEIGHTED               WEIGHTED
                                NUMBER     AVERAGE     NUMBER     AVERAGE     NUMBER     AVERAGE
                                  OF       EXERCISE      OF       EXERCISE      OF       EXERCISE
                                SHARES      PRICE      SHARES      PRICE      SHARES      PRICE
-------------------------------------------------------------------------------------------------
Outstanding at January 1        155,500     $27.43     135,000     $25.70     135,000     $25.70
Granted                         29,000       39.75     28,500       35.75         --          --
Forfeited                           --          --      8,000       27.96         --          --
-------------------------------------------------------------------------------------------------
Outstanding at December 31      184,500     $29.37     155,500     $27.43     135,000     $25.70
=================================================================================================

     At December 31, 2004, 2003 and 2002, 107,000, 80,700, and 57,600 stock options were exercisable, respectively. The weighted average exercise prices for options exercisable at December 31, 2004, 2003 and 2002 were $25.41, $24.31 and $23.70, respectively.

     The following table summarizes information about stock options outstanding at December 31, 2004:

                    Outstanding Stock Options                         Exercisable Stock Options
------------------------------------------------------------------   ----------------------------
                  Number of     Weighted Average       Weighted       Number of       Weighted
   Range of        Options     Remaining Years of      Average         Options        Average
Exercise Prices  Outstanding    Contractual Life    Exercise Price   Exercisable   Exercise Price
-------------------------------------------------------------------------------------------------
$20.00 -- $22.00    48,000            3.71              $21.00          48,000         $21.00
$27.00 -- $30.25    80,500            6.13              $28.47          53,600         $28.32
$35.75 -- $39.75    56,000            8.60              $37.82           5,400         $35.75
-------------------------------------------------------------------------------------------------
                   184,500            6.25              $29.37         107,000         $25.41
=================================================================================================

     The per share fair values of stock options granted in 2004, 2003 and 2001 were estimated on the date of grant at $8.14, $8.27 and $9.36, respectively, using the Black-Scholes option-pricing model.

     The following table summarizes the assumptions used to determine the per share fair value of the stock options granted in 2004 and 2003:

                                                                2004    2003
----------------------------------------------------------------------------
Dividends yields                                                1.4%     1.1%
Risk-free interest rates                                        4.0%     4.1%
Stock volatility factors                                        5.0%     6.0%
Expected life of options (in years)                             10.0    10.0

     There were no stock options granted in 2002.

     The pro forma effect of applying SFAS No. 123 on net income and earnings per share is displayed in Note 1.

15. FINANCIAL INSTRUMENTS WITH OFF-BALANCE SHEET RISK

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

     At December 31, 2004 and 2003, the Company's fixed and variable outstanding commitments to extend credit, outstanding standby letters of credit and outstanding commitments to sell loans held for sale as follows:

                                                     2004                          2003
                                          --------------------------------------------------------
                                             FIXED        VARIABLE         FIXED        VARIABLE
--------------------------------------------------------------------------------------------------
Commitments to originate new loans        $ 5,760,100    $13,165,636    $11,708,700    $   297,000
Commitments to originate new loans
  held for sale                             1,168,849             --        135,000        137,000
Unfunded commitments to extend credit
  under existing equity, credit card
  and other lines of credit                19,915,421     36,333,126     16,813,264     25,957,589
Letters of credit                           1,705,740      2,631,956      1,474,083      3,332,735
Commitments to sell loans held for
  sale                                      1,244,292             --        135,000        137,000

     The range of interest rates applicable to the fixed rate financial instruments set forth above are as follows:

                                                                    2004             2003
---------------------------------------------------------------------------------------------
Commitments to originate new loans                                4.60%-7.00%    4.50%-10.25%
Commitments to originate new loans held for sale                5.375%-6.375%    6.25%-6.375%
Unfunded commitments to extend credit under existing
  equity, credit card and other lines of credit                  3.25%-18.00%    3.25%-18.00%
Letters of credit                                                 5.25%-8.00%     4.00%-7.50%
Commitments to sell loans held for sale                          5.375%-6.50%    6.25%-6.375%

16. RELATED PARTY TRANSACTIONS

     Certain executive officers and directors were indebted to the Company for loans in the aggregate amount of $7,956,976 and $7,859,850 at December 31, 2004 and 2003, respectively. Following is a summary of activity for 2004 of loans made by the Company to executive officers and directors or to entities in which such individuals had a beneficial interest.

Balance at January 1, 2004                                      $ 7,859,850
New loans                                                         4,136,152
Payments received                                                (4,039,026)
---------------------------------------------------------------------------
BALANCE AT DECEMBER 31, 2004                                    $ 7,956,976
===========================================================================

     Deposits from those parties at December 31, 2004 and 2003 amounted to $1,420,893 and $1,137,267, respectively.

17. FAIR VALUE OF FINANCIAL INSTRUMENTS

     The estimated fair values of the Company's financial instruments were as follows:

                                           DECEMBER 31, 2004               December 31, 2003
                                      ------------------------------------------------------------
                                        CARRYING          FAIR          CARRYING          FAIR
                                         AMOUNT          VALUE           AMOUNT          VALUE
--------------------------------------------------------------------------------------------------
Financial assets:
  Cash and cash equivalents           $ 11,869,424    $ 11,869,424    $  8,979,883    $  8,979,883
  Federal Home Loan Bank stock          13,299,700      13,299,700      12,520,600      12,520,600
  Available for sale securities        154,389,611     154,389,611     166,700,103     166,700,103
  Loans held for sale                       74,238          77,083         338,729         338,729
  Loans, net                           238,074,159     238,046,917     214,057,850     214,450,661
  Interest receivable                    1,627,313       1,627,313       1,659,266       1,659,266
Financial liabilities:
  Deposits                             375,244,420     376,148,674     360,920,884     362,892,394
  Repurchase agreements                 20,486,973      20,486,973      19,185,867      19,185,867
  Other borrowings                              --              --       1,237,100       1,237,100
  FHLB advances                            550,000         550,000       9,400,000       9,611,684
  Subordinated debentures               10,310,000      10,310,000              --              --
  Interest payable                         706,146         706,146         645,336         645,336

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

  FEDERAL HOME LOAN BANK STOCK

     The fair value of Federal Home Loan Bank stock approximates carrying value.

  SECURITIES

     Fair values are based on quoted market prices or dealer quotes.

  LOANS HELD FOR SALE

     Fair value of loans held for sale is based on market quotes.

  LOANS

     The fair value of loans is estimated by discounting the future cash flows using the current rates at which similar loans would be made to borrowers with similar credit ratings and for the same remaining maturities. Loans with similar characteristics were aggregated for purposes of the calculations. For homogeneous categories of loans, such as mortgage loans, fair value is estimated using the quoted market prices for securities backed by similar loans, adjusted for differences in loan characteristics.

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

  SUBORDINATED DEBENTURES

     The fair value of variable rate/LIBOR-based instruments approximates their carrying values.

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

     Quantitative measures established by regulation to ensure capital adequacy require the Company and the Bank to maintain minimum amounts and ratios (set forth in the following table) of Total and Tier I capital (as defined in the regulations) to risk-weighted assets (as defined), and of Tier I capital to average assets (as defined). Management believes, as of December 31, 2004, that the Company and the Bank meet all capital adequacy requirements to which they are subject.

     As of December 31, 2004, the most recent financial report filed with the FDIC categorized the Bank as well capitalized under the regulatory framework for prompt corrective action. To be categorized as well capitalized, the Bank must maintain minimum Total risk-based, Tier I risk-based, and Tier I leverage ratios as set forth in the following table. There are no conditions or events since that most recent filing that management believes have changed the institution's category.

     The capital amounts and ratios for the Company and the Bank are presented in the table below.

                                                                                                       To Be Well
                                                                            For Capital            Capitalized Under
                                                                              Adequacy             Prompt Corrective
                                                     Actual                   Purposes             Action Provisions
                                              ------------------------------------------------------------------------
                                                Amount       Ratio        Amount       Ratio        Amount       Ratio
----------------------------------------------------------------------------------------------------------------------
As of December 31, 2004
  Total capital (to risk-weighted assets):
    Consolidated                              $46,075,583    16.94%     $21,754,509    8.00%               NA       NA
    Bank                                       35,657,752    13.11       21,754,509    8.00       $27,193,136    10.00%
  Tier 1 capital (to risk-weighted
    assets):
    Consolidated                               43,382,680    15.95       10,877,254    4.00                NA       NA
    Bank                                       32,964,849    12.12       10,877,254    4.00        16,315,881     6.00
  Tier 1 capital (to average assets):
    Consolidated                               43,382,680    9.70        17,891,552    4.00                NA       NA
    Bank                                       32,964,849    7.37        17,891,552    4.00        22,364,440     5.00
As of December 31, 2003
  Total capital (to risk-weighted assets):
    Consolidated                              $32,482,785    13.01%     $19,970,263    8.00%               NA       NA
    Bank                                       32,839,473    13.16       19,968,975    8.00       $24,961,219    10.00%
  Tier 1 capital (to risk-weighted
    assets):
    Consolidated                               29,785,646    11.93        9,985,132    4.00                NA       NA
    Bank                                       30,142,334    12.08        9,984,488    4.00        14,976,732     6.00
  Tier 1 capital (to average assets):
    Consolidated                               29,785,646    7.00        17,024,833    4.00                NA       NA
    Bank                                       30,142,334    7.00        17,024,381    4.00        21,280,476     5.00

19. PARENT COMPANY FINANCIAL INFORMATION

     The following are condensed balance sheets as of December 31, 2004 and 2003 and condensed statements of income and cash flows for the years ended December 31, 2004, 2003 and 2002 for West Pointe Bancorp, Inc. (parent company only):

                            CONDENSED BALANCE SHEETS

                                                                   2004           2003
------------------------------------------------------------------------------------------
Assets
  Cash and due from banks                                       $ 5,383,290    $   874,528
  Interest bearing due from banks                                 5,000,000             --
  Investment in bank subsidiary                                  33,099,788     31,088,101
  Investment in statutory trust                                     310,000             --
  Other assets                                                       67,424         16,100
------------------------------------------------------------------------------------------
     Total Assets                                               $43,860,502    $31,978,729
==========================================================================================
Liabilities and Stockholders' Equity
  Subordinated debentures                                       $10,310,000    $        --
  Other borrowings                                                       --    $ 1,237,100
  Other liabilities                                                  32,883         10,216
  Stockholders' equity                                           33,517,619     30,731,413
------------------------------------------------------------------------------------------
     Total Liabilities and Stockholders' Equity                 $43,860,502    $31,978,729
==========================================================================================

                         CONDENSED STATEMENTS OF INCOME

                                                           2004         2003         2002
--------------------------------------------------------------------------------------------
Distributed income from subsidiary                      $  882,000   $  882,275   $  800,000
Interest income                                              9,424           --           --
Interest expense                                           (61,723)     (49,811)     (68,510)
Other expense                                             (168,512)    (156,906)    (119,672)
--------------------------------------------------------------------------------------------
  Income before income tax benefit and equity in
     undistributed income of subsidiary                    661,189      675,558      611,818
Income tax benefit                                          85,700       80,200       73,000
--------------------------------------------------------------------------------------------
  Income before equity in undistributed income of
     subsidiary                                            746,889      755,758      684,818
Equity in undistributed income of subsidiary             2,822,515    2,720,179    3,088,615
--------------------------------------------------------------------------------------------
Net Income                                              $3,569,404   $3,475,937   $3,773,433
============================================================================================

                       CONDENSED STATEMENTS OF CASH FLOWS

                                                        2004          2003          2002
--------------------------------------------------------------------------------------------
Operating Activities
  Net income                                         $ 3,569,404   $ 3,475,937   $ 3,773,433
  Equity in undistributed income of subsidiary        (2,822,515)   (2,720,179)   (3,088,615)
  Increase (decrease) in other assets and other
     liabilities, net                                    (28,657)       (8,456)        1,517
--------------------------------------------------------------------------------------------
Net Cash Provided By Operating Activities                718,232       747,302       686,335
--------------------------------------------------------------------------------------------
Investing Activities
  Investment in statutory trust                         (310,000)           --            --
--------------------------------------------------------------------------------------------
Net Cash Used In Investing Activities                   (310,000)           --            --
--------------------------------------------------------------------------------------------
Financing Activities
  Increase (decrease) in other borrowings             (1,237,100)     (300,000)       49,600
  Proceeds from issuance of common stock                 646,145       490,104       212,415
  Proceeds from issuance of subordinate debentures    10,310,000            --            --
  Purchase of treasury stock                                  --            --      (311,075)
  Dividends paid                                        (618,515)     (531,107)     (428,711)
--------------------------------------------------------------------------------------------
Net Cash Provided By (Used In) Financing Activities    9,100,530      (341,003)     (477,771)
--------------------------------------------------------------------------------------------
Net Increase In Cash And Cash Equivalents              9,508,762       406,299       208,564
Cash And Cash Equivalents -- Beginning of Year           874,528       468,229       259,665
--------------------------------------------------------------------------------------------
Cash And Cash Equivalents -- End of Year             $10,383,290   $   874,528   $   468,229
============================================================================================

                                    [PHOTO]

                                   DIRECTORS

SEATED, LEFT TO RIGHT:
Jack B. Haydon, Charles G. Kurrus, III, William C. Allison, C.P.A.

STANDING, LEFT TO RIGHT:
Harry E. Cruncleton, Wayne W. Weeke, David G. Embry, Terry W. Schaefer,
  Edward J. Szewczyk, M.D.

WILLIAM C. ALLISON, C.P.A.
Retired Managing Partner,
  Allison Knapp & Siekmann, Ltd.

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

                                    [PHOTO]

                                TRUST COMMITTEE

SEATED, LEFT TO RIGHT:
      Jack B. Haydon, Charles G. Kurrus, III,
            William C. Allison, C.P.A., Garrett C. Reuter, Attorney at Law

STANDING, LEFT TO RIGHT:
      Edward J. Szewczyk, M.D., Robert G. Cady, Wayne W. Weeke,
            David G. Embry, Terry W. Schaefer, Harry E. Cruncleton

                                    (PHOTO)

                                    OFFICERS

HARRY E. CRUNCLETON               MELVIN M. EMBRICH              DEBRA S. STEHL
Chairman of the Board             Vice President/Loans           Assistant Vice President/
                                                                   Loan Operations
TERRY W. SCHAEFER                 WILLIAM M. METZGER
President and                     Vice President/Loans           KATHLEEN A. CHRISTOPHER
  Chief Executive Officer                                        Assistant Vice President/
                                  GLENNON A. ALBERS                Human Resource Director
BRUCE A. BONE                     Vice President and
Executive Vice President and        Branch Manager               MOLLY M. WATKINS
  Chief Financial Officer                                        Assistant Vice President/
                                  DALE A. HOEPFINGER               Operations
J. E. CRUNCLETON                  Vice President and
Corporate Secretary and             Branch Manager               KIMBERLY A. STEPHENS
  Marketing Director                                             Assistant Vice President/
                                  KORY A. KUNZE                    Information Technology
ANTHONY T. HOLDENER, JR.          Vice President and
Senior Vice President and           Branch Manager               RITA M. POETTKER
  Senior Lending Officer                                         Assistant Vice President/
                                  RAMONA L. GEBAUER                Mortgage Loans
ROBERT G. CADY                    Vice President/Compliance and
Senior Vice President and           Internal Audit               JEANNE M. DALMAN
  Trust Officer                                                  Assistant Vice President/
                                  VICKI R. FOSTER                  Operations
QUINTEN E. SPIVEY                 Assistant Vice President and
Senior Vice President and           Branch Manager               CYNTHIA L. HEGGEMEIER
  Trust Officer                                                  Senior Credit Analyst
                                  TRACEY J. HARTMANN
ALBERT A. MILLER                  Assistant Vice President and   PATRICIA A. HOFFMANN
Senior Vice                         Trust Officer                Controller
  President/Operations
                                  DEBORAH M. LEHMKUHL            LAURA A. SNODGRASS
BONNIE M. HETTENHAUSEN            Assistant Vice President/      Loan Operations Officer
Senior Vice President/Loans         Mortgage Loans
                                                                 ROSE MARIE FITZGERALD
SHARON L. CLEVELAND               JACQUELINE LEMMON              Advantage Pointe Club Director
Vice President/Mortgage Loans     Assistant Vice President/
                                    Loans                        SHELIA B. GLENN
M. TODD BERNHARDT                                                Executive Administrative
Vice President and                RICHARD G. PIPER                 Assistant
  Registered Principal            Assistant Vice President/
                                    Loans

                                    [PHOTO]

                        ADVANTAGE POINTE ADVISORY BOARD
SEATED, LEFT TO RIGHT:
      Arlette A. Lokken, Theodore L. Bryan, M.D., Maurice E. Bone,
      Attorney at Law

STANDING, LEFT TO RIGHT:
      Virginia G. Frieze, Dr. Raymond W. St. Eve, Edward J. Blake, Sr., Janet C. Bouffard, Dr. Jerome V. Basinski, Nancy J. Schmidt, Robert C. Elder, Mardell J. Chadwick

NOT PICTURED:
      Rena Murphy

STOCKHOLDER INFORMATION
--------------------------------------------------------------------------------

CORPORATE HEADQUARTERS

5701 West Main Street
Belleville, IL 62226
(618) 234-5700

ANNUAL MEETING

Wednesday, April 27, 2005
10:00 A.M.
St. Clair Country Club
South 78th Street
Belleville, IL 62223

INDEPENDENT AUDITORS

Crowe Chizek and Company LLC
3815 River Crossing Parkway
Suite 300
Indianapolis, IN 46240

TRANSFER AGENT

Illinois Stock Transfer Company
209 West Jackson Boulevard
Suite 903
Chicago, IL 60606-6905

GENERAL INQUIRIES AND REPORTS

A copy of the Company's 2004 Annual
Report to the Securities and Exchange
Commission, Form 10-K, including
the financial statements, may be
obtained without charge by written
request of shareholders to:
Harry Cruncleton, Chairman
West Pointe Bancorp, Inc.
5701 West Main Street
Belleville, IL 62226

FDIC DISCLAIMER

This Annual Report has not been
reviewed, or confirmed for accuracy
or relevance, by the FDIC.