Form 10-K, Exhibit 13
period 2005-12-31
WEST POINTE BANCORP INC
filed 2006-03-29
CIK 1040589

                                                                               .
                                                                               .
                                                                               .

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

                                                                                    Cash
                                                               High      Low      Dividends
-------------------------------------------------------------------------------------------
2005
First Quarter                                                 $45.00    $43.75      $.18
Second Quarter                                                 46.00     45.00       .18
Third Quarter                                                  46.75     46.00       .19
Fourth Quarter                                                 48.00     46.75       .19
2004
First Quarter                                                 $41.00    $39.75      $.14
Second Quarter                                                 41.75     41.00       .15
Third Quarter                                                  42.75     41.75       .16
Fourth Quarter                                                 43.75     42.75       .17
2003
First Quarter                                                 $36.75    $35.75      $.12
Second Quarter                                                 37.75     36.75       .14
Third Quarter                                                  38.75     37.75       .14
Fourth Quarter                                                 39.75     38.75       .14

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

     As of March 1, 2006, West Pointe had 629 registered shareholders of record for its common stock.

                               EXECUTIVE OFFICERS

                                    [PHOTO]

SEATED, LEFT TO RIGHT:
     Harry E. Cruncleton, Chairman of the Board
     Terry W. Schaefer, President and Chief Executive Officer

STANDING:
      Bruce A. Bone, Executive Vice President and Chief Financial Officer

MESSAGE TO OUR SHAREHOLDERS
--------------------------------------------------------------------------------

TO OUR FELLOW SHAREHOLDERS,

     The accompanying Annual Report details the financial accomplishments for 2005, our fifteenth year of operation.

     During 2005 we focused our efforts in several areas to increase the value of your investment in West Pointe Bancorp, Inc. Following your review of the Annual Report, we hope you will agree that 2005 was another successful year.

     We are pleased to report that in addition to a 19.4% increase in dividends paid during 2005 compared to 2004, an appreciation in our per share value of 9.7% was also realized.

     During 2005 we experienced improved economic conditions which contributed to a 7.1% increase in deposits over those of 2004. Among the numerous improved economic conditions that occurred during 2005, the most significant was the U.S. Department of Defense Base Realignment and Closure Commission decision to maintain and provide for future growth for the operations at Scott Air Force Base. The economic impact of the Scott Air Force Base operations could exceed $2 billion annually to our local economy.

     During 2005 we were actively engaged in 15 local residential developments as primary financial provider for subdivision developers. To this extent, we provided twice the amount of the funding as our two closest competitors combined.

     Throughout 2005 we experienced enhanced loan productivity resulting in a 6.2% increase in outstanding loans while improving our asset quality. Non-performing assets decreased 54.9% in 2005 compared to 2004, the lowest level in several years. We are pleased with this latter accomplishment as we recognize the negative impact on earnings that result from loan losses as well as other non-performing assets.

     In 2005 we continued to experience increased competition from other financial providers who have entered our market area. We recognize that a certain amount of deposit erosion will result from added financial providers in our market. We believe the strongest counter measure to added competition is to continue to provide consistent advice and excellent personalized services to our customer base. Our commitment to friendly and comprehensive customer care in 2005 once again earned West Pointe Bank And Trust Company, our only subsidiary, the Belleville News Democrat Reader's Choice Award as the Best Financial Institution. We are proud to have once again received this community recognition. Since the bank's formation in 1990, we have worked diligently to build our institution on trust and integrity.

     On behalf of our Board of Directors, our management team, and our entire staff, we thank you for your continued support throughout 2005. We encourage your attendance at our Annual Meeting scheduled for April 19, 2006, 9:30 AM, St. Clair Country Club.

     Sincerely,


     /S/ HARRY E.         /S/ TERRY W. SCHAEFER
      CRUNCLETON              President and
   Chairman of the           Chief Executive
        Board                    Officer

SELECTED CONSOLIDATED FINANCIAL INFORMATION
--------------------------------------------------------------------------------

     The following Selected Consolidated Financial Information for West Pointe Bancorp, Inc. should be read in conjunction with the Consolidated Financial Statements and the accompanying Notes to Consolidated Financial Statements and with Management's Discussion and Analysis of Financial Condition and Results of Operations, provided herein. The Selected Consolidated Financial Information as of and for each of the five years ended December 31, 2005 is primarily derived from the audited financial statements.

                                                          AS OF AND FOR THE YEAR ENDED DECEMBER 31,
                                           ------------------------------------------------------------------------
                                               2005           2004           2003           2002           2001
-------------------------------------------------------------------------------------------------------------------
SUMMARY OF OPERATIONS
Interest and fee income                    $ 22,519,228   $ 20,083,246   $ 20,580,488   $ 22,055,046   $ 24,030,281
Interest expense                              9,115,282      6,538,078      7,164,220      9,168,905     13,643,178
Net interest income                          13,403,946     13,545,168     13,416,268     12,886,141     10,387,103
Provision for loan losses                         2,000        658,000      1,213,000        600,000        630,000
Net interest income after provision for
  loan losses                                13,401,946     12,887,168     12,203,268     12,286,141      9,757,103
Noninterest income                            4,387,151      4,392,973      4,945,426      4,166,842      3,681,537
Noninterest expense                          13,114,649     12,571,337     12,589,157     11,239,150      9,822,244
Net income                                    3,548,248      3,569,404      3,475,937      3,773,433      2,709,296
PER SHARE DATA
Net income:
  Basic                                    $       3.50   $       3.58   $       3.54   $       3.87   $       2.76
  Diluted                                          3.32           3.43           3.42           3.79           2.73
Dividends declared                                  .74            .62            .54            .44            .36
Book value(1)                              $      34.78   $      33.31   $      31.01   $      29.18   $      23.78
Weighted average shares outstanding:
  Basic                                       1,013,315        997,506        983,281        974,424        980,513
  Diluted                                     1,068,145      1,041,743      1,017,693        994,402        992,183
SELECTED ACTUAL YEAR-END BALANCES
Total assets                               $477,391,032   $444,021,124   $425,150,441   $411,818,589   $366,713,993
Loans(2)                                    256,032,529    240,841,300    217,093,718    221,581,298    200,403,739
Allowance for loan losses                     2,002,059      2,692,903      2,697,139      2,409,446      2,224,352
Securities(3)                               181,868,873    167,689,311    179,220,703    146,751,455    128,728,724
Deposits                                    401,996,154    375,244,420    360,920,884    350,989,837    322,100,723
Borrowings                                   35,502,276     31,346,973     29,822,967     28,229,378     18,724,629
Stockholders' equity                         35,616,201     33,517,619     30,731,413     28,539,703     23,387,722
SELECTED AVERAGE BALANCES
Assets                                     $452,316,301   $435,058,917   $419,792,504   $386,756,592   $355,436,082
Deposits                                    378,945,835    370,734,447    358,825,143    332,575,791    312,201,804
Stockholders' equity                         34,716,270     32,073,636     29,447,616     25,944,619     22,460,275
FINANCIAL RATIOS
Return on average assets                            .78%           .82%           .83%           .98%           .76%
Return on average equity                          10.22          11.13          11.80          14.54          12.06
Average equity to average assets                   7.68           7.37           7.01           6.71           6.32
Dividend payout ratio(4)                          21.14          17.32          15.25          11.37          13.04
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

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL
CONDITION AND RESULTS OF OPERATIONS
--------------------------------------------------------------------------------

INTRODUCTION

     The primary business of West Pointe Bancorp, Inc. and its sole subsidiary (together, "West Pointe" or the "Company") consists of providing a diversified range of financial services in the communities in which it operates including consumer and commercial lending, retail banking and other ancillary financial services traditionally offered by full-service financial institutions. Additional services offered include mortgage origination and servicing, investment management and trust services, the issuance of debit cards, full-service brokerage and the sale of annuities. West Pointe operates from five banking locations and 27 automated teller machines located in St. Clair, Madison and Monroe counties in Illinois.

     The following provides a narrative discussion and analysis of the major trends affecting West Pointe's results of operations, financial condition, asset quality, and capital resources and asset/liability management during the three year period ended December 31, 2005. Throughout this discussion, certain prior year amounts have been reclassified to conform to the current year presentation. This discussion should be read in conjunction with the Consolidated Financial Statements of West Pointe and the accompanying Notes to Consolidated Financial Statements, which are included elsewhere in this report.

FORWARD-LOOKING STATEMENTS

     Management's discussion and analysis of financial condition and results of operations contains certain forward-looking statements with respect to the financial condition, results of operations and business of West Pointe. These forward-looking statements are not based on historical information, but rather are based on assumptions and describe future plans, strategies, projections and expectations of West Pointe and are generally identified by use of the terms "believe", "expect", "intend", "anticipate", "estimate", "project", or similar words. West Pointe's ability to predict results or the actual effect of future plans or strategies is uncertain. Factors which could have a material adverse effect on West Pointe's operations include, but are not limited to, changes in interest rates, general economic conditions, legislative/regulatory changes, monetary and fiscal policies of the U.S. Government, including policies of the U.S. Treasury and the Board of Governors of the Federal Reserve System, the quality or composition of the loan or investment portfolios, demand for loan products, deposit flows, competition, demand for financial services in West Pointe's market areas and accounting principles and guidelines. Additionally, the policies of the Federal Deposit Insurance Corporation (FDIC), the State of Illinois Department of Financial and Professional Regulation, the Financial Accounting Standards Board (FASB), the Public Company Accounting Oversight Board (PCAOB) and the Securities and Exchange Commission (SEC) could cause actual results to differ from those currently anticipated. All of these uncertainties, as well as others, are present in a banking operation and stockholders are cautioned that management's view of the future on which it prices its products, evaluates collateral, sets loan reserves and estimates costs of operation and regulation may prove to be other than as anticipated. West Pointe assumes no obligation to update any forward-looking statements that are made from time to time.

FINANCIAL OVERVIEW

     Net income for the year ended December 31, 2005, was $3,548,248 compared with $3,569,404 for the year ended December 31, 2004, and $3,475,937 for the year ended December 31, 2003.

Return on average assets was .78% for the year ended December 31, 2005, .82% for the year ended December 31, 2004 and .83% for the year ended December 31, 2003. Return on average equity was 10.22% for the year ended December 31, 2005, 11.13% for the year ended December 31, 2004 and 11.80% for the year ended December 31, 2003.

     Basic net income per share for the year ended December 31, 2005 decreased slightly to $3.50 per share from $3.58 for the year ended December 31, 2004. Basic net income per share totaled $3.54 for the year ended December 31, 2003. Diluted net income per share for the year ended December 31, 2005 decreased to $3.32 per share from $3.43 for the year ended December 31, 2004. Diluted net income per share totaled $3.42 for the year ended December 31, 2003.

     The modest decrease in net income for the year ended December 31, 2005 compared to the year ended December 31, 2004 was primarily the result of a modest decrease in net interest income and an increase in noninterest expense, partially offset by a decrease in the provision for loan losses. During 2005, management of West Pointe continued its resolve to improve the quality of the loan portfolio, the outcome of which resulted in a substantial reduction in the provision for loan losses. Nonperforming loans decreased significantly from December 31, 2004 to December 31, 2005. This decrease was primarily attributable to the liquidation of loans to two borrowers. The modest increase in net income for the year ended December 31, 2004 compared to the year ended December 31, 2003 was primarily the result of an increase in net interest income, a decrease in the provision for loan losses offset by a decrease in noninterest income.

     At December 31, 2005, West Pointe reported total assets of $477,391,032, an increase of 7.5% from $444,021,124 at December 31, 2004. This increase resulted primarily from growth in loans and an increase in the volume of securities. The growth in these areas was funded primarily by increases in deposits and repurchase agreements.

RESULTS OF OPERATIONS

  NET INTEREST INCOME

     Net interest income is comprised of interest income and loan-related fees less interest expense. Net interest income is affected by a number of factors including: the level, pricing, mix and maturity of earning assets and interest bearing liabilities; interest rate fluctuations; and asset quality. Net interest income as presented below is on a "tax-equivalent" basis, which adjusts tax-exempt income to an amount that would yield the same after-tax income had the income been subject to taxation at the federal statutory rate, currently 34% for West Pointe. Reference is made to the following two tables, which present West Pointe's average balance sheet and volume and rate change analysis for each of the three years ended December 31, 2005, 2004 and 2003.

     Net interest income for the year ended December 31, 2005 was $14,169,124 compared to $14,282,273 for the year ended December 31, 2004. Net interest income for the year ended December 31, 2003, was $14,144,228. During 2003 and the first half of 2004, the Federal Reserve Bank continued its trend, initiated in 2001, of reducing the federal funds rate in an effort to stimulate the economy. The year 2003 ended with a federal fund rate of 1.00%. These declines in interest rates brought about increased prepayments on both loans and securities. In addition, the interest rates on variable rate loans were reset to the lower market interest rates. These factors combined to cause a reduction in interest income, which was more than offset by the decline in interest expense. This expense reduction primarily resulted from repayment of higher-cost deposits. During the last half of 2004, the Federal Reserve Bank began to increase the federal funds rate. By year-end 2004, the federal funds rate reached a level of 2.25%, an increase of 125 basis points over the year-end 2003 level. During 2005, the Federal Reserve Bank continued its trend, initiated in 2004, of increasing the federal funds rate. By year-end 2005, the federal funds rate reached a level of 4.25%, an increase of 200 basis points over the year-end 2004 level. The increases in interest rates have decreased prepayments on loans and securities and have contributed to reduced levels of loan refinancing activities. Further increases in the federal funds rate during 2006 may be dependent upon several factors including, but not limited to, the level of inflation and its impact on the U.S. economy. During the year ended December 31, 2005 compared to the year ended December 31, 2004, net interest income decreased $871,457 as a result of the interest rate environment. This decrease occurred as the interest rates earned on interest earning assets increased at a slower pace than the interest rates paid on interest bearing liabilities. During the year ended December 31, 2004 compared to the year ended December 31, 2003, net interest income decreased $636,111 as a result of the interest rate environment. This decrease occurred as the interest rates earned on interest earning assets declined at a faster pace than the interest rates paid on interest bearing liabilities.

     During the year ended December 31, 2005, the average balance of interest earning assets increased $16,163,457 compared to the year ended December 31, 2004, which resulted in an increase in tax-equivalent interest income of $1,293,499. The increase in the average balance of interest earning assets was principally attributable to increases in the volume of loans, non-taxable securities and interest earning due from bank balances. These increases were partially offset by a decrease in taxable securities. Changes in yields on interest earning assets increased tax-equivalent interest income by $1,170,556. The yield on the loan portfolio increased 37 basis points for the year ended December 31, 2005, compared to the year ended December 31, 2004. This increase occurred as a result of changes in the prime lending rate, which increased from 5.25% at December 31, 2004 to 7.25% at December 31, 2005. While certain loans in the commercial and real estate loan portfolios reprice as the prime rate changes, the timing of this repricing does not always occur simultaneously with the prime rate change. Loans that reprice with changes in the prime rate generally reprice to the same extent. The yield on taxable securities increased 16 basis points during the year ended December 31, 2005, compared to the year ended December 31, 2004. During 2005, West Pointe continued to receive prepayments on those securities. The proceeds from certain of those prepayments, along with proceeds from certain taxable securities sold or matured were reinvested at slightly higher interest rates. As the overall interest rate environment began to increase during the latter part of 2004 and continued to increase throughout 2005, West Pointe management continued to analyze potential interest rate risk in the investment portfolio that could occur in a rising rate environment. This potential interest rate risk could result in a net unrealized loss in the portfolio that exceeds West Pointe's acceptable level. In an effort to limit this potential interest rate risk exposure, management continued, in 2005, to purchase securities with shorter average lives. The yield on tax-exempt securities decreased 22 basis points during the year ended December 31, 2005 compared to the year ended December 31, 2004. This decrease was primarily the result of sales of tax-exempt securities with higher rates.

     During the year ended December 31, 2004, the average balance of interest earning assets increased $14,866,435 compared to the year ended December 31, 2003, which resulted in an increase in tax-equivalent interest income of $961,049. The increase in the average balance of interest earning assets was principally attributable to increases in the volume of loans and securities. Changes in yields on interest earning assets decreased tax-equivalent interest income by $1,449,146. The yield on the loan portfolio decreased 59 basis points for the year ended December 31, 2004 compared to the year ended December 31, 2003. This decrease occurred despite the fact that the prime lending rate increased from 4.00% at December 31, 2003 to 5.25% at December 31, 2004. The yield on taxable securities remained stable during the year ended December 31, 2004 compared to the year ended December 31, 2003. However, West Pointe continued to receive prepayments on those securities. The proceeds from those prepayments, along with proceeds from taxable securities called for redemption, sold or matured were reinvested at comparable interest rates. The yield on tax-exempt securities decreased 36 basis points during the year ended December 31, 2004 compared to the year ended December 31, 2003. This decrease was primarily the result of purchases of tax-exempt securities at lower rates.

     The average balance of interest bearing liabilities increased $10,892,087 for the year ended December 31, 2005 compared to the year ended December 31, 2004. This increase included an increase of $4,591,357 in average interest bearing deposits. The majority of this increase was attributable to an increase in the average balance of savings and money market deposits. Average savings and money market deposits increased $17,898,015 for the year ended December 31, 2005 compared to the year ended December 31, 2004. This increase was partially offset by a decrease in the average balance of interest bearing demand deposits of $14,274,834 at December 31, 2005 compared to December 31, 2004. The increase in the average balance of savings and money market deposits and the decrease in the average balance of interest bearing demand deposits was due, in part, to the daily transfer of certain account balances from interest bearing demand deposits to savings deposits, which is discussed further under "Deposits." The increase in the average balance of interest bearing liabilities from the year ended December 31, 2004 to the year ended December 31, 2005 also includes an increase of $6,300,730 in average borrowings. Average borrowings for the year ended December 31, 2005 included other short-term borrowings, Federal Home Loan Bank advances and subordinated debentures. The increase in average borrowings is discussed under "Borrowings." The increase in the average balance of interest bearing liabilities for the year ended December 31, 2005, compared to the year ended December 31, 2004, resulted in an increase in interest expense of $535,191. The average rate paid on total interest bearing liabilities increased 64 basis points for the year ended December 31, 2005, compared to the year ended December 31, 2004. This increase resulted in an increase in interest expense of $2,042,013.

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

     During 2005, West Pointe's net interest margin was 3.38% compared to 3.55% and 3.65% in 2004 and 2003, respectively. The interest rate spread was 3.08% for 2005, which compares to 3.33% and 3.45% for 2004 and 2003, respectively. Interest rate trends had a significant impact on West Pointe's yields and costs during the period from 2003 through 2005. The continuing compression in the net interest margin during 2005, compared to 2004 and 2003, occurred as the cost of interest bearing liabilities increased at a faster pace than the yields on interest earning assets. In addition to the higher interest rate environment experienced in 2005, competitive pricing for both loans and deposits continues to directly impact the net interest margin.

     The following table sets forth West Pointe's average balance sheets for the last three years, the interest income and expense associated with such categories of interest earning assets and interest bearing liabilities, and the average yields and rates on such categories.

         DISTRIBUTION OF AVERAGE ASSETS, LIABILITIES AND STOCKHOLDERS'
                      EQUITY AND INTEREST RATE INFORMATION

                                                          2005                                   2004
                                          ---------------------------------------------------------------------------
                                                                       AVERAGE                                AVERAGE
                                            AVERAGE                    YIELD/      AVERAGE                    YIELD/
                                            BALANCE       INTEREST      COST       BALANCE       INTEREST      COST
---------------------------------------------------------------------------------------------------------------------
ASSETS
Interest earning assets:
 Interest bearing due from banks          $  8,234,147   $   272,498    3.31%    $  5,221,053   $    67,207    1.29%
 Loans(1)(2)(3)                            250,625,438    16,399,033    6.54      227,023,334    13,996,939    6.17
 Taxable securities(4)(5)                  117,989,363     4,251,695    3.60      133,069,241     4,573,127    3.44
 Non-taxable securities(4)(6)               41,943,311     2,361,180    5.63       37,315,174     2,183,078    5.85
---------------------------------------------------------------------------------------------------------------------
    Total interest earning assets          418,792,259    23,284,406    5.56      402,628,802    20,820,351    5.17
=====================================================================================================================
Noninterest earning assets:
 Cash and due from banks                     9,955,974                             10,261,971
 Bank premises and equipment                12,122,280                             12,040,217
 Other assets                               13,890,985                             13,003,528
 Allowance for loan losses                  (2,445,197)                            (2,875,601)
---------------------------------------------------------------------------------------------------------------------
    Total Assets                          $452,316,301                           $435,058,917
=====================================================================================================================
LIABILITIES AND
 STOCKHOLDERS' EQUITY
Interest bearing liabilities:
 Interest bearing demand deposits         $ 21,149,415   $   180,153     .85%    $ 35,424,249   $   136,501     .39%
 Savings and money market deposits         133,924,966     1,745,630    1.30      116,026,951     1,115,744     .96
 Time deposits                             177,553,256     5,913,088    3.33      176,585,080     4,618,677    2.62
 Other short-term borrowings                23,532,974       684,242    2.91       22,049,194       363,044    1.65
 Federal Home Loan Bank advances               450,625        13,875    3.08        5,464,795       281,229    5.15
 Subordinated debentures                    10,310,000       578,294    5.61          478,880        22,883    4.78
---------------------------------------------------------------------------------------------------------------------
    Total interest bearing liabilities     366,921,236     9,115,282    2.48      356,029,149     6,538,078    1.84
---------------------------------------------------------------------------------------------------------------------
Noninterest bearing liabilities:
 Demand deposits                            46,318,198                             42,698,167
 Other liabilities                           4,360,597                              4,257,965
---------------------------------------------------------------------------------------------------------------------
    Total Liabilities                      417,600,031                            402,985,281
 Stockholders' equity                       34,716,270                             32,073,636
---------------------------------------------------------------------------------------------------------------------
    Total Liabilities and Stockholders'
      Equity                              $452,316,301                           $435,058,917
=====================================================================================================================
Net interest income                                      $14,169,124                            $14,282,273
=====================================================================================================================
Interest rate spread                                                    3.08%                                  3.33%
=====================================================================================================================
Net interest margin                                                     3.38%                                  3.55%
=====================================================================================================================

                                                          2003
                                          ------------------------------------
                                                                       AVERAGE
                                            AVERAGE                    YIELD/
                                            BALANCE       INTEREST      COST
------------------------------------------------------------------------------
ASSETS
Interest earning assets:
 Interest bearing due from banks          $  9,864,786   $    96,984     .98%
 Loans(1)(2)(3)                            218,459,617    14,775,809    6.76
 Taxable securities(4)(5)                  125,078,434     4,303,341    3.44
 Non-taxable securities(4)(6)               34,359,530     2,132,314    6.21
------------------------------------------------------------------------------
    Total interest earning assets          387,762,367    21,308,448    5.50
==============================================================================
Noninterest earning assets:
 Cash and due from banks                     9,557,400
 Bank premises and equipment                12,030,971
 Other assets                               13,156,962
 Allowance for loan losses                  (2,715,196)
------------------------------------------------------------------------------
    Total Assets                          $419,792,504
==============================================================================
LIABILITIES AND
 STOCKHOLDERS' EQUITY
Interest bearing liabilities:
 Interest bearing demand deposits         $ 33,318,879   $   156,706     .47%
 Savings and money market deposits         116,993,523     1,260,031    1.08
 Time deposits                             171,308,444     5,095,907    2.97
 Other short-term borrowings                22,324,845       364,094    1.63
 Federal Home Loan Bank advances             5,161,918       287,482    5.57
 Subordinated debentures                            --            --      --
------------------------------------------------------------------------------
    Total interest bearing liabilities     349,107,609     7,164,220    2.05
------------------------------------------------------------------------------
Noninterest bearing liabilities:
 Demand deposits                            37,204,297
 Other liabilities                           4,032,982
------------------------------------------------------------------------------
    Total Liabilities                      390,344,888
 Stockholders' equity                       29,447,616
------------------------------------------------------------------------------
    Total Liabilities and Stockholders'
      Equity                              $419,792,504
==============================================================================
Net interest income                                      $14,144,228
==============================================================================
Interest rate spread                                                    3.45%
==============================================================================
Net interest margin                                                     3.65%
==============================================================================

(1) For purposes of these computations, nonaccrual loans are included in the daily average loan amounts outstanding; interest on nonaccrual loans is recorded when received.

(2) Includes loans held for sale.

(3) Information presented on a tax-equivalent basis assuming a tax rate of 34% and reduced by disallowed interest expense pursuant to Internal Revenue Code
    Section 291. The disallowed interest expense amounted to $34,768, $18,729 and $11,787 for 2005, 2004 and 2003, respectively. The tax-equivalent adjustment amounted to $69,587, $68,292 and $79,843 for 2005, 2004 and 2003,
    respectively.

(4) Yields are calculated on historical cost and exclude the impact of the unrealized gain (loss) on available for sale securities.

(5) Includes Federal Home Loan Bank stock.

(6) Information presented on a tax-equivalent basis assuming a tax rate of 34% and reduced by disallowed interest expense pursuant to Internal Revenue Code
    Section 291. The disallowed interest expense amounted to $162,437, $111,261 and $116,467 for 2005, 2004 and 2003, respectively. The tax-equivalent adjustment amounted to $695,591, $668,813 and $648,117 for 2005, 2004 and
    2003, respectively.

     The following table sets forth the volume and rate variances that affected net interest income.

                                                2005 COMPARED WITH 2004                  2004 Compared With 2003
                                             INCREASE (DECREASE) DUE TO(1)            Increase (Decrease) Due to(1)
                                         ------------------------------------------------------------------------------
                                           VOLUME         RATE          NET         VOLUME        RATE           NET
-----------------------------------------------------------------------------------------------------------------------
Interest earned on:
  Interest bearing due from banks        $   55,155    $  150,136    $  205,291    $(54,176)   $    24,399    $ (29,777)
  Loans(2)                                1,511,273       890,821     2,402,094     563,486     (1,342,356)    (778,870)
  Taxable securities                       (535,854)      214,422      (321,432)    274,622         (4,836)     269,786
  Non-taxable securities(3)                 262,925       (84,823)      178,102     177,117       (126,353)      50,764
-----------------------------------------------------------------------------------------------------------------------
      Total interest earning assets       1,293,499     1,170,556     2,464,055     961,049     (1,449,146)    (488,097)
-----------------------------------------------------------------------------------------------------------------------
Interest paid on:
  Interest bearing demand deposits          (71,635)      115,287        43,652       9,438        (29,643)     (20,205)
  Savings and money market deposits         190,626       439,260       629,886     (10,330)      (133,957)    (144,287)
  Time deposits                              25,459     1,268,952     1,294,411     153,112       (630,342)    (477,230)
  Short-term borrowings                      25,942       295,256       321,198      (4,520)         3,470       (1,050)
  Federal Home Loan Bank advances          (185,949)      (81,405)     (267,354)     16,310        (22,563)      (6,253)
  Subordinated debentures                   550,748         4,663       555,411      22,883             --       22,883
-----------------------------------------------------------------------------------------------------------------------
      Total interest bearing
        liabilities                         535,191     2,042,013     2,577,204     186,893       (813,035)    (626,142)
-----------------------------------------------------------------------------------------------------------------------
Net interest income                      $  758,308    $ (871,457)   $ (113,149)   $774,156    $  (636,111)   $ 138,045
=======================================================================================================================

(1) The change in interest due to both rate and volume has been allocated to rate and volume changes in proportion to the relationship of the absolute dollar amounts of the change in each.

(2) Presented on a tax-equivalent basis assuming a tax rate of 34%. The tax-equivalent adjustment relating to the change in interest income was an increase of $1,295 for 2005 compared with 2004 and a decrease of $11,551 for 2004 compared with 2003.

(3) Presented on a tax-equivalent basis assuming a tax rate of 34%. The tax-equivalent adjustment relating to the change in interest income was an increase of $26,778 for 2005 compared with 2004 and an increase of $20,696 for 2004 compared with 2003.

  PROVISION FOR LOAN LOSSES

     The provision for loan losses is the charge to earnings that management determines to be necessary to maintain the adequacy of the allowance for loan losses. Factors which influence management's determination of the provision for loan losses, include, among other things, a review of individual loans, size and quality of the loan portfolio, current and projected economic conditions, regulatory guidelines, and historical loan loss experience. The provision for loan losses charged to expense in the year ended December 31, 2005 decreased to $2,000, compared with $658,000 and $1,213,000 in the years ended December 31, 2004 and 2003, respectively. The decrease in the provision for loan losses for the year ended December 31, 2005 compared to the year ended December 31, 2004 was primarily attributable to a substantial decrease in nonperforming and impaired loans during 2005. In addition, during 2005 and as a result of management's continuing allowance for loan loss methodology review, West Pointe determined that a reserve associated with the possible closure of Scott Air Force Base was no longer necessary. During 2005, the U. S. Department of Defense through the Base Realignment and Closure (BRAC) Commission determined that, unlike several other military bases, Scott Air Force Base was not to be considered for closure. In West Pointe's market area, Scott Air Force Base is vital to the economy. As such, closure of the base could have resulted in additional loan loss exposure to West Pointe. During 2005, the impact on the provision for loan losses that resulted from these items was partially offset by net loans charged off. During the latter part of 2004 and throughout 2005, management continued to monitor and evaluate the Company's allowance for loan loss methodology. That review included a thorough evaluation of selected credits with heightened risk or inherent losses. The results of that review also contributed to the reduced provision for loan losses recorded during 2005 compared to 2004. The provisions for loan losses recorded during 2005 and 2004 were recorded during the first nine months of those years. The results of the allowance for loss methodology review and the evaluation of the credit quality of the loan portfolio, in general, resulted in no provisions for loan losses being recorded during the fourth quarters of 2005 or 2004. Activity in the allowance for loan losses and nonperforming loan data are discussed under "ASSET QUALITY."

  NONINTEREST INCOME

     Excluding net securities gains, noninterest income for the year ended December 31, 2005 was $4,008,635, compared with $4,078,925 and $4,316,108 in the years ended December 31, 2004 and 2003, respectively. Total noninterest income as a percentage of average assets was .97%, 1.01% and 1.18% for the years ended December 31, 2005, 2004 and 2003, respectively.

     The following table sets forth information pertaining to the major components of noninterest income.

                                                                  Year Ended December 31,
                                                           --------------------------------------
                                                              2005          2004          2003
-------------------------------------------------------------------------------------------------
Service charges on deposits                                $1,383,815    $1,531,329    $1,331,403
Mortgage banking                                              375,023       461,206       865,375
Trust fees                                                    691,856       674,723       694,157
Brokerage and insurance service                               373,254       369,697       331,532
Credit card income                                            405,641       402,872       378,317
Earnings on cash surrender value of life insurance            308,000       428,068       488,087
Gain on sale of securities, net                               378,516       314,048       629,318
Gain on sale of credit card portfolio                         191,221            --            --
Other                                                         279,825       211,030       227,237
-------------------------------------------------------------------------------------------------
  Total noninterest income                                 $4,387,151    $4,392,973    $4,945,426
=================================================================================================

     Service charges on deposits are fees received for services related to retail and commercial deposit products. These fees apply to both interest bearing and noninterest bearing accounts and also include charges for insufficient funds and overdrafts. These fees represent the largest component of noninterest income. Service charges on deposits totaled $1,383,815 for the year ended December 31, 2005 compared to $1,531,329 and $1,331,403 for the years ended December 31, 2004 and December 31, 2003, respectively. The decrease for the year ended December 31, 2005 compared to the year ended December 31, 2004 was primarily attributable to decreases in charges for insufficient funds and overdrafts coupled with decreases resulting from a reduction in the volume of service charges on business deposit accounts. Many of West Pointe's commercial deposit accounts receive an earnings credit on balances maintained. These earnings credits are used to reduce scheduled service charges and increase or decrease as interest rates rise or fall. As a result of the higher interest rate environment experienced in 2005, these earnings credits increased, thus reducing the level of service charges being assessed. The increase for the year ended December 31, 2004 compared to the year ended December 31, 2003 was primarily attributable to an increase in charges for insufficient funds and overdrafts coupled with increases in various service charges that resulted from an analysis of the Company's service charge schedule. The results of that analysis, completed during the fourth quarter of 2003, were implemented on January 1, 2004.

     Mortgage banking income totaled $375,023 for the year ended December 31, 2005, compared to $461,206 and $865,375 for the years ended December 31, 2004 and December 31, 2003, respectively. Mortgage banking income includes mortgage origination fees, mortgage servicing and miscellaneous fees, and gains or losses on the sale of mortgage loans. The level of mortgage banking income decreased 18.7% for the year ended December 31, 2005 compared to the year ended December 31, 2004 and decreased 46.7% for the year ended December 31, 2004 compared to the year ended December 31, 2003. The mortgage loan sales volume depends heavily on the prevailing interest rates and the strength of the local real estate market. The lower levels of mortgage banking income for the years ended December 31, 2005 and December 31, 2004 were reflective of the higher interest rate environment that existed during those years. The higher level of mortgage banking income recorded during the year ended December 31, 2003 was indicative of the lower interest rate environment that characterized that year. A rising interest rate environment, as experienced in 2005 and the latter half of 2004, tends to decrease mortgage loan production and mortgage refinancing activity. Conversely, a decreasing interest rate environment tends to increase these activities. The majority of mortgage loans originated by West Pointe are sold into the secondary market with servicing rights retained in certain cases. West Pointe management anticipates that mortgage banking activities will continue at lower levels during 2006.

     Income from trust fees totaled $691,856 for the year ended December 31, 2005 compared to $674,723 and $694,157 for the years ended December 31, 2004 and December 31, 2003, respectively. Income from trust fees is derived primarily from administration of estates, personal trusts and investment management agencies. The modest increase in income from trust fees for the year ended December 31, 2005 compared to the year ended December 31, 2004 was primarily due to the receipt of one-time fees charged in connection with the administration of certain trusts.

     Income from brokerage and insurance services totaled $373,254 for the year ended December 31, 2005 compared to $369,697 and $331,532 for the years ended December 31, 2004 and December 31, 2003, respectively, and remained relatively stable for those years compared. During the past several years, through an arrangement with Raymond James Financial Services, Inc., member NASD and SIPC, West Pointe has expanded its product line to include additional investment opportunities. Products available through the brokerage and insurance service function include stocks, bonds, mutual funds, annuities and other non-deposit investment products.

     Credit card income totaled $405,641 for the year ended December 31, 2005 compared to $402,872 and $378,317 for the years ended December 31, 2004 and December 31, 2003, respectively. Credit card income primarily consists of merchant processing fees for credit card transactions and interchange fees received on transactions of West Pointe's cardholders. Credit card income remained stable for the year ended December 31, 2005 compared to the year ended December 31, 2004. Credit card income increased $24,555 for the year ended December 31, 2004, compared to the year ended December 31, 2003. This increase was partially due to higher levels of merchant processing fees for credit card transactions and additional interchange fees received on transactions of West Pointe's cardholders. At the end of the third quarter of 2005, West Pointe sold its credit card portfolio to an unaffiliated third party. The decision to sell the portfolio was based, in part, on management's analysis of the program's level of contribution to West Point's earnings. The sale was completed following the purchaser's due diligence examination and the execution of a definitive agreement. A gain of $191,221 was recognized on the sale of the portfolio. Notwithstanding the sale, West Pointe will continue to receive a portion of the interchange revenues on credit cards issued by the purchaser. In addition, the sale is not expected to diminish West Pointe's interchange revenues on debit cards.

     During the year ended December 31, 2005, West Pointe recorded an increase in cash surrender value of life insurance of $308,000 compared to $428,068 and $488,087 for the years ended December 31, 2004 and December 31, 2003, respectively. These cash surrender value increases relate to various bank owned life insurance (BOLI) policies. Certain of the BOLI policies were purchased in connection with West Pointe's director fee deferral program and West Pointe's salary continuation agreements which have been established with various Company officers. The remaining BOLI policies were purchased in connection with the Company's split dollar agreements with certain Company officers and other employee benefit programs. These BOLI policies provide certain benefits to the Company including, but not limited to, exclusion from income taxes of the increase in their cash surrender values. The reduced level of the cash surrender value increase from the year ended December 31, 2004 to the year ended December 31, 2005 was primarily due to the write-down of the carrying value of an insurance policy to its appropriate cash surrender value. The subject insurance policy is associated with a split dollar agreement executed in 2000 by and between the Company and an officer of the Company. The reduced level of the cash surrender value increase from the year ended December 31, 2003 to the year ended December 31, 2004 was primarily the result of interest rate reductions on certain of the BOLI policies.

     Net securities gains totaled $378,516 for the year ended December 31, 2005 compared to $314,048 and $629,318 for the years ended December 31, 2004 and December 31, 2003, respectively. Available for sale securities transactions are an integral part of balance sheet and interest rate risk management activities and result in gains or losses being realized from the sale of such securities. Net securities gains recorded during the years ended December 31, 2005 and December 31, 2004 resulted from management's decision to sell certain securities due to favorable market conditions. Net securities gains recorded during the year ended December 31, 2003 resulted from management's decisions to decrease interest income on non-taxable securities to minimize alternative minimum tax positions and to reconfigure certain segments of the securities portfolio to limit potential interest rate risk that could result from a rising interest rate environment, as described under "Net Interest Income." West Pointe management believes that the securities portfolio is presently structured to minimize interest rate risk that can occur in a rising rate environment.

     Other noninterest income includes such items as interchange fees on automated teller machine (ATM) transactions, safe deposit rental fees, check printing fees, wire transfer fees and other miscellaneous fees. Collectively, the components of other noninterest income generated revenues of $279,825 for the year ended December 31, 2005 compared to $211,030 and $227,237 for the years ended December 31, 2004 and December 31, 2003, respectively. The increase in for the year ended December 31, 2005 compared to the year ended December 31, 2004 primarily resulted from an increase in fee income earned in connection with the issuance of West Pointe's money orders and other official checks. These money orders and official checks are drawn on another financial institution and West Pointe receives commission fee income based on the float associated with those items. The decrease for the year ended December 31, 2004 compared to the year ended December 31, 2003 resulted from modest declines in a number of categories of other noninterest income.

  NONINTEREST EXPENSE

     Noninterest expense increased to $13,114,649 for the year ended December 31, 2005 compared with $12,571,337 and $12,589,157 for the years ended December 31, 2004 and 2003, respectively. The increase for the year ended December 31, 2005 compared to the year ended December 31, 2004 was attributable to increases in employee compensation and benefits, net occupancy expenses, legal and professional fees, data processing expenses, advertising expenses and other noninterest expenses, partially offset by a modest decrease in furniture and equipment expenses. The modest decrease for the year ended December 31, 2004 compared to the year ended December 31, 2003 was primarily attributable to a decrease in legal and professional fees, partially offset by increases in employee compensation and benefits, furniture and equipment and other noninterest expenses. Noninterest expense as a percentage of average assets was 2.90%, 2.89% and 3.0% for the years ended December 31, 2005, 2004 and 2003, respectively.

     The following table sets forth information pertaining to the major components of noninterest expense.

                                                                 Year Ended December 31,
                                                        -----------------------------------------
                                                           2005           2004           2003
-------------------------------------------------------------------------------------------------
Employee compensation and benefits                      $ 6,964,304    $ 6,696,338    $ 6,530,843
Occupancy, net                                              805,354        729,936        730,497
Furniture and equipment                                     732,345        803,270        679,766
Legal and professional fees                                 718,277        636,225      1,071,471
Data processing                                             499,245        461,601        459,832
Advertising                                                 477,805        419,565        399,278
Other                                                     2,917,319      2,824,402      2,717,470
-------------------------------------------------------------------------------------------------
       Total noninterest expense                        $13,114,649    $12,571,337    $12,589,157
=================================================================================================

     Employee compensation and benefits is the largest component of noninterest expense representing approximately 53% of total noninterest expense for the year ended December 31, 2005. Expenses associated with employee compensation and benefits totaled $6,964,304 for the year ended December 31, 2005 compared to $6,696,338 and $6,530,843 for the years ended December 31, 2004 and December 31, 2003, respectively. The increase in employee compensation and benefits for the year ended December 31, 2005 compared to the year ended December 31, 2004 primarily reflected the cost of normal merit increases and increased medical insurance benefit costs. The increase in employee compensation and benefits for the year ended December 31, 2004 compared to the year ended December 31, 2003 primarily reflected the cost of normal merit increases, increased medical insurance benefit costs, and increased costs associated with the salary continuation agreements established for various company officers. West Pointe had 121 full-time equivalent employees at December 31, 2005, compared to 119 and 131, respectively, at December 31, 2004 and 2003.

     Net occupancy expenses totaled $805,354 for the year ended December 31, 2005 compared to $729,936 and $730,497 for the years ended December 31, 2004 and December 31, 2003, respectively. The increase in occupancy expenses for the year ended December 31, 2005 compared to the year ended December 31, 2004 primarily resulted from increased real estate taxes and utility costs associated with the Company's banking locations.

     Furniture and equipment expenses totaled $732,345 for the year ended December 31, 2005 compared to $803,270 and $679,766 for the years ended December 31, 2004 and December 31, 2003, respectively. The decrease in furniture and equipment expenses for the year ended December 31, 2005 compared to the year ended December 31, 2004 was primarily attributable to reduced depreciation expenses as well as reduced equipment rent and maintenance expenses. The increase in furniture and equipment expenses for the year ended December 31, 2004 compared to the year ended December 31, 2003 was primarily attributable to depreciation expenses associated with the Company's technology hardware as well as other furniture and equipment.

     Legal and professional fees include costs relating to audit and accounting fees, investment consulting services, legal fees for compliance with Securities and Exchange Commission regulations, legal fees for the collection of delinquent loans, and legal fees relating to the defense of various lawsuits of which the Company is a party to in the ordinary course of business. Legal and professional fees totaled $718,277 for the year ended December 31, 2005, compared to $636,225, and $1,071,471 for the years ending December 31, 2004 and December 31, 2003, respectively. The increase in legal and professional fees for the year ended December 31, 2005 compared to the year ended December 31, 2004 primarily resulted from increased legal fees incurred on various corporate matters. The decrease in legal and professional fees for the year ended December 31, 2004 compared to the year ended December 31, 2003 was primarily attributable to the recovery of approximately $501,000 from the Company's insurance carrier of legal fees previously paid in connection with certain lawsuits of which the Company was a party to. The recovery resulted from the settlement of various lawsuits in 2004. During 2005, West Pointe would have incurred a substantial decrease in legal and professional fees compared to 2004 had the aforementioned recovery not been received.

     Data processing expenses totaled $499,245 for the year ended December 31, 2005 compared to $461,601 and $459,832 for the years ended December 31, 2004 and December 31, 2003, respectively. The modest increases for the periods compared resulted from normal growth in operations. West Pointe currently employs the services of an outside provider for its data processing needs.

     Advertising expenses totaled $477,805 for the year ended December 31, 2005 compared to $419,565 and $399,278 for the years ended December 31, 2004 and December 31, 2003, respectively. The increases resulted from expanded media advertising activities in areas served by West Pointe's banking centers.

     Other noninterest expense includes such items as FDIC insurance premiums, mortgage banking expenses, contributions, telephone expenses, postage costs, certain credit card program expenses, foreclosed property expenses and other miscellaneous expenses. Other noninterest expense totaled $2,917,319 for the year ended December 31, 2005 compared to $2,824,402 and $2,717,470 for the years ended December 31, 2004 and December 31, 2003, respectively. The increases for the year ended December 31, 2005 compared to the year ended December 31, 2004 and for the year ended December 31, 2004 compared to the year ended December 31, 2003 were primarily attributable to expenses associated with certain non-performing assets.

     West Pointe recorded income tax expense of $1,126,200 for the year ended December 31, 2005 compared to $1,139,400 and $1,083,600 for the years ended December 31, 2004 and December 31, 2003, respectively. The provision for income taxes consists of both federal and state income taxes. The modest increase in income tax expense for the year ended December 31, 2004 compared to the year ended December 31, 2003 was primarily attributable to an increased level of income before income taxes. The effective income tax rates remained stable at 24.1%, 24.2% and 23.8% for the years ended December 31, 2005, 2004 and 2003, respectively.

FINANCIAL CONDITION

  GENERAL

     Total assets at December 31, 2005 increased $33,369,908 to $477,391,032 compared with $444,021,124 at December 31, 2004. This increase primarily resulted from increases in the volume of loans and securities. These increases were funded primarily by an increase in deposits.

  LOANS

     Loans, including loans held for sale, are the largest classification within earning assets of West Pointe and represented 59.8%, 56.4% and 56.3% of average interest earning assets during the years ended December 31, 2005, 2004 and 2003, respectively. Loans increased 6.2% to $255,699,529 at year-end 2005 from $240,767,062 at year-end 2004. Average loans, including loans held for sale, totaled $250,625,438 in 2005 and increased $23,602,104, or 10.4% from
$227,023,334 in 2004. The growth in average loans during 2004 was primarily attributable to increased loan demand and continuing aggressive sales efforts in an extremely competitive market environment. Substantially all of West Pointe's loans were originated in its primary market territory.

     The following table presents the composition of the loan portfolio by type of borrower and major loan category and the percentage of each to the total loan portfolio for the periods presented.

                                                                   December 31,
                         -------------------------------------------------------------------------------------------------
                                  2005                     2004                     2003                     2002
                         -------------------------------------------------------------------------------------------------
                            AMOUNT      PERCENT      AMOUNT      PERCENT      AMOUNT      PERCENT      AMOUNT      PERCENT
--------------------------------------------------------------------------------------------------------------------------
COMMERCIAL BORROWERS
Commercial, financial
 and agricultural        $ 65,768,521     25.7%   $ 64,073,669     26.6%   $ 55,147,337     25.5%   $ 59,685,132     27.3%
Commercial real estate     77,458,569     30.3      83,832,494     34.8      79,620,879     36.7      85,147,362     38.8
Real estate
 construction              51,568,490     20.2      30,794,287     12.8      19,489,319      9.0      11,552,620      5.3
--------------------------------------------------------------------------------------------------------------------------
Total commercial          194,795,580     76.2     178,700,450     74.2     154,257,535     71.2     156,385,114     71.4
--------------------------------------------------------------------------------------------------------------------------
CONSUMER BORROWERS
1-4 family residential
 real estate               51,722,980     20.2      51,798,164     21.5      52,059,308     24.0      50,812,257     23.2
Other consumer loans        9,180,969      3.6      10,268,448      4.3      10,438,146      4.8      11,766,777      5.4
--------------------------------------------------------------------------------------------------------------------------
Total consumer             60,903,949     23.8      62,066,612     25.8      62,497,454     28.8      62,579,034     28.6
--------------------------------------------------------------------------------------------------------------------------
     Total loans         $255,699,529    100.0%   $240,767,062    100.0%   $216,754,989    100.0%   $218,964,148    100.0%
==========================================================================================================================

                              December 31,
                         ----------------------
                                  2001
                         ----------------------
                            AMOUNT      PERCENT
-----------------------------------------------
COMMERCIAL BORROWERS
Commercial, financial
 and agricultural        $ 48,560,141     24.4%
Commercial real estate     75,352,452     37.9
Real estate
 construction               9,816,970      4.9
-----------------------------------------------
Total commercial          133,729,563     67.2
-----------------------------------------------
CONSUMER BORROWERS
1-4 family residential
 real estate               53,548,197     26.9
Other consumer loans       11,699,831      5.9
-----------------------------------------------
Total consumer             65,248,028     32.8
-----------------------------------------------
     Total loans         $198,977,591    100.0%
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

     The consumer loan portfolio consists of both secured and unsecured loans to individuals for household, family, and other personal expenditures such as automobile financing, home improvements, recreational and educational purposes. Consumer loans are typically structured with fixed rates of interest and full amortization of principal and interest within three to five years. The maximum loan-to-value ratio applicable to consumer loans is generally 80%. This category also includes revolving credit products such as checking overdraft protection. Consumer loans are either unsecured or are secured with various forms of collateral, other than real estate.

     The weighted average yield on the loan portfolio, inclusive of loans held for sale, in 2005 was 6.54% compared to 6.17% and 6.76% in 2004 and 2003, respectively. Overall yields on the loan portfolio trended downward from 2003 to 2004 and trended upward from 2004 to 2005 following the general level of interest rates. West Pointe's loan portfolio yields generally tend to follow trends in the prime lending rate. The prime lending rate declined from 4.25% at the beginning of 2003 to a level of 4.00% at December 31, 2003. The prime lending rate remained at the 4.00% level through June 30, 2004. Between June 30, 2004 and December 31, 2004, the prime lending rate increased five times to a level of 5.25% at December 31, 2004. During 2005, the prime lending rate increased eight times, reaching a level of 7.25% at December 31, 2005. The higher level of interest rates evident during 2005 contributed to the increase in the weighted average yield on the loan portfolio during 2005 compared to 2004. While loan yields tend to follow trends in the prime lending rate, they may not follow simultaneously with such trends. At December 31, 2005, 29.3% of West Pointe's total loan portfolio had floating or adjustable interest rates.

     The following table sets forth the amount of loans outstanding as of December 31, 2005, which, based on remaining maturities, are due in the periods indicated. In addition, the amounts due after one year are classified according to sensitivity to changes in interest rates.

                                                    After One
                                    In One Year      Through         After
                                      or Less       Five Years    Five Years       Total
--------------------------------------------------------------------------------------------
Commercial, financial and
  agricultural                     $ 35,135,796    $ 27,211,189   $ 3,421,536   $ 65,768,521
Commercial real estate               35,936,278      40,288,968     1,233,323     77,458,569
Real estate construction             35,805,918      14,639,014     1,123,558     51,568,490
1-4 family residential real estate   13,348,255      23,812,360    14,562,365     51,722,980
Other consumer loans                  2,292,318       6,491,249       397,402      9,180,969
--------------------------------------------------------------------------------------------
  Total loans                      $122,518,565    $112,442,780   $20,738,184   $255,699,529
============================================================================================

                                                                      Interest Sensitivity
                                                                --------------------------------
                                                                                   Floating or
                                                                    Fixed           Adjustable
                                                                Interest Rates    Interest Rates
------------------------------------------------------------------------------------------------
Due after one year                                               $102,828,722      $30,352,242
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

     As of December 31, 2005, and effective January 30, 2006, the statutory legal lending limit amount for the Company's banking subsidiary to loan to one customer was $9,441,015. West Pointe's loan portfolio does not contain any concentrations of credit in any given industry that would cause them to be similarly impacted by economic or other conditions.

  SECURITIES

     Securities increased $13,516,294, or 8.8% to $167,905,905 at December 31, 2005 compared to $154,389,611 at December 31, 2004. The increase in securities primarily resulted from purchases, net of sales, maturities and payments received on the Company's mortgage-backed securities, in the available for sale category. The securities portfolio provides a balance to interest rate and credit risk in other categories of the balance sheet while providing a vehicle for the investment of available funds not needed to satisfy loan demand. The securities portfolio also supplies securities as required collateral for certain deposits and for securities sold under agreements to repurchase (which we refer to as "repurchase agreements"). Additional information regarding West Pointe's repurchase agreements is presented and discussed under "Borrowings."

     West Pointe currently classifies all securities as available for sale. Available for sale securities are held with the option of their disposal in the foreseeable future to meet investment objectives or for other operational needs. All security purchases in 2005, 2004 and 2003 were classified as available for sale.

     Available for sale securities are recorded at fair value. Net unrealized losses on available for sale securities totaled $2,250,271 at December 31, 2005 compared to net unrealized gains of $217,643 at December 31, 2004. At December 31, 2005, accumulated other comprehensive losses of $1,395,168 were included in stockholders' equity. At December 31, 2004, accumulated other comprehensive gains of $134,939 was included in stockholders' equity. These accumulated other comprehensive gains at December 31, 2004 and accumulated other comprehensive losses December 31, 2005 were associated with unrealized gains and losses on available for sale securities, net of income taxes. The change in accumulated other comprehensive gains at December 31, 2004 to accumulated other comprehensive losses at December 31, 2005 was primarily attributable to the change in mix of securities and the impact of market interest rates, which continued to trend upward in 2005.

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

     The following table sets forth the composition of the available for sale securities portfolio for the last three years.

                                                                 December 31,
                                                  ------------------------------------------
                                                      2005           2004           2003
--------------------------------------------------------------------------------------------
AVAILABLE FOR SALE SECURITIES
U.S. government agencies                          $ 12,592,707   $  3,970,000   $         --
Mortgage-backed securities                         105,830,332    108,897,319    126,843,672
Obligations of states and political subdivisions    49,482,866     41,522,292     39,856,431
--------------------------------------------------------------------------------------------
       Total available for sale                   $167,905,905   $154,389,611   $166,700,103
============================================================================================

     The following table sets forth the maturities and weighted average yields of each category of available for sale securities at December 31, 2005 based upon contractual maturities of such securities.

                                                        After One Year         After Five Years
                                  In One Year              Through                 Through
                                    or Less               Five Years              Ten Years             After Ten Years
                              --------------------------------------------------------------------------------------------
                                Amount      Yield      Amount       Yield      Amount       Yield       Amount       Yield
--------------------------------------------------------------------------------------------------------------------------
AVAILABLE FOR SALE
  SECURITIES
U.S. government agencies      $3,987,520    2.36%    $ 8,605,187    4.76%    $        --      --%    $         --      --%
Mortgage-backed securities            --      --       1,133,577    3.42      25,340,813    3.80       79,355,942    4.21
Obligations of states and
  political subdivisions(1)    3,229,643    2.74       9,856,016    5.58       8,982,430    5.43       27,414,777    6.12
--------------------------------------------------------------------------------------------------------------------------
  Total available for sale    $7,217,163    2.53%    $19,594,780    5.09%    $34,323,243    4.23%    $106,770,719    4.70%
==========================================================================================================================

(1) Yield presented on a tax-equivalent basis assuming a tax rate of 34%.

     Average taxable securities, including Federal Home Loan Bank stock, totaled $117,989,363 in 2005 compared to $133,069,241 and $125,078,434 in 2004 and 2003, respectively. The weighted average yield on the taxable securities portfolio was 3.60% for 2005 compared to 3.44% for 2004 and 2003. Holdings of Federal Home Loan Bank stock totaled $13,962,968 at December 31, 2005 compared to $13,299,700 at December 31, 2004. The increase in those holdings resulted from additional shares of stock issued in connection with the Federal Home Loan Bank's dividend reinvestment plan.

     Average non-taxable securities totaled $41,943,311 in 2005 compared to $37,315,174 and $34,359,530 in 2004 and 2003, respectively. The weighted average tax-equivalent yield on non-taxable securities was 5.63%, 5.85% and 6.21% during 2005, 2004 and 2003, respectively.

     The remainder of West Pointe's interest earning assets consists of federal funds sold and interest bearing due from bank balances. Federal funds sold consist of sales of excess funds and generally have a maturity of one day. West Pointe had no federal funds sold at December 31, 2005, 2004 or 2003. West Pointe's interest bearing due from bank balances consist solely of a daily investment deposit account maintained with the Federal Home Loan Bank. This vehicle is used by West Pointe in addition to or as an alternative to federal funds sold. Daily deposits to or withdrawals from the daily investment deposit account are permitted. The interest rate paid on this account is subject to change on a daily basis. Interest bearing due from bank balances totaled $1,631,828 at December 31, 2005 compared to $131,747 at December 31, 2004.
Average interest bearing due from bank balances totaled $8,234,147 in 2005, compared to $5,221,053 and $9,864,786 in 2004 and 2003, respectively. The weighted average yield on interest bearing due from bank balances was 3.31%, 1.29% and .98% during 2005, 2004 and 2003, respectively. The increases in yields on these balances were reflective of the higher interest rate environment.

  DEPOSITS

     West Pointe's deposit base is its primary source of liquidity and consists of deposits originating within the communities served by its banking locations. Deposits are West Pointe's primary and most reliable funding source for interest earning assets.

     Total deposits increased 7.1%, or $26,751,734, to $401,996,154 at December 31, 2005 from $375,244,420 at December 31, 2004. Noninterest bearing demand deposit balances increased to $51,643,811 at December 31, 2005 from $45,206,286 at December 31, 2004. The majority of this increase was associated with normal growth of operations. Interest bearing deposits increased to $350,352,343 at December 31, 2005 from $330,038,134 at December 31, 2004. Collectively, time deposits of $100,000 or more and time deposits less than $100,000 increased to $182,386,361 at December 31, 2005 from $177,131,835 at December 31, 2004. The increase in time deposits was
attributable to normal growth in operations. The higher interest rate environment, evident during 2005, has increased customer interest in time deposits. Interest bearing demand deposit balances decreased to $10,937,929 at December 31, 2005 from $38,276,366 at December 31, 2004. Savings and money market deposit account balances increased to $157,028,053 at December 31, 2005 from $114,629,933 at December 31, 2004. The decrease in interest bearing demand deposits and the increase in savings and money market deposit account balances primarily resulted from the daily transfer of certain account balances from interest bearing demand deposits to savings deposits. These daily transfers are designed to reduce reserve balances required to be maintained with the Federal Reserve Bank. West Pointe continues to offer competitive pricing of all deposit products within its market territory.

     The following table sets forth the composition of the deposit portfolio for the periods presented.

                                                             December 31,
                                            -----------------------------------------------
                                                     2005                     2004
                                            -----------------------------------------------
                                               AMOUNT      PERCENT      AMOUNT      PERCENT
-------------------------------------------------------------------------------------------
Noninterest bearing demand deposits         $ 51,643,811     12.8%   $ 45,206,286     12.0%
Interest bearing demand deposits              10,937,929      2.7      38,276,366     10.2
Savings and money market deposits            157,028,053     39.1     114,629,933     30.6
Time deposits $100,000 or more                68,748,406     17.1      68,142,051     18.2
Time deposits less than $100,000             113,637,955     28.3     108,989,784     29.0
-------------------------------------------------------------------------------------------
  Total deposits                            $401,996,154    100.0%   $375,244,420    100.0%
===========================================================================================

     Average total deposits increased to $378,945,835 for the year ended December 31, 2005 compared to $370,734,447 and $358,825,143 for the years ended December 31, 2004 and December 31, 2003, respectively. The increases in average total deposits resulted primarily from normal growth in operations coupled with additional public fund deposits. The average rates paid on total deposits were 2.07%, 1.58% and 1.82% for 2005, 2004 and 2003, respectively. The higher interest rate environment in 2005 led to the increase in average rates paid in 2005 compared to 2004.

     The following table sets forth the major categories of average deposits and the weighted average interest rates paid on such categories for the last three years.

                                                      December 31,
                            -----------------------------------------------------------------
                                    2005                   2004                  2003
                            -----------------------------------------------------------------
                               AMOUNT      RATE       AMOUNT      RATE       AMOUNT      RATE
---------------------------------------------------------------------------------------------
Noninterest bearing demand
  deposits                  $ 46,318,198     --%   $ 42,698,167     --%   $ 37,204,297     --%
Interest bearing demand
  deposits                    21,149,415    .85      35,424,249    .39      33,318,879    .47
Savings and money market
  deposits                   133,924,966   1.30     116,026,951    .96     116,993,523   1.08
Time deposits                177,553,256   3.33     176,585,080   2.62     171,308,444   2.97
---------------------------------------------------------------------------------------------
  Total deposits            $378,945,835   2.07%   $370,734,447   1.58%   $358,825,143   1.82%
=============================================================================================

     The following table sets forth the amounts and maturities of time deposits of $100,000 or more at December 31, 2005 and December 31, 2004.

                                                                    December 31,
                                                              -------------------------
                                                                 2005          2004
---------------------------------------------------------------------------------------
3 months or less                                              $21,260,587   $26,148,604
Over 3 through 6 months                                        12,873,489    13,931,156
Over 6 through 12 months                                       23,107,274    16,221,766
Over 12 months                                                 11,507,056    11,840,525
---------------------------------------------------------------------------------------
  Total                                                       $68,748,406   $68,142,051
=======================================================================================

  BORROWINGS

     Total borrowings amounted to $35,502,276 at year-end 2005, an increase of $4,155,303 from $31,346,973 at year-end 2004. Total borrowings include repurchase agreements, other short-term borrowings, Federal Home Loan Bank advances and subordinated debentures. On an average basis, total borrowings totaled $34,293,599 for 2005 compared to $27,992,869 and $27,486,763 for 2004 and 2003, respectively.

     During portions of the past three years, other short-term borrowings consisted of repurchase agreements and a borrowing from an unaffiliated bank. The average balance of other short-term borrowings totaled $23,532,974 for 2005 compared to $22,049,194 and $22,324,845 for 2004 and 2003, respectively.
Repurchase agreements serve as an alternative source of funds to deposit funding sources. West Pointe offers two types of repurchase agreements. The first type is a term repurchase agreement, which represents an alternative to short-term certificates of deposit offered to West Pointe's customers. Generally, these types of repurchase agreement have a maturity of less than one year. The second type of repurchase agreement is commonly called a cash management repurchase agreement account. Such accounts involve the daily transfer of excess funds from noninterest bearing deposit accounts into interest bearing cash management repurchase agreement accounts. West Pointe continues to market its cash management product to commercial and individual deposit customers. Although viewed as a borrowing, the cash management repurchase agreement accounts are considered a stable source of funds. The increase in the average balance of other short-term borrowings during 2005 was primarily attributable to cash management repurchase agreements. In addition to repurchase agreements, West Pointe had, at December 31, 2003, another form of short-term borrowing in the amount of $1,237,100. In the fourth quarter of 1999, West Pointe entered into a line of credit with an unaffiliated bank, which provided for borrowings by West Pointe of up to $2,500,000. The line of credit was subsequently increased to $5,000,000. Initially, West Pointe borrowed $1,837,500 under that line of credit. The original line of credit, which matured on December 7, 2000, was subsequently renewed annually and matured on January 7, 2006, at which time Company management decided not to renew it. In the fourth quarter of 2004, West Pointe paid off the remaining balance of this borrowing. Also during the fourth quarter of 2004, West Pointe entered into a pooled trust preferred security transaction. A portion of the proceeds from that transaction were used to pay off the borrowing under the aforementioned line of credit. More information concerning that transaction is presented later in these discussions and in Note 11 to the Consolidated Financial Statements. The weighted average rate of interest paid for short-term borrowings, excluding overnight Federal Home Loan Bank advances, was 2.91%, 1.65% and 1.63% in 2005, 2004 and 2003, respectively. The increase in the weighted average interest rate in 2005 compared to 2004 and 2003 was reflective of the higher interest rate environment.

     At year-end 2004, Federal Home Loan Bank (FHLB) advances consisted of an overnight advance in the amount of $550,000. The overnight advance serves as a funding alternative to federal funds purchased. West Pointe had no FHLB advances at year-end 2005. The average balance of Federal Home Loan Bank advances totaled $450,625 for 2005 compared to $5,464,795 and $5,161,918 for 2004 and 2003, respectively. In addition to overnight advances, the average balance of FHLB advances during 2004 and 2003 included one term advance in the amount of $5,000,000. That advance reflected an interest rate of 5.63% and matured on December 13, 2004. The average rate paid on FHLB advances totaled 3.08% for 2005 compared to 5.15% and 5.57% for 2004 and 2003, respectively.

     The following table sets forth a summary of information pertaining to short-term borrowings for the periods presented.

                                                           December 31,
                               ---------------------------------------------------------------------
                                       2005                    2004                    2003
                               ---------------------------------------------------------------------
                                 AMOUNT       RATE       AMOUNT       RATE       AMOUNT       RATE
----------------------------------------------------------------------------------------------------
At December 31:
Repurchase agreements          $25,192,276     3.52%   $20,486,973     2.08%   $19,185,867      1.31%
Other                                   --       --             --       --      1,237,100      3.50
Federal Home Loan Bank
  advances(1)                           --       --        550,000     2.47      4,400,000      1.21
----------------------------------------------------------------------------------------------------
  Total                        $25,192,276     3.52%   $21,036,973     2.09%   $24,822,967      1.40%
====================================================================================================
For the year ended
  December 31:
Average daily balance:
Federal funds purchased        $        --       --%   $        --       --%   $    58,904      1.45%
Repurchase agreements           23,532,974     2.91     20,989,737     1.54     21,225,179      1.48
Other                                   --       --      1,059,457     3.67      1,040,762      4.79
Federal Home Loan Bank
  advances(1)                      450,625     3.08        697,035     1.42        161,918      1.28
----------------------------------------------------------------------------------------------------
  Total                        $23,983,599     2.91%   $22,746,229     1.64%   $22,486,763      1.63%
====================================================================================================
Maximum month-end balance:
Repurchase agreements          $29,477,272             $26,572,111             $24,832,508
Other                                   --               1,162,100               1,462,100
Federal Home Loan Bank
  advances(1)                    5,000,000               2,360,000               4,400,000
====================================================================================================

(1) Includes Federal Home Loan Bank overnight advances only.

     At December 31, 2005, the Company had subordinated debentures totaling $10,310,000. On December 15, 2004, the Company completed a private placement to an institutional investor of $10,000,000 of floating rate trust preferred securities, through a newly formed unconsolidated Delaware trust affiliate, West Pointe Statutory Trust I (the "Trust"). The trust preferred securities mature in December 2034, are redeemable at the Company's option beginning in five years, and require quarterly distributions by the Trust to the holder of the trust preferred securities, initially at an interest rate of 4.70%, which will reset quarterly at the three-month LIBOR rate plus 2.25%. At December 31, 2005, the interest rate on this instrument was 6.74%.

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

     The following table sets forth a summary of nonperforming assets and related ratios for the periods presented.

                                                        December 31,
                               --------------------------------------------------------------
                                  2005         2004         2003         2002         2001
---------------------------------------------------------------------------------------------
Nonaccrual loans               $  517,108   $3,842,710   $1,676,187   $  796,349   $  421,662
Accruing loans past due 90
  days or more                    329,449      538,199      598,363      940,555      370,080
Troubled debt restructurings           --           --           --           --      314,230
---------------------------------------------------------------------------------------------
Total nonperforming loans         846,557    4,380,909    2,274,550    1,736,904    1,105,972
Foreclosed property             1,537,757      911,400      230,000      365,000      156,153
---------------------------------------------------------------------------------------------
Total nonperforming assets     $2,384,314   $5,292,309   $2,504,550   $2,101,904   $1,262,125
=============================================================================================
Nonperforming loans to total
  loans                               .33%        1.82%        1.05%         .79%         .56%
Nonperforming assets to total
  loans and foreclosed
  property                            .93%        2.19%        1.15%         .96%         .63%
Nonperforming assets to total
  assets                              .50%        1.19%         .59%         .51%         .34%

     Nonperforming assets decreased $2,907,995 at December 31, 2005 compared to December 31, 2004. This decrease was due to a substantial decrease in nonperforming loans, partially offset by an increase in foreclosed property. The decrease in nonperforming loans at December 31, 2005, primarily related to several loans to three borrowers. One such loan was transferred to foreclosed property during the third quarter of 2005. Foreclosed property at December 31, 2005 consisted of three parcels of real estate. Management is in varying stages of workout or liquidation of all nonperforming assets.

     It is the policy of West Pointe to discontinue the accrual of interest on loans when principal or interest is due and has remained unpaid for 90 days or more, unless the loan is well secured and in the process of collection and management has documented reasons why the accrual of interest should continue. Restructured loans generally take the form of an extension of the original repayment period, and/or a reduction or deferral of interest or principal because of deterioration in the financial position of the borrowers. West Pointe would have recorded interest income of $41,384 for 2005 if the loans accounted for as nonaccrual and restructured at year-end 2005, had been current in accordance with their original terms and had been outstanding throughout the period or since origination if held for part of the period. During 2005, $8,227 was included in interest income relating to these loans.

     Certain loans may require frequent management attention and are reviewed on a monthly or more frequent basis. Although payments on these loans may be current or less than 90 days past due, the borrowers presently have or have had a history of financial difficulties and management has a concern as to the borrowers' ability to comply with the present loan repayment terms. Management believes such loans present more than the normal risk of collectibility. As such, these loans may result in classification at some future point in time as nonperforming. At December 31, 2005, such loans amounted to approximately $5,430,000.

     The following table sets forth information pertaining to West Pointe's provision for loan losses charged to operations, the activity in and an analysis of the allowance for loan losses for the last five years.

                                                              December 31,
                                   ------------------------------------------------------------------
                                      2005          2004          2003          2002          2001
-----------------------------------------------------------------------------------------------------
Balance at beginning of year       $2,692,903    $2,697,139    $2,409,446    $2,224,352    $1,769,693
Loans charged off:
  Commercial, financial and
     agricultural                     158,867        88,902       834,755       220,590       192,528
  Real estate:
     Commercial                       435,481       195,683        38,550       104,413         7,722
     Residential                       64,829       550,706        97,730        20,610        77,484
-----------------------------------------------------------------------------------------------------
       Total real estate              500,310       746,389       136,280       125,023        85,206
-----------------------------------------------------------------------------------------------------
  Consumer                            160,948        80,114        77,228       110,006        91,418
-----------------------------------------------------------------------------------------------------
       Total charge-offs              820,125       915,405     1,048,263       455,619       369,152
-----------------------------------------------------------------------------------------------------
Recoveries of loans previously
  charged off:
  Commercial, financial and
     agricultural                      44,555       152,734       118,114        26,802       176,843
  Real estate:
     Commercial                           822        23,874            --         7,722            --
     Residential                       60,197        66,698            --           275           150
-----------------------------------------------------------------------------------------------------
       Total real estate               61,019        90,572            --         7,997           150
-----------------------------------------------------------------------------------------------------
  Consumer                             21,707         9,863         4,842         5,914        16,818
-----------------------------------------------------------------------------------------------------
       Total recoveries               127,281       253,169       122,956        40,713       193,811
-----------------------------------------------------------------------------------------------------
Net charge-offs                       692,844       662,236       925,307       414,906       175,341
-----------------------------------------------------------------------------------------------------
Provision for loan losses               2,000       658,000     1,213,000       600,000       630,000
-----------------------------------------------------------------------------------------------------
Balance at end of year             $2,002,059    $2,692,903    $2,697,139    $2,409,446    $2,224,352
=====================================================================================================
Net loan charge-offs as a
  percent of average total
  loans                                   .28%          .29%          .42%          .20%          .09%

     During 2005, West Pointe recorded net charge-offs of $692,844 compared to net charge-offs of $662,236 in 2004. Net charge-offs in the commercial, financial and agricultural segment of the portfolio totaled $114,312 in 2005 compared to net recoveries of $63,832 in 2004. Net charge-offs in 2005 in the commercial, financial and agricultural category related to two loans to one commercial borrower. Net charge-offs in the commercial real estate category totaled $434,659 in 2005 compared to net charge-offs of $171,809 in 2004. The majority of this increase was associated with a loan to one borrower. Most of the amount charged-off in connection with this loan was included in the allowance for loan losses at December 31, 2004. The loan was subsequently transferred to foreclosed property. Net charge-offs in the residential real estate category totaled $4,632 in 2005 compared to net charge-offs of $484,008 in 2004. The majority of the net charge-offs in this category in 2004 were associated with several loans to two borrowers. Net charge-offs in the consumer category totaled $139,241 in 2005 compared to net charge-offs of $70,251 in 2004. Net charge-offs as a percent of average total loans decreased to .28% in 2005 from .29% in 2004.

     West Pointe's allowance for loan losses declined to $2,002,059 at December 31, 2005 compared to $2,692,903 at December 31, 2004. The allowance for loan losses is increased by the provision for loan losses and is decreased by net loans charged-off. During the year ended December 31, 2005, the level of net charge-offs was significantly greater than the provision for loan losses. The impact on the allowance for loan losses that could have resulted from such activity was more than offset by a substantial reduction in nonperforming loans. West Pointe's allowance for loan losses at December 31, 2005, represented approximately 236% of nonperforming loans compared to 61% at year-end 2004. The increase in the allowance for loan losses as a percentage of nonperforming loans was attributable to a substantial decrease in nonperforming loans in 2005. The substantial decrease in nonperforming loans was primarily associated with the improved condition of three loans to one borrower. A periodic review of selected credits (based on loan size and type) is conducted to identify loans with heightened risk or inherent losses. The primary responsibility for this review rests with the management personnel assigned with accountability for the credit relationship and is supplemented with periodic review by West Pointe's credit review function. Periodic examinations of both selected credits and the credit review process by applicable regulatory agencies is also conducted. These reviews provide information to assist management in the timely identification of problems and potential problems and provides a basis for deciding whether the credit represents a probable loss or risk. In addition to the review of selected credits, the allowance for loan losses is also reviewed on a quarterly or more frequent basis to assess the risk in the portfolio. The methodology used to evaluate the level of the allowance for loan losses includes the assignment of loss factors to loans with similar characteristics for which probable losses can be assessed. These loss factors are based on historical experience coupled with an analysis of current business and economic conditions and are applied to the portfolio to assist in determining the adequacy of the allowance for loan losses. Management believes that the allowance for loan losses at December 31, 2005 was adequate to absorb unidentified probable losses in the loan portfolio. However, past loan loss experience as it relates to current portfolio mix, evaluation of potential losses in the portfolio, subsequent changes in economic conditions and other factors may require changes in the level of the allowance for loan losses.

     The following table sets forth the allocation of the allowance for loan losses by loan category and the percent of loans in each category to total loans for the last five years.

                                                                   December 31,
                       -----------------------------------------------------------------------------------------------------
                                2005                      2004                      2003                      2002
                       -----------------------------------------------------------------------------------------------------
                                      PERCENT                   PERCENT                   PERCENT                   PERCENT
                                      OF LOANS                  OF LOANS                  OF LOANS                  OF LOANS
                                      IN EACH                   IN EACH                   IN EACH                   IN EACH
                                      CATEGORY                  CATEGORY                  CATEGORY                  CATEGORY
                                      TO TOTAL                  TO TOTAL                  TO TOTAL                  TO TOTAL
                       ALLOWANCE(1)    LOANS     ALLOWANCE(1)    LOANS     ALLOWANCE(1)    LOANS     ALLOWANCE(1)    LOANS
----------------------------------------------------------------------------------------------------------------------------
Commercial, financial
 and agricultural       $  649,000      25.7%     $  769,000      26.6%     $  981,000      25.5%     $1,210,000      27.3%
Real estate:
 Commercial                811,000      30.3       1,335,000      34.8         746,000      36.7         249,000      38.8
 Residential               309,000      20.2         303,000      21.5         562,000      24.0         486,000      23.2
 Construction              122,000      20.2          54,000      12.8          65,000       9.0          31,000       5.3
----------------------------------------------------------------------------------------------------------------------------
     Total real
       estate            1,242,000      70.7       1,692,000      69.1       1,373,000      69.7         766,000      67.3
----------------------------------------------------------------------------------------------------------------------------
Consumer                   111,000       3.6         232,000       4.3         220,000       4.8         262,000       5.4
Not allocated                   --       N/A              --       N/A         123,000       N/A         171,000       N/A
----------------------------------------------------------------------------------------------------------------------------
     Total              $2,002,000     100.0%     $2,693,000     100.0%     $2,697,000     100.0%     $2,409,000     100.0%
============================================================================================================================

                            December 31,
                       -----------------------
                                2001
                       -----------------------
                                      PERCENT
                                      OF LOANS
                                      IN EACH
                                      CATEGORY
                                      TO TOTAL
                       ALLOWANCE(1)    LOANS
----------------------------------------------
Commercial, financial
 and agricultural       $1,280,000      24.4%
Real estate:
 Commercial                377,000      37.9
 Residential               324,000      26.9
 Construction               49,000       4.9
----------------------------------------------
     Total real
       estate              750,000      69.7
----------------------------------------------
Consumer                   151,000       5.9
Not allocated               43,000       N/A
----------------------------------------------
     Total              $2,224,000     100.0%
==============================================

N/A -- Not applicable

(1) Amounts rounded to nearest thousand.

CAPITAL RESOURCES AND ASSET/LIABILITY MANAGEMENT

  CAPITAL

     Total stockholders' equity increased $2,098,582 to $35,616,201 at December 31, 2005 from $33,517,619 at December 31, 2004. Net income for 2005 totaled $3,548,248. At December 31, 2005, total stockholders' equity included an accumulated other comprehensive loss of $1,395,168 compared to the inclusion of accumulated other comprehensive income of $134,939 at December 31, 2004. The change is attributable to securities gains realized during 2005 coupled with a decrease in the market value of the remainder of the securities portfolio. Stockholders' equity as a percent of total assets was 7.46% at December 31, 2005 compared to 7.55% at December 31, 2004.

     In 2001, the Company adopted a Dividend Reinvestment Plan (as amended and restated in 2005,"the DRIP"). The DRIP provides holders of the Company's common stock with a convenient method of purchasing additional shares of common stock without fees of any kind by reinvesting Company dividends. Initially, participants in the DRIP also had the option to purchase additional shares of the Company's common stock with cash. Effective January 1, 2006, the Company's Board of Directors terminated the cash purchase option of the DRIP. The Company has registered 75,000 shares of common stock with the Securities and Exchange Commission in connection with the DRIP. Shareholder participation in the DRIP has met West Pointe's expectations.

     Financial institutions are required to maintain ratios of capital to assets in accordance with guidelines promulgated by the federal banking regulators. The guidelines are commonly known as "Risk-Based Guidelines" as they define the capital level requirements of a financial institution based upon the level of credit risk associated with holding various categories of assets. The Risk-Based Guidelines require minimum ratios of Tier 1 and Total capital to risk-weighted assets of 4% and 8%, respectively. At December 31, 2005, West Pointe's Tier 1 and Total capital ratios were 15.54% and 16.20%, respectively. In addition to the Risk-Based Guidelines, the federal banking agencies have established a minimum leverage ratio guideline for financial institutions (the "Leverage Ratio Guideline"). The Leverage Ratio Guideline provides for a minimum ratio of Tier 1 capital to average assets of 4%. West Pointe's leverage ratio at December 31, 2005, was 10.05%. Under present regulatory guidelines promulgated by the federal banking regulators, the subordinated debentures issued in December 2004 in connection with the Company's trust preferred securities transaction qualifies for inclusion in capital for purposes of determining the Company's Tier 1 capital, Total capital and leverage ratios. According to the aforementioned regulatory guidelines, West Pointe is considered to be "well capitalized." See "Notes to Consolidated Financial Statements -- Regulatory Matters" for additional information concerning West Pointe's regulatory capital measures.

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

     The following table reflects an analysis of interest earning assets and liabilities, all of which are held other than for trading purposes, at December 31, 2005, allocated over various time frames in which the instruments are subject to repricing.

                                                                 After
                                                              Three Months         After
                                              Three             Through           One Year
                                              Months             Twelve           Through           After
                                             or Less             Months          Five Years       Five Years         Total
------------------------------------------------------------------------------------------------------------------------------
Interest earning assets:
  Interest bearing due from banks         $   1,631,828      $          --      $         --     $         --     $  1,631,828
  Federal Home Loan Bank Stock                       --                 --                --       13,962,968       13,962,968
  Securities(1)                              10,981,433         25,063,843        84,150,417       47,710,212      167,905,905
  Loans held for sale                           333,000                 --                --               --          333,000
  Loans(2)                                   90,187,916         56,547,059       104,310,510        4,654,044      255,699,529
------------------------------------------------------------------------------------------------------------------------------
      Total interest earning assets         103,134,177         81,610,902       188,460,927       66,327,224      439,533,230
------------------------------------------------------------------------------------------------------------------------------
Cumulative interest earning assets          103,134,177        184,745,079       373,206,006      439,533,230      439,533,230
------------------------------------------------------------------------------------------------------------------------------
Interest bearing liabilities:
  Interest bearing demand deposits           10,937,929                 --                --               --       10,937,929
  Money market deposits                      47,351,115                 --                --               --       47,351,115
  Savings deposits                          109,676,938                 --                --               --      109,676,938
  Time deposits $100,000 or more             22,352,695         35,408,853        10,986,858               --       68,748,406
  Time deposits less than $100,000           29,418,006         48,640,828        35,579,121               --      113,637,955
  Repurchase agreements                      22,133,681          1,619,631         1,438,964               --       25,192,276
  Subordinated debentures                    10,310,000                 --                --               --       10,310,000
------------------------------------------------------------------------------------------------------------------------------
      Total interest bearing liabilities    252,180,364         85,669,312        48,004,943               --      385,854,619
------------------------------------------------------------------------------------------------------------------------------
Cumulative interest bearing liabilities     252,180,364        337,849,676       385,854,619      385,854,619      385,854,619
------------------------------------------------------------------------------------------------------------------------------
Gap analysis:
  Interest sensitivity gap                $(149,046,187)     $  (4,058,410)     $140,455,984     $ 66,327,224     $ 53,678,611
==============================================================================================================================
  Cumulative interest sensitivity gap     $(149,046,187)     $(153,104,597)     $(12,648,613)    $ 53,678,611     $ 53,678,611
==============================================================================================================================
Cumulative gap ratio of interest earning
  assets to interest bearing liabilities             41%                55%               97%             114%             114%
==============================================================================================================================

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

     Because the interest rate sensitivity analysis does not encompass other factors which affect interest rate risk, the Company employs the use of a simulation model to measure exposure to changes in interest rates. Modeling techniques encompass contractual maturity, prepayment assumptions covering interest rate increases and decreases and index-driven repricing characteristics. The model projects changes in net interest income over a one-year period should interest rates rise, fall or remain constant. These effects typically are analyzed assuming interest rate increases or decreases of 100 and 200 basis points. The model also incorporates key assumptions including the nature and timing of interest rate levels, changes in deposit levels, prepayments on loans and securities, pricing decisions on loans and deposits and reinvestment/replacement of asset and liability cash flows. While assumptions are developed based upon current economic and local market conditions, we cannot give assurances as to the predictive nature of these assumptions, including how customer preferences or competitor influences might change. The following table presents, as of December 31, 2005, the projected level and change in net interest income assuming interest rate increases and decreases of 100 and 200 basis points.

                                                               Net Interest Income
                    Change in                         --------------------------------------
                      Rates                           $ Amount(1)    $ Change(1)    % Change
--------------------------------------------------------------------------------------------
+200 bp                                                  13,478             74        (.6)
+100 bp                                                  13,356            (48)        .4
-100 bp                                                  13,042           (362)       2.7
-200 bp                                                  12,394         (1,010)       7.5
============================================================================================

(1) Amounts rounded to nearest thousand.

     For additional information regarding the interest rates applicable to certain of the Company's interest sensitive assets and liabilities, see the discussion of "Results of Operations -- Net Interest Income" including the table entitled "Distribution of Average Assets, Liabilities and Stockholders' Equity and Interest Rate Information" at page 6, the discussion of "Financial
Condition -- Securities" including the table regarding the maturities and weighted average yields of certain securities at page 18, the discussion of "Financial Condition -- Deposits" including the table regarding average deposits and the weighted average interest rates paid on such deposits at page 19, the discussion of "Financial Condition -- Borrowings" including the table summarizing certain information pertaining to short-term borrowings at page 21. For additional information categorizing certain of the Company's loans as either fixed or variable, see the discussion of "Financial Condition -- Loans" including the table regarding "Interest Sensitivity" at page 15. For additional information regarding the fair value of certain of the Company's interest sensitive instruments, see "Fair Value of Financial Instruments" at Note 17 to the Consolidated Financial Statements at page 55.

ADOPTION OF NEW ACCOUNTING STANDARDS

     No new accounting standards were adopted in 2005 which had a material impact on the Company's financial statements.

NEWLY ISSUED BUT NOT YET EFFECTIVE ACCOUNTING STANDARDS

     FASB Statement 123 (revised 2004), "Share-Based Payment" requires expensing of stock options effective for years beginning after June 15, 2005. The Company plans to adopt this standard as of January 1, 2006 and will begin expensing any unvested stock options at that time. The Company estimates the 2006 pre-tax compensation expense to be approximately $218,900.

     FASB Staff Position (FSP) 115-1 "The Meaning of Other-Than-Temporary Impairment and Its Application to Certain Investments" is effective for reporting periods after December 15, 2005. FSP 115-1 addresses the determination as to when an investment is considered impaired, whether that impairment is other than temporary and the measurement of an impairment loss. This FSP also includes accounting considerations subsequent to the recognition of an other-than-temporary impairment and requires certain disclosures about unrealized losses that have not been recognized as other-than-temporary impairments. The Company does not anticipate that the adoption of this standard will have any material impact on the Company's financial condition or results of operations.

     No other new accounting standards have been issued that are not yet effective that are expected to have a material impact on the Company's financial condition or results of operations.

CRITICAL ACCOUNTING POLICIES

     The accounting and reporting policies of West Pointe and its subsidiary conform with U.S. generally accepted accounting principles and general practices within the financial services industry. West Pointe's significant accounting policies are described in Note 1 to the Consolidated Financial Statements at page 39. Certain accounting policies require management to make assumptions and estimates that affect the amounts reported in the financial statements and accompanying notes. Management considers such accounting policies to be critical accounting policies. These assumptions and estimates used by management are based on historical experience and other factors, which are believed to be reasonable under the circumstances. Because of the nature of the assumptions and estimates made by management, actual results could differ from these assumptions and estimates which could have a material impact on West Pointe's carrying values of assets and liabilities and its results of operations. West Pointe considers its more critical accounting policies to consist of the allowance for loan losses and the estimation of fair value, which are separately discussed below.

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

  ESTIMATION OF FAIR VALUE

     U.S. generally accepted accounting principles require that certain assets and liabilities be carried on the balance sheet at fair value. In addition, the fair value of financial instruments is required to be disclosed as a part of the notes to the consolidated financial statements for assets and liabilities. Fair values are volatile and may be influenced by a number of factors, including market interest rates, prepayment speeds and discount rates. Following is a discussion of the estimation of fair value for West Pointe's more significant financial instrument:

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

CONTRACTUAL OBLIGATIONS

     The Company enters into certain contractual obligations in the ordinary course of operations. The required payments under these contracts represent future cash requirements of the Company. The Company's significant fixed and determinable contractual obligations, as of December 31, 2005, are set forth in the following table:

                                                   Payments Due
                       ---------------------------------------------------------------------
                                         After         After
                                       One Year     Three Years
                         One Year       Through       Through        After
                         or Less      Three Years   Five Years    Five Years       Total
--------------------------------------------------------------------------------------------
Time certificates of
  deposit              $135,820,383   $38,150,194   $8,415,784    $        --   $182,386,361
Subordinated
  debentures                     --           --            --     10,310,000     10,310,000
Operating leases             47,520        43,560           --             --         91,080
--------------------------------------------------------------------------------------------
  Total contractual
     cash obligations  $135,867,903   $38,193,754   $8,415,784    $10,310,000   $192,787,441
============================================================================================

     Please refer to Notes 6, 7, and 11 to the Consolidated Financial Statements at pages 48, 49 and 50 for further discussion of the Company's contractual obligations.

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

     The following table presents, as of December 31, 2005 and 2004, the Company's significant off-balance sheet commitments.

                                                                    December 31,
                                                              -------------------------
                                                                 2005          2004
---------------------------------------------------------------------------------------
Commitments to originate new loans                            $ 6,826,011   $18,925,736
Commitments to originate new loans held for sale                1,097,725     1,168,849
Unfunded commitments to extend credit under existing equity,
  credit card and other lines of credit                        55,337,442    56,248,547
Letters of credit                                               4,690,051     4,337,696
Commitments to sell loans held for sale                         1,430,725     1,244,292

QUARTERLY FINANCIAL INFORMATION (UNAUDITED)

                                              First        Second       Third        Fourth
                                             Quarter      Quarter      Quarter      Quarter
---------------------------------------------------------------------------------------------
2005
Interest income                             $5,205,455   $5,398,639   $5,678,118   $6,237,016
Interest expense                             1,935,313    2,105,221    2,386,634    2,688,114
Net interest income                          3,270,142    3,293,418    3,291,484    3,548,902
Provision for loan losses                      (45,000)      47,000           --           --
Noninterest income                           1,119,503    1,209,850    1,255,329      802,469
Noninterest expense                          3,288,676    3,227,220    3,351,966    3,246,787
Income tax expense                             259,400      298,300      287,600      280,900
---------------------------------------------------------------------------------------------
Net income                                  $  886,569   $  930,748   $  907,247   $  823,684
=============================================================================================
Per common share
  Net income:
     Basic                                  $      .88   $      .92   $      .89   $      .81
     Diluted                                       .84          .87          .85          .76
  Dividends                                        .18          .18          .19          .19
2004
Interest income                             $4,973,664   $4,899,141   $5,058,245   $5,152,196
Interest expense                             1,554,617    1,537,320    1,652,041    1,794,100
Net interest income                          3,419,047    3,361,821    3,406,204    3,358,096
Provision for loan losses                      180,000      418,000       60,000           --
Noninterest income                           1,088,631    1,209,619    1,030,039    1,064,684
Noninterest expense                          3,212,135    3,191,016    3,254,983    2,913,203
Income tax expense                             258,800      202,400      277,800      400,400
---------------------------------------------------------------------------------------------
Net income                                  $  856,743   $  760,024   $  843,460   $1,109,177
=============================================================================================
Per common share
  Net income:
     Basic                                  $      .86   $      .76   $      .84   $     1.11
     Diluted                                       .83          .73          .81         1.06
  Dividends                                        .14          .15          .16          .17

                                  (CROWE LOGO)

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
--------------------------------------------------------------------------------

Board of Directors
West Pointe Bancorp, Inc.
Belleville, Illinois

     We have audited the accompanying consolidated balance sheets of West Pointe Bancorp, Inc. and subsidiary ("the Company") as of December 31, 2005 and 2004 and the related consolidated statements of income, comprehensive income, stockholders' equity and cash flows for each of the three years in the period ended December 31, 2005. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

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

     In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of West Pointe Bancorp, Inc. and subsidiary as of December 31, 2005 and 2004, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 2005, in conformity with U.S. generally accepted accounting principles.

[CROWE SIGNATURE]

Crowe Chizek and Company LLC
Indianapolis, Indiana
March 17, 2006

WEST POINTE BANCORP, INC. AND SUBSIDIARY
--------------------------------------------------------------------------------

                          CONSOLIDATED BALANCE SHEETS

                                     ASSETS

                                                                        December 31,
                                                                ----------------------------
                                                                    2005            2004
--------------------------------------------------------------------------------------------
Cash and due from banks                                         $ 11,599,219    $ 11,737,677
Interest bearing due from banks                                    1,631,828         131,747
--------------------------------------------------------------------------------------------
       Cash and cash equivalents                                  13,231,047      11,869,424
Available for sale securities                                    167,905,905     154,389,611
Loans held for sale                                                  333,000          74,238
Loans                                                            255,699,529     240,767,062
Allowance for loan losses                                         (2,002,059)     (2,692,903)
--------------------------------------------------------------------------------------------
       Net loans                                                 253,697,470     238,074,159
Bank premises and equipment                                       11,756,248      12,393,908
Federal Home Loan Bank stock                                      13,962,968      13,299,700
Cash surrender value of life insurance                            12,305,648      10,610,716
Accrued interest and other assets                                  4,198,746       3,309,368
--------------------------------------------------------------------------------------------
       Total Assets                                             $477,391,032    $444,021,124
============================================================================================

                            LIABILITIES AND STOCKHOLDERS' EQUITY
Liabilities
  Deposits:
     Noninterest bearing                                        $ 51,643,811    $ 45,206,286
     Interest bearing                                            350,352,343     330,038,134
--------------------------------------------------------------------------------------------
       Total deposits                                            401,996,154     375,244,420
  Repurchase agreements                                           25,192,276      20,486,973
  Federal Home Loan Bank advances                                         --         550,000
  Subordinated debentures                                         10,310,000      10,310,000
  Accrued interest and other liabilities                           4,276,401       3,912,112
--------------------------------------------------------------------------------------------
       Total Liabilities                                         441,774,831     410,503,505
--------------------------------------------------------------------------------------------
Stockholders' Equity
  Preferred stock, $1 par value -- 50,000 shares authorized
     and unissued                                                         --              --
  Common stock, $1 par value -- 10,000,000 shares
     authorized; 1,041,910 and 1,024,029 shares issued at
     December 31, 2005 and 2004, respectively                      1,041,910       1,024,029
  Surplus                                                         14,925,466      14,113,209
  Retained earnings                                               21,692,568      18,894,017
  Treasury stock, 17,750 shares                                     (648,575)       (648,575)
  Accumulated other comprehensive income (loss)                   (1,395,168)        134,939
--------------------------------------------------------------------------------------------
       Total Stockholders' Equity                                 35,616,201      33,517,619
--------------------------------------------------------------------------------------------
       Total Liabilities and Stockholders' Equity               $477,391,032    $444,021,124
============================================================================================

See the accompanying notes to consolidated financial statements.

WEST POINTE BANCORP, INC. AND SUBSIDIARY
--------------------------------------------------------------------------------

                       CONSOLIDATED STATEMENTS OF INCOME

                                                            For the Years Ended December 31,
                                                        -----------------------------------------
                                                           2005           2003           2004
-------------------------------------------------------------------------------------------------
Interest Income
  Loans, including fees
     Taxable                                            $16,126,873    $13,759,724    $14,518,095
     Non-taxable                                            202,573        168,923        177,871
  Securities
     Taxable                                              4,251,695      4,573,127      4,303,341
     Non-taxable                                          1,665,589      1,514,265      1,484,197
  Deposits with banks                                       272,498         67,207         96,984
-------------------------------------------------------------------------------------------------
       Total Interest Income                             22,519,228     20,083,246     20,580,488
-------------------------------------------------------------------------------------------------
Interest Expense
  Deposits                                                7,838,871      5,870,922      6,512,644
  Repurchase agreements                                     684,242        324,204        313,430
  Other borrowings                                               --         38,840         50,664
  Federal Home Loan Bank advances                            13,875        281,229        287,482
  Subordinated debentures                                   578,294         22,883             --
-------------------------------------------------------------------------------------------------
       Total Interest Expense                             9,115,282      6,538,078      7,164,220
-------------------------------------------------------------------------------------------------
Net Interest Income                                      13,403,946     13,545,168     13,416,268
Provision For Loan Losses                                     2,000        658,000      1,213,000
-------------------------------------------------------------------------------------------------
     Net Interest Income After Provision For Loan
       Losses                                            13,401,946     12,887,168     12,203,268
-------------------------------------------------------------------------------------------------
Noninterest Income
  Service charges on deposits                             1,383,815      1,531,329      1,331,403
  Mortgage banking                                          375,023        461,206        865,375
  Trust fees                                                691,856        674,723        694,157
  Brokerage and insurance services                          373,254        369,697        331,532
  Credit card income                                        405,641        402,872        378,317
  Earnings on cash surrender value of life insurance        308,000        428,068        488,087
  Gain on sale of securities, net                           378,516        314,048        629,318
  Gain on sale of credit card portfolio                     191,221             --             --
  Other                                                     279,825        211,030        227,237
-------------------------------------------------------------------------------------------------
       Total Noninterest Income                           4,387,151      4,392,973      4,945,426
-------------------------------------------------------------------------------------------------
Noninterest Expenses
  Employee compensation and benefits                      6,964,304      6,696,338      6,530,843
  Occupancy, net                                            805,354        729,936        730,497
  Furniture and equipment                                   732,345        803,270        679,766
  Legal and professional fees                               718,277        636,225      1,071,471
  Data processing                                           499,245        461,601        459,832
  Advertising                                               477,805        419,565        399,278
  Other                                                   2,917,319      2,824,402      2,717,470
-------------------------------------------------------------------------------------------------
       Total Noninterest Expenses                        13,114,649     12,571,337     12,589,157
-------------------------------------------------------------------------------------------------
Income Before Income Taxes                                4,674,448      4,708,804      4,559,537
Income Tax Expense                                        1,126,200      1,139,400      1,083,600
-------------------------------------------------------------------------------------------------
Net Income                                              $ 3,548,248    $ 3,569,404    $ 3,475,937
=================================================================================================
Earnings Per Share -- Basic                             $      3.50    $      3.58    $      3.54
=================================================================================================
Earnings Per Share -- Diluted                           $      3.32    $      3.43    $      3.42
=================================================================================================

See the accompanying notes to consolidated financial statements.

WEST POINTE BANCORP, INC. AND SUBSIDIARY
--------------------------------------------------------------------------------

                CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME

                                                         For the Years Ended December 31,
                                                      --------------------------------------
                                                         2005          2004         2003
--------------------------------------------------------------------------------------------
Net Income                                            $ 3,548,248   $3,569,404   $ 3,475,937
--------------------------------------------------------------------------------------------
Other Comprehensive Loss, Net of Tax:
  Unrealized holding losses on securities available
     for sale (net of income tax credits of
     $793,971, $377,621 and $522,835 for 2005, 2004
     and 2003, respectively)                           (1,295,427)    (616,118)     (853,047)
  Less adjustment for realized gains included in net
     income (net of income taxes of $143,836,
     $119,338 and $239,141 for 2005, 2004 and 2003,
     respectively)                                       (234,680)    (194,710)     (390,177)
--------------------------------------------------------------------------------------------
       Other Comprehensive Loss                        (1,530,107)    (810,828)   (1,243,224)
--------------------------------------------------------------------------------------------
Comprehensive Income                                  $ 2,018,141   $2,758,576   $ 2,232,713
============================================================================================

See the accompanying notes to consolidated financial statements.

WEST POINTE BANCORP, INC. AND SUBSIDIARY
--------------------------------------------------------------------------------

                CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY
              FOR THE YEARS ENDED DECEMBER 31, 2005, 2004 AND 2003

                                                                                                      Accumulated
                                Common Stock                                      Treasury Stock         Other           Total
                           ----------------------                  Retained     ------------------   Comprehensive   Stockholders'
                            Shares       Amount       Surplus      Earnings     Shares    Amount     Income (Loss)      Equity
----------------------------------------------------------------------------------------------------------------------------------
Balance --
  January 1, 2003            995,835   $  995,835   $13,005,154   $12,998,298   17,750   $(648,575)   $ 2,188,991     $28,539,703
  Issuance of Common
    Stock                     12,863       12,863       477,241            --       --          --             --         490,104
  Dividends Paid, $.54
    Per Share                     --           --            --      (531,107)      --          --             --        (531,107)
  Net Income                      --           --            --     3,475,937       --          --             --       3,475,937
  Other Comprehensive
    Loss                          --           --            --            --       --          --     (1,243,224)     (1,243,224)
----------------------------------------------------------------------------------------------------------------------------------
Balance --
  December 31, 2003        1,008,698    1,008,698    13,482,395    15,943,128   17,750    (648,575)       945,767      30,731,413
  Issuance of Common
    Stock                     15,331       15,331       630,814            --       --          --             --         646,145
  Dividends Paid, $.62
    Per Share                     --           --            --      (618,515)      --          --             --        (618,515)
  Net Income                      --           --            --     3,569,404       --          --             --       3,569,404
  Other Comprehensive
    Loss                          --           --            --            --       --          --       (810,828)       (810,828)
----------------------------------------------------------------------------------------------------------------------------------
Balance --
  December 31, 2004        1,024,029    1,024,029    14,113,209    18,894,017   17,750    (648,575)       134,939      33,517,619
  Issuance of Common
    Stock                     17,881       17,881       812,257            --       --          --             --         830,138
  Dividends Paid, $.74
    Per Share                     --           --            --      (749,697)      --          --             --        (749,697)
  Net Income                      --           --            --     3,548,248       --          --             --       3,548,248
  Other Comprehensive
    Loss                          --           --            --            --       --          --     (1,530,107)     (1,530,107)
----------------------------------------------------------------------------------------------------------------------------------
Balance --
  December 31, 2005        1,041,910   $1,041,910   $14,925,466   $21,692,568   17,750   $(648,575)   $(1,395,168)    $35,616,201
==================================================================================================================================

See the accompanying notes to consolidated financial statements.

WEST POINTE BANCORP, INC. AND SUBSIDIARY
--------------------------------------------------------------------------------

                     CONSOLIDATED STATEMENTS OF CASH FLOWS

                                                                   For the Years Ended December 31,
                                                              -------------------------------------------
                                                                  2005           2004           2003
---------------------------------------------------------------------------------------------------------
Operating Activities
  Net income                                                  $  3,548,248   $  3,569,404   $   3,475,937
  Adjustments to reconcile net income to net cash provided
    by operating activities:
      Depreciation and amortization                                800,889        837,600         722,366
      Net amortization on securities                               379,598        838,376       1,321,778
      Gain on sale of securities, net                             (378,516)      (314,048)       (629,318)
      Gain on sale of mortgage loans                              (236,827)      (331,833)       (760,876)
      Gain on sale of credit card portfolio                       (191,221)            --              --
      (Gain) loss on sale and write down of foreclosed
        property                                                    65,126         (3,275)        (23,206)
      Loss on disposition of bank premises and equipment                --             --           9,895
      Federal Home Loan Bank stock dividends                      (663,268)      (779,100)       (810,800)
      Provision for loan losses                                      2,000        658,000       1,213,000
      Proceeds from sales of mortgage loans held for sale       16,832,874     20,238,651      49,668,488
      Proceeds from sale of credit card portfolio                1,566,110             --              --
      Originations of mortgage loans held for sale             (16,854,809)   (19,642,327)    (46,629,191)
      Earnings on cash surrender value of life insurance
        policies                                                  (308,000)      (428,068)       (488,087)
      Increase in other assets and other liabilities, net          995,009        320,733       1,801,240
---------------------------------------------------------------------------------------------------------
Net Cash Provided By Operating Activities                        5,557,213      4,964,113       8,871,226
---------------------------------------------------------------------------------------------------------
Investing Activities
  Proceeds from sales of securities available for sale          10,473,067      8,680,559      18,088,140
  Proceeds from maturities of securities available for sale     38,807,978     30,371,226      84,284,016
  Purchases of securities available for sale                   (65,266,335)   (28,573,408)   (136,728,264)
  Net (increase) decrease in loans                             (17,886,613)   (25,449,910)      1,180,640
  Purchases of life insurance policies                          (1,344,210)    (1,752,000)             --
  Proceeds from sale of foreclosed property                        196,274         90,575         261,418
  Purchases of bank premises and equipment                        (163,229)    (1,316,786)       (934,952)
---------------------------------------------------------------------------------------------------------
Net Cash Used In Investing Activities                          (35,183,068)   (17,949,744)    (33,849,002)
---------------------------------------------------------------------------------------------------------
Financing Activities
  Net increase in noninterest bearing deposits                   6,437,525      3,736,030         865,995
  Net increase in interest bearing deposits                     20,314,209     10,587,506       9,065,052
  Net increase (decrease) in repurchase agreements               4,705,303      1,301,106      (2,506,411)
  Decrease in other borrowings                                          --     (1,237,100)       (300,000)
  Net increase (decrease) in short-term FHLB advances             (550,000)    (3,850,000)      4,400,000
  Repayment of FHLB term advance                                        --     (5,000,000)             --
  Proceeds from issuance of common stock                           830,138        646,145         490,104
  Proceeds from issuance of subordinated debentures                     --     10,310,000              --
  Dividends paid                                                  (749,697)      (618,515)       (531,107)
---------------------------------------------------------------------------------------------------------
Net Cash Provided By Financing Activities                       30,987,478     15,875,172      11,483,633
---------------------------------------------------------------------------------------------------------
Net Increase (Decrease) In Cash And Cash Equivalents             1,361,623      2,889,541     (13,494,143)
Cash And Cash Equivalents -- Beginning of Year                  11,869,424      8,979,883      22,474,026
---------------------------------------------------------------------------------------------------------
Cash And Cash Equivalents -- End of Year                      $ 13,231,047   $ 11,869,424   $   8,979,883
=========================================================================================================
Supplemental Disclosure of Cash Flow Information
  Interest paid                                               $  8,780,002   $  6,467,844   $   7,393,729
  Income taxes paid                                                871,000        841,003         455,000
  Real estate acquired in settlement of loans                      887,757        775,601         103,212
  Credit card loans transferred to held for sale                 1,379,464             --              --
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

WEST POINTE BANCORP, INC. AND SUBSIDIARY
--------------------------------------------------------------------------------

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

1. NATURE OF OPERATIONS AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

  GENERAL

     The accompanying consolidated financial statements of West Pointe Bancorp, Inc. ("the Company"), and its wholly-owned subsidiary, West Pointe Bank And Trust Company ("the Bank"), have been prepared in accordance with U.S. generally accepted accounting principles and conform to practices prevalent among financial institutions.

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

  ACCOUNTING RECLASSIFICATIONS

     Certain items in the prior year financial statements were reclassified to conform to the current year's presentation.

  ACCOUNTING ESTIMATES

     The preparation of financial statements in conformity with U.S. generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reported period. Actual results could differ from those estimates.

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

  ALLOWANCE FOR LOAN LOSSES

     The allowance for loan losses is a valuation allowance for probable incurred credit losses. Loan losses are charged against the allowance when management believes the uncollectibility of a loan balance is confirmed. Subsequent recoveries, if any, are credited to the allowance. Management estimates the allowance balance required using past loan loss experience, the nature and volume of the portfolio, information about specific borrower situations and estimated collateral values, economic conditions and other factors. Allocations of the allowance may be made for specific loans, but the entire allowance is available for any loan that, in management's judgment, should be charged-off.

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

  REAL ESTATE ACQUIRED BY FORECLOSURE

     Real estate acquired by foreclosure is held for sale and is initially recorded on an individual property basis at estimated fair value, less cost to sell, on the date of foreclosure, thus establishing a new cost basis. Subsequent to foreclosure, real estate is periodically evaluated by management and a valuation allowance is established if the estimated fair value, less costs to sell, of the property declines. Subsequent increases in fair value are recorded through a reversal of the valuation allowance, but not below zero. Revenue and expenses from operations and changes in the valuation allowance are included in other expenses. At December 31, 2005 and 2004, real estate acquired by foreclosure totaled $1,537,757 and $911,400, respectively.

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

Buildings and leasehold improvements                   39 years
Furniture and equipment                              5-10 years
Automobiles                                           3-5 years

  FEDERAL HOME LOAN BANK (FHLB) STOCK

     The Bank is a member of the FHLB system. Members are required to own a certain amount of stock based on the level of borrowings and other factors, and may invest in additional amounts. FHLB stock is carried at cost, is classified as a restricted security, and is periodically evaluated for impairment based on ultimate recovery of par value. Both cash and stock dividends are reported as income.

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

                                                              Year Ended December 31,
                                                        ------------------------------------
                                                           2005         2004         2003
--------------------------------------------------------------------------------------------
Net income, as reported                                 $3,548,248   $3,569,404   $3,475,937
Less: Total stock-based employee compensation cost
  determined under the fair value based method, net of
  income taxes                                            (216,268)    (204,890)    (199,036)
--------------------------------------------------------------------------------------------
  Pro forma net income                                  $3,331,980   $3,364,514   $3,276,901
============================================================================================
Earnings per share:
  Basic -- as reported                                  $     3.50   $     3.58   $     3.54
  Basic -- pro forma                                          3.29         3.37         3.33
  Diluted -- as reported                                      3.32         3.43         3.42
  Diluted -- pro forma                                        3.12         3.23         3.22

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

  ADOPTION OF NEW ACCOUNTING STANDARDS

     No new accounting standards were adopted in 2005 which had a material impact on the Company's financial statements.

  NEWLY ISSUED BUT NOT YET EFFECTIVE ACCOUNTING STANDARDS

     FASB Statement 123 (revised 2004), "Share-Based Payment" requires expensing of stock options effective for years beginning after June 15, 2005. The Company plans to adopt this standard as of January 1, 2006 and will begin expensing any unvested stock options at that time. The Company estimates the 2006 pre-tax compensation expense to be approximately $218,900.

     FASB Staff Position (FSP) 115-1 "The Meaning of Other-Than-Temporary Impairment and Its Application to Certain Investments" is effective for reporting periods after December 15, 2005. FSP 115-1 addresses the determination as to when an investment is considered impaired, whether that impairment is other than temporary and the measurement of an impairment loss. This FSP also includes accounting considerations subsequent to the recognition of an other-than-temporary impairment and requires certain disclosures about unrealized losses that have not been recognized as other-than-temporary impairments. The Company does not anticipate that the adoption of this standard will have any material impact on the Company's financial condition or results of operations.

     No other new accounting standards have been issued that are not yet effective that are expected to have a material impact on the Company's financial condition or results of operations.

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

2. EARNINGS PER SHARE

     The computation of EPS is summarized as follows:

                                                              2005          2004          2003
-------------------------------------------------------------------------------------------------
Basic EPS:
  Net income                                               $3,548,248    $3,569,404    $3,475,937
=================================================================================================
  Weighted average common shares outstanding                1,013,315       997,506       983,281
=================================================================================================
  Basic EPS                                                $     3.50    $     3.58    $     3.54
=================================================================================================
Diluted EPS:
  Net income                                               $3,548,248    $3,569,404    $3,475,937
=================================================================================================
  Weighted average common shares outstanding                1,013,315       997,506       983,281
  Dilutive potential due to stock options                      54,830        44,237        34,412
-------------------------------------------------------------------------------------------------
  Weighted average number of common shares and dilutive
     potential common shares outstanding                    1,068,145     1,041,743     1,017,693
=================================================================================================
  Diluted EPS                                              $     3.32    $     3.43    $     3.42
=================================================================================================

3. RESTRICTIONS ON CASH AND DUE FROM BANKS

     The Company's banking subsidiary is required to maintain cash on hand or on deposit with the Federal Reserve Bank of $3,718,000 and $5,979,000 to meet regulatory reserve and clearing requirements at year-end 2005 and 2004, respectively. These balances do not earn interest.

4. SECURITIES

  AVAILABLE FOR SALE

     The fair value of available for sale debt securities and their gross unrealized gains and gross unrealized losses are summarized as follows:

                                                                   December 31, 2005
                                                       -----------------------------------------
                                                                         Gross          Gross
                                                                       Unrealized    Unrealized
                                                        Fair Value       Gains         Losses
------------------------------------------------------------------------------------------------
U.S. government agencies                               $ 12,592,707    $  13,215     $   (49,811)
Mortgage-backed securities                              105,830,332       96,583      (2,237,450)
Obligations of states and political subdivisions         49,482,866      576,985        (649,793)
------------------------------------------------------------------------------------------------
     Total securities                                  $167,905,905    $ 686,783     $(2,937,054)
================================================================================================

                                                                   December 31, 2004
                                                       -----------------------------------------
                                                                         Gross          Gross
                                                                       Unrealized    Unrealized
                                                        Fair Value       Gains         Losses
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
================================================================================================

     Available for sale securities with a carrying value of approximately $110,575,000 and $103,231,000 at December 31, 2005 and 2004, respectively, were pledged to secure public deposits and for other purposes required or permitted by law.

     The fair value of available for sale debt securities by contractual maturity, are shown below. Actual maturities may differ from contractual maturities because borrowers may have the right to call or prepay obligations with or without call or prepayment penalties. The equity securities have no maturity dates and therefore, have been excluded.

                                                                December 31, 2005
                                                                -----------------
                                                                      Fair
                                                                      Value
---------------------------------------------------------------------------------
Due in one year or less                                           $  7,217,163
Due after one year through five years                               18,461,203
Due after five years through ten years                               8,982,430
Due after ten years                                                 27,414,777
Mortgage-backed securities                                         105,830,332
---------------------------------------------------------------------------------
     Total debt securities                                        $167,905,905
=================================================================================

     Proceeds from sales of available for sale debt securities were $10,473,067, $8,680,559, and $18,088,140 in 2005, 2004 and 2003, respectively.

     Gross realized gains on sales of available for sale debt securities are summarized as follows:

                                                                  2005        2004        2003
------------------------------------------------------------------------------------------------
Gross realized gains                                            $378,516    $314,048    $629,318
------------------------------------------------------------------------------------------------

     The Company had no gross realized losses on sales of available for sale debt securities in 2005, 2004 or 2003.

     Securities with unrealized losses at year-end 2005 and 2004, presented by length of time in an unrealized loss position, are as follows:

                                                             Year-End 2005
                           ----------------------------------------------------------------------------------
                              Less than 12 Months          12 Months or More                 Total
                           ----------------------------------------------------------------------------------
                              Fair       Unrealized       Fair       Unrealized        Fair       Unrealized
                              Value         Loss          Value         Loss          Value          Loss
-------------------------------------------------------------------------------------------------------------
U.S. government agencies   $ 5,747,458   $   (37,331)  $ 3,987,520   $   (12,480)  $  9,734,978   $   (49,811)
Mortgage-backed
  securities                42,863,653      (665,477)   56,653,373    (1,571,973)    99,517,026    (2,237,450)
Obligations of states and
  political subdivisions    21,086,922      (416,448)    9,908,701      (233,345)    30,995,623      (649,793)
-------------------------------------------------------------------------------------------------------------
Total temporarily
  impaired                 $69,698,033   $(1,119,256)  $70,549,594   $(1,817,798)  $140,247,627   $(2,937,054)
=============================================================================================================

                                                             Year-End 2004
                           ----------------------------------------------------------------------------------
                              Less than 12 Months          12 Months or More                 Total
                           ----------------------------------------------------------------------------------
                              Fair       Unrealized       Fair       Unrealized        Fair       Unrealized
                              Value         Loss          Value         Loss          Value          Loss
-------------------------------------------------------------------------------------------------------------
U.S. government agencies   $ 3,970,000   $   (30,781)  $        --   $        --   $  3,970,000   $   (30,781)
Mortgage-backed
  securities                73,631,078      (566,247)   19,101,911      (341,794)    92,732,989      (908,041)
Obligations of states and
  political subdivisions    15,062,471      (171,960)           --            --     15,062,471      (171,960)
-------------------------------------------------------------------------------------------------------------
Total temporarily
  impaired                 $92,663,549   $  (768,988)  $19,101,911   $  (341,794)  $111,765,460   $(1,110,782)
=============================================================================================================

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

5.  LOANS

     Loans consist of:

                                                                  2005           2004
-----------------------------------------------------------------------------------------
Commercial loans                                              $ 65,768,521   $ 64,073,669
Commercial real estate loans                                    77,458,569     83,832,494
Real estate construction loans                                  51,568,490     30,794,287
Residential real estate loans                                   51,722,980     51,798,164
Consumer loans                                                   9,180,969     10,268,448
-----------------------------------------------------------------------------------------
  Total loans                                                  255,699,529    240,767,062
Less: Allowance for loan losses                                  2,002,059      2,692,903
-----------------------------------------------------------------------------------------
  Net loans                                                   $253,697,470   $238,074,159
=========================================================================================

     A summary of activity in the allowance for loan losses follows:

                                                          2005         2004         2003
--------------------------------------------------------------------------------------------
Balance -- beginning of year                           $2,692,903   $2,697,139   $ 2,409,446
Provision charged to operations                             2,000      658,000     1,213,000
Charge-offs                                              (820,125)    (915,405)   (1,048,263)
Recoveries                                                127,281      253,169       122,956
--------------------------------------------------------------------------------------------
Balance -- end of year                                 $2,002,059   $2,692,903   $ 2,697,139
============================================================================================

     The following table lists information related to nonperforming loans:

                                                                2005        2004
-----------------------------------------------------------------------------------
Loans on nonaccrual status                                    $517,108   $3,842,710
Accruing loans past due 90 days or more                        329,449      538,199
-----------------------------------------------------------------------------------
  Total nonperforming loans                                   $846,557   $4,380,909
===================================================================================
Interest that would have been recognized on nonaccrual loans
  in accordance with their original terms                     $ 41,384   $  467,096
Actual interest recorded for nonaccrual loans                    8,227       58,782
===================================================================================

     A portion of the allowance for loan losses is allocated to loans deemed impaired. All impaired loans are included in nonperforming loans. Information on these loans and their related allowance for loan losses is as follows:

                                   2005                     2004                     2003
                          ----------------------   ----------------------   ----------------------
                           RECORDED    VALUATION    RECORDED    VALUATION    RECORDED    VALUATION
                          INVESTMENT   ALLOWANCE   INVESTMENT   ALLOWANCE   INVESTMENT   ALLOWANCE
--------------------------------------------------------------------------------------------------
Impaired loans:
  Valuation allowance
     required             $  271,660    $191,706    $3,929,434   $976,769    $1,832,923   $470,738
  No valuation allowance
     required                    --          --           --          --           --          --
--------------------------------------------------------------------------------------------------
     Total impaired
       loans              $  271,660    $191,706    $3,929,434   $976,769    $1,832,923   $470,738
==================================================================================================
Average balance of
  impaired loans during
  the year                $1,017,709                $4,125,488               $1,871,134
Interest income
  recognized on impaired
  loans during the year        4,698                    71,192                   35,084
Cash basis interest
  received                     4,698                    64,730                   24,674
==================================================================================================

6. BANK PREMISES AND EQUIPMENT

     Bank premises and equipment consist of:

                                                                 2005          2004
---------------------------------------------------------------------------------------
Land                                                          $ 1,854,457   $ 1,761,457
Buildings                                                       9,401,232     9,164,874
Leasehold improvements                                            683,198       683,198
Furniture and equipment                                         3,964,638     3,823,928
Automobiles                                                       207,589       214,190
Construction in progress                                            3,500       326,517
---------------------------------------------------------------------------------------
                                                               16,114,614    15,974,164
Less: Accumulated depreciation and amortization                 4,358,366     3,580,256
---------------------------------------------------------------------------------------
  Total bank premises and equipment                           $11,756,248   $12,393,908
=======================================================================================

     Since December 31, 2005, the Company entered into a contract to sell one of its non-banking locations. The carrying value of the property as of December 31, 2005 was $320,234. The contract sales price of the property is $345,000. Closing on the sale is expected to be completed during the first quarter of 2006. The Company does not expect to incur a loss on the sale of the property.

     The Company is obligated under a long-term lease agreement for the Bank's branch location in Columbia, Illinois through November 2007 with four five-year extension options granted to the Company. The lease provides that the Company may use and occupy the premises only for the purpose of maintaining and operating a branch bank. The lease calls for monthly rental payments of $3,960 through the initial term of the lease and through the period covered by the first two extension options. The monthly rental payments for the remaining extension options will be at a reasonable rate as agreed upon by the parties to the lease. Management intends to utilize the extension options as provided for under the lease.

     Minimum lease payments at December 31, 2005 are due as follows:

Year                                Amount
-------------------------------------------
2006                                 47,520
2007                                 43,560
-------------------------------------------
                                    $91,080
===========================================

     Rent expense for the years ended December 31, 2005, 2004 and 2003 amounted to $96,944, $109,081 and $112,311, respectively.

7. DEPOSITS

     Deposits consist of:

                                                                  2005           2004
-----------------------------------------------------------------------------------------
Noninterest bearing deposits:
  Demand deposit accounts                                     $ 51,643,811   $ 45,206,286
-----------------------------------------------------------------------------------------
Interest bearing deposits:
  Demand deposit accounts (NOW)                                 10,937,929     38,276,366
  Money market accounts                                         47,351,115     47,899,842
  Savings                                                      109,676,938     66,730,091
  Certificates of deposit, $100,000 and over                    68,748,406     68,142,051
  Other certificates of deposit                                113,637,955    108,989,784
-----------------------------------------------------------------------------------------
     Total interest bearing deposits                           350,352,343    330,038,134
-----------------------------------------------------------------------------------------
     Total deposits                                           $401,996,154   $375,244,420
=========================================================================================

     The scheduled maturities of time deposits are as follows:

Year                                                             Amount
--------------------------------------------------------------------------
2006                                                           135,820,383
2007                                                            30,399,777
2008                                                             7,750,417
2009                                                             4,200,372
2010                                                             4,215,412
--------------------------------------------------------------------------
                                                              $182,386,361
==========================================================================

8. REPURCHASE AGREEMENTS

     Repurchase agreements are treated as financing arrangements and other obligations to repurchase securities sold and are reflected as liabilities in the consolidated balance sheets. The repurchase agreements generally mature within one year. The securities underlying the repurchase agreements were held by a designated safekeeping agent.

     The average balance and maximum amount outstanding at any month-end of repurchase agreements for the years ended December 31, 2005, 2004 and 2003 is summarized as follows:

                                                        2005          2004          2003
--------------------------------------------------------------------------------------------
Average balance outstanding                          $23,532,974   $20,989,737   $21,225,179
--------------------------------------------------------------------------------------------
Maximum month-end balance outstanding                $29,477,272   $26,572,111   $24,832,508
--------------------------------------------------------------------------------------------
Average interest rate during the year                       2.91%         1.54%         1.48%
--------------------------------------------------------------------------------------------
Weighted average interest rate at year-end                  3.52%         2.08%         1.31%
============================================================================================

9. OTHER BORROWINGS

     On December 7, 1999, the Company entered into a revolving line of credit with an unaffiliated bank which provides for financing of up to $2,500,000 at a variable rate of interest. The line of credit was payable on demand and has since been increased to $5,000,000. The Company extended the term of the line of credit such that if no demand for payment is made, any outstanding principal balance is due on January 7, 2006. The line of credit is secured by 350,000 shares of Bank common stock. At December 31, 2005 and December 31, 2004, there were no advances on the line of credit.

10. FEDERAL HOME LOAN BANK ADVANCES

     Advances from the Federal Home Loan Bank of Chicago (FHLB) totaled $550,000 at December 31, 2004. The Company had no FHLB advances at December 31, 2005. Advances at December 31, 2004 solely consisted of an overnight advance. Overnight advances serve as a funding alternative to federal funds purchased. Advances from the FHLB are secured by a blanket lien on qualifying first mortgage loans. As of December 31, 2005, the Company had $31,674,750 available for borrowings from the FHLB.

11. SUBORDINATED DEBENTURES

     On December 15, 2004, the Company completed a private placement to an institutional investor of $10,000,000 of floating rate trust preferred securities, through a newly formed unconsolidated Delaware trust affiliate, West Pointe Statutory Trust I (the "Trust"). The trust preferred securities mature in December 2034, are redeemable at the Company's option at par beginning in five years, and require quarterly distributions by the Trust to the holder of the trust preferred securities, initially at an interest rate of 4.70%, which will reset quarterly at the three-month LIBOR rate plus 2.25%. As of December 31, 2005, the interest rate on the trust preferred securities was 6.74%.

     The proceeds from the sale of the trust preferred securities were used by the Trust to purchase $10,310,000 in aggregate principal amount of the Company's floating rate junior subordinated debentures. The debentures were issued pursuant to a junior subordinated indenture dated December 15, 2004 between the Company, as issuer, and Wilmington Trust Company, as trustee. Like the trust preferred securities, the notes bear interest at a floating rate, initially 4.70%, which will reset on a quarterly basis at a rate equal to LIBOR plus 2.25%. As of December 31, 2005, the interest rate on the notes was 6.74%. The interest payments by the Company will be used to pay the quarterly distributions payable by the Trust to the holder of the trust preferred securities. However, so long as no event of default has occurred under the notes, the Company may defer interest payments on the notes (in which case the trust will be entitled to defer distributions otherwise due on the trust preferred securities) for up to 20 consecutive quarters.

12.  INCOME TAXES

     The composition of income tax expense is as follows:

                                                           2005         2004         2003
--------------------------------------------------------------------------------------------
Current
  Federal                                               $  687,174   $  610,566   $  590,795
  State                                                    200,535      178,644      213,822
--------------------------------------------------------------------------------------------
                                                           887,709      789,210      804,617
Deferred
  Federal                                                  193,643      284,534      226,413
  State                                                     44,848       65,656       52,570
--------------------------------------------------------------------------------------------
                                                           238,491      350,190      278,983
--------------------------------------------------------------------------------------------
Income tax expense                                      $1,126,200   $1,139,400   $1,083,600
============================================================================================

     The components of deferred tax assets and deferred tax liabilities are summarized as follows:

                                                                 2005          2004
---------------------------------------------------------------------------------------
Deferred tax assets:
  Allowance for loan losses                                   $   464,785   $   715,502
  Alternative minimum tax credits                                 227,673       269,526
  Available for sale securities market valuation                  855,103            --
  Deferred compensation                                           954,460       725,650
---------------------------------------------------------------------------------------
     Total deferred tax assets                                  2,502,021     1,710,678
---------------------------------------------------------------------------------------
Deferred tax liabilities:
  Depreciation on bank premises and equipment                  (1,566,785)   (1,631,861)
  Accumulated market discount                                      (9,380)       (5,885)
  Available for sale securities market valuation                       --       (82,704)
  Federal Home Loan Bank stock dividends                       (1,036,753)     (779,273)
  Other                                                          (128,742)     (149,910)
---------------------------------------------------------------------------------------
     Total deferred tax liabilities                            (2,741,660)   (2,649,633)
---------------------------------------------------------------------------------------
  Net deferred tax liability                                  $  (239,639)  $  (938,955)
=======================================================================================

     As of December 31, 2005, the company had $227,673 of alternative minimum tax credits available to offset future federal income taxes. The credits have no expiration date.

     The following is a reconciliation of income tax expense to the amount computed at the federal statutory rate of 34%:

                                            2005                   2004                   2003
                                     -----------------------------------------------------------------
                                       AMOUNT        %        AMOUNT        %        AMOUNT        %
------------------------------------------------------------------------------------------------------
Expected tax expense                 $1,589,312     34.0    $1,600,993     34.0    $1,550,242     34.0
Items affecting federal income
  tax rate:
  State income taxes                    156,964      3.3       154,303      3.2       153,024      3.4
  Tax-exempt interest                  (566,384)   (12.1)     (524,719)   (11.1)     (518,775)   (11.4)
  Other                                 (53,692)    (1.1)      (91,177)    (1.9)     (100,891)    (2.2)
------------------------------------------------------------------------------------------------------
Income tax expense                   $1,126,200     24.1    $1,139,400     24.2    $1,083,600     23.8
======================================================================================================

13. EMPLOYEE BENEFIT PLANS

     The Company maintains a qualified, noncontributory, trusteed Retirement Savings Plan covering eligible full-time employees. The plan provides for contributions by the Company in such amounts as the Board of Directors may annually determine. The Company is under no obligation to make contributions to the plan. The employees may make voluntary contributions subject to certain limitations. The Board of Directors approved the accrual of a contribution to the Retirement Savings Plan in the amount of $108,000, $108,000 and $96,000 in 2005, 2004 and 2003, respectively.

     The Company has available a deferred compensation plan for the Company's Board of Directors. The obligation under the plan is accrued and expensed as it is earned. The expense related to the deferred compensation plan totaled $214,477, $195,382 and $181,259 in 2005, 2004 and 2003, respectively. The deferred compensation accrual is included in other liabilities in the consolidated balance sheets and amounted to $1,430,147 and $1,215,670 at December 31, 2005, and 2004, respectively.

     In 2000, the Company established a deferred compensation plan for the Company's president. In 2005, 2004 and 2002, the Company established deferred compensation plans for several other officers of the Company. The obligation under all of the plans is accrued and expensed as it is earned. The expense related to the deferred compensation plans totaled $375,205, $269,766 and $228,907 in 2005, 2004 and 2003, respectively. The deferred compensation accrual is included in other liabilities in the consolidated balance sheets and amounted to $1,028,534 and $653,329 at December 31, 2005, and 2004, respectively.

     In 2000, the Bank entered into an employment agreement with the Company's chairman of the board. The original agreement provided that during his employment and for 15 years thereafter, he would not engage in competition with the Bank, divert any client from the Bank or solicit a Bank employee or otherwise engage in conduct adverse to the Bank. In consideration, the Bank would pay him 50% of his annual base salary for the calendar year ending prior to termination of employment, for 15 years following termination of his employment. In the event of his death prior to the end of the 15-year payout period, the Bank would continue that payment to his wife until her death. In March 2006, the Bank executed an agreement that amended and restated the prior agreement. The new agreement is substantially similar to the prior agreement. The term of the payment and non-competition period was reduced to 10 years following his termination of employment from 15 years in the prior agreement. The new agreement also provides that the chairman will make himself available to render strategic consulting services to the Bank during the non-competition period. In consideration, the new agreement provides that the Bank will pay him each year for a period of 10 years the greater of (i) an amount equal to 50% of his annual base salary for the calendar year ending prior to his date of termination of employment or (ii) an amount equal to 50% of his annual base salary as of his termination of employment. In addition, in the event of his death either while employed by the Bank or after termination of his employment with the Bank, the Bank will pay to his wife the same amount that would have been paid to him had he lived and terminated employment. Such payment to his wife will continue until the earlier of his wife's death or the tenth anniversary of the commencement of payments to either him or his wife.

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

                                       2005                    2004                    2003
                               --------------------------------------------------------------------
                                           WEIGHTED                WEIGHTED                WEIGHTED
                                NUMBER     AVERAGE      NUMBER     AVERAGE      NUMBER     AVERAGE
                                  OF       EXERCISE       OF       EXERCISE       OF       EXERCISE
                                SHARES      PRICE       SHARES      PRICE       SHARES      PRICE
---------------------------------------------------------------------------------------------------
Outstanding at January 1        184,500     $29.37     155,500      $27.43     135,000      $25.70
Granted                          29,500      43.75      29,000       39.75      28,500       35.75
Forfeited                            --         --          --          --       8,000       27.96
---------------------------------------------------------------------------------------------------
Outstanding at December 31      214,000     $31.35     184,500      $29.37     155,500      $27.43
===================================================================================================

     At December 31, 2005, 2004 and 2003, 134,300, 107,000, and 80,700 stock options were exercisable, respectively. The weighted average exercise prices for options exercisable at December 31, 2005, 2004 and 2003 were $26.81, $25.41 and $24.31, respectively.

     The following table summarizes information about stock options outstanding at December 31, 2005:

                    Outstanding Stock Options                         Exercisable Stock Options
------------------------------------------------------------------   ----------------------------
                  Number of     Weighted Average       Weighted       Number of       Weighted
   Range of        Options     Remaining Years of      Average         Options        Average
Exercise Prices  Outstanding    Contractual Life    Exercise Price   Exercisable   Exercise Price
-------------------------------------------------------------------------------------------------
$20.00 -- $22.00    48,000            2.71              $21.00          48,000         $21.00
$27.00 -- $30.25    80,500            5.13              $28.47          69,700         $28.36
$35.75 -- $43.75    85,500            8.11              $39.87          16,600         $37.15
-------------------------------------------------------------------------------------------------
                   214,000            5.78              $31.35         134,300         $26.82
=================================================================================================

     The per share fair values of stock options granted in 2005, 2004 and 2003 were estimated on the date of grant at $9.36, $8.14 and $8.27, respectively, using the Black-Scholes option-pricing model.

     The following table summarizes the assumptions used to determine the per share fair value of the stock options granted in 2005, 2004 and 2003:

                                                                2005    2004    2003
------------------------------------------------------------------------------------
Dividends yields                                                1.4%    1.4%     1.1%
Risk-free interest rates                                        4.3%    4.0%     4.1%
Stock volatility factors                                        1.0%    5.0%     6.0%
Expected life of options (in years)                             10.0    10.0    10.0

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

     At December 31, 2005 and 2004, the Company's fixed and variable outstanding commitments to extend credit, outstanding standby letters of credit and outstanding commitments to sell loans held for sale as follows:

                                                     2005                          2004
                                          --------------------------------------------------------
                                             FIXED        VARIABLE         FIXED        VARIABLE
--------------------------------------------------------------------------------------------------
Commitments to originate new loans        $ 4,416,784    $ 2,409,227    $ 5,760,100    $13,165,636
Commitments to originate new loans
  held for sale                             1,097,725             --      1,168,849             --
Unfunded commitments to extend credit
  under existing equity, credit card
  and other lines of credit                19,644,175     35,693,267     19,915,421     36,333,126
Letters of credit                             384,149      4,305,902      1,705,740      2,631,956
Commitments to sell loans held for
  sale                                      1,430,725             --      1,244,292             --

     The range of interest rates applicable to the fixed rate financial instruments set forth above are as follows:

                                                                   2005             2004
---------------------------------------------------------------------------------------------
Commitments to originate new loans                               6.50%-9.75%      4.60%-7.00%
Commitments to originate new loans held for sale               6.125%-7.085%    5.375%-6.375%
Unfunded commitments to extend credit under existing
  equity, credit card and other lines of credit                 3.75%-18.00%     3.25%-18.00%
Letters of credit                                                5.50%-7.50%      5.25%-8.00%
Commitments to sell loans held for sale                         5.75%-7.085%     5.375%-6.50%

16. RELATED PARTY TRANSACTIONS

     Certain executive officers and directors were indebted to the Company for loans in the aggregate amount of $9,577,725 and $7,956,976 at December 31, 2005 and 2004, respectively. Following is a summary of activity for 2005 of loans made by the Company to executive officers and directors or to entities in which such individuals had a beneficial interest.

Balance at January 1, 2005                                      $ 7,956,976
New loans                                                        10,117,717
Payments received                                                 8,496,968
---------------------------------------------------------------------------
BALANCE AT DECEMBER 31, 2005                                    $ 9,577,725
===========================================================================

     Deposits from those parties at December 31, 2005 and 2004 amounted to $1,536,540 and $1,420,893, respectively.

17. FAIR VALUE OF FINANCIAL INSTRUMENTS

     The estimated fair values of the Company's financial instruments were as follows:

                                           DECEMBER 31, 2005               December 31, 2004
                                      ------------------------------------------------------------
                                        CARRYING          FAIR          CARRYING          FAIR
                                         AMOUNT          VALUE           AMOUNT          VALUE
--------------------------------------------------------------------------------------------------
Financial assets:
  Cash and cash equivalents           $ 13,231,047    $ 13,231,047    $ 11,869,424    $ 11,869,424
  Federal Home Loan Bank stock          13,962,968      13,962,968      13,299,700      13,299,700
  Available for sale securities        167,905,905     167,905,905     154,389,611     154,389,611
  Loans held for sale                      333,000         333,900          74,238          77,083
  Loans, net                           253,697,470     251,811,100     238,074,159     238,046,917
  Interest receivable                    1,993,673       1,993,673       1,627,313       1,627,313
Financial liabilities:
  Deposits                             401,996,154     401,505,366     375,244,420     376,148,674
  Repurchase agreements                 25,192,276      25,192,276      20,486,973      20,486,973
  FHLB advances                                 --              --         550,000         550,000
  Subordinated debentures               10,310,000      10,310,000      10,310,000      10,310,000
  Interest payable                       1,041,426       1,041,426         706,146         706,146

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

     Quantitative measures established by regulation to ensure capital adequacy require the Company and the Bank to maintain minimum amounts and ratios (set forth in the following table) of Total and Tier I capital (as defined in the regulations) to risk-weighted assets (as defined), and of Tier I capital to average assets (as defined). Management believes, as of December 31, 2005, that the Company and the Bank meet all capital adequacy requirements to which they are subject.

     As of December 31, 2005, the most recent financial report filed with the FDIC categorized the Bank as well capitalized under the regulatory framework for prompt corrective action. To be categorized as well capitalized, the Bank must maintain minimum Total risk-based, Tier I risk-based, and Tier I leverage ratios as set forth in the following table. There are no conditions or events since that most recent filing that management believes have changed the institution's category.

     The capital amounts and ratios for the Company and the Bank are presented in the table below.

                                                                                        To Be Well
                                                                  For Capital        Capitalized Under
                                                                   Adequacy          Prompt Corrective
                                              Actual               Purposes          Action Provisions
                                        ---------------------------------------------------------------
                                          Amount      Ratio     Amount      Ratio     Amount      Ratio
-------------------------------------------------------------------------------------------------------
As of December 31, 2005
  Total capital (to risk-weighted
    assets):
    Consolidated                        $49,013,428   16.20%  $24,201,356   8.00%            NA      NA
    Bank                                 37,764,060   12.48    24,201,356   8.00    $30,251,695   10.00%
  Tier 1 capital (to risk-weighted
    assets):
    Consolidated                         47,011,369   15.54    12,100,678   4.00             NA      NA
    Bank                                 35,762,001   11.82    12,100,678   4.00     18,151,017    6.00
  Tier 1 capital (to average assets):
    Consolidated                         47,011,369   10.05    18,707,094   4.00             NA      NA
    Bank                                 35,762,001    7.65    18,707,094   4.00     23,383,867    5.00
As of December 31, 2004
  Total capital (to risk-weighted
    assets):
    Consolidated                        $46,075,583   16.94%  $21,754,509   8.00%            NA      NA
    Bank                                 35,657,752   13.11    21,754,509   8.00    $27,193,136   10.00%
  Tier 1 capital (to risk-weighted
    assets):
    Consolidated                         43,382,680   15.95    10,877,254   4.00             NA      NA
    Bank                                 32,964,849   12.12    10,877,254   4.00     16,315,881    6.00
  Tier 1 capital (to average assets):
    Consolidated                         43,382,680    9.70    17,891,552   4.00             NA      NA
    Bank                                 32,964,849    7.37    17,891,552   4.00     22,364,440    5.00

19.  PARENT COMPANY FINANCIAL INFORMATION

     The following are condensed balance sheets as of December 31, 2005 and 2004 and condensed statements of income and cash flows for the years ended December 31, 2005, 2004 and 2003 for West Pointe Bancorp, Inc. (parent company only):

                            CONDENSED BALANCE SHEETS

                                                                   2005           2004
------------------------------------------------------------------------------------------
Assets
  Cash and due from banks                                       $ 6,210,634    $ 5,383,290
  Interest bearing due from banks                                 5,000,000      5,000,000
  Investment in bank subsidiary                                  34,366,833     33,099,788
  Investment in statutory trust                                     310,000        310,000
  Other assets                                                       71,555         67,424
------------------------------------------------------------------------------------------
     Total Assets                                               $45,959,022    $43,860,502
==========================================================================================
Liabilities and Stockholders' Equity
  Subordinated debentures                                       $10,310,000    $10,310,000
  Other borrowings                                                       --             --
  Other liabilities                                                  32,821         32,883
  Stockholders' equity                                           35,616,201     33,517,619
------------------------------------------------------------------------------------------
     Total Liabilities and Stockholders' Equity                 $45,959,022    $43,860,502
==========================================================================================

                         CONDENSED STATEMENTS OF INCOME

                                                           2005         2004         2003
--------------------------------------------------------------------------------------------
Distributed income from subsidiary                      $1,105,000   $  882,000   $  882,275
Interest income                                            215,590        9,424           --
Interest expense                                          (578,294)     (61,723)     (49,811)
Other income                                                17,089           --           --
Other expense                                             (232,789)    (168,512)    (156,906)
--------------------------------------------------------------------------------------------
  Income before income tax benefit and equity in
     undistributed income of subsidiary                    526,596      661,189      675,558
Income tax benefit                                         224,500       85,700       80,200
--------------------------------------------------------------------------------------------
  Income before equity in undistributed income of
     subsidiary                                            751,096      746,889      755,758
Equity in undistributed income of subsidiary             2,797,152    2,822,515    2,720,179
--------------------------------------------------------------------------------------------
Net Income                                              $3,548,248   $3,569,404   $3,475,937
============================================================================================

                       CONDENSED STATEMENTS OF CASH FLOWS

                                                        2005          2004          2003
--------------------------------------------------------------------------------------------
Operating Activities
  Net income                                         $ 3,548,248   $ 3,569,404   $ 3,475,937
  Equity in undistributed income of subsidiary        (2,797,152)   (2,822,515)   (2,720,179)
  Increase in other assets and other liabilities,
     net                                                  (4,193)      (28,657)       (8,456)
--------------------------------------------------------------------------------------------
Net Cash Provided By Operating Activities                746,903       718,232       747,302
--------------------------------------------------------------------------------------------
Investing Activities Investment In Statutory Trust            --      (310,000)           --
--------------------------------------------------------------------------------------------
Net Cash Used In Investing Activities                         --      (310,000)           --
--------------------------------------------------------------------------------------------
Financing Activities
  Decrease in other borrowings                                --    (1,237,100)     (300,000)
  Proceeds from issuance of common stock                 830,138       646,145       490,104
  Proceeds from issuance of subordinate debentures            --    10,310,000            --
  Dividends paid                                        (749,697)     (618,515)     (531,107)
--------------------------------------------------------------------------------------------
Net Cash Provided By (Used In) Financing Activities       80,441     9,100,530      (341,003)
--------------------------------------------------------------------------------------------
Net Increase In Cash And Cash Equivalents                827,344     9,508,762       406,299
Cash And Cash Equivalents -- Beginning of Year        10,383,290       874,528       468,229
--------------------------------------------------------------------------------------------
Cash And Cash Equivalents -- End of Year             $11,210,634   $10,383,290   $   874,528
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

                                    [PHOTO]

                                TRUST COMMITTEE

SEATED, LEFT TO RIGHT:
      Jack B. Haydon, Charles G. Kurrus, III,
            William C. Allison, C.P.A., Garrett C. Reuter, Attorney at Law

STANDING, LEFT TO RIGHT:
      Edward J. Szewczyk, M.D., Robert G. Cady, Wayne W. Weeke,
            David G. Embry, Terry W. Schaefer, Harry E. Cruncleton

                                    (PHOTO)

                                    OFFICERS

HARRY E. CRUNCLETON                   MELVIN M. EMBRICH          DEBRA S. STEHL
Chairman of the Board                 Vice President/Loans       Assistant Vice President/
                                                                   Loan Operations
TERRY W. SCHAEFER                     WILLIAM M. METZGER
President and                         Vice President/Loans       KATHLEEN A. CHRISTOPHER
  Chief Executive Officer                                        Assistant Vice President/
                                      GLENNON A. ALBERS            Human Resource Director
BRUCE A. BONE                         Vice President and
Executive Vice President and            Branch Manager           MOLLY M. WATKINS
  Chief Financial Officer                                        Assistant Vice President/
                                      DALE A. HOEPFINGER           Operations
J. E. CRUNCLETON                      Vice President and
Corporate Secretary and                 Branch Manager           KIMBERLY A. STEPHENS
  Marketing Director                                             Assistant Vice President/
                                      KORY A. KUNZE                Information Technology
ANTHONY T. HOLDENER, JR.              Vice President and
Senior Vice President and               Branch Manager           RITA M. POETTKER
  Senior Lending Officer                                         Assistant Vice President/
                                      RAMONA L. GEBAUER            Mortgage Loans
ROBERT G. CADY                        Vice President/Compliance
Senior Vice President and               and Internal Audit       JEANNE M. DALMAN
  Trust Officer                                                  Assistant Vice President/
                                      TRACEY J. HARTMANN           Operations
QUINTEN E. SPIVEY                     Vice President
Senior Vice President and               and Trust Officer        CYNTHIA L. HEGGEMEIER
  Trust Officer                                                  Senior Credit Analyst
                                      VICKI R. FOSTER
ALBERT A. MILLER                      Assistant Vice President   PATRICIA A. HOFFMANN
Senior Vice                             and Branch Manager       Controller
  President/Operations
                                      DEBORAH M. LEHMKUHL        LAURA A. SNODGRASS
BONNIE M. HETTENHAUSEN                Assistant Vice President/  Loan Operations Officer
Senior Vice President/Loans             Mortgage Loans
                                                                 JILL M. BASTIAN
SHARON L. CLEVELAND                   JACQUELINE LEMMON          Trust Operations Officer
Vice President/Mortgage Loans         Assistant Vice President/
                                        Loans                    ROSE MARIE FITZGERALD
M. TODD BERNHARDT                                                Advantage Pointe Club
Vice President and                    RICHARD G. PIPER             Director
  Registered Principal                Assistant Vice President/
                                        Loans                    SHELIA B. GLENN
                                                                 Executive Administrative
                                                                   Assistant

                                    [PHOTO]

                        ADVANTAGE POINTE ADVISORY BOARD

SEATED, LEFT TO RIGHT:
      Roger Wigginton, Maurice E. Bone, Attorney at Law, Arlette A. Lokken, Dr. Jerome V. Basinski

STANDING, LEFT TO RIGHT:
      Judith A. Smith, Edward J. Blake, Sr., Josephine Kosydor, Robert C. Elder, Evelyn J. Hammel, Dr. Raymond St. Eve, Nancy J. Schmidt

NOT PICTURED:
      Virginia G. Frieze

STOCKHOLDER INFORMATION
--------------------------------------------------------------------------------

CORPORATE HEADQUARTERS

5701 West Main Street
Belleville, IL 62226
(618) 234-5700

ANNUAL MEETING

Wednesday, April 19, 2006
9:30 A.M.
St. Clair Country Club
South 78th Street
Belleville, IL 62223

INDEPENDENT AUDITORS

Crowe Chizek and Company LLC
3815 River Crossing Parkway
Suite 300
Indianapolis, IN 46240

TRANSFER AGENT

Illinois Stock Transfer Company
209 West Jackson Boulevard
Suite 903
Chicago, IL 60606-6905

GENERAL INQUIRIES AND REPORTS

A copy of the Company's 2005 Annual
Report to the Securities and Exchange
Commission, Form 10-K, including
the financial statements, may be
obtained without charge by written
request of shareholders to:
Harry Cruncleton, Chairman
West Pointe Bancorp, Inc.
5701 West Main Street
Belleville, IL 62226
FDIC DISCLAIMER

This Annual Report has not been
reviewed, or confirmed for accuracy
or relevance, by the FDIC.